                                     [LOGO]

                                                               November 10, 1998

Dear Shareholder:

    You are cordially invited to attend a Special Meeting (the "CIB Meeting") of Shareholders of Channel Islands Bank, a California banking corporation ("CIB"), to be held on Tuesday, December 8, 1998, at 6:00 p.m., at which you will be asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") pursuant to an amended Agreement to Merge and Plan of Reorganization, dated as of July 7, 1998 and amended on September 17, 1998 (the "Agreement"), by and between CIB, Americorp, a California corporation (the "Americorp") and American Commercial Bank, a California state-chartered bank ("ACB") and a wholly owned subsidiary of Americorp, pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio in the Agreement (the "Merger"). A copy of the Agreement is included with this Joint Proxy Statement/ Prospectus as Appendix A.

    Based on the number of shares of CIB Common Stock outstanding as of the record date for the CIB Meeting, the shares of Americorp Common Stock to be issued to CIB shareholders pursuant to the Agreement will represent approximately 38% of the shares of Americorp Common Stock outstanding following the Merger. The enclosed Joint Proxy Statement/prospectus more fully describes the proposed merger and related transactions, including information about CIB, Americorp and ACB.

    The Board of Directors of CIB has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, holders of CIB Common Stock (the "CIB Shareholders"). In addition, the Findley Group, as financial advisor to CIB, has delivered its opinion, dated July 7, 1998, to the Board of Directors of CIB that the Exchange Ratio is fair, from a financial point of view, to the CIB Shareholders. Therefore, the Board of Directors of CIB unanimously recommends that CIB Shareholders vote "FOR" the approval of the principal terms of the Merger.

    I urge you to consider carefully these important matters which are described in the accompanying Joint Proxy Statement/Prospectus. The affirmative vote of the holders of a majority of the CIB Common Stock entitled to vote at the CIB Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. In order to ensure that your vote is represented at the CIB Meeting, please indicate your choice on the enclosed proxy form, date, sign and return it in the enclosed envelope. A prompt response will be appreciated. If you attend the CIB Meeting you may revoke your proxy and vote in person if you wish.

    We hope that the Joint Proxy Statement/Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any questions concerning the Joint Proxy Statement/ Prospectus or the accompanying proxy or if you need any help in voting your shares, please telephone Mr. Thomas
E. Anthony or Mr. Allen Partridge of CIB at (805) 487-6581.

    YOU SHOULD NOT SEND IN YOUR CERTIFICATES OF CIB COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES.

    Your interest and participation are appreciated.

                                          Sincerely,

                                          /s/ Joseph L. Priske

                                          Joseph L. Priske
                                          Chairman of the Board

                                     [LOGO]

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of the Shareholders of Americorp to be held on December 15, 1998, at 4:15 p.m. at American Commercial Bank's office at 300 South Mills Street, Ventura, California.

    At this meeting you will be asked to consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated July 7, 1998 and amended on September 17, 1998 ("the Agreement") by and among Americorp, American Commercial Bank, and Channel Islands Bank pursuant to which (i) Channel Islands Bank will merge with and into American Commercial Bank, with American Commercial Bank continuing as the surviving bank, and (ii) the shareholders of Channel Islands Bank will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement.

    The enclosed Joint Proxy Statement/Prospectus more fully describes the proposed merger and related transactions, including information about the involved entities.

    The Board of Directors of Americorp has carefully considered the terms and conditions of the Agreement and the proposed merger with Channel Islands Bank. THE BOARD OF DIRECTORS OF AMERICORP HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTEREST OF AMERICORP, AMERICAN COMMERCIAL BANK AND HOLDERS OF AMERICORP COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT AMERICORP SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. California Research, the Bank's financial advisor, has delivered to the Board of Directors of Americorp its opinion that the terms of the exchange ratio are fair, from a financial point of view, to Americorp's shareholders. A copy of this opinion is attached as Appendix C to the Joint Proxy Statement/ Prospectus.

    You will also be asked to vote upon a new stock option plan for Americorp as provided for in the Agreement.

    It is important that your shares be represented and voted at the Special Meeting, regardless of the number of shares you own and whether or not you plan to attend the Special Meeting. The affirmative vote of the holders of a majority of Americorp's common stock entitled to vote at the Special Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

    We hope that the Joint Proxy Statement/ Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any further questions please telephone Americorp at (805) 658-6633.

                                          Sincerely,

                                          Allen W. Jue
                                          Chairman of the Board

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                              CHANNEL ISLANDS BANK

                          TO BE HELD DECEMBER 8, 1998

                            ------------------------

To The Shareholders of

  CHANNEL ISLANDS BANK:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders of Channel Islands Bank ("CIB") will be held on Tuesday, December 8, 1998, at 6:00 p.m. California Time in the Financial Plaza Branch of Channel Islands Bank, 300 Esplanade Drive, Oxnard, California, (the "CIB Meeting") for the following purposes, as set forth in the attached Joint Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of July 7, 1998, and amended on September 17, 1998, (the "Agreement") by and among Channel Islands Bank ("CIB"), American Commercial Bank ("ACB") and its parent holding company, Americorp, and the transactions contemplated thereby pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

        2. To transact any other business which may properly come before the CIB Meeting or any adjournments or postponements thereof.

    Only those shareholders of record at the close of business on October 31, 1998 are entitled to notice of and to vote at the CIB Meeting or any adjournments or postponements thereof (the "CIB Record Date"). The affirmative vote of a majority of the outstanding shares of CIB's no par value common stock ("CIB Stock") is required to approve the principal terms of the Merger and the transactions contemplated thereby.

    THE BOARD OF DIRECTORS OF CIB HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE CIB MEETING.

                                          By order of the Board of Directors

                                          /s/ Joseph L. Priske

                                          Allen R. Partridge
                                          SECRETARY

November 10, 1998

    IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CIB MEETING IN PERSON. IF YOU DO ATTEND THE CIB MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

    PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                                   AMERICORP

                          TO BE HELD DECEMBER 15, 1998

                            ------------------------

To The Shareholders of

  AMERICORP:

    NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders of Americorp will be held on Tuesday, December 15, 1998, at 4:15 p.m. California Time in American Commercial Bank's office at 300 South Mills Road, Ventura, California, (the "Americorp Meeting") for the following purposes, as set forth in the attached Joint Proxy Statement/ Prospectus:

        1. To consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of July 7, 1998, and amended on September 17, 1998, (the "Agreement") by and among Channel Islands Bank ("CIB"), American Commercial Bank ("ACB") and its parent holding company, Americorp and the transactions contemplated thereby pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

        2. To consider and vote upon a proposal to adopt a new Stock Option Plan in accordance with the Agreement. A copy of the stock option plan is included in the Joint Proxy Statement/Prospectus as Appendix E.

        3. To transact any other business which may properly come before the Americorp Meeting or any adjournments or postponements thereof.

    Only those shareholders of record at the close of business on November 5, 1998 are entitled to notice of and to vote at the Americorp Meeting or any adjournments or postponements thereof (the "Americorp Record Date"). The affirmative vote of a majority of the outstanding shares of Americorp's $1.00 par value common stock ("Americorp Stock") is required to approve the principal terms of the Merger and the transactions contemplated thereby and to approve the new stock option plan.

    THE BOARD OF DIRECTORS OF AMERICORP HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE AMERICORP MEETING.

                                          By order of the Board of Directors

                                          Lincoln E. Cryne
                                          SECRETARY

November 10, 1998

    IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE AMERICORP MEETING IN PERSON. IF YOU DO ATTEND THE AMERICORP MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

    PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                              CHANNEL ISLANDS BANK
                                      AND
                                   AMERICORP

                             JOINT PROXY STATEMENT
                        SPECIAL MEETINGS OF SHAREHOLDERS

                                   AMERICORP
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of CIB and Americorp, in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at the CIB Meeting (including any adjournments thereof) and the Americorp Meeting (including any adjournments thereof) to be held on December 8, 1998 and December 15, 1998, respectively.

    This Joint Proxy Statement/Prospectus relates to the proposed Merger of CIB with and into ACB and the other transactions contemplated by the Agreement. At each Meeting, shareholders will consider and vote on a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Americorp with respect to the shares of Americorp Stock issuable to holders of CIB Stock pursuant to the Merger.

    The Merger is intended to be a so-called "Merger of Equals" whereby comparatively similar sized financial institutions and their respective managements, boards of directors, shareholder groups and businesses are combined to create an institution which may provide for, among other things, increased synergies, expended products and markets, higher lending limits and a reduction of overall overhead costs, including a reduction in duplicate positions and employee benefits. Such mergers may also enhance the liquidity of a shareholder's investment and may provide the combined entity with easier access to the capital markets. "Mergers of Equals" provide the same types of risk associated with combining any two entities, including (i) the disadvantages of being part of a larger entity, including reduced voting power and the potential for decreased customer service; (ii) the integration of the different corporate cultures of the entities will divert the combined entities' management time from other activities and (iii) the proposed changes to policies and procedures of the combined entity may not prove to be successful to the customers of the combined entity. "Mergers of Equals" also generally provide, among other less favorable aspects, a smaller premium on their investment to the non-surviving institutions' shareholders than would be anticipated in an actual sale of control, less liquidity to such shareholders for their investment than if the non-surviving institution had been acquired by a larger acquiror as well as the difficulties associated with combining the human resources and cultural differences of two similar sized institutions.

    The Exchange Ratio for the Merger (i.e. the number of shares of Americorp Stock into which a share of CIB Stock will be converted) will be computed by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. Book Value Per Share for the respective Parties will be determined as of the month end preceding the effective time by dividing such Party's aggregate book value by its number of shares outstanding on such date. "Aggregate Book Value" is a Party's stockholders' equity on such date determined in accordance with generally accepted accounting principles except (A) as otherwise provided in the Agreement, (B) such amount will not be reduced by Merger related expenses, and
(C) the allowance for loan and lease losses shall be increased by any impairment in the allowance.

    The exact amount of the Exchange Ratio is dependent, in part, upon future results and therefore, presently cannot be determined. By way of illustration only, if the respective Book Values Per Share had been determined on June 30, 1998 and without any adjustment as permitted in the Agreement, Americorp's Book Value Per Share would have been $20.02, CIB's Book Value Per Share would have been $13.96 and the Exchange Ratio would have been 0.6973 shares of Americorp Stock for each share of CIB Stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER THAN THE PRECEDING PRO FORMA ILLUSTRATION.

    This Joint Proxy Statement/Prospectus is dated November 10, 1998 and is first being mailed to shareholders of CIB and Americorp on or about November 13, 1998.

    THE SECURITIES OFFERED HEREBY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED.

    THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION ("SEC"), THE CALIFORNIA COMMISSIONER OF FINANCIAL
  INSTITUTIONS ("COMMISSIONER"), THE FEDERAL DEPOSIT INSURANCE CORPORATION
      ("FDIC") OR ANY STATE SECURITIES COMMISSIONER NOR HAS THE SEC, THE
       COMMISSIONER, THE FDIC OR ANY STATE COMMISSIONER PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS JOINT PROXY
               STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................................            3
SUMMARY..................................................................................            4
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION........................................           14
COMPARATIVE PER SHARE DATA...............................................................           15
RISK FACTORS.............................................................................           23
THE CIB MEETING..........................................................................           28
THE AMERICORP MEETING....................................................................           29
THE MERGER...............................................................................           31
  Background and Reasons for the Merger And Management's Recommendation--Americorp.......           31
  Background and Reasons for the Merger And Management's Recommendation--CIB.............           33
  Americorp Fairness Opinion.............................................................           37
  CIB Fairness Opinion...................................................................           41
  Exchange Ratio.........................................................................           44
  Fractional Shares......................................................................           44
  Effective Time of Merger...............................................................           45
  Management and Operations of Americorp and ACB after the Merger........................           45
  Amendment to the Bylaws of Americorp...................................................           46
  Regulatory Approvals...................................................................           46
  Interests of Certain Persons in the Merger.............................................           47
  Additional Agreements..................................................................           48
  Federal Income Tax Consequences........................................................           48
  Exchange Procedures....................................................................           49
  Sales of Americorp Stock...............................................................           49
  Nasdaq Listing.........................................................................           50
  Accounting Treatment...................................................................           50
  Conditions to the Merger...............................................................           50
  Nonsolicitation........................................................................           51
  Expenses...............................................................................           51
  Treatment of Stock Options.............................................................           52
  Termination............................................................................           52
  Covenants; Conduct of Business Prior to Effective Time.................................           52
  Amendment and Waiver...................................................................           53
  Dissenting Shareholders' Rights........................................................           54
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS........................................           56
DESCRIPTION OF CIB AND AMERICORP STOCK...................................................           65
BUSINESS OF AMERICORP....................................................................           69
BUSINESS OF CIB..........................................................................           93
SUPERVISION AND REGULATION...............................................................          115
INFORMATION CONCERNING AMERICORP MEETING ONLY............................................          122
LEGAL MATTERS............................................................................          126
EXPERTS..................................................................................          126
OTHER MATTERS............................................................................          127
INDEX TO FINANCIAL STATEMENTS............................................................          F-1
AGREEMENT TO MERGE AND PLAN OF REORGANIZATION, AS AMENDED................................   Appendix A
CIB FAIRNESS OPINION.....................................................................   Appendix B
AMERICORP FAIRNESS OPINION...............................................................   Appendix C
CHAPTER 13...............................................................................   Appendix D
1998 STOCK OPTION PLAN...................................................................   Appendix E

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIB OR AMERICORP. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CIB OR AMERICORP SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Americorp was subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, filed reports and other information with the SEC. Such filing obligations were suspended since the number of record holders of Americorp Stock was below 300. As results of the filing of this Registration Statement (as hereinafter defined), Americorp will again become subject to the informational requirements of Section 15(d) of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. Additionally, Americorp may be required to register under Section 12 of the Exchange Act as a result of the Merger, since the number of its holders of record may exceed 500. All of reports, proxy statements and other information when filed with the SEC can be inspected and copied at the public facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington D.C. 20549, at prescribed rates. The SEC maintains a website at http://ww.sec.gov that will also contain such reports and other information concerning Americorp which will have to file information electronically with the SEC. Americorp's Registration Statement (as hereinafter defined), including the exhibits thereto, is available on the SEC website.

    This Joint Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Americorp with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Americorp Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC; provided, however, all material aspects of any such document have been disclosed in this Joint Proxy Statement/Prospectus. Each such statement is subject to and qualified in its entiretyby such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Americorp and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC as set forth above or obtained on the SEC's above referenced website.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. ALL INFORMATION CONCERNING CIB INCLUDED HEREIN HAS BEEN FURNISHED BY CIB AND ALL INFORMATION CONCERNING AMERICORP AND ACB INCLUDED HEREIN HAS BEEN FURNISHED BY THEM. NEITHER CIB NOR AMERICORP WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

    CIB, AMERICORP AND ACB ARE REFERRED TO HEREIN JOINTLY AS THE "PARTIES" AND EACH OF THEM A "PARTY." UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERM "AMERICORP" ALSO INCLUDES "ACB."

THE PARTIES

    CIB. CIB is a California state-chartered bank headquartered in Oxnard, California, which commenced operations in September, 1985. At June 30, 1998, CIB had total assets of $86.9 million, deposits of $79.3 million, and shareholders' equity of $7.4 million. CIB, which currently operates three banking offices, has its headquarters located at 300 Esplanade Drive, Oxnard, California. Its telephone number is (805) 487-6581. See "BUSINESS OF CIB."

    AMERICORP. Americorp is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Americorp operates ACB which is its wholly-owned subsidiary. At June 30, 1998, Americorp had total consolidated assets of $139.8 million, consolidated deposits of $125 million, and consolidated shareholders' equity of $11.9 million. Americorp is headquartered at 304 E. Main Street, Ventura, California 93001. Its telephone number is (805) 658-6633. See "BUSINESS OF AMERICORP."

    ACB. ACB is a California state-chartered bank headquartered in Ventura, California, which commenced operations in September 1973. ACB, which currently operates four banking offices, has its headquarters at 304 E. Main Street, Ventura, California 93001. Its telephone number is (805) 658-6633. See "BUSINESS OF AMERICORP."

THE MEETINGS

    CIB. The CIB Meeting will be held on Tuesday, December 8, 1998 at 6:00 p.m. California time, at the Financial Plaza Branch of Channel Islands Bank, 300 Esplanade Drive in Oxnard, California. CIB shareholders will consider and vote on a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. Only holders of record of CIB Stock at the close of business on the CIB Record Date, October 31, 1998, will be entitled to vote at the CIB Meeting. At such date, there were outstanding and entitled to vote 556,980 shares of CIB Stock. Each share of CIB Stock is entitled to one vote. See "THE CIB MEETING."

    AMERICORP. The Americorp Meeting will be held on December 15, 1998 at 4:15p.m. California time, at 300 S. Mills Road in Ventura, California. Americorp shareholders will consider and vote on (i) a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby, and (ii) a proposal to adopt a new Stock Option Plan in accordance with the Agreement. Only holders of record of Americorp Stock at the close of business on the Americorp Record Date, November 5, 1998, will be entitled to vote at the Americorp Meeting. At such date, there were outstanding and entitled to vote 609,987 shares of Americorp Stock. Each share of Americorp Stock is entitled to one vote. See "THE AMERICORP MEETING."

THE MERGER

    GENERAL Pursuant to the terms of the Agreement, (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of

Americorp in accordance with the exchange ratio set forth in the Agreement, all subject to the terms and conditions specified in the Agreement. See "THE MERGER."

    EXCHANGE RATIO The issued and outstanding shares of Americorp Stock at the effective time of the Merger (the "Effective Time") will remain outstanding (other than shares as to which statutory dissenters' rights are perfected).

    Other than shares as to which statutory dissenters' rights are perfected, each share of CIB Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted, at the Effective Time, into the right to receive a number of shares of Americorp Stock as determined by the exchange ratio established in the Agreement (the "Exchange Ratio").

    The Exchange Ratio (i.e. the number of shares of Americorp Stock into which a share of CIB Stock will be converted) will be computed by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. Book Value Per Share for the respective Parties will be determined as of the month end preceding the Effective Time by dividing such Party's aggregate book value by its number of shares outstanding on such date. "Aggregate Book Value" is a Party's stockholders' equity on such date determined in accordance with generally accepted accounting principles except (A) as otherwise provided in the Agreement, (B) such amount will not be reduced by Merger related expenses, and
(C) the allowance for loan and lease losses shall be increased by any impairment in the allowance.

    The exact amount of the Exchange Ratio is dependent, in part, upon future results and therefore, presently cannot be determined. By way of illustration only, if the respective Book Values Per Share had been determined on June 30, 1998 and without any adjustment as permitted in the Agreement, Americorp's Book Value Per Share would have been $20.02, CIB's Book Value Per Share would have been $13.96 and the Exchange Ratio would have been 0.6973 shares of Americorp Stock for each share of CIB Stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER THAN THE PRECEDING PRO FORMA ILLUSTRATION. See "THE MERGER--Exchange Ratio."

    FRACTIONAL SHARES No fractional shares of Americorp Stock will be issued in the Merger. In lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying
(a) the Americorp Book Value Per Share times (b) the fraction of the shares of Americorp Stock to which such holder would otherwise be entitled.

VOTE REQUIRED FOR THE MERGER

    Approval of the principal terms of Agreement and the transactions contemplated thereby requires the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of both CIB Stock and Americorp Stock at their respective Meetings.

    As of the CIB Record Date, CIB's directors and executive officers and their affiliates held approximately 23.0% of the outstanding CIB Stock entitled to vote at the CIB Meeting. Each of the directors of CIB has agreed to vote his or her respective shares of CIB Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

    As of the Americorp Record Date, Americorp's directors and executive officers and their affiliates held approximately 27.0% of the outstanding Americorp Stock entitled to vote at the Americorp Meeting. Each of the directors of Americorp has agreed to vote his or her respective shares of Americorp Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

RECOMMENDATION OF CIB'S AND AMERICORP'S BOARDS OF DIRECTORS

    The Boards of Directors of both CIB and Americorp (each by a unanimous vote) approved the Agreement and the related transactions. The respective Boards believe the Merger is fair to, and in the best interest of, their respective institutions and shareholders. Each Board of Directors recommends to their respective shareholders a vote FOR approval of the principal terms of the Agreement and the matters contemplated thereby.

    The conclusions of the Parties are based on a number of factors, including the respective fairness opinions of their investment banking firms, the expected increase in the market liquidity of a shareholder's investment and the tax-free nature of the Merger. It is also anticipated that the Merger will provide the potential for the combined companies to benefit from revenue enhancement opportunities, including increased ability to serve the marketplace and cross-sell products and services; increased loan and fee income by providing higher lending limits; increased opportunities to expand the loan portfolio; and increased opportunities to create more efficiencies, thereby reducing overall operating costs to the combined companies. See "THE MERGER--Background and Reasons for the Merger and Management's Recommendation--CIB, --Background and Reasons for the Merger and Management's Recommendation--Americorp."

    Based on the combined bank's assets of approximately $226 million, the projected pro forma amount of annual net income has been estimated to be $2,235,000 after expenses for the Merger and integration costs have been absorbed. This net income amount takes into account expected initial cost savings of an estimated $637,000 and enhanced revenues of an estimated $139,000. The cost savings are derived from a reduced level of personnel, decreased costs of employee benefits per employee and other reduced operational expenses on a combined basis. Revenue enhancements are derived from increased lending activity due to the increased lending limits. Net of taxes, the net improvement of net income would be approximately $458,000. The projected proforma earnings per share is estimated to be $2.31 using the number of shares outstanding as of June 30, 1998, with CIB's shares outstanding exchanged on a .7000 to 1.000 Exchange Ratio. This compares to an annualized proforma basic earnings per share calculated as of June 30, 1998 of $1.88.

    This information should be read in conjunction with the historical consolidated financial statements of CIB and Americorp, including their respective notes thereto, which are included in this Joint Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/ Prospectus. The cost savings and revenue enhancements reflected above and in this Joint Proxy Statement/ Prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the Merger, the actual cost savings and revenue enhancement that may be realized in the Merger may differ, perhaps significantly, from the amounts reflected above and in this Joint Proxy Statement/ Prospectus due to a variety of factors, including expected growth of the combined bank. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT."

CIB FAIRNESS OPINION

    CIB has received a written fairness opinion dated as of July 7, 1998 from the Findley Group ("Findley") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of CIB. The Findley opinion is attached to this Joint Proxy Statement/Prospectus as Appendix
B. CIB has paid Findley a fee of $15,000 in connection with its services plus expenses. See "THE MERGER--CIB Fairness Opinion."

AMERICORP FAIRNESS OPINION

    Americorp has received a written fairness opinion dated as of August 12, 1998 from the firm of California Research ("Cal.Research") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Americorp. The Cal.Research opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. Americorp has paid Cal. Research a fee of $12,500 in connection with its services plus expenses. See "THE MERGER--Americorp Fairness Opinion."

MANAGEMENT AND OPERATIONS OF AMERICORP AND ACB AFTER THE MERGER

    At the Effective Time, CIB will be merged with and into ACB and its separate corporate existence will terminate.

    The number of directors of Americorp at the Effective Time will be increased to nine and Allen W. Jue, Robert J. Lagomarsino, Gerald J. Lukiewski, E. Thomas Martin, Harry L. Maynard (all of whom are from Americorp and ACB), Michael T. Hribar, Edward F. Paul, Joseph L. Priske and Jacqueline S. Pruner (all of whom are from CIB) will serve as the Board of Directors of Americorp and ACB after the Merger until their successors have been chosen and qualified in accordance with applicable law. Messrs. Jue, Lagomarsino, Paul and Priske will serve as the executive committee of Americorp and ACB after the Merger. After the Merger, the principal officers of Americorp and ACB will be Allen W. Jue (the current chairman of Americorp/ACB), who will serve as chairman of the board, Joseph L. Priske (the current chairman of CIB), who will serve as Vice Chairman, and Gerald J. Lukiewski (the current president and chief executive officer of Americorp/ACB) who will serve as president and chief executive officer. Thomas
E. Anthony (the current Senior Vice President/Chief Lending Officer of CIB), Allen R. Partridge (the current Senior Vice President/Chief Financial Officer of
CIB) and Mary Martha Stewart (the current Senior Vice President/Chief Operating Officer of ACB) will serve as the Chief Lending Officer, Chief Financial Officer and Chief Operating Officer, respectively, of ACB after the Merger. Joseph L. Priske will also serve as chairman of ACB's loan committee.

    The Articles of Incorporation and Bylaws of Americorp (except as otherwise noted above) will continue to govern the business and affairs of Americorp after the Merger until amended or repealed in accordance with applicable law. The Articles of Incorporation and Bylaws of ACB will continue to govern the business and affairs of ACB after the Merger until amended or repealed in accordance with applicable law except the head office of ACB will be relocated to the current head office location of CIB. See "THE MERGER--Management and Operations of Americorp and ACB After the Merger."

EFFECTIVE TIME OF THE MERGER

    The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the California Department of Financial Institutions ("DFI") after having been previously filed with the California Secretary of State ("Secretary") with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "THE MERGER--Conditions to the Merger."

    It is anticipated that the Effective Time will occur sometime during the fourth quarter of 1998 or early in 1999. In no event shall the Effective Time be later than March 31, 1999 unless a later date is agreed to by the Parties.

CONDITIONS TO THE MERGER

    The respective obligations of CIB and Americorp to consummate the Merger are subject to a number of conditions precedent, including, among others, (i) the receipt of required regulatory approvals, (ii) the approval by the shareholders of all Parties of the principal terms of the Agreement and the transaction contemplated thereby by the vote required under applicable law at the respective Meetings, (iii) the receipt of fairness opinions by the Parties that the terms of the Merger are fair from a financial point of view, (iv) the receipt of an opinion that the Merger and the other transactions contemplated by the Agreement will qualify for pooling of interest accounting treatment, (v) the receipt of an opinion in connection with certain tax aspects of the Merger, and (vi) certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger."

REGULATORY APPROVALS

    The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the Federal Deposit Insurance Corporation (the "FDIC").

    The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by March 31, 1999 without the imposition of conditions which, in the opinion of Americorp would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

    Applications for regulatory review and approval of the Merger and the related transactions have been filed and the DFI has granted its approval. There can be no assurance that the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action. See "THE MERGER--Regulatory Approvals."

WAIVER AND AMENDMENT

    Prior to the Effective Time, any condition to the Agreement may be waived by the Party entitled to the benefit of such provision. In addition, the Agreement may be amended at any time upon the written agreement of the Parties' respective Boards of Directors without action by their respective shareholders to the extent permitted by law. See "THE MERGER--Amendment and Waiver."

TERMINATION

    The Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of CIB and Americorp in writing; (ii) by CIB or Americorp if any material breach or default by the other Party is not cured within 20 business days after notice thereof; (iii) by CIB or Americorp if any governmental or regulatory consent is not obtained by March 31, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (iv) by Americorp if any of the conditions to its performance of the Agreement shall not have been met, or by CIB if any of the conditions to its performance of the Agreement shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such conditions shall not be met; or (v) if a Party shall have failed to act or refrained from doing any act, in certain circumstances, relating to a Competing Transaction (as hereinafter defined). See "THE MERGER--Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As a condition to the Merger, each of the directors of the respective Parties has entered into an agreement whereby each has agreed to (i) vote his or her shares of Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to the Party's shareholders to vote in favor of the Agreement,
(iii) not dispose, subject to certain exceptions, of his or her shares of Stock, and (iv) cooperate fully with the other Parties in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

    Messrs. Hribar, Paul and Priske and Ms. Pruner will be added as directors of Americorp and ACB at the Effective Time. Messrs. Paul and Priske will also serve on the executive committee of Americorp and

ACB. Mr. Priske, the current Chairman of CIB, will be elected as Vice Chairman of Americorp and ACB and will be chairman of ACB's loan committee.

    The officers and employees of CIB at the Effective Time will become officers and employees of ACB subject to the policies of ACB, will be entitled to participate in all employee benefits and benefit programs of ACB on the same basis as similarly situated employees of ACB and will be credited for eligibility, participation and vesting purposes with their respective years of past service with CIB.

    Pursuant to the Agreement, a committee has been established to determine, among other things, a personnel, salary and benefits structure for ACB after the Merger and to fix the amount of severance to be paid to officers and employees of the parties displaced by the Merger. The committee is composed of Gerald J. Lukiewski (on behalf of Americorp) and Joseph L. Priske and Jacqueline Pruner (on behalf of CIB). The amount of severance benefits has not yet been determined by the committee.

    ACB has also agreed to honor certain employment agreements for CIB's Senior Lending Officer and Chief Financial Officer. For a description of such agreements, see "BUSINESS OF CIB--Executive Compensation." Messrs. Anthony and Partridge will become the Chief Lending Officer and the Chief Financial Officer of ACB after the Merger.

    In connection with the three current directors of CIB and the two current directors of Americorp who will resign at the time of the Merger, it is anticipated that ACB will enter into consulting agreements with such persons in order for them to continue to provide services and guidance to Americorp and ACB after the Merger. It is anticipated that Catherine S. Wood and Lincoln E. Cryne, (directors of Americorp and ACB) will receive aggregate payments of $33,000 and $62,400 respectively, pursuant to their consulting agreements and that Fred G. Buenger, William Burke and Glenn C. Farr (directors of CIB) will receive $33,000, $33,000 and $4,500, respectively, pursuant to their consulting agreements. See "THE MERGER--Interests of Certain Persons in the Merger."

    Subject to the receipt of any required consents, a new stock option plan will be adopted by Americorp in order for each person who is an officer or employee of CIB and who will continue with ACB after the Merger, and for each director of CIB, who does not exercise his stock option to have the right to receive a substitute stock option from Americorp on a fully vested basis.

    CIB's directors' and officers' liability insurance will have its discovery period extended for 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers.

ADDITIONAL AGREEMENTS

    In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

FEDERAL INCOME TAX CONSEQUENCES

    The Parties have received an opinion from Vavrinek Trine Day & Co. ("Vavrinek") that the Merger will qualify for non-recognition of gain or loss so that none of CIB, Americorp or ACB will recognize gain or loss for federal income tax purposes as a result of the Merger. Such opinion also concludes that the shareholders of CIB and Americorp will not recognize gain or loss in the Merger except to the extent of any cash received in lieu of fractional shares by CIB shareholders, or, in the case of shareholders of CIB and Americorp, to the extent of any cash received pursuant to the exercise of statutory dissenters' rights. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER--Federal Income Tax Consequences." DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF

THE MERGER, IT IS RECOMMENDED THAT CIB AND AMERICORP SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

    The Parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, the respective accounting firms of the Parties will confirm in writing the accounting treatment of the Merger as a pooling of interest. See "THE MERGER--Accounting Treatment."

DISSENTERS' RIGHTS

    Pursuant to the provisions of the California Financial Code, shareholders of CIB and Americorp will be entitled to exercise dissenters' rights in connection with the Merger.

    A holder of stock who, not later than 30 days after the date on which the Party of which he or she is a shareholder delivers the notice of approval of the Merger by the Party's shareholders, delivers to such Party a written demand for dissenters' rights, who does not vote in favor of the approval of the principal terms of the Agreement and who complies with all other applicable requirements of Chapter 13 of the California General Corporation Law, will have the right to receive payment in cash of the "fair market value" of such holder's shares of Stock. The Americorp Board of Directors has determined that the "fair market value" of one share of Americorp Stock for this purpose is $32.00, which was the closing bid price for Americorp Stock on July 6, 1998, the day before the public announcement of the Merger. Based upon the opinion of the Findley Group, the CIB Board of Directors has determined that the "fair market value" of one share of CIB Stock for this purpose is $19.50. See "THE MERGER--Dissenting Shareholders' Rights" for a further discussion of dissenters' rights. The Chapter 13 of the California General Corporation Law is included in Appendix D to his Joint Proxy Statement/Prospectus.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Effective Time, shareholders of record of outstanding shares of CIB Stock will receive by mail a letter of transmittal which is to be used to exchange their CIB Stock for a new certificate representing the appropriate number of shares of Americorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Americorp Stock will be paid to persons otherwise entitled to receive the same until the old certificates have been surrendered in exchange for new certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Americorp Stock. No interest will be paid to the CIB shareholders on the cash or the value of the Americorp Stock into which their shares of CIB Stock will be exchanged. See "THE MERGER-- Exchange Procedures."

    CIB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

MARKETS AND MARKET PRICES

    AMERICORP

    The Americorp Stock is not listed on any stock exchange or with Nasdaq. Trading in the Stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of June 30, 1998, there were approximately 250 shareholders of Americorp.

    The management of Americorp is aware of one securities dealer who maintains an inventory and makes a market in Americorp Stock--Maguire Investments, Santa Maria, California. The following quarterly summary of market activity is furnished by Maguire Investments. These quotes do not necessarily include retail markups, markdowns or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

QUARTER                                                                           BID       ASKED
-----------------------------------------------------------------------------  ---------  ---------
First '96....................................................................      27.00      28.00
Second '96...................................................................      27.00      28.00
Third '96....................................................................      28.00      29.00
Fourth '96...................................................................      28.00      29.00
First '97....................................................................      28.00      29.00
Second '97...................................................................      28.00      29.00
Third '97....................................................................      28.50      29.50
Fourth '97...................................................................      31.00      32.00
First '98....................................................................      31.00      32.00
Second '98...................................................................      31.00      32.00

    On July 6, 1998, the last trading day before the announcement of the Merger, the closing bid price for a share of Americorp Stock was $32.00.

    Americorp has paid 59 consecutive quarterly cash dividends to its shareholders. Americorp is currently paying quarterly cash dividends of $0.21 per share and has paid at such rate since July 1995. For a discussion of the dividend policy of Americorp after the Merger, see "Risk Factors--Dividend Policy".

    CIB

    The CIB Stock is not listed on any national stock exchange or with Nasdaq. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of June 30, 1998, there were approximately 185 shareholders. The management of CIB is aware of one securities dealer who maintains an inventory and makes a market in CIB Stock--Maguire Investments, Santa Maria, California.

    The following quarterly summary of market activity is furnished by Maguire Investments, Inc. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                                                              LOW       HIGH
                                                                           ---------  ---------
1st Quarter 1996.........................................................  $  10.375  $   11.75
2nd Quarter 1996.........................................................  $  11.50   $   12.00
3rd Quarter 1996.........................................................  $  12.00   $   13.00
4th Quarter 1996.........................................................  $  12.875  $   13.00
1st Quarter 1997.........................................................  $  13.00   $   13.50
2nd Quarter 1997.........................................................  $  13.50   $   13.50
3rd Quarter 1997.........................................................  $  14.725  $   15.50
4th Quarter 1997.........................................................  $  15.50   $   17.00
1st Quarter 1998.........................................................  $  17.00   $   18.50
2nd Quarter 1998.........................................................  $  18.50   $   19.50

    Since May 1995, CIB has consistently declared and paid a semi-annual cash dividend equal to $.10 per share to the shareholders of CIB. In 1998, CIB has paid two cash dividends each equal to $.10 per share. As part of the Agreement with Americorp and ACB, CIB is limited to paying semi-annual cash dividends payable in accordance with past practice not to exceed $.10 per share per semi-annual period.

                            SELECTED FINANCIAL DATA

CIB

    The following summarizes historical financial data for CIB for the five years ended December 31, 1997 and for the periods ended June 30, 1998 and 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this Joint Proxy Statement/Prospectus.

                                                FOR THE PERIOD
                                                    ENDED
                                                   JUNE 30,                       YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1997       1996       1995       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)

                                                                       (AMOUNTS IN THOUSANDS)
Interest Income............................  $   3,604  $   3,285  $   6,826  $   6,328  $   5,218  $   4,713  $   4,780
Interest Expense...........................     (1,006)      (883)    (1,879)    (1,853)    (1,332)    (1,049)    (1,122)
Net Interest Income........................      2,598      2,402      4,947      4,475      3,886      3,664      3,658
(Provision)/Credit for Loan and Lease
  Losses...................................        (58)      (105)      (370)      (697)        58        125     (1,321)
Other Income...............................        452        354      1,149        707        637        540        612
Other Expenses.............................     (2,418)    (2,061)    (4,350)    (3,924)    (3,548)    (3,626)    (3,839)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income/(Loss) Before Taxes.................        574        590      1,376        561      1,033        703       (890)
Income Taxes...............................       (236)      (248)      (576)      (235)      (433)      (295)       302
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income/(Loss)..........................        338        342        800        326        600        408       (588)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings/(Loss) Per Share of Common Stock
  Basic....................................  $    0.64  $    0.74  $    1.74  $    0.71  $    1.31  $    0.89  $   (1.29)
  Diluted..................................  $    0.60  $    0.68  $    1.60  $    0.66  $    1.21  $    0.86  $   (1.22)
Weighted Average Number of Shares
  Basic....................................        530        461        461        457        457        457        457
  Diluted..................................        564        507        500        492        497        475        483
Book Value.................................  $   13.96  $   12.87  $   13.69  $   12.25  $   11.75  $   10.27  $    9.81
BALANCE SHEET SUMMARY:
Total Assets...............................     86,926     80,743     89,040     74,600     66,023     56,217     58,460
Total Deposits.............................     79,286     74,611     81,827     68,763     60,422     51,444     53,944
Loans Held for Sale........................      1,580      1,535      1,726      1,557      1,959        965        689
Total Loans................................     58,291     50,722     51,547     50,578     42,443     31,927     31,722
Allowance for Loan Losses..................       (930)      (778)      (918)      (723)      (732)      (981)    (1,154)
Total Shareholders' Equity.................      7,441      5,934      6,556      5,596      5,368      4,692      4,484

SELECTED RATIOS:
Return on average assets...................        0.8%       0.9%       1.0%       0.4%       1.0%       0.7%      (1.0)%
Return on average equity...................        9.5%      11.7%      13.3%       5.9%      11.7%       8.9%     (13.4)%
Average shareholders' equity to average
  assets...................................        8.2%       7.6%       7.5%       7.2%       8.4%       7.7%       7.5%
Average net loans to average deposits......       68.8%      70.1%      67.6%      64.8%      65.3%      57.5%      59.7%
Net Interest Margin........................        6.8%       7.1%       6.9%       6.7%       7.2%       7.0%       7.2%
Allowance for Loan Losses to Total Loans...        1.6%       1.5%       1.8%       1.4%       1.7%       3.1%       3.6%
Tier 1 Capital to Risk-Weighted Assets.....       10.4%      10.3%      10.3%       9.9%      11.2%      12.8%      11.8%
Total Capital to Risk-Weighted Assets......       11.6%      11.5%      11.6%      11.8%      12.4%      14.1%      13.1%

AMERICORP

    The following selected consolidated financial data with respect to Americorp's consolidated statement of financial position for the years ended December 31, 1997 and 1996 and its consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of Amercorp appearing elsewhere in this Joint Proxy Statement. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated financial data with respect to Americorp's consolidated statement of financial position as of December 31, 1995, 1994 and 1993 and its consolidated statements of income for the years ended December 31, 1994 and 1993 have been derived from the audited consolidated financial statements of Americorp, which are not presented herein. The summary consolidated financial data with respect to Americorp's consolidated statement of financial position as of June 30, 1998 and 1997 and its consolidated statements of income for the periods ended June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of Americorp, which appear elsewhere in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such consolidated financial statements and the notes thereto.

                                             SIX MONTHS ENDED
                                                 JUNE 30,                            DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1998       1997       1997       1996       1995       1994       1993
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Interest Income..........................  $   5,238  $   4,701  $   9,749  $   8,792  $   8,539  $   7,537  $   7,008
Interest Expense.........................      1,427      1,338      2,747      2,740      2,520      2,016      2,372
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Interest Income......................      3,811      3,363      7,002      6,052      6,019      5,521      4,636
Provision for Loan and Lease Losses......        265        260        410      1,046        554        294        493
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Interest Income after Provision for
  Loan and Lease Losses..................      3,546      3,103      6,592      5,006      5,465      5,227      4,143
Non-interest Income......................        672        607      1,571      1,248      1,384      1,850      1,349
Non-interest Expense.....................      3,450      2,988      6,664      6,014      5,678      5,770      4,741
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...............        768        722      1,499        240      1,171      1,307        751
Provision for income taxes...............        207        211        396         37        226        279         38
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income...............................  $     561  $     511  $   1,103  $     203  $     945  $   1,028  $     713
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Per share:
Earnings per Common Share................  $    0.95  $    0.89  $    1.91  $    0.35  $    1.67  $    1.82  $    1.28
Earnings per Common Share--diluted.......  $    0.84  $    0.77  $    1.66  $    0.31  $    1.41  $    1.63  $    1.26
Average number of common shares used in
  E.P.S. calculation.....................        590        576        578        572        567        566        558
Average number of common equivalent
  shares used in E.P.S. calculation......        667        664        666        660        669        630        567
Cash Dividends...........................  $    0.42  $    0.42  $    0.84  $    0.84  $    0.82  $    0.80  $    0.70
Shares outstanding at end of each
  period.................................    594,518    575,665    585,518    575,665    567,490    567,211    562,808
Cash and due from Banks..................  $  19,417  $  13,523  $  11,462  $  10,542  $   9,824  $   7,511  $   5,600
Securites and Fed Funds Sold.............     31,517     31,767     31,013     43,659     40,265     37,432     45,391
Loans, net...............................     83,074     73,114     83,397     64,943     59,222     55,580     54,192
Other assets.............................      5,815      8,240      8,340      7,936      8,985      8,456      6,378
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Assets                             $ 139,824  $ 126,643  $ 134,212  $ 127,080  $ 118,296  $ 108,979  $ 111,561
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Noninterest-bearing deposits.............  $  37,741  $  31,528  $  36,521  $  30,626  $  26,565  $  21,998  $  16,979
Interest-bearing deposits................     87,234     82,154     83,447     83,658     78,977     75,682     84,214
Other Liabilities........................      2,949      2,243      2,893      2,324      2,155      1,853        924
Shareholders' Equity.....................     11,901     10,718     11,351     10,472     10,599      9,446      9,444
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Liabilities and Shareholders'
    Equity...............................  $ 139,824  $ 126,643  $ 134,212  $ 127,080  $ 118,296  $ 108,979  $ 111,561
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Asset Quality:
Non-accrual loans........................      1,836      1,591      1,891        150        190        178        199
Loans past due 90 days or more...........                    47          1        497        982          8        296
Other real estate owned..................                    91        123         91        479        812        603
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total nonperforming assets...............      1,836      1,729      2,015        738      1,651        998      1,098
Financial Ratios (annualized)
  Return on assets.......................       0.84%      0.76%      0.87%      0.17%      0.87%      0.92%      0.65%
  Return on equity.......................       9.89%      9.00%     10.53%      1.92%     10.00%     10.89%      7.88%
  Net interest margin....................       6.68%      6.36%      6.44%      5.96%      6.23%      5.73%      4.86%
  Net loan losses (recoveries) to avg.
    loans................................       0.22%      0.19%      0.23%      1.38%      0.61%      0.32%      0.21%

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following selected unaudited pro forma combined financial information for the six month period ended June 30, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been prepared to reflect the effects of the Merger on the historical results of Americorp. The unaudited pro forma combined statements of financial position have been prepared as if the Merger occured on December 31, 1997. The unaudited pro forma combined statements of income have been prepared as if the Merger occurred on January 1, 1995. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future. Weighted average shares outstanding of the pro forma combined institution are based on a .7000 to 1.0000 Exchange Ratio which approximates the Exchange Ratio if it was computed based upon the Americorp and CIB Book Values Per Share at June 30, 1998 and without taking into account any adjustments as permitted by the Agreement.

                                                                                              YEAR ENDED
                                                                               ----------------------------------------
                                                            SIX MONTHS ENDED   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                              JUNE 30, 1998        1997          1996          1995
                                                            -----------------  ------------  ------------  ------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:
Interest Income...........................................     $     8,842      $   16,575    $   15,120    $   13,757
Interest Expense..........................................     $     2,433      $    4,626    $    4,593    $    3,852
Net Interest Income.......................................     $     6,409      $   11,949    $   10,527    $    9,905
Provision for Loan Losses.................................     $       323      $      780    $    1,743    $      496
Net Interest Income after Provision for Loan Losses.......     $     6,086      $   11,169    $    8,784    $    9,409
Non-interest Income.......................................     $     1,124      $    2,719    $    1,955    $    2,107
Non-interest Expense......................................     $     5,868      $   11,013    $    9,938    $    9,313
Net Income................................................     $       900      $    1,903    $      529    $    1,545
Net Income Per Share--Basic...............................     $      0.94      $     2.11    $     0.59    $     1.74
Net Income Per Share--Diluted.............................     $      0.85      $     1.87    $     0.53    $     1.52
Weighted Average Share Outstanding--Basic.................             961             901           892           887
  Weighted Average Share Outstanding--Diluted.............           1,062           1,016         1,004          1017

Balance at Period End:
Total Assets..............................................     $   226,750      $  223,252
Total Loans, net..........................................     $   138,855      $  132,300
Total Deposits............................................     $   204,260      $  201,795
Total Shareholders' Equity................................     $    18,966      $   17,531

Selected Statistics:
Return on Average Total Assets............................            0.41%           0.92%
Return on Average Common Shareholders' Equity.............            4.80%          11.33%
Average Equity to Average Total Assets....................            8.46%           8.09%

Regulatory Capital Ratios:
Leverage Ratio............................................            8.70%           8.52%
Tier 1 Risk Based Capital Ratio...........................           10.67%          10.19%
Total Risk Based Capital Ratio............................           11.79%          11.24%

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical and pro forma combined per share financial information for Americorp and CIB Stocks. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the transaction been consummated at the beginning of the period presented. The information presented herein should be read in conjunction with the historical financial information of Americorp and CIB included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                          AMERICORP   CHANNEL ISLANDS    PRO FORMA
PER COMMON SHARE                                                         HISTORICAL     HISTORICAL      COMBINED(2)
-----------------------------------------------------------------------  -----------  ---------------  -------------
NET INCOME
For the six month period ended June 30, 1998
Basic..................................................................   $    0.95      $    0.64       $    0.94
Primary................................................................   $    0.84      $    0.60       $    0.85

For the year ended December 31,
1997--Basic............................................................   $    1.91      $    1.74       $    2.11
    --Primary..........................................................   $    1.66      $    1.60       $    1.87
1996--Basic............................................................   $    0.35      $    0.71       $    0.59
    --Primary..........................................................   $    0.31      $    0.66       $    0.53
1995--Basic............................................................   $    1.67      $    1.31       $    1.74
    --Primary..........................................................   $    1.41      $    1.21       $    1.52

CASH DIVIDENDS(1)
For the six month period ended June 30, 1998...........................   $    0.42      $    0.11       $    0.31
For the year ended December 31,
1997...................................................................   $    0.84      $    0.19       $    0.64
1996...................................................................   $    0.84      $    0.20       $    0.64
1995...................................................................   $    0.82      $    0.20       $    0.63

BOOK VALUE
As of June 30, 1998....................................................   $   20.02      $   13.96       $   19.66
As of December 31, 1997................................................   $   19.39      $   13.69       $   19.11
As of December 31, 1996................................................   $   18.19      $   12.25       $   17.59

------------------------

(1) The pro forma combined cash dividend represents aggregated historical Americorp and CIB cash dividends divided by the basic pro forma combined weighted average shares outstanding for each year presented. The pro forma combined cash dividends presented are not necessarily indicative of the dividends that may have been declared and paid had the transaction been effective for all periods presented.

(2) Pro forma amounts represent the equivalent net income and book value per share for the periods indicated based on historical performance of Americorp and CIB, assuming that the transaction had been effective for all periods presented. For purposes of calculating the pro forma combined per share data, the Merger Exchange Ratio of .7000 shares of Americorp Stock for each share of CIB Stock was used. The Exchange Ratio could be higher or lower than .7000 to 1.0000.

                              RECENT DEVELOPMENTS

AMERICORP

    The following table provides certain selected financial data at September 30, 1998 and September 30, 1997 (both unaudited) and the unaudited results of operations for the nine months ended on those dates. Also included is the unaudited results of operations for the quarter ended September 30 1998 and 1997.

This data should be read in conjunction with the audited financial statements of Americorp, the related notes and other financial information presented elsewhere in this Joint Proxy Statement/Prospectus.

                                                                        NINE MONTHS               QUARTER
                                                                           ENDED                   ENDED
                                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                                   ----------------------  ----------------------
                                                                      1998        1997        1998        1997
                                                                   ----------  ----------  ----------  ----------
                                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Interest Income..................................................  $    7,855  $    7,186  $    2,617  $    2,485
Interest Expense.................................................       2,176       2,032         749         694
                                                                   ----------  ----------  ----------  ----------
Net Interest Income..............................................       5,679       5,154       1,868       1,791
Provision for Loan and Lease Losses..............................         265         260           0           0
                                                                   ----------  ----------  ----------  ----------
Net Interest Income after........................................       5,414       4,894       1,868       1,791

Provision for Loan and Lease Losses
Non-interest Income..............................................       1,059         964         387         357
Non-interest Expense.............................................       5,535       4,741       2,085       1,753
                                                                   ----------  ----------  ----------  ----------
Income before income taxes.......................................         938       1,117         170         395
Provision for income taxes.......................................         289         344          82         133
                                                                   ----------  ----------  ----------  ----------
Net Income.......................................................  $      649  $      773  $       88  $      262
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Per share:
Earnings per Common Share........................................  $     1.09  $     1.34  $     0.15  $     0.45
Earnings per Common Share--diluted...............................  $     0.97  $     1.16  $     0.13  $     0.39
Average number of common shares used in E.P.S. calculation.......         593         576         599         577
Average number of common equivalent shares used in E.P.S.
  calculation....................................................         670         665         672         667
Cash Dividends...................................................  $     0.63  $     0.63  $     0.21  $     0.21
Shares outstanding at end of each period.........................     605,225     580,065     605,225     580,065
Cash and due from Banks..........................................  $   13,954  $   14,137
Securities and Fed Funds Sold....................................      41,773      32,127
Loans, net.......................................................      81,509      76,963
Other assets.....................................................       5,620       8,327
                                                                   ----------  ----------
  Total Assets...................................................  $  142,857  $  131,554
                                                                   ----------  ----------
                                                                   ----------  ----------
Noninterest-bearing deposits.....................................  $   36,977  $   32,350
Interest-bearing deposits........................................      90,864      85,601
Other Liabilities................................................       2,901       2,599
Shareholders' Equity.............................................      12,115      11,003
                                                                   ----------  ----------
Total Liabilities and Shareholders' Equity.......................  $  142,857  $  131,554
                                                                   ----------  ----------
                                                                   ----------  ----------
Asset Quality:
Non-accrual loans................................................       2,665         983
Loans past due 90 days or more...................................         244           1
Other real estate owned..........................................                     262
                                                                   ----------  ----------
Total nonperforming assets.......................................       2,909       1,246

Financial Ratios (annualized)
  Return on assets...............................................        0.64%       0.81%       0.25%       0.83%
  Return on equity...............................................        7.62%       9.84%       2.96%       9.78%
  Net interest margin............................................        6.49%       6.41%       6.16%       6.56%
  Net loan losses (recoveries) to avg. loans.....................        0.30%       0.20%       0.08%       0.01%

    INCOME SUMMARY

    Americorp reported net earnings of $649,000 or $1.09 basic income per share for the first nine months of 1998. This represents a 16.0% decrease in earnings over the same period during 1997 when net earnings were $773,000 or $1.34 basic income per share.

    Americorp also reported net earnings of $88,000 or $0.15 basic income per share for the quarter ended September 30, 1998. This represents a 66.4% decrease in earnings over the same period during 1997 when net earnings were $262,000 or $0.45 basic income per share.

    Annualized return on assets for the nine months ended September 30, 1998 was 0.64% compared with 0.81% for the same period during 1997. Annualized return on equity for the nine months ended 1998 was 7.62% compared with 9.84% for the same period during 1997.

    Annualized return on assets for the quarter ended September 30, 1998 was 0.25% compared with 0.83% for the same period during 1997. Annualized return on equity for the quarter ended September 30, 1998 was 2.96% compared with 9.78% for the same period during 1997.

    Quarterly cash dividends of $0.21 per share were paid in January, April, and July, 1998 and 1997.

    In July of 1998, the Directors of ACB approved the termination of the Directors Deferred Compensation Plan. On the date of the termination, all participating Directors became 100% vested in their retirement benefits. The termination of the plan resulted in the incurring of additional liabilities of $175,600. $95,260 is required to vest the participating Directors 100% in their benefits and $80,400 was approved for additional benefits to cover the estimated taxes the Directors will pay on the early termination of the Plan. The termination of the Plan requires the additional liabilities to be recorded and expensed over the final six months of the calendar year 1998. $87,600 was recognized during the quarter ended September 30, 1998.

    In conjunction with the Agreement, Americorp has incurred and posted legal and professional fee expenses specifically related to the merger. As of September 30, 1998, a total of $106,000 have been recorded as a reduction to income.

    NET INTEREST INCOME

    Net interest income is the amount by which the interest and amortization of fees generated from loans and other earning assets exceeds the cost of funding those assets, usually deposit account interest expense. Net interest income depends on the difference (the "interest rate spread") between gross interest and fees earned on the loans and investment portfolios and the interest rates paid on deposits and borrowings. Net interest income was $5,679,000 for the nine months ended September 30, 1998, compared to $5,154,000 for the nine months ended September 30, 1997. Net interest income was $1,868,000 for the quarter ended September 30, 1998, compared to $1,791,000 for the quarter ended September 30, 1997.

    Interest income grew $669,000 or 9.3% for nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. The increased interest income between these two periods is comprised of two key elements, interest on loans and investments. Average outstanding loans for the nine months ended September 30, 1998 and 1997, were $83,002,000 and $72,996,000, respectively. This represents a $10,006,000 average increase. The yield on loans for this period decreased from 10.07% to 9.94% or (0.13%). The increase in average outstanding balances and decrease in yield resulted in an overall increase in loan interest income totaling $672,000. Average outstanding investments for the nine months ended September 30, 1998 and 1997, were $33,582,000 and $34,236,000, respectively. This represents a $(654,000) average decrease. The yield on investments for this period decreased from 5.70% to 5.52% or (0.18%). The decrease in average outstanding balance and decrease in yield resulted in an overall decrease in investment interest income totaling $(74,000). Total fees on loans increased during interim 1998 by $71,000.

    Interest income grew $132,000 or 5.3% for the quarter ended September 30, 1998 compared to the quarter ended September 30, 1997. The increased interest income between these two periods is comprised of two key elements, interest on loans and investments. Average outstanding loans for quarter ended September 30, 1998 and 1997, were $83,436,000 and $77,389,000, respectively. This represents a $6,047,000 average increase. The yield on loans for this period decreased from 10.28% to 9.73% or (0.55%). The increase in average outstanding balances and decrease in yield resulted in an overall increase in loan interest income totaling $41,000. Average outstanding investments for the quarter ended September 30, 1998 and 1997, were $37,802,000 and $31,744,000, respectively.
This represents a $6,058,000 average increase. The yield on investments for this period increased from 5.39% to 5.45% or 0.06%. The increase in average outstanding balance and increase in yield resulted in an overall increase in investment interest income totaling $88,000. Total fees on loans increased by $3,000 comparing the 3rd quarter of 1998 to 1997.

    Interest expense increased $144,000 or 7.1% for nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. Average outstanding interest bearing deposits for the nine months ended September 30, 1998 and 1997 were $87,213,000 and $82,994,000, respectively. This represents a $4,219,000 average increase. The cost on these deposits for this period increased from 3.26% to 3.32% or 0.06%. The increase in average outstanding balances and increase in cost resulted in an overall increase to interest expense for this period.

    Interest expense increased $55,000 or 7.9% for the quarter ended September 30, 1998 compared to the quarter ended September 30, 1997. Average outstanding interest bearing deposits for the quarter ended September 30, 1998 and 1997 were $90,269,000 and $83,868,000, respectively. This represents a $6,401,000 average increase. The cost on these deposits for both periods was approximately 3.31%. The increase in average outstanding balances therefore resulted in an overall increase to interest expense for this period.

    On March 26, 1997 the prime rate changed from 8.25% to 8.50% and remained steady through September 30, 1998.

    For the nine months ended September 30, 1998 and 1997 the average loan-to-deposit ratio increased to 68.4% compared to 64.8%. As of September 30, 1998, the loan-to-deposit ratio was 64.9%.

    For the quarter ended September 30, 1998 and 1997 the average loan-to-deposit ratio decreased to 66.3% compared to 67.2%.

    PROVISION FOR LOAN LOSSES

    Americorp did not make a contribution to the allowance for loan losses in the third quarter of 1998. Management continues to believe that the allowance, which stands at 1.29% of total loans at September 30, 1998, is adequate to cover future losses. In September 1998, there were a number of distinct and controllable factors that precluded the need to increase the allowance for loan losses. Included in non-accrual loans at September 30, 1998, are loans totaling $956,000 that are in the process of being renewed or paid off from other lenders and are secured by real property assets that provide adequate collateralization.

    Changes in the allowance for loan losses for the quarters ended September 30, 1998 and 1997 are as follows:

                                                                           QUARTER ENDED
                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                          1998         1997
                                                                      ------------  ----------
Allowance, beginning of the quarter.................................  $  1,131,000  $  938,000
Provision for loan losses...........................................             0           0
Recoveries of loans previously charged-off..........................        23,000      11,000
Loans charged off...................................................       (91,000)    (21,000)
                                                                      ------------  ----------
Allowance, end of quarter...........................................  $  1,063,000  $  928,000
                                                                      ------------  ----------
                                                                      ------------  ----------

    NON INTEREST INCOME

    Non Interest Income represents deposit account services charges and other types of non-loan related fee income. Non-interest income for the quarter ended September 30, 1998 totaled $387,000 compared to $357,000 for the same period during 1997. This represents an increase of $30,000. The major contributing factor to this difference is an overall increase continues to be Real Estate brokering fees.

    NON INTEREST EXPENSE

    Non Interest Expenses represent salaries, occupancy expenses, professional expenses, outside services and other miscellaneous expenses necessary to conduct business. Non-interest expense for the quarter ended September 30, 1998 totaled $2,085,000 compared to $1,753,000 for the same period during 1997. This represents an increase of $332,000. The major contributing factors to this difference are an overall increase in salaries of $94,000 due to the changes that have taken place in upper management and full operations of the Camarillo branch. The additional accrual for the aforementioned termination of the Director Deferred Compensation Plan totaled $87,800. Merger related expenses total $106,000. Occupancy expenses are up $20,000 due to the opening of the new branch and a significant increase in the Common Area Maintenance charges for one branch and COL increases for another. Other smaller items make up the balance of the remaining differences.

    BALANCE SHEET ANALYSIS

    Total assets at September 30, 1998 totaled $142,857,000, up 8.6% from the same period during 1997. Deposits have increased during this time period by $9,890,000 or 8.4%. Other Assets decreased by $2,707,000. This decrease is primarily due to the dissolution of the bank's investments in certain partnerships. These monies along with regular earnings have been used to fund the increase in loans of $4,546,000 and securities and Fed Funds of $9,646,000.

    During the third quarter of 1998, total assets increased by $3,033,000 or 2.2%. Deposits have increased by $2,866,000 or 2.3%. Loans have decreased by ($1,565,000) or (1.9%). Cash and due from Banks has decreased by $5,463,000. These monies have been used to fund Securities and Fed Funds which have increased by $10,256,000 or 32.5%.

    CAPITAL

    Total shareholders equity at September 30, 1998 totaled $12,115,000, which represented an 10.1% increase from $11,003,000 at September 30, 1997

    For all periods reviewed, the Company maintains capital ratios above the Federal regulatory guidelines for a "well capitalized" bank. The ratios are as follows:

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                                                  SEPTEMBER 30,
                                                                 REQUIRED    ------------------------
                                                                   RATIO        1998         1997
                                                                -----------  -----------  -----------
Tier 1 Capital (to Average Assets)............................        4.00%        8.48%        8.38%
Tier 1 Capital (to Risk Weighted Assets)......................        4.00%       11.02%       10.29%
Total Capital (to Risk Weighted Assets).......................        8.00%       11.99%       11.16%

    LIQUIDITY

    Management is not aware of any future capital expenditures or other significant demands or commitments which would severely impair liquidity.

CHANNEL ISLANDS BANK

    The following table provides certain selected financial data at September 30, 1998 and September 30, 1997 (both unaudited) and the unaudited results of operations for the nine months ended on those dates. This data should be read in conjunction with the financial statements of CIB, the related notes and other financial information commencing on Page F-1 of this Joint Proxy Statement/Prospectus.

                                                                                SEPTEMBER 31,  SEPTEMBER 31,
                                                                                    1998           1997
                                                                                -------------  -------------
                                                                                 (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE DATA)
YEAR-TO-DATE ENDED:
Interest Income...............................................................    $   5,497      $   4,959
Interest Expense..............................................................        1,528          1,354
Net Interest Income...........................................................        3,969          3,605
Provision for Loan Losses.....................................................           58            180
Non-interest income...........................................................          725            562
Non-interest expense..........................................................        3,718          3,128
Income before income taxes....................................................          918            859
Provision for income taxes....................................................          378            360
Net Income....................................................................          540            499

PER SHARE:
Net Income--basic.............................................................    $      .7      $    1.08
Book Value....................................................................    $   14.52      $   13.24
Cash Dividends paid during period.............................................    $     .10      $     .10
Shares outstanding at period end (actual).....................................      551,980        460,924

SELECTED BALANCE SHEET DATA:
Loans, Net....................................................................    $  58,315      $  49,650
Securities Available for Sale.................................................       12,741          7,568
Securities Held to Maturity...................................................           40            577
Total Assets..................................................................       93,762         81,546
Total Deposits................................................................       85,392         75,193
Shareholders' Equity..........................................................        8,013          6,101

                                                                                SEPTEMBER 31,  SEPTEMBER 31,
                                                                                    1998           1997
                                                                                -------------  -------------
                                                                                 (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE DATA)
ASSET QUALITY:
Loans on Non-Accrual..........................................................            0            341
Accruing Loans Past Due 90 days or more.......................................           47             77
Other Real Estate Owned.......................................................            0            117
Total Non-performing Assets...................................................           47            535
Non-performing Assets to Ending Assets........................................          .05%           .14%

FINANCIAL RATIOS FOR THE PERIOD:
Return on Average Assets(1)...................................................          .82%           .85%
Return on Average Equity(1)...................................................         9.81%         11.26%
Net interest margin(1)........................................................         6.25%          6.31%
Net loan charge-offs (recoveries) to Avg. Loans(1)............................          .14%           .26%

FINANCIAL RATIOS AT PERIOD-END:
Equity to Average Assets (Leverage Ratio).....................................          9.1%           7.8%
Tier One Capital to Risk-Adjusted Assets......................................         10.8%          10.2%
Total Capital to Risk-adjusted Assets.........................................         12.0%          11.5%
Loan Loss Reserve to Loans, Gross.............................................         1.51%          1.53%
Ending Loans (Net) to Ending Deposits.........................................        68.29%         66.03%

------------------------

(1) Ratios reflect nine month's averages and nine month's annualized net income

NINE MONTHS ENDED SEPTEMBER 31, 1998.

    PERFORMANCE SUMMARY. CIB's net income for the first nine months of 1998 was $540,000, an increase of 8.3% over the like period in 1997. These earnings represented an annualized return on average assets of .82% for the nine month period ending September 30, 1998, down from the .85% return for the like period in 1997. Capital increased from $6,101,000 as of September 30, 1997 to $8,013,000 as of September 30, 1998 yielding a 31.3% increase. This increase is due to both the retention of earnings and exercise of stock options. This rate of capital growth exceeded the growth rate of earnings. As a result, the decline in the annualized return on average equity is greater than the decline in the return on average assets. The return on average equity declined from 11.3% to 9.8% for September 30, 1997 as compared to September 30, 1998. Net income per share was $1.08 (basic) for the nine month period ending September 30, 1997 compared to $0.97 (basic) for the like period in 1998.

    Net income increased by $41,000 or 8.2% for the nine month period ending September 30, 1998 compared to the like period for 1997. Increases in CIB's net interest income (up $364,000) and non-interest income sources (up $163,000) were more than offset by increases in non-interest expenses of $590,000. This leaves a reduced amount of provision for loan losses to account for the over all increase in net income. The amount of provision for loan losses for the nine month period ending September 30, 1998 was $58,000 as compared to the $180,000 for the like period for 1997.

    NET INTEREST INCOME. CIB's annualized yield on interest earning assets was 8.88% for the first nine months of 1998 compared to 8.90% for the like period of 1997. Annualized interest expense as a percent of earning assets was 2.60% and 2.63% for 1997 and 1998 respectively for the first nine months. As a result of these two factors net interest income expressed as a percent of earning assets declined slightly from 6.31% to 6.25%.

    PROVISION AND ALLOWANCE FOR LOAN LOSSES. The contribution or provision to the allowance for loan losses for the first nine months of 1998 was $58,000 compared to $180,000 for the like period in 1997. The balance in the allowance for loan losses stood at $895,000 and $774,000 for September 30, 1998 and

September 30, 1997, respectively. The allowance as a percent of loans was 1.51% and 1.53% for those same periods. Non-performing assets, made up of nonaccruing loans, accruing loans 90 days or more past due and Other Real Estate Owned ("OREO"), totaled $535,000 as of September 30, 1997. This total declined to $47,000 as of September 30, 1998, with zero balances in the nonaccrual and OREO categories Management continues to believe that the allowance is adequate to cover future losses.

    NONINTEREST INCOME. Noninterest income for the first nine months of 1998 was $725,000, up $163,000 from the like period for 1997, or 29.0%. The primary reasons for the increase were increased deposit service charge collections (an $80,000 increase) and gain on sale of OREO (an $88,000 increase).

    NONINTEREST EXPENSE. Noninterest expense for the first nine months of 1998 was $3,718,000, up $590,000 from the like period for 1997, or 18.9%. The primary reasons for this increase were increased salary and benefit expenses (a $269,000 increase), increased occupancy , furniture and equipment expenses (a $116,000 increase) and increased legal and professional services expenses (a $169,000 increase). As of September 30, 1998, a total of $91,000 expenses in the legal and professional services category have been incurred related to the proposed merger.

    BALANCE SHEET. Total assets at September 30, 1998 totaled $93,761,000, up 15% from September 30, 1997 assets of $81,546,000. There were corresponding increases in net loans and investments. Net loans increased 18.6% when comparing the nine month periods ending September 30, 1997 and 1998 and Investments including Federal Funds Sold grew 20% for the same periods.

    Total asset growth was funded through a $10,199,000 increase in deposits and a $1,912,000 increase in equity when comparing the first nine month periods for 1998 and 1997.

    CIB's loan to deposit ratio of 68.3% for September 30, 1998 is up from the 66.0% ratio for September 30, 1997.

    CAPITAL RESOURCES. Total stockholders' equity increased from $6,101,000 at September 31, 1997 to $8,013,000 at September 30, 1998. Net income over this 12 month time period of $842,000 less cash dividends of $99,000 accounted for $743,000 of the increase. The remainder is primarily made up of the $1,104,000 value of optioned shares exercised along with their related tax benefits.

    The leverage ratio of equity to average assets increased from 7.8% as of September 30, 1997 to 9.1% as of September 30, 1998. Similarly, CIB's ratios of Tier One Capital and Total Capital to risk-adjusted assets also increased. The Tier One ratio increased from 10.2% one year earlier to 10.8% at September 30, 1998. The Total Risked Based Capital ratio increased from 11.5% to 12.0% for the same periods.

    LIQUIDITY. Management is not aware of any future capital expenditures or other significant demands or commitments that would significantly impact liquidity.

                                  RISK FACTORS

    In deciding how to vote their shares at the Meetings, holders of shares of CIB Stock and holders of shares of Americorp Stock should carefully consider the following factors, in addition to the information and other matters set forth in this Joint Proxy Statement/Prospectus.

FORWARD LOOKING STATEMENTS MAY NOT PROVE ACCURATE

    Certain statements contained in this Joint Proxy Statement/Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of CIB or Americorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which CIB or Americorp operate; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of CIB's or Americorp's business; and other factors referenced in this Joint Proxy Statement/ Prospectus, including, without limitation, under the captions "SUMMARY," "RISK FACTORS" "BUSINESS OF CIB," and "BUSINESS OF AMERICORP." Given these uncertainties, shareholders are cautioned not to place undue reliance on such forward-looking statements. CIB and Americorp disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS RELATING TO THE MERGER

    INABILITY TO INTEGRATE OPERATIONS OR TO ACHIEVE REVENUE ENHANCEMENT AND COST SAVINGS. The earnings, financial condition and prospects of ACB and Americorp after the Merger will depend in part on ACB's ability to successfully integrate the operations and management of CIB and to continue to implement its own business plan. There can be no assurance that ACB will be able to effectively and profitably integrate the operations and management of CIB, or that ACB will be able to continue to profitably implement its own business plan. In addition, there can be no assurance that ACB will be able to fully realize the potential revenue enhancement expected as a result of the Merger. Further, although the CIB Board and the Americorp Board do anticipate cost savings as a result of the Merger to be significant (as compared to potential revenue enhancement as a result of the Merger), there can be no assurance that ACB will be able to fully realize any of the potential cost savings expected. Finally, there can be no assurance that any cost savings which are realized will not be offset by losses in revenues or other charges to earnings.

    ADVERSE DIFFERENCE IN ANTICIPATED PERFORMANCE OF COMBINED LOAN
PORTFOLIOS. ACB's performance and prospects after the Merger also will be dependent to a significant extent on the performance of the combined loan portfolios of ACB and CIB and ultimately on the financial condition of ACB's and CIB's borrowers and other customers. The existing loan portfolios of ACB and CIB differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, ACB's overall loan portfolio after the Merger will have a different risk profile than the loan portfolio of either ACB or CIB before the Merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the surviving bank or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of ACB following the Merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Americorp and ACB are maintained and enhanced.

    UNCERTAINTY OF MARKET PRICE OF AMERICORP STOCK AFTER THE MERGER. The number of shares of Americorp Stock which will be issued to CIB shareholders in the Merger is determined by the respective book values per share of Americorp Stock and CIB Stock. No assurance can be given how the market price of Americorp Stock on or after consummation of the Merger will react to the Exchange Ratio.

    LIMITED MARKET FOR AMERICORP STOCK AND FAILURE OF AN ACTIVE MARKET TO DEVELOP. There is currently only a limited trading market for the CIB and Americorp Stocks. While an application for listing Americorp Stock on Nasdaq will be considered during the first year of combined operations, there can be no assurance that such an application will be filed or the Americorp Stock actually listed on Nasdaq. Additionally, there can be no assurance that an active trading market for Americorp Stock will develop as a result of the Merger or otherwise, or if developed, will continue, or that shareholders of Americorp will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all, or considerable impact on the sale's price.

    RISK OF DIVIDEND POLICY CHANGE AND DEPENDENCY ON VARIOUS FACTORS. Americorp has paid 59 consecutive quarterly cash dividends to its shareholders. Americorp is currently paying quarterly cash dividends of $0.21 per share. The dividend policy of Americorp is not expected to be changed as a result of the Merger; however, no assurances can be given that such policy may not change. Moreover, declarations or payments of dividends by the Board of Directors of Americorp after the Merger will depend upon a number of factors, including capital requirements, regulatory limitations, Americorp's and ACB's financial condition and results of operations, tax considerations and general economic conditions. No assurance can be given that any dividends will be declared or, if declared, what the amount of dividends or their type (cash, stock or both) will be or whether such dividends, once declared, will continue.

    YEAR 2000 RISKS AND PREPAREDNESS. Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 or possibly earlier. The Year 2000 issue affects Americorp in that the financial services business is highly dependent on computer applications in a variety of ways, including the following (i) Americorp relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers, the failure of which in connection with the Year 2000 could cause systemic disruptions and failures in the products and services offered by Americorp, (ii) other banks, clearing houses and vendors whose products and services Americorp uses are at risk of systemic disruptions and potential failures in the event that such entities have not adequately addressed their Year 2000 issues prior to the Year 2000, (iii) the creditworthiness of borrowers of Americorp might be diminished by significant disruptions of their business as a result of their own or others' failure to address adequately the Year 2000 issues prior to the Year 2000, and (iv) federal banking agencies have issued interagency guidance on the business-wide risk posed to financial institutions by the year 2000 problem pursuant to which the federal banking agencies may take supervisory action against financial institutions that fail to address appropriately Year 2000 issues prior to the Year 2000, including formal and informal enforcement actions, denial of applications to the federal banking agencies, civil money penalties and a reduction in the management component rating of the institution's composite rating.

    In order to address the Year 2000 issues facing Americorp, Americorp Management has initiated a program to prepare Americorp's computer systems and applications for the Year 2000 (the "Year 2000 Plan"). The primary focus of the Year 2000 Plan is to convert to the target systems identified and believed to be Year 2000 compliant. Americorp expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare for conversion and Year 2000 system preparations, testing and conversion of primary system applications and hardware is expected to cost approximately $100,000, to be expended during fiscal years 1998 and 1999.

    As a part of the Year 2000 Plan, Americorp is not only undertaking the infrastructure and facilities enhancement and testing necessary to ensure that Americorp is adequately prepared for the Year 2000, but Americorp is also communicating with its vendors upon whose services Americorp relies to ensure Year 2000 compliance. Pursuant to the Year 2000 Plan, Americorp expects to substantially complete testing of its mission-critical systems and the computer-related interactive vendor systems by December 31, 1998 and to complete all testing by June 1999. In addition, as part of the credit review process, Americorp is communicating with its major borrowers in an effort to ensure that such borrowers have taken appropriate steps to address their Year 2000 issues and will not be materially affected by any Year 2000 problems. Americorp is communicating with its deposit customers as well. Americorp is also preparing contingency plans to protect Americorp in the event that Americorp is unable to attain Year 2000 compliance in certain applications according to the Year 2000 Plan.

    Americorp has established a working committee comprised of Senior and Middle Management to plan for and monitor Americorp's compliance with Year 2000 ("Y2K") issues. This committee has developed a comprehensive policy setting forth priorities and a timetable for ACB to follow in this process.

    Americorp has developed a contingency plan that identifies the mission critical processes and service providers. An alternative provider or process has been identified for each mission critical vendor. In addition, on the assumption that the original or alternative process fails at the point of processing in the Year 2000, contingency plans are being designed that will provide minimum levels of service or outputs until the failed system can be repaired or replaced. Most of these contingency plans are manual effort systems. Test results to-date indicate that the original system for each mission critical system should meet the demands of processing in the Year 2000. As a reasonable worst case, the manual systems designed should provide the minimum levels of service for the time required to repair or replace failed systems. However, in the case of failure, the ultimate impact on financial operations is not known, nor is it known what impact a regional or nationwide power failure or communications breakdown would have on the financial performance of Americorp. In the first three weeks of November, two full-time dedicated employee/consultant resources have been jointly devoted (one from ACB and one from CIB) to develop a comprehensive disaster recovery plan for the combined entity, with a focus on further development of Americorps' Y2K contingency plans.

    Americorp has created a budget specific to Y2K readiness. The budget is comprised of the following components: (1) Consulting assistance for testing,
(2) Auditing, and (3) Operating system and network upgrades. This component is budgeted at $97,269.00. As of October 29, 1998, $26,510.00, or 27.3% has been spent. Senior Management reviews the budget from time to time as the Year 2000 Plan is implemented. There is no assurance that additional amounts will not be added to the amounts already budgeted for Y2K expenditures. With respect to components number (1) and (2), it should be noted that Americorp has engaged the services of three consulting firms that have or are currently providing audit review of the effectiveness of the Year 2000 Plan and technological assistance in preparing for and conducting ACB's testing plan. Their fees, estimated to be approximately $20,000.00 combined, have yet to be expensed.

    In addition, Americorp has dedicated significant human resources to the Year 2000 Plan. This includes the salaries and benefits of personnel devoting significant time to the plan. As of October 1, 1998, Americorp had expended over $40,000.00 in "man-hours" to the project, equivalent to twenty-eight work weeks. In addition, expenditures have been made in the areas of advertising and public relations, customer and employee awareness programs and more.

    In April of 1998, Americorp initiated a credit risk assessment program, with loan officers completing a Y2K questionnaire for all new and renewed credits in amounts over $100,000.00. These questionnaires were designed to provide Americorp's management with information by which it could evaluate the borrower's awareness of and sensitivity to Y2K risk. Questionnaires are reviewed and discussed at weekly Officer Loan Committee meetings and are further reviewed by Credit Administration and a Senior Lender to ascertain Y2K risk associated with the credit. As a result of this review, $85,000.00 has been allocated to Americorp's loan loss provision. In addition, legal language addressing Y2K issues is included in significant commitment letters and loan documentation for certain borrowers. Finally, on loan participations purchased, Americorp requires assurances from the lead lender that it has obtained a Y2K questionnaire from the borrower and also that the lead lender is satisfactorily progressing toward Y2K compliance.

    Although Americorp believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Americorp's other year 2000 remedial and contingency plans will fully protect Americorp from the risks associated with the Year 2000. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events and there can be no assurance that Americorp Management has accurately predicted such future events or that the remedial and contingency plans of Americorp will adequately address such future events. In the event that the business of Americorp, of vendors of Americorp or of customers of Americorp is disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on Americorp.

    CIB has established a working committee of senior management, a director and other employees to plan and monitor CIB's compliance with Year 2000 ("Y2K") issues. This committee has developed a policy setting forth priorities and a timetable for CIB to follow in this process. The Federal Reserve Bank in their most recent examination has indicated that CIB was in compliance with the progress standards established by the Federal Reserve Bank with Y2K issues. See "BUSINESS OF CIB--Year 2000 Issues" for additional information concerning CIB's compliance with Y2K issues.

    CIB and ACB intend that the CIB computer systems will be converted to the ACB computer systems shortly after consummation of the Merger. However, there is no assurance that conversion to ACB's computer systems will occur at the planned level of expense, successfully avoid degradation in customer service or avoid other negative impacts to the combined entity's financial performance.

    SHARES ELIGIBLE FOR FUTURE SALE; DILUTION OF VOTING AND VALUE; POSSIBLE ANTI-TAKEOVER EFFECT. Shares of Americorp Stock eligible for future sale could have a dilutive effect on the market for Americorp Stock and could adversely affect market prices. As of the Americorp Record Date, the Articles of Incorporation of Americorp authorize 2,500,000 shares of Americorp Stock, of which 609,987 shares were outstanding, and 389,886 additional shares of Americorp Stock are anticipated to be issued in the Merger to CIB Shareholders, assuming (i) no shares of CIB Stock reserved for issuance on the Americorp Record Date are issued on or prior to the Effective Time, (ii) the estimated Exchange Ratio is .7000, (iii) the CIB Book Value Per Share is $13.96, (iv) Americorp Book Value Per Share is $20.02, (v) no Dissenters' Rights are perfected by CIB or Americorp Shareholders, and (vi) no cash is paid in lieu of fractional shares. Pursuant to its stock option plans, Americorp had outstanding options to purchase an additional 87,282 shares of Americorp Stock on the Americorp Record Date.

    Americorp may pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Americorp to enhance shareholder value or satisfy other strategic objectives, although there are no specific pending or contemplated acquisitions at present. Such acquisitions, if any, could be accomplished by the issuance of additional shares of Americorp Stock or other securities convertible into or exercisable for Americorp Stock.

    The Americorp Articles authorize the issuance of 2,500,000 shares of Americorp Stock. The shares of Americorp Stock were authorized in an amount greater than that to be issued to provide Americorp's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Americorp.

    There can be no assurance as to the market value of Americorp Stock after the Merger, which market value may be affected by the dilutive effects of the matters described above, if any, and other factors.

RISK FACTORS RELATING TO THE INDUSTRY

    CHANGING INTEREST RATES. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for CIB's and ACB's products and services. CIB and ACB are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given CIB's and ACB's current volume and mix of interest-bearing liabilities and interest-earning assets, CIB's and ACB's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on ACB's results of operations.

    CHANGING ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION IN ONE
MARKET. The operations of CIB and Americorp are located in Ventura County. As a result of this geographic concentration, CIB's and Americorp's results depend largely upon economic conditions in this area. A deterioration in economic conditions in this market area could have a material adverse impact on the quality of CIB's and Americorp's loan portfolio and the demand for their products and services and, accordingly, their respective results of operations.

    IMPACT OF CHANGES IN GOVERNMENT REGULATION AND MONETARY POLICY. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which CIB, ACB and Americorp conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of CIB's or Americorp's Stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of CIB or Americorp. Significant new laws or changes in, or repeal of, existing laws may cause CIB's or Americorp's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on CIB's and Americorp's respective results of operations.

    ABILITY TO COMPETE. The banking and financial services business in California generally, and in CIB's and Americorp's market area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. ACB and CIB compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than ACB or CIB. There can be no assurance that ACB will be able to compete effectively in its markets, and the results of operations of ACB and Americorp could be adversely affected if circumstances affecting the nature or level of competition change.

    LOSSES AND IMPAIRED CREDIT QUALITY. A significant source of risk for financial institutions such as ACB and CIB arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. CIB and ACB have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations.

                                THE CIB MEETING

DATE, TIME AND PLACE

    The CIB Meeting will be held on Tuesday, December 8, 1998 at the Financial Plaza Branch of Channel Islands Bank, located at 300 Esplanade Drive, Oxnard, California, at 6:00 p.m., California time, and any adjournment or adjournments thereof.

PURPOSE

    The only specific purpose of the CIB Meeting is to consider and vote upon a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. The shareholders of CIB will also consider and vote upon such other matters as may be properly brought before the CIB Meeting.

RECORD DATE

    The CIB Board has fixed the close of business on October 31, 1998, as the CIB Record Date for the determination of shareholders entitled to notice of, and to vote at, the CIB Meeting. Accordingly, only holders of record of shares of CIB Stock at the close of business on the CIB Record Date will be entitled to vote at the CIB Meeting and any adjournment thereof. As of CIB Record Date, there were 556,980 shares of CIB Stock outstanding, held by approximately 188 shareholders of record.

PROXIES AND REVOCABILITY OF PROXIES

    A proxy card for voting at the CIB Meeting is enclosed with the copy of this Joint Proxy Statement/ Prospectus being mailed to CIB shareholders. (A separate proxy card for Americorp shareholders voting at the Americorp Meeting is being provided to Americorp shareholders. See "THE AMERICORP MEETING-Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the CIB Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matter to be voted on at the CIB Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" the proposal. The proxy card also confers discretionary authority on the individual appointed by the CIB Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the CIB Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the CIB Meeting by delivering an instrument of revocation to the secretary of CIB, by duly executing and submitting a proxy card bearing a later date, or by appearing at the CIB Meeting and voting in person. The mere presence at the CIB Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of CIB Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

COSTS OF SOLICITATIONS OF PROXIES

    CIB will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of CIB may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, CIB may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

OUTSTANDING SECURITIES; QUORUM

    As of the CIB Record Date, there were issued and outstanding 556,980 shares of CIB Stock. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of CIB Stock is necessary to constitute a quorum at the CIB Meeting. Abstentions will be counted for purposes of establishing a quorum.

VOTE REQUIRED

    CIB shareholders are entitled to one vote at the CIB Meeting for each share of CIB Stock held of record by them on the CIB Record Date. The proposal concerning approval of the Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares entitled to vote.

    As of the CIB Record Date, directors and executive officers of CIB beneficially owned an aggregate of 128,144 shares of CIB Stock (not including shares issuable upon exercise of stock options), or approximately 23.0% of those outstanding as of the CIB Record Date. Abstentions and broker non-votes with respect to the proposal concerning approval of the Agreement and the transaction contemplated thereby will have the same effect as a vote "AGAINST" the proposal.

                             THE AMERICORP MEETING

DATE, TIME AND PLACE

    The Americorp Meeting will be held on Tuesday, December 15, 1998 at American Commercial Bank's office, located at 300 South Mills Road, Ventura, California, at 4:15 p.m., California time, and any adjournment or adjournments thereof.

PURPOSE

    One purpose of the Americorp Meeting is to consider and vote upon a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. The shareholders of Americorp will also consider and vote upon a proposal to approve a new stock option plan in connection with the Merger and such other matters as may be properly brought before the Americorp Meeting.

RECORD DATE

    The Americorp Board has fixed the close of business on November 5, 1998, as the Americorp Record Date for the determination of shareholders entitled to notice of, and to vote at, the Americorp Meeting. Accordingly, only holders of record of shares of Americorp Stock at the close of business on the Americorp Record Date will be entitled to vote at the Americorp Meeting and any adjournment thereof. As of Americorp Record Date, there were 609,987 shares of Americorp Stock outstanding, held by approximately 250 shareholders of record.

PROXIES AND REVOCABILITY OF PROXIES

    A proxy card for voting at the Americorp Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to Americorp shareholders. (A separate proxy card for CIB shareholders voting at the CIB Meeting is being provided to CIB shareholders. See THE CIB MEETING--Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Americorp Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matters to be voted on at the Americorp Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individual appointed by the Americorp Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Americorp Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Americorp Meeting by delivering an instrument of revocation to the secretary of Americorp, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Americorp Meeting and voting in person. The mere presence at the Americorp Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of Americorp Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

COSTS OF SOLICITATIONS OF PROXIES

    Americorp will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of Americorp may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, Americorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

OUTSTANDING SECURITIES; QUORUM

    As of the Americorp Record Date, there were issued and outstanding 609,987 shares of Americorp Stock. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Americorp Stock is necessary to constitute a quorum at the Americorp Meeting. Abstentions will be counted for purposes of establishing a quorum.

VOTE REQUIRED

    Americorp shareholders are entitled to one vote at the Americorp Meeting for each share of Americorp Stock held of record by them on the Americorp Record Date. The proposal concerning approval of the Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares entitled to vote. The proposal relating to a new stock option plan requires the affirmative vote of a majority of the outstanding shares entitled to vote.

    As of the Americorp Record Date, directors and executive officers of Americorp beneficially owned an aggregate of 164,660 shares of Americorp Stock (not including shares issuable upon exercise of stock options), or approximately 27.0% of those outstanding as of the Americorp Record Date. Abstentions and broker non-votes with respect to the proposals concerning approval of the Agreement and the transaction contemplated thereby and the new stock option plan will have the same effect as a vote "AGAINST" the proposals.

                                   THE MERGER

    The Agreement provides for, among other things, (i) the merger of CIB with and into ACB with ACB as the surviving bank, and (ii) the shareholders of CIB becoming shareholders of Americorp in accordance with the Exchange Ratio, all subject to the terms and conditions specified in the Agreement.

    The Merger is intended to be a so-called "Merger of Equals" whereby comparatively similar sized financial institutions and their respective managements, boards of directors, shareholder groups and businesses are combined to create an institution which may provide for, among other things, increased synergies, expended products and markets, higher lending limits and a reduction of overall overhead costs, including a reduction in duplicate positions and employee benefits. Such mergers may also enhance the liquidity of a shareholder's investment and may provide the combined entity with easier access to the capital markets. "Mergers of Equals" provide the same types of risk associated with combining any two entities, including (i) the disadvantages of being part of a larger entity, including reduced voting power and the potential for decreased customer service; (ii) the integration of the different corporate cultures of the entities will divert the combined entities' management time from other activities and (iii) the proposed changes to policies and procedures of the combined entity may not prove to be successful to the customers of the combined entity. "Mergers of Equals" also generally provide, among other less favorable aspects, a smaller premium on their investment to the non-surviving institutions' shareholders than would be anticipated in an actual sale of control, less liquidity to such shareholders for their investment than if the non-surviving institution had been acquired by a larger acquiror as well as the difficulties associated with combining the human resources and cultural differences of two similar sized institutions.

    Certain provisions of the Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is reprinted as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of CIB and Americorp are urged to read the Agreement in its entirety.

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION--AMERICORP

    The Board of Directors of Americorp began to consider the possibility of a "merger of equals" with or acquisition of another financial institution during March, 1998. In the current financial services environment, a merger or acquisition would support Americorp's strategic objective of remaining a preeminent independent financial services provider in Ventura County, while strengthening management, growth opportunities and profitability. Furthermore, it is believed that ACB, as a larger independent bank, will be able to compete with major banks in the communities served, providing superior products and services to the marketplace.

    In its considerations, Americorp determined that a "Merger of Equals" transaction with CIB should first be explored (as opposed to mergers with or acquisitions of other institutions) because of its complimentary markets and similar operating philosophy. Discussions concerning the possibility of a business combination among the Parties began during late March and early April of 1998 with a series of meetings between various directors of the institutions. These meetings resulted in the chairmen of Americorp and CIB meeting on April 9, 1998 to discuss various issues relating to the combination. The discussions between the two chairmen continued on through April and May. On May 14, 1998, a confidentiality agreement was signed to facilitate mutual due diligence and transfers of information. Both Parties conducted due diligence during various periods in May and June.

    In late May and early June, Americorp held discussions with Cal. Research relating to their engagement to render a fairness opinion in connection with the transaction. Counsel was also authorized to commence drafting of the Agreement and a first draft of the Agreement was delivered to CIB on or about June 6. Negotiation of the transaction continued through various drafts of the Agreement and were principally conducted through a series of meetings between the chairmen of the Parties during mid and late June. On July 2, both chairmen met along with President Lukiewski and Ms. Pruner to resolve remaining issues.

    In the course of negotiations, Americorp proposed that the respective book values of the Parties, subject to certain adjustments, was a proper methodology to determine the Exchange Ratio in the Merger. While some "Merger of Equals" are structured on the basis of an Exchange Ratio formulated from the market capitalization of the respective institutions, Americorp concluded that the thinly traded nature of the markets for its and CIB Stocks made book value a better basis for determining the Exchange Ratio. Additionally, the use of a book value based Exchange Ratio provided the CIB shareholders a premium on their CIB Stock in the Merger based upon the then trading value of shares of Americorp Stock.

    At a meeting on the morning of July 7, 1998, the Boards of Directors of Americorp and ACB met to discuss further the Agreement and the Merger. At such meeting, the Board received the oral opinion of Cal. Research which was later confirmed in writing that the combination was fair from a financial point of view to the Americorp shareholders and counsel reviewed the terms of the Agreement and the transactions contemplated thereby. The Board unanimously approved the Agreement and the transaction contemplated thereby at such meeting.

    The Agreement was signed during the afternoon of July 7, 1998.

    It is important to Americorp's Board of Directors to continue to offer local management and ongoing support to the communities ACB has served since its founding. That same philosophy is shared by CIB and, as a result of that conviction provides a great opportunity to combine the two institutions. CIB possesses an excellent customer and deposit base in Oxnard which compliments ACB's existing customer and deposit base and provides the combined organization a more competitive share of the market in Ventura County.

    The Board and management of Americorp also anticipate that the Merger will provide the potential to benefit from revenue enhancement opportunities. These opportunities result from, among other factors: (1) the enhanced ability to better serve the marketplace; (2) the ability to cross-sell a wider variety of banking products and services; (3) the ability to generate increased loan and fee income by providing higher lending limits; (4) the potential to increase overall market share in the communities served; (5) the opportunity to increase the loan portfolio; and (6) the ability to create more efficiencies, thereby reducing overall operating costs to both institutions. Additionally, the Board of Directors also considered that the larger size of the surviving bank, along with Americorp's intention to explore listing the Americorp Stock on Nasdaq would increase shareholder liquidity.

    Based on the combined bank's assets of approximately $226 million, the projected pro forma amount of annual net income has been estimated to be $2,235,000 after expenses for the Merger and integration costs have been absorbed. This net income amount takes into account expected initial cost savings of an estimated $637,000 and enhanced revenues of an estimated $139,000. The cost savings are derived from a reduced level of personnel, decreased costs of employee benefits per employee and other reduced operational expenses on a combined basis. Revenue enhancements are derived from increased lending activity due to the increased lending limits. Net of taxes, the net improvement of net income would be approximately $458,000. The projected proforma earnings per share is estimated to be $2.31 using the number of shares outstanding as of June 30, 1998, with CIB's shares outstanding exchanged on a .7000 to 1.000 Exchange Ratio. This compares to an annualized proforma basic earnings per share calculated as of June 30, 1998 of $1.88.

    This information should be read in conjunction with the historical consolidated financial statements of CIB and Americorp, including their respective notes thereto, which are included in this Joint Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/ Prospectus. The cost savings and revenue enhancements reflected above and in this Joint Proxy Statement/

Prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the Merger, the actual cost savings and revenue enhancement that may be realized in the Merger may differ, perhaps significantly, from the amounts reflected above and in this Joint Proxy Statement/ Prospectus due to a variety of factors, including expected growth of the combined bank. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT."

    In reaching its conclusion, Americorp's Board of Directors considered information and advice from several specialists including Cal. Research and legal advisors. After consideration of the financial performance, business operations, capital levels, and asset quality of the institutions, it was decided to pursue a combination of the Parties.

    The Board of Directors of Americorp believes that the terms of the Merger are fair to and in the best interests of Americorp and its shareholders. In addition to the considerations already described, in unanimously approving the Agreement, the Board of Directors considered the following factors (constituting all the other material factors considered by the Board), without assigning any specific or relative weights to the factors:

        (i) The Board of Directors believes that the Exchange Ratio provided for in the Agreement represents fair consideration. In addition, Cal. Research concluded that the terms of the Merger are fair to the stockholders of Americorp from a financial point of view.

        (ii) It is anticipated that the Merger will increase the liquidity of the stock by expanding the size of the shareholder base.

       (iii) It is expected that the Merger will result in better opportunities to lend to a more diverse customer base.

        (iv) The Merger is expected to result in a strong, deep management team that will allow Americorp to address more effectively changes in technology, regulation, competition, products and services.

        (v) The capital of the combined institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the combined institutions.

    Accordingly, Americorp's Board of Directors has approved the Agreement and the transactions contemplated thereby and recommends approval of the same by the shareholders of Americorp.

BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION--CIB

    Channel Islands Bank is proud of its community bank roots, and its banking philosophy is deeply steeped in the independent bank tradition of customer service and community involvement. CIB conducts general banking operations in Camarillo and Oxnard, Ventura County, California. In serving individuals, small businesses and mid-market corporations, CIB historically has focused on a community-based approach to banking.

    From time to time in 1997 and 1998, CIB had meetings and discussions with a number of institutions with respect to potential acquisitions and business combinations. The institutions that discussed certain business combinations with CIB were only those institutions that focused on the community-based approach to banking and were located in markets that would provide CIB with both strategic and synergistic benefits. One of the institutions that CIB had such discussions with was Americorp and ACB.

    After several informal discussions, both CIB and Americorp began to realize that in order to compete more effectively with the larger financial institutions resulting from the various consolidations and mergers in the industry locally, both institutions needed to increase in size, and both CIB and Americorp saw the advantages of a potential business combination. At the same time, each recognized the opportunity to build a larger regional, independent financial institution in the Ventura County market.

    In the second quarter of 1998, the principals of CIB and Americorp met several times to preliminarily discuss the possible synergies between the companies. CIB and Americorp thereafter continued to discuss a possible combination of the companies. In June, 1998, Americorp presented a proposal to CIB that provided for a financial structure of a tax-free exchange of stock to be accounted for on a pooling-of-interest basis, and such proposal was described to the CIB Board on June 1, 1998. At meetings over the following several weeks, the principals of CIB and Americorp further discussed a proposed merger of CIB and Americorp. At the June 18, 1998 meeting of the CIB Board, Mr. Priske described the operations of Americorp and ACB, the proposed merger terms and plans for CIB's offices and staff following the proposed merger. The CIB Board considered this information and then authorized Mr. Priske to proceed to negotiate a tentative merger agreement between CIB and Americorp. The CIB Board also authorized management to select appropriate legal counsel and financial advisor to advise it on the strategic alternatives available to CIB. Thereafter, CIB retained Knecht & Hansen as its legal advisor and the Findley Companies ("Findley") as its financial advisor to issue a fairness opinion in connection with CIB's consideration of the merger proposal from Americorp.

    Following continued negotiations between the representatives of CIB and Americorp, on July 7, 1998, the CIB Board deliberated at length concerning the transaction and to review the Agreement and related documents, its strategic alternatives, the competitive banking environment in California, the prospects for CIB if it remained independent and the results of the due diligence review of Americorp and ACB performed by CIB management, legal counsel and accountants conducted in June and early July, 1998. At this meeting, Findley discussed with the CIB Board its analysis of the Merger and delivered to the CIB Board its opinion that the consideration to be received in the Merger was fair to the CIB shareholders from a financial point of view (see "CIB Fairness Opinion"). Thereafter, the CIB Board approved, and authorized the execution of, the Agreement.

    The CIB Board unanimously approved the Merger at its Board of Directors meeting on July 7, 1998. The CIB Board believes that the terms of the Merger are fair to, and in the best interests of, CIB and its shareholders and recommends that the shareholders of CIB vote FOR approval of the Merger.

    In reaching its conclusion, the CIB Board considered information provided at meetings of its Board of Directors in June 1998 and July 1998, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, due diligence review of the loan portfolio, material contracts, contingent liabilities of Americorp and ACB, and prospects of Americorp and ACB;
(ii) the structure of the transaction, including the fact that the CIB shareholders would receive approximately 40% of the common equity of Americorp on a fully diluted basis; (iii) the fact that Mr. Priske would serve as Vice Chairman of the Board of Directors of Americorp and ACB, that the Board of Directors of Americorp and ACB would be comprised of four directors from CIB, the total number of directors of Americorp and ACB would total nine; (iv) the terms of the Merger Agreement and other documents to be executed in connection with the Merger, including the covenant of Americorp in the Agreement allowing CIB to pay semi-annual dividends to the shareholders of CIB; (v) the presentation of Findley and the opinion of Findley that the Merger is fair to the shareholders of CIB from a financial point of view; (vi) the results of its due diligence examination of Americorp and ACB; (vii) the terms of other recent comparable combinations of banks and bank holding companies; (viii) the CIB Board's review with its legal and financial advisors of alternatives to the Merger, the range of possible values to CIB shareholders obtainable through implementation of alternatives and the timing and likelihood of the same; (ix) the current and prospective economic environment and regulatory and competitive burdens and constraints facing community banks; (x) the pro forma financial statements of the combined companies and the capitalization of the combined companies; (xi) the CIB Board's review with its legal and financial advisors of potential merger targets; (xii) the compatibility of CIB with Americorp and ACB and the complementary lines of business; (xiii) the geographic distribution of Americorp and ACB offices vis-a-vis CIB's strategic plan; (xiv) the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on CIB's customers and prospective customers, and the generally higher trading multiples of larger financial institutions; (xv) the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing CIB's significant business relationships in Ventura county; (xvi) the ability of a larger institution to compete in the banking environment and to leverage overhead costs; (xvii) the effect of the Merger on existing shareholders, employees, officers and customers of CIB; (xviii) the current and prospective economic environment and regulatory and competitive burdens and constraints facing commercial banks; (xix) information concerning the ability of CIB and ACB to achieve operating efficiencies; (xx) the impact on the communities served by CIB and ACB in the Merger, and the increased ability to serve the communities through the larger branch network; (xxi) the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California; (xxii) the value of the consideration offered by Americorp compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1996, 1997 and 1998 and the prospects for enhanced value of the combined entity in the future; (xxiii) the tax-free nature of Americorp offer; (xxiv) the intention of the parties that Americorp Stock may be listed on Nasdaq in one year of the consummation of the Agreement and the future liquidity of Americorp Stock; and
(xxv) the prospects and valuation of CIB on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

    In addition to the advantages of a "Merger of Equals" whereby comparatively similar sized financial institutions and their respective managements, boards of directors, shareholder groups and businesses are combined to create an institution which may provide for the advantages discussed in the previous paragraph, the management of CIB also discussed the various risks of combining with Americorp in a "Merger of Equals," including (i) the disadvantages of being part of a larger entity, including reduced voting power on the Americorp and ACB Board of Directors and the potential for decreased customer service; (ii) the integration of CIB and ACB will divert the combined entities' management from other activities; (iii) since CIB's market area is located geographically south of ACB's market area, with generally little geographical overlap in the market areas of CIB and ACB, and because CIB and ACB have two different cultural orientations, as CIB is more commercially oriented and ACB is more consumer oriented, the Merger will introduce the combined entity to new markets and cultures, and no assurance can be given that the combined entities' policies, procedures and products will prove successful in the combined market areas and in a combined commercial and consumer culture; (iv) a smaller premium on CIB shareholder investment than would be anticipated in an actual sale or acquisition of CIB; and (v) less liquidity to the CIB shareholders for their investment than if CIB had been acquired by a larger financial institution.

    However, after weighing the advantages and disadvantages of a "Merger of Equals" with Americorp and ACB, the CIB Board of Directors determined that the advantages clearly outweighed the disadvantages of the Merger with Americorp and ACB. For example, (a) many of the CIB policies and procedures are or will be adopted on a going forward basis by ACB; (b) CIB obtained greater representation on the proposed Board of Americorp and ACB than would be expected in a normal acquisition or sale transaction or in a "Merger of Equals" based solely on asset size; (c) both entities have formed joint personnel and other committees while the transaction is pending in order to integrate the two entities as completely as possible before the Merger is completed, thereby resulting in less diversion of management to integration activities; (d) the smaller premium in this transaction is expected to be more than offset by a relatively larger value for all shareholders of the combined entity in the future; and (e) the combined entity expects to have its stock listed on Nasdaq in the near future, thereby increasing the liquidity of the combined entities' outstanding stock.

    The CIB Board of Directors also considered several methods of converting the CIB shares to Americorp shares, including an exchange based upon book value as of a date just prior to consummation and an exchange of stock based upon market valuation of the two entities. The CIB Board of Directors concluded that the market for CIB and Americorp stock was so thinly traded that the market did not necessarily reflect the value of each organization, and that an exchange based upon the book values of each organization, as adjusted as provided in the Agreement, would be a better measure of each entities' value in the Merger. In addition, the use of a book value based Exchange Ratio provided the CIB Shareholders a premium on their CIB Stock in the Merger based upon the then trading value of shares of Americorp Stock.

    The managements of CIB and Americorp saw opportunities for increased operating efficiencies. In particular, the managements believe that cost savings can be achieved as a result of economies of scale, the combination of executive management and elimination of certain central staff, the consolidation of data processing and operations activities and the elimination of duplicative administrative functions. There can be no assurance that Americorp and ACB will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner.

    Based on the combined bank's assets of approximately $226 million, the projected pro forma amount of annual net income has been estimated to be $2,235,000 after expenses for the Merger and integration costs have been absorbed. This net income amount takes into account expected initial cost savings of an estimated $637,000 and enhanced revenues of an estimated $139,000. The cost savings are derived from a reduced level of personnel, decreased costs of employee benefits per employee and other reduced operational expenses on a combined basis. Revenue enhancements are derived from increased lending activity due to the increased lending limits. Net of taxes, the net improvement of net income would be approximately $458,000. The projected proforma earnings per share is estimated to be $2.31 using the number of shares outstanding as of June 30, 1998, with CIB's shares outstanding exchanged on a .7000 to 1.000 Exchange Ratio. This compares to an annualized proforma basic earnings per share calculated as of June 30, 1998 of $1.88.

    This information should be read in conjunction with the historical consolidated financial statements of CIB and Americorp, including their respective notes thereto, which are included in this Joint Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/ Prospectus. The cost savings and revenue enhancements reflected above and in this Joint Proxy Statement/ Prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the Merger, the actual cost savings and revenue enhancement that may be realized in the Merger may differ, perhaps significantly, from the amounts reflected above and in this Joint Proxy Statement/ Prospectus due to a variety of factors, including expected growth of the combined bank. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT."

    Managements of CIB and Americorp believe that each complements each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, CIB and Americorp believe that by combining forces, CIB and Americorp will be able to more effectively compete and successfully to take advantage of banking opportunities in the Southern California market.

    The foregoing discussion of the information and factors considered by the CIB Board is not intended to be exhaustive, but constitutes the material factors considered by the CIB Board. In reaching its determination to approve and recommend the principal terms of the Merger, the CIB Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE CIB BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AS IN THE BEST INTEREST OF CIB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CIB SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

AMERICORP FAIRNESS OPINION

    Americorp retained Cal. Research to render a fairness opinion in connection with the proposed merger among CIB, ACB and Americorp. Cal. Research has rendered a written opinion (the "Opinion") to Americorp's Board of Directors to the effect that the Exchange Ratio as defined in section 1.1 of the Agreement, which definition includes certain possible adjustments, is fair to the holders of Americorp Stock from a financial point of view. No limitations were imposed by the Americorp Board of Directors upon Cal. Research with respect to the investigations made or procedures followed in rendering the Opinion.

    THE TEXT OF THE OPINION OF CAL. RESEARCH, DATED AS OF AUGUST 12, 1998 WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CAL. RESEARCH, IS ATTACHED HERETO AS APPENDIX C. AMERICORP SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, CAL. RESEARCH DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY CAL. RESEARCH SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION. CAL. RESEARCH'S OPINION THAT THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SHAREHOLDERS OF AMERICORP IS DIRECTED TO THE AMERICORP BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID BY AMERICORP IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AMERICORP SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE AMERICORP MEETING.

    In rendering our opinion, Cal. Research has relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources and that was provided to us by Americorp and CIB. Cal. Research has not assumed any responsibility for independently verifying such information nor undertaken an independent evaluation or appraisal of any of the assets or liabilities of Americorp or been furnished with any such evaluation or appraisal.

    Cal. Research has, among other things:

        (1) Reviewed the Agreement by and among ACB, Americorp and CIB;

        (2) Reviewed certain publicly available business and financial information on the banks of Ventura County;

        (3) Reviewed certain other companies that Cal. Research considered relevant and compared them to ACB and CIB from a financial point of view.

        (4) Reviewed call reports to the banking regulators for Americorp and CIB for the periods ending December 31, 1995, December 3l, 1996, December 31, 1997, and March 31, 1998. Cal. Research has also reviewed the Annual Reports to shareholders for the years 1995, 1996, and 1997 for each company;

        (5) For each company Cal. Research has also reviewed information pertaining to classified or criticized loans, premises, lease terms of office facilities, internal financial reports, litigation reports, summaries of stock options, stock prices for the last four quarters, and other data provided us by the senior management personnel of each institution. Cal. Research also reviewed a pro-forma analysis of both banks as provided by ACB's President/CEO.

        (6) Considered the financial terms of companies involved in comparable business consolidations.

Set forth below is a brief summary of the analysis performed by Cal. Research in reaching its opinion. Cal. Research assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. An exchange ratio of 0.6338 shares of Americorp's stock for each share of CIB stock at time of closing, the level at which CIB shares would be exchanged if the Effective Time (as defined in the Agreement) were the same as the date of the opinion was assumed. The Exchange Ratio was developed pursuant to extensive negotiations between Americorp and CIB.

1.  PRO-FORMA MERGER AND CONTRIBUTION ANALYSIS

    Cal. Research analyzed the changes in the earnings, book value and dividends attributable to one share of Americorp stock before the Merger to those attributable to a share of stock resulting from the merger.

    The analysis assumed a dividend pay-out ratio of 40% to 45% of earnings as is consistent with Americorp's recent historical experience. The analysis assumes that merger-related operating cost savings to be fully realized during 1998 and each year thereafter and assumes the merger is completed by the end of 1998. Merger-related costs were assumed to be charged off during 1998.

    The impact on ACB of volatility in CIB's earnings was shown by calculating pro-forma results assuming CIB's earnings were as projected as well as 125% of projections. Also, pro-forma results assuming 125% of projected cost savings were realized and projections assuming 75% of projected cost savings were realized were made for the post-merger bank.

    The projected merger cost savings approximate 6.4% of the combined institutions' projected non-interest expense. This ratio is in line with other mergers reviewed by Cal. Research.

    Pro-forma merger analyses assuming stated earnings projections and the Merger-related cost savings projected by ACB were made. CIB's earnings volatility was considered by calculating projected earnings as well as 125% of projections. Also, 75% of projected earnings were taken into account.

    Cal. Research analyzed the changes in earnings, book value and dividends for the years 1999, 2000 and 2001 and included various combinations of stand-alone and pro-forma projected earnings and cost savings volatility assumptions as described previously.

    Results showed that for 1999, on a stand-alone basis, earnings for ACB were $1.82 per share and for the Surviving Bank would be $2.33 per share. Assuming 75% merger cost savings, the Surviving Bank would earn $2.14 per share for 1999. Assuming 125% merger cost savings, the Surviving Bank would earn $2.53 per share for 1999.

    At July 6, 1998, the last trading day before the announcement of the Merger, the closing bid price for Americorp's stock was $32.00 per share. On a stand-alone basis earnings for Americorp would be $1.82 for 1999 and at 17.0 times earnings, the market value would be $30.94. For the combined institution 1999 earnings would be $2.33 per share, and at 17.0 times earnings the indicated market value would be $39.61.

    Assuming 75% of cost savings can be achieved, the combined institution would earn $2.14 for 1999, and at 17.0 times earnings the market value would be $36.38.

    Results for 2000 range from $2.02 per share to $2.92 to $3.31 per share.

    For the year 2000 market values would range from $49.64 if 75% of Merger cost savings are achieved and $52.87 if %100 of Merger cost savings are achieved.

    Results for 2001 range from $2.22 per share to $3.55 per share.

2.  ANALYSIS OF OTHER MERGER TRANSACTIONS

    Cal. Research reviewed the results of 18 merger and acquisition transactions made throughout California during 1996 and 1997. Assets for acquired institutions were over $100 million but less than $500 million. The median price/tangible book ratio for these transactions was 1.90 times book while the median price/earnings ratio was 17.55 times.

    The book value of Americorp on a stand-alone basis as of June 30, 1998 was $20.00 per share. At a multiple of 1.90 times book, the market price would be $38.00. For the combined institution on the same date the book value was $19.66 with the market value being $37.35 given a multiple of 1.90 times book.

    A review of 71 independent banks in the Hoefer & Arnett Banking Universe revealed the median price/earnings ratio to be 16.98 times and the median price/tangible book value ratio to be 2.16 times. These ratios were used in the following cash flow analysis.

3.  DISCOUNTED CASH FLOW ANALYSIS

    Cal. Research undertook a cash flow analysis in order to compare the present value if Americorp remained independent through 2001 or was acquired in 2001 by another institution. The results produced in the analysis did not purport to be indicative of actual values or expected values of Americorp. Rather, the values obtained through the discounted cash flow analysis analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility. Various levels of earnings for ACB and CIB were examined.

    Cases examined were: ACB on a Stand-Alone basis, CIB on a Stand-Alone basis, ACB and CIB on a Combined Basis, a Combined Bank Assuming 75% of Projected Operating Cost Savings Were Realized, Combined Bank Assuming 125% of Projected Cost Savings Were Realized and Combined Bank Assuming ACB had made only 75% of Projections but CIB made 125% of Projections.

    The Discount Rates ranged from 8.0% to 12.0% over a three-year period. A Terminal Price multiple, applied to Year 2000 estimated earnings per share was the California median in the Fourth Quarter of 1997, or 16.98 times earnings. Lower levels of price-to-earnings per share multiples would reflect an estimated future trading range of Americorp, while higher levels of price-to-earnings multiples are more indicative of a future sale of the stock of Americorp to a larger financial institution.

    For the ACB Stand-Alone Analysis, the cash flows were comprised of dividends projected for the years 1999, 2000 and 2001 plus the Terminal Value of Americorp stock at year-end 2001 (calculated by applying the assumed terminal price to earnings ratio (16.98 times) to projected ACB earnings per share.

    For the combined bank analysis the cash flows were projected pro-forma dividends in years 1999, 2000 and 2001 plus the Terminal Value of the pro-forma combined entity's stock at year-end 2001.

    Cal. Research also calculated the present values that would be realized if 75% of the Projected Savings due to the merger were realized. Also, the analysis was done to review results if 125% of projected operating savings were obtained as well.

    Stand-Alone present values per share for Americorp ranged from $39.66 to $39.88 per share while pro-forma combined present values ranged from $59.48 to $59.77 per share and from $62.95 to $63.26 per share if 125% of projected cost savings were realized.

    In comparison to these values the actual price per share traded over the counter for Americorp was approximately $32.00 at December 31, 1997.

    It was previously noted that the market price was $32.00 per share on July 6, 1998 for Americorp Stock. By 2001 the market price could by $59.77 (earnings of $3.36 times P/E ratio of 16.98 plus present value of dividends at a 12% disount or $2.79).

    The results of these analyses do not purport to be indicative of actual or expected values per share of Americorp stock. Rather, these analyses are intended as a valuation technique, which relies on numerous assumptions, including asset and earnings growth rates, dividend pay-out rates, terminal values and a discount rate. A higher level of projected ACB earnings raised the resulting present value for a given level of Channel Islands' earnings on a pro-forma combined basis.

COMPARABLE COMPANY ANALYSES

    Cal. Research examined recent historical data on Americorp and CIB based upon data from their 1995, 1996 and 1997 Annual Reports to Shareholders and subsequent quarterly data. Certain statistics were compared to data for a peer group of California banks using publicly available data contained in the Hoefer & Arnett Banking universe, 1997 Fourth Quarter. The Universe includes 71 California banking institutions (neither CIB nor ACB are included in this group). Comparisons were made for the period ending December 31, 1997. Also, a data base of 66 California independent banks compiled by Sutro & Co. was reviewed for comparative purposes.

                               DECEMBER 31, 1997
                                     (X000)

                                                                                                          INDEX
                                                                                    ACB         CIB       MEDIAN
                                                                                 ----------  ---------  ----------
TOTAL ASSETS...................................................................  $  133,769  $  88,890  $  233,622
MARKET CAPITALIZATION(1).......................................................      22,174     11,298      44,853
PRICE TO EQUITY PER SHARE......................................................        1.68x      1.52x       2.16x
PRICE TO LATEST 12 MOS. EARNINGS...............................................        17.0x      11.8x      16.98x
TANGIBLE EQUITY TO ASSETS......................................................        8.24%      7.58%       9.10%
NONPERFORMING ASSETS TO TOTAL ASSETS(2)........................................        1.51%      0.26%       0.68%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS......................................          54%     1,146%      211.0%
RETURN ON ASSETS...............................................................        0.81%      0.99%       1.37%
RETURN ON EQUITY...............................................................        9.76%     13.36%      15.47%
EFFICIENCY RATIO(3)............................................................       75.65%     71.33%      65.04%

------------------------

(1) Based on December 31, 1997 market price.

(2) Non-performing assets are loans 90 days past due and still accruing and non-accrual and other real estate owned.

(3) Efficiency ratio is non-interest expense as a percent of total revenues.

    The following table is a summary of various valuation results:

                          SUMMARY OF VALUATION RESULTS

                                                                                        COMPLETED
                                                                           CIB-ACB     MERGERS IN
                                                      CIB        ACB      COMBINED    CALIFORNIA(1)
                                                   ---------  ---------  -----------  -------------
Price to Book....................................       1.68x      1.60x       1.68x         1.63x
Price to Tangible Book...........................       1.68x      1.60x       1.68x           NA
Price to Earnings................................      15.23x     16.84x      17.02x        17.10x

METHODOLOGY USED:
Contribution Analysis............................  $   29.54  $   30.94   $   39.61
Discounted Cash Flows
  (3 years at 12%)...............................  $   34.53  $   39.42   $   59.48

    Cal. Research is a banking consulting firm engaged in the valuation of businesses and securities, including financial institutions, in connection with mergers and acquisitions. It also provides other consulting services to the financial services industries. Cal. Research has not previously provided investment banking or consulting services to ACB or CIB.

    The fee or any portion of it to be earned by Cal. Research is not contingent upon the conclusions reached in this opinion.

CIB FAIRNESS OPINION

    CIB has retained The Findley Group ("Findley") to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated May 26, 1998 (the "Engagement Letter"). Findley has rendered to the Board of Directors of CIB its written opinion dated July 7, 1998, as affirmed on November 5, 1998, pursuant to the terms of the Agreement that, subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial perspective, to CIB shareholders. A copy of the opinion dated July 7, 1998 of Findley is attached as Appendix B to this Joint Proxy Statement/ Prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the Board of Directors of CIB and does not constitute a recommendation to any shareholder of CIB as to how such shareholder should vote at the CIB Meeting.

    In connection with its Fairness Opinion, Findley, among other things: (a) reviewed certain publicly available financial and other data with respect to CIB and Americorp, including the consolidated financial statements for recent years and interim periods to March 31, 1998, the March 31, 1998 Call Reports for CIB and ACB and certain other relevant financial and operating data relating to CIB and Americorp made available to Findley from published sources and from the internal records of CIB and Americorp; (b) reviewed the Agreement; (c) reviewed certain historical market prices and trading volumes of CIB and Americorp Stock;
(d) compared CIB and Americorp from a financial point of view with certain other companies that Findley deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies that Findley deemed to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of CIB certain information of a business and financial nature regarding CIB and Americorp furnished to Findley by CIB and Americorp, including financial forecasts and related assumptions of CIB and Americorp; (g) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with CIB's counsel; (h) reviewed litigation reports for both CIB and Americorp; and (i) performed such other analyses and examinations as Findley deemed appropriate.

    CONTRIBUTION ANALYSIS. Findley analyzed the contribution of each CIB and Americorp to, among other things, common equity and net income of the pro forma combined companies for the period ending December 31, 1997, adjusted through March 30, 1998. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for CIB and Americorp as of December 31, 1997, adjusted through March 30, 1998, CIB would have contributed 39.9% of the deposits, 38.7 percent of the shareholder equity of the combined companies (before costs savings and revenue enhancements), 40.4 percent of gross income, 42.7 percent of net income for 1997 and 37.4 percent of 1998 estimated net income. Based upon the stock consideration to be paid in the merger as provided in the Agreement, the CIB shareholders would own approximately 38.7% of the combined companies on March 30, 1998 and are estimated to own in excess of such percentage at Closing based upon the Exchange Ratio.

    DISCOUNTED CASH FLOW ANALYSIS. Findley examined the results of a discounted cash flow analysis designed to compare the Exchange Ratio with the present value, under certain assumptions, that would be attained if CIB remained independent through 2001, at which time CIB was acquired by a larger financial institution. The cash flows for the combined companies assumed that the Exchange Ratio equals 0.69282 shares of Americorp for each share of CIB. The results produced in the analyses did not purport to be indicative of actual values or expected values of CIB or the combined companies at such future date. All cases were analyzed assuming realization of operating cost savings, estimated by the parties, in the amounts and time periods forecasted by the parties.

    The discount rates used ranged from 10% to 14%. For the CIB stand alone analysis, the terminal price multiples applied to the 2001 estimated earnings per share ranged from 12.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of CIB or the combined companies, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of CIB or the combined companies to a larger financial institution.

    For the CIB stand alone analysis, the cash flows were comprised of the projected stand alone dividends of $0.20 per share in years 1998 through 2001 plus the terminal value of CIB Stock at the year-end 2001 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2001 projected CIB earnings per share). A similar analysis was done for Americorp using a cash dividend rate of $0.84 per share and for the combined companies. The discount rates described above were then applied to these cash flows to obtain the present values per share of CIB Stock.

    Under a most likely scenario, the Findley analysis assumed that projected earnings, among other things, would be achieved; that projected operating cost savings are a minimum of $400,000 realized (for the combined companies case) a present value discount rate of 12% and a terminal price to earnings value multiple of 20.0. Assuming CIB remains independent through 2001 and is then acquired by a larger financial institution, a holder of one share of CIB Stock today would receive cash flows with a present value of $26.19. Assuming the Merger is consummated and that combined companies remain independent through 2001 and is then acquired by a larger financial institution, a holder of one share of CIB Stock today would receive cash flows with a present value of at least $32.60.

    ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Findley reviewed the consideration paid in recently completed transactions whereby certain banks were acquired. Specifically, Findley reviewed 71 transactions involving acquisitions of selected banks in California completed since January 1, 1996 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (I.E., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.

    The figures for all banks acquired in the California Acquisitions produced:
(a) a median percentage of premium to deposits of 6.50%; (b) a median ratio of purchase price to book value of 1.63; and (c) a median ratio of purchase price to previous year's earnings of 17.10. The figures for 10 banks acquired in California since 1996 that were approached on a merger of equals basis produced:
(a) a median percentage of premium to deposits of 6.57%; (b) a median ratio of purchase price to book value of 1.49; and (c) a median ratio of purchase price to previous year's earnings of 16.37.

    In comparison, assuming that the Exchange Ratio to be paid in the Merger equals $22.86 per share (using a value for Americorp of $33.00 per share) recent trades for Americorp stock have been $34.00 per share, Findley determined that the Exchange Ratio in the Merger represented a percentage of premium to deposits of 6.17%, a ratio of purchase price to book value of 1.68 and a ratio of purchase price to 1997 earnings of 15.23.

    No other company or transaction used in the above analysis as a comparison is identical to CIB, Americorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Americorp, CIB and the Merger are being compared.

    COMPARABLE COMPANY ANALYSIS. Using public and other available information, Findley compared certain financial ratios of CIB and Americorp (including the ratio of net income to average total assets

["return on average assets"], the ratio of net income to average total equity ["return on average equity"], the ratio of average equity to average assets and certain credit ratios for the year ended December 31, 1997 and the interim period ending March 30, 1998) to a peer group consisting of 20 selected banks located in California. No company used in the analysis is identical to CIB or Americorp/ACB. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that CIB performed slightly ahead of peer group level on the basis of profitability in 1997 and Americorp/ACB performed slightly below peer group levels on the basis of profitability in 1997. CIB's return on average assets and return on average equity for 1997 were above peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). CIB's performance in 1997, continuing through March 31, 1998, showed better than peer group levels concerning non-performing assets. CIB's non-interest expense, inclusive of payroll expense, quarters expense and other related non-interest expenses were higher than peer group level. Americorp/ACB return on average assets, return on average equity for 1997 was slightly below peer group levels. In addition, delinquent loans and non-performing loans were higher than peer group levels. Under the terms of the Merger, which requires a proportionate representation on the Board of Directors of outside Directors of Americorp/ACB after consummation of the transaction, the combined entity will be on an average with peer group performance with regard to return on average assets, return on average equity and other non-performing asset figures. Under the transaction, the Exchange Ratio is based upon the book value per share of CIB and Americorp on the Determination Date, taking into consideration fully funded loan loss reserves and other appropriate reserves and expenses that are required for this transaction.

    The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to CIB's Board of Directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the CIB Board of Directors.

    In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Americorp or CIB. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the Merger to CIB's shareholders and were provided to the CIB Board of Directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of CIB. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    In rendering its Fairness Opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of Americorp, CIB or any of their respective subsidiaries. CIB did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the opinion regarding the fairness of the Merger. The Findley Group did not participate in negotiations regarding the Agreement.

    CIB's Board of Directors selected and instructed Findley to render an opinion with respect to the fairness of the Merger to CIB's shareholders from a financial perspective based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creating, developing, merging and acquisition of hundreds of financial institutions.

    Pursuant to the Engagement Letter, CIB agreed to pay Findley a fee of $15,000 for Findley's services rendered to CIB in connection with the fairness opinion plus expenses. CIB has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to CIB. ACB has also agreed to pay Findley a fee of up to $2,000 plus expenses for Findley's services to ACB in connection with the FDIC Application.

EXCHANGE RATIO

    The issued and outstanding shares of Americorp Stock at the Effective Time will remain outstanding (other than shares as to which statutory dissenters' rights are perfected).

    Other than shares as to which statutory dissenters' rights are perfected, each share of CIB Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Americorp Stock as determined by the Exchange Ratio established in the Agreement.

    The Exchange Ratio (i.e. the number of shares of Americorp Stock into which a share of CIB Stock will be converted) will be computed by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. Book Value Per Share for the respective Parties will be determined as of the month end preceding the Effective Time by dividing such Party's aggregate book value by its number of shares outstanding on such date. "Aggregate Book Value" is a Party's stockholders' equity on such date determined in accordance with generally accepted accounting principles except (A) as otherwise provided in the Agreement, (B) such amount will not be reduced by Merger related expenses, and
(C) the allowance for loan and lease losses shall be increased by any impairment in the allowance. Any impairment in the allowance will be determined in accordance with generally accepted accounting principles and applicable bank regulatory requirements.

    The exact amount of the Exchange Ratio is dependent, in part, upon future results and, therefore, presently can not be determined. By way of illustration only, if the respective Book Values Per Share had been determined on June 30, 1998 and without any adjustment as permitted in the Agreement, Americorp's Book Value Per Share would have been $20.02, CIB's Book Value Per Share would have been $13.96 and the Exchange Ratio would have been 0.6973 shares of Americorp Stock for each share of CIB Stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER THAN THE PRECEDING PRO FORMA ILLUSTRATION.

    If the Parties can not agree on the respective amounts of Book Value Per Share, the Exchange Ratio or any adjustments to the foregoing (including the amount of impairment to any Party's allowance for loan losses), the Parties shall attempt to agree upon the amount in dispute within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular matter in dispute. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the Parties for purposes of the Agreement.

    The amount of adjustment, if any, to the respective Book Values Per Share cannot currently be predicted.

FRACTIONAL SHARES

    No fractional shares of Americorp Stock will be issued in the Merger. In lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Americorp

Book Value Per Share times (b) the fraction of the shares of Americorp Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

EFFECTIVE TIME OF MERGER

    The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the DFI after having been previously filed with the Secretary with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "Conditions to the Merger." It is anticipated that the Effective Time will occur sometime during the fourth quarter of 1998 or in early 1999. In no event shall the Effective Time be later than March 31, 1999 unless a later date is agreed to by the Parties.

MANAGEMENT AND OPERATIONS OF AMERICORP AND ACB AFTER THE MERGER

    At the Effective Time, CIB will be merged with and into ACB and its separate corporate existence will terminate.

    The number of directors of Americorp at the Effective Time will be increased to nine and Allen W. Jue, Robert J. Lagomarsino, Gerald J. Lukiewski, E. Thomas Martin, Harry L. Maynard (all of whom are from Americorp and ACB), Michael T. Hribar, Edward F. Paul, Joseph L. Priske and Jacqueline S. Pruner (all of whom are from CIB) will serve as the Board of Directors of Americorp and ACB after the Merger until their successors have been chosen and qualified in accordance with applicable law. Messrs Jue, Lagomarsino, Paul and Priske will serve as the executive committee of Americorp and ACB after the Merger. After the Merger, the principal officers of Americorp and ACB will be Allen W. Jue (the current chairman of Americorp/ACB), who will serve as chairman of the board, Joseph L. Priske (the current chairman of CIB), who will serve as Vice Chairman, and Gerald J. Lukiewski (the current president and chief executive officer of Americorp/ACB), who will serve as president and chief executive officer. Thomas
E. Anthony (the current Senior Vice President/Chief Lending Officer of CIB), Allen R. Partridge (the current Senior Vice President/Chief Financial Officer of
CIB) and Mary Martha Stewart (the current Senior Vice President/Chief Operating Officer of ACB) will serve as the Chief Lending Officer, Chief Financial Officer and Chief Operating Officer, respectively, of ACB after the Merger. Joseph L. Priske will also serve as chairman of ACB's loan committee.

    The Articles of Incorporation and Bylaws of Americorp (except as otherwise noted above) will continue to govern the business and affairs of Americorp after the Merger until amended or repealed in accordance with applicable law. The Articles of Incorporation and Bylaws of ACB will continue to govern the business and affairs of ACB after the Merger until amended or repealed in accordance with applicable law except the head office of ACB will be relocated to the current head office location of CIB.

    Based on the combined bank's assets of approximately $226 million, the projected pro forma amount of annual net income has been estimated to be $2,235,000 after expenses for the Merger and integration costs have been absorbed. This net income amount takes into account expected initial cost savings of an estimated $637,000 and enhanced revenues of an estimated $139,000. The cost savings are derived from a reduced level of personnel, decreased costs of employee benefits per employee and other reduced operational expenses on a combined basis. Revenue enhancements are derived from increased lending activity due to the increased lending limits. Net of taxes, the net improvement of net income would be approximately $458,000. The projected proforma earnings per share is estimated to be $2.31 using the number of shares outstanding as of June 30, 1998, with CIB's shares outstanding exchanged on a .7000 to 1.000 Exchange Ratio. This compares to an annualized proforma basic earnings per share calculated as of June 30, 1998 of $1.88.

    This information should be read in conjunction with the historical consolidated financial statements of CIB and Americorp, including their respective notes thereto, which are included in this Joint Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/ Prospectus. The cost savings and revenue enhancements reflected above and in this Joint Proxy Statement/ Prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the Merger, the actual cost savings and revenue enhancement that may be realized in the Merger may differ, perhaps significantly, from the amounts reflected above and in this Joint Proxy Statement/ Prospectus due to a variety of factors, including expected growth of the combined bank. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT."

AMENDMENT TO BYLAWS OF AMERICORP

    Shareholder approval of the principal terms of the Agreement and the transaction contemplated thereby includes the approval of an amendment to the Americorp bylaws to expand the number of its authorized directors at the Effective Time and the election of Messrs. Lukiewski, Hribar, Paul and Priske and Ms. Pruner as directors of Americorp. See "Management and Operations of Americorp and ACB After the Merger". In order to effect such expansion, shareholder approval of the principal terms of the Agreement and the transaction contemplated thereby will also include approval of an amendment to the first two sentences of Section 4.2(a) of the Americorp bylaws to read as follows:

    "4.2 Number, Election, Qualification and Term of Office of Directors

        (a) Number. The number of Directors of this Corporation shall be not fewer than seven (7) nor more than thirteen (13), the exact numnber within such range to be fixed by the Board of Directors or the Shareholders of the Corporation from time to time. Until changed, the exact number of Directors shall be nine (9)."

If for any reason the Merger is not carried out, the amendment to the bylaws will not become effective.

REGULATORY APPROVALS

    The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the FDIC.

    The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by March 31, 1999 without the imposition of conditions which, in the opinion of Americorp would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

    Applications for regulatory review and approval of the Merger and the related transactions have been filed and the DFI has granted its approval. There can be no assurance that the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action.

    In determining to approve the Merger, the DFI considered factors such as (i) the effects of the Merger on competition; (ii) the effects of the Merger on the convenience and needs of the communities to be served; (iii) the financial condition of ACB; (iv) whether the Merger is fair and reasonable to the depositors, creditors and shareholders of Americorp, ACB and CIB; (v) the competence, experience and integrity of ACB's management; and (vi) whether the Merger is fair, just and equitable to Americorp, ACB and CIB.

    In determining whether to approve the Merger, the FDIC will consider factors such as (i) the financial condition, competence, experience and integrity of ACB's management; and (ii) the effect of the Merger on competition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As a condition to the Merger, each of the directors of the respective Parties has entered into an agreement whereby each has agreed to (i) vote his or her shares of Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to the Party's shareholders to vote in favor of the Agreement,
(iii) not dispose, subject to certain exceptions, of his or her shares of Stock, and (iv) cooperate fully with the other Parties in connection with the Merger.

    Under these agreements the respective directors of CIB and Americorp have agreed to vote their respective shares (approximately 22.1% of the outstanding shares in the case of CIB Stock and approximately 27.0% of the outstanding shares in the case of Americorp Stock) to approve the principal terms of the Agreement, increasing the likelihood that the Merger will be approved. The affirmative vote of the holders of an additional 27.9% (in the case of CIB) and 23.0% (in the case of Americorp) of the respective outstanding shares voting at the respective Meetings will be required in order to approve the Agreement.

    Messrs. Hribar, Paul and Priske and Ms. Pruner will be added as directors of Americorp and ACB at the Effective Time. Messrs. Paul and Priske will also serve on the executive committee of Americorp and ACB. Mr. Priske, the current Chairman of CIB, will be elected as Vice Chairman of Americorp and ACB and will be chairman of ACB's loan committee.

    The officers and employees of CIB at the Effective Time will become officers and employees of ACB subject to the policies of ACB, will be entitled to participate in all employee benefits and benefit programs of ACB on the same basis as similarly situated employees of ACB and will be credited for eligibility, participation and vesting purposes with their respective years of past service with CIB.

    Pursuant to the Agreement, a committee has been established to determine, among other things, a personnel, salary and benefits structure for ACB after the Merger and to fix the amount of severance to be paid to officers and employees of the Parties displaced by the Merger. The committee is composed of Gerald J. Lukiewski (on behalf of Americorp) and Joseph L. Priske and Jacqueline Pruner (on behalf of CIB). The amount of severance benefits has not yet been determined by the committee.

    ACB has also agreed to honor certain employment agreements for CIB's Senior Lending Officer and Chief Financial Officer. For a description of such agreements, see "BUSINESS OF CIB--Executive Compensation." Messrs. Anthony and Partridge will become the Chief Lending Officer and the Chief Financial Officer of ACB after the Merger.

    Subject to the receipt of any required consents, a new stock option plan will be adopted by Americorp in order for each person who is an officer or employee of CIB and who will continue with ACB after the Merger, and for each director of CIB, who does not exercise his stock option to have the right to receive a substitute stock option from Americorp on a fully vested basis.

    CIB's directors' and officers' liability insurance will have its discovery period extended for 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers.

    In connection with the three current directors of CIB and the two current directors of Americorp who will resign at the time of the Merger, it is anticipated that ACB will enter into consulting agreements with such persons in order for them to continue to provide services and guidance to Americorp and ACB after the Merger. It is anticipated that Catherine S. Wood and Lincoln E. Cryne, (directors of Americorp and ACB) will receive aggregate payments of $33,000 and $62,400, respectively, pursuant to their consulting agreements and that Fred G. Buenger, William Burke and Glenn Farr (directors of CIB) will receive $33,000, $33,000 and $4,500, respectively, pursuant to their consulting agreements.

ADDITIONAL AGREEMENTS

    In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

FEDERAL INCOME TAX CONSEQUENCES

    The Parties have not requested a ruling from the Internal Revenue Service in connection with the Merger. The following is a summary of the opinion of Vavrinek, CIB's independent auditors, that CIB and Americorp received concerning the material federal income tax consequences resulting from the Merger. Consummation of the Merger is conditioned upon receipt by CIB and Americorp of such opinion prior to the date of this Joint Proxy Statement/Prospectus. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time and representations from the management of CIB, Americorp and ACB.

        (i) The Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and CIB, Americorp and ACB each will be a "party to a reorganization" within the meaning of
    Section 368(b) of the Code.

        (ii) No gain or loss will be recognized by any of the Parties as a result of the Merger.

       (iii) No gain or loss will be recognized by a shareholder of CIB on the receipt solely of Americorp Stock in exchange for his shares of CIB Stock.

        (iv) The tax basis of the assets in ACB after the merger will be the same as the tax basis of the assets held by CIB and ACB immediately before the Merger.

        (v) The holding period of Americorp Stock to be received in the Merger by a CIB shareholder will include the holding period of shares of CIB Stock exchanged therefor, provided that the shares of CIB Stock are held as capital assets at the Effective Time.

        (vi) The tax basis of Americorp Stock to be received in the Merger by CIB shareholders will be the same as the basis of the sharers of CIB Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the CIB shareholders and redeemed for cash.

       (vii) The payment of cash to shareholders of CIB in lieu of fractional share interest of Americorp Stock will be treated as if the fractional shares were distributed as part of the exchange and them redeemed by Americorp. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Americorp Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as a capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

      (viii) No gain or loss will be recognized for federal income tax purposes by the holders of outstanding stock options granted under CIB's stock option plan as a result of the granting of substitute options pursuant to Americorp's stock option plan.

        (ix) The granting of any substitute stock option to a holder of a CIB stock option will not be deemed a modification of an incentive stock option.

    The opinion of Vavrinek summarized above is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

    The exchange of Americorp Stock or CIB Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. Holders of Americorp Stock or CIB Stock electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances. See "Dissenting Shareholders' Rights."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, IT IS RECOMMENDED THAT CIB AND AMERICORP SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

EXCHANGE PROCEDURES

    As soon as practicable after the Effective Time, the exchange agent to be designated by the Parties (the "Exchange Agent") will mail to each holder of record of outstanding shares of CIB Stock a letter of transmittal which is to be used by each CIB shareholder to return to the Exchange Agent the stock certificates representing the CIB Stock owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such CIB shareholder. As soon as practicable after receiving such Old Certificates from a CIB shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such CIB shareholder new certificates ("New Certificates") representing the appropriate number of shares of Americorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Americorp Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Americorp Stock. No interest will be paid to the CIB shareholders on the cash or the value of the Americorp Stock into which their shares of CIB Stock will be exchanged.

    CIB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

SALES OF AMERICORP STOCK

    The shares of Americorp Stock to be issued to shareholders of CIB in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of CIB within the meaning of Rule 145 under the Securities Act.

NASDAQ LISTING

    The Parties have agreed that following the Effective Time, consideration will be given to listing the shares of Americorp Stock on Nasdaq with the intent to so list such shares during the first full year of operations. However, no assurance can be given that such application will be filed or that the shares of Americorp Stock will become so listed.

ACCOUNTING TREATMENT

    The Parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, the respective accounting firms of the Parties will confirm in writing the accounting treatment of the Merger as a pooling of interest. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interest accounting method to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

CONDITIONS TO THE MERGER

    The obligation of each of the parties to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of, among other things, the following conditions: (i) the Agreement and the transactions contemplated thereby will have received all requisite approvals of the shareholders and Boards of Directors of CIB, ACB and Americorp; (ii) no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the Merger substantially in the form contemplated by the Agreement unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit; (iii) by March 31, 1999, all approvals or consents of any applicable governmental agency will have been obtained or granted for the Merger and the transactions contemplated by the Agreement (in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Americorp or ACB after the Merger that Americorp reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party) and the applicable waiting period under all laws will have expired; (iv) the Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order; (v) Americorp shall have received all state securities permits and other authorizations necessary to issue the Americorp Stock to consummate the Merger; (vi) CIB and Americorp will have received an opinion reasonably satisfactory to CIB and Americorp from Vavrinek to the effect that the Merger will not result in the recognition of gain or loss for federal income tax purposes, nor will the issuance of Americorp Stock result in the recognition of gain or loss to holders of CIB Stock who receive Americorp Stock in the Merger (see "-- Federal Income Tax Consequences"); (vii) the Parties' respective accounting firms will have confirmed in writing to CIB and Americorp that the Merger will quality for pooling of interests accounting treatment (see "--Accounting Treatment"); and (viii) all third party consent necessary to permit the parties to consummate the Merger will have been obtained except under certain circumstances.

    The obligations of CIB to consummate the Merger are also subject to fulfillment of certain other conditions, including the following: (i) there will not have occurred, between July 7, 1998 and the Effective Time, any materially adverse change in the business, financial condition, results of operations or properties of Americorp or ACB; (ii) receipt of the Findley Opinion; and (iii) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Americorp and ACB After the Merger" will have been completed.

    The obligations of Americorp and ACB to consummate the Merger are also subject to the fulfillment of certain other conditions. including the following:
(i) there will not have occurred, between July 7, 1998 and the Effective Time, any material adverse change in the business, financial condition, results of operations or properties of CIB; (ii) receipt of the Cal.Research Opinion; and
(iii) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Americorp and ACB After the Merger" will have been completed

    Additionally, the consummation of the Merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

    If these and other conditions are not satisfied or waived, the Agreement may be terminated. The Agreement may also be terminated upon the occurrence of certain other events. See "--Termination."

NONSOLICITATION

    Under the terms of the Agreement, Americorp and CIB have each agreed not to solicit, initiate or encourage any "Competing Transaction" (as hereinafter defined). In addition, each has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than a Party unless it receives a bona fide offer from a person other than the Parties to the Agreement and subject to fiduciary obligations. Each Party has agreed to promptly notify the other party of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following: a merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of Americorp's or of CIB's assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power; a tender offer or exchange offer for at least 10% of the outstanding shares; a solicitation of proxies in opposition to approval of the Merger by shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

    Failure to act or refraining from doing any act in certain circumstances by a Party in connection with a Competing Transaction will result in the other Party having the right to terminate the Agreement. If the Agreement were to be so terminated and the Party involved in the Competing Transaction enters into an agreement for a Competing Transaction prior to the termination of the Agreement or during the 12 month period immediately following the termination, such Party will be obligated to pay the other Party $750,000 which amount represents (i) direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by the Agreement, including management time devoted to negotiation and preparation for the transactions contemplated by the Agreement; (ii) indirect costs and expenses incurred in connection with the transactions contemplated by the Agreement; and (iii) loss as a result of the transactions contemplated by the Agreement not being consummated

EXPENSES

    If the Agreement is terminated by Americorp or ACB because CIB's shareholders fail to approve the Merger, or because CIB fails to satisfy certain of its obligations under the Agreement, CIB will be obligated to pay all of Americorp's expenses incurred in connection with the Merger transaction, not to exceed $150,000.

    If the Agreement is terminated by CIB because Americorp's shareholders fail to approve the Merger, or because Americorp fails to satisfy certain of its obligations under the Agreement, Americorp will be obligated to pay all of CIB's expenses incurred in connection with the Merger transaction, not to exceed $150,000.

TREATMENT OF STOCK OPTIONS

    At the Effective Time, the CIB stock option plan will terminate, the current Americorp stock option plan will also be terminated (but not the options granted thereunder) and a new stock option plan will be adopted by Americorp in connection with the Merger (the "1998 Plan"). See "INFORMATION CONCERNING AMERICORP MEETING ONLY."

    At and as of the Effective Time, Americorp shall grant substitute stock options pursuant to the 1998 Plan to each and every officer, employee and director of CIB who has at the Effective Time an outstanding option to purchase shares of CIB Stock ("CIB Stock Options"). Each and every substitute stock option so granted by Americorp pursuant to the Americorp stock option plan to replace an CIB Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements and shall be exercisable for that number of whole shares of Americorp Stock equal to the product of (A) the number of shares of CIB Stock that were purchasable under such CIB Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Americorp Stock. Further, each and every substitute stock option so granted shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of CIB Stock at which such CIB Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio.

TERMINATION

    The Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of CIB and Americorp in writing; (ii) by CIB or Americorp if any material breach or default by the other Party is not cured within 20 business days after notice thereof; (iii) by CIB or Americorp if any governmental or regulatory consent is not obtained by March 31, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (iv) by Americorp if any of the conditions to its performance of the Agreement shall not have been met, or by CIB if any of the conditions to its performance of the Agreement shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such conditions shall not be met; or (v) if a Party shall have failed to act or refrained from doing any act relating to a Competing Transaction.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

    The Agreement provides that, during the period from July 7, 1998 to the Effective Time, the Parties will conduct their businesses only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of the other Party, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Agreement; (ii) declare, set aside or pay any dividend (other than cash dividends payable in accordance with past practice) or make any other distribution upon, or purchase or redeem any shares of its stock; (iii) except as may be required to effect the transactions contemplated by the Agreement, amend its articles of incorporation or its bylaws; (iv) grant any general or uniform increase in the rate of pay of employees except in the ordinary course of business and consistent with past practice; (v) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any person except in the ordinary course of business and consistent with past practice; (vi) make any capital expenditure in excess of specified amounts, except for ordinary repairs, renewals and replacements. (vii) compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election: (viii) grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder; (ix) make their credit underwriting policies, standards or practices less stringent than those in effect on December 31, 1997; (x) enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the Agreement to which it is a party or bound; (xi) grant any person a power of attorney or similar authority; (xii) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice: (xiii) amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract; (xiv) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party; (xv) sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice; (xvi) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent the Parties from accounting for the business combination to be effected by the Merger as a pooling of interests; (xvii) sell any investment security prior to maturity, except in the ordinary course of business; or (xviii) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed certain specified amounts subject to certain exceptions;
(xix) purchase, redeem or otherwise acquire any of its securities or any rights, options or securities to acquire its equity securities; (xx) change any of its basic policies and practices relating to certain specified matters; or (xi) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations.

    The Agreement also provides that each Party will (i) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Agreement as promptly as practical; (ii) obtain the consent of the other Party before it issues any press release or makes any public statement with respect to the Agreement or the transactions contemplated hereby; and (iii) cause to be prepared one or more environmental investigations with respect to real property owned or leased.

    The Agreement also provides that each Party will: (i) duly and timely file all required governmental reports; (ii) periodically furnish to the other Party certain information, loan reports and updates of information previously provided; (iii) promptly notify the other Party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties; (iv) provide access to the other Party of certain information: and (v) use its reasonable efforts between the date of the Agreement and the Effective Time to take all actions necessary or desirable, including the filing of any regulatory applications.

AMENDMENT AND WAIVER

    Subject to applicable law: (i) the Agreement may be amended at any time by the action of the Boards of Directors of CIB, ACB and Americorp without action by their shareholders pursuant to a writing signed by all parties to the Agreement; and (ii) the Parties, by action of their respective Boards of Directors, may, at any time prior to the Effective Time, extend the performance of any obligation or action required by the Agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the Agreement.

DISSENTING SHAREHOLDERS' RIGHTS

    CIB

    Shareholders of CIB will be entitled to exercise dissenters' rights in connection with the Merger.

    AMERICORP

    Shareholders of Americorp will also be entitled to exercise dissenters' rights in connection with the Merger.

    PROCEDURES

    Each holder of shares of Americorp Stock or CIB Stock that were outstanding as of the respective Record Dates and remain outstanding at the Effective Time who does not vote such shares in favor of the proposal to approve the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law ("Chapter 13 of the California Law") will be entitled to receive an amount equal to the fair market value of his or her shares as of July 7, 1998, the day before the public announcement of the Merger. The final bid price for Americorp Stock on July 6, 1998 was $32.00. The Findley Opinion dated July 9, 1998 concluded that the fair market value of CIB Stock on July 6, 1998 was $19.50. A copy of Chapter 13 of the California Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Americorp and CIB shareholders and is qualified in its entirety by reference to Appendix D.

    In order to be entitled to exercise dissenters' rights, a shareholder must not vote "FOR" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be either voted "AGAINST" or "ABSTAIN" on the proposal to approve the principal terms of the Agreement. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the principal terms of the Agreement, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose his or her dissenters' rights.

    If the Merger is approved by the shareholders, Americorp and CIB will each have 10 days after the respective approvals to send to those shareholders who did not vote in favor of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined to represent the fair market value of the dissenting shares as of July 6, 1998 and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must make written demand upon Americorp or CIB, as the case may be, for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of July 6, 1998, and must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If the Party and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under California law on the ability of a Party to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If the Party denies that the shares surrendered are dissenting shares or the Party and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless the effected Party consents to such withdrawal.

    The Merger is not directly conditioned upon only a limited number of shareholders of Americorp or CIB Stock having voted against the Merger or otherwise having perfected dissenters' rights. Nevertheless, the payment of a significant amount of cash pursuant to the exercise of dissenters' rights would effect the ability of the Merger to be accounted for as a "pooling of interest." The Merger is conditioned upon the respective accountants confirming in writing that the accounting treatment for the Merger is a pooling of interest (see "--Accounting Treatment").

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined statements of financial position are based on the historical consolidated statements of financial position of Americorp and the historical statements of financial position of CIB, using the pooling method of accounting for business combinations, as of June 30, 1998 and December 31, 1997 after giving effect to Merger-related adjustments described in the Note herein. It should be read in conjunction with the historical financial statements of Americorp and CIB, which are included elsewhere in this Joint Proxy Statement/Prospectus.

    These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consummated on the respective dates nor are they indicative of the future operating results or financial position of the combined companies. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the SEC.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION

                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                   AMERICORP      CIB     ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  ----------
Cash and Due From Banks..........................................  $   19,417  $   8,223               $   27,640
Federal Funds Sold...............................................       8,200      5,950                   14,150
Time Deposits in Other Financial Institutions....................                  1,092                    1,092
Investment Securities--Available for Sale........................      12,369     11,941                   24,310
Investment Securities--Held to Maturity..........................      10,948         76                   11,024
                                                                   ----------  ---------               ----------
Total Investment Securities......................................      23,317     12,017                   35,334
                                                                   ----------  ---------               ----------
Total Loans......................................................      84,205     56,711                  140,916
Loan Loss Allowance..............................................      (1,131)      (930)                  (2,061)
                                                                   ----------  ---------               ----------
Net Loans........................................................      83,074     55,781                  138,855
                                                                   ----------  ---------               ----------
Loans Held for Sale..............................................                  1,580                    1,580
Accrued Interest Receivable......................................         746        499                    1,245
Premises and Equipment...........................................       1,343      1,043                    2,386
Other Real Estate Owned..........................................                                          --
Other Assets.....................................................       3,011        529                    3,540
Investment in Partnership........................................                                          --
Federal Reserve Bank Stock, at cost..............................                    167                      167
Deferred Taxes...................................................         716         45                      761
                                                                   ----------  ---------               ----------
TOTAL ASSETS.....................................................  $  139,824  $  86,926               $  226,750
                                                                   ----------  ---------               ----------
                                                                   ----------  ---------               ----------
DEPOSITS:
Non Interest Bearing Demand......................................  $   37,741  $  24,629               $   62,370
Interest Bearing Demand..........................................      40,522     22,333                   62,855
Savings..........................................................      11,855      6,327                   18,182
Time, under $100,000.............................................      20,831     15,210                   36,041
Time, $100,000 and over..........................................      14,026     10,786                   24,812
                                                                   ----------  ---------               ----------
Total Deposits...................................................     124,975     79,285                  204,260
                                                                   ----------  ---------               ----------
Accrued Interest Payable.........................................         449         75                      524
Other Liabilities................................................       2,499        125   $     376        3,000
                                                                   ----------  ---------  -----------  ----------
Total Liabilities................................................     127,923     79,485   $     376      207,784
                                                                   ----------  ---------  -----------  ----------
STOCKHOLDERS' EQUITY:
Common Stock.....................................................         595      2,666      (2,293)         968
Surplus..........................................................       2,396      3,063       2,293        7,752
Retained Earnings................................................       8,812      1,770        (376)      10,206
Net Unrealized Gain on Securities Available for Sale, net of
  Deferred Income Taxes..........................................          98        (58)                      40
                                                                   ----------  ---------  -----------  ----------
Total Stockholders' Equity.......................................      11,901      7,441        (376)      18,966
                                                                   ----------  ---------  -----------  ----------
TOTAL LIABILTIES AND STOCKHOLDERS' EQUITY........................  $  139,824  $  86,926   $  --       $  226,750
                                                                   ----------  ---------  -----------  ----------
                                                                   ----------  ---------  -----------  ----------

    The following table reflects all nonrecurring Americorp and CIB estimated Merger-related costs as of December 31, 1997 and June 30, 1998. These costs are not included on the unaudited pro forma combined income statements but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):

                                                                   AMERICORP       CIB      COMBINED
                                                                 -------------  ---------  -----------
Professional Fees..............................................    $     185    $     111   $     296
Printing and Other.............................................           80                       80
                                                                       -----    ---------       -----
Total..........................................................    $     265    $     111   $     376
                                                                       -----    ---------       -----
                                                                       -----    ---------       -----

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                   AMERICORP      CIB     ADJUSTMENTS   COMBINED
                                                                   ----------  ---------  -----------  ----------
Cash and Due From Banks..........................................  $   11,462  $   7,859               $   19,321
Federal Funds Sold...............................................       5,900     12,750                   18,650
Time Deposits in Other Financial Institutions....................      --          1,491                    1,491
Investment Securities--Available for Sale........................      12,623     13,925                   26,548
Investment Securities--Held to Maturity..........................      12,490         76                   12,566
                                                                   ----------  ---------               ----------
Total Investment Securities......................................      25,113     14,001                   39,114
                                                                   ----------  ---------               ----------
Total Loans......................................................      84,445     49,821                  134,266
Loan Loss Allowance..............................................      (1,048)      (918)                  (1,966)
                                                                   ----------  ---------               ----------
Net Loans........................................................      83,397     48,903                  132,300
                                                                   ----------  ---------               ----------
Loans Held for Sale..............................................      --          1,726                    1,726
Accrued Interest Receivable......................................         856        456                    1,312
Premises and Equipment...........................................       1,465        943                    2,408
Other Real Estate Owned..........................................         123        152                      275
Other Assets.....................................................       2,676        456                    3,132
Investment in Partnership........................................       2,550                               2,550
Federal Reserve Bank Stock, at cost..............................      --            147                      147
Deferred Taxes...................................................         670        156                      826
                                                                   ----------  ---------               ----------
TOTAL ASSETS.....................................................  $  134,212  $  89,040               $  223,252
                                                                   ----------  ---------               ----------
                                                                   ----------  ---------               ----------
DEPOSITS:
Non Interest Bearing Demand......................................  $   36,510  $  24,558               $   61,068
Interest Bearing Demand..........................................      40,352     26,346                   66,698
Savings..........................................................      10,998      7,056                   18,054
Time, under $100,000.............................................      18,663     13,038                   31,701
Time, $100,000 and over..........................................      13,445     10,829                   24,274
                                                                   ----------  ---------               ----------
Total Deposits...................................................     119,968     81,827                  201,795
                                                                   ----------  ---------               ----------
Accrued Interest Payable.........................................         394         86                      480
Other Liabilities................................................       2,499        571   $     376        3,446
                                                                   ----------  ---------  -----------  ----------
Total Liabilities................................................     122,861     82,484   $     376      205,721
                                                                   ----------  ---------  -----------  ----------
STOCKHOLDERS' EQUITY:
Common Stock.....................................................         586      2,395      (2,060)         921
Surplus..........................................................       2,184      2,715       2,060        6,959
Retained Earnings................................................       8,500      1,485        (376)       9,609
Net Unrealized Gain on Securities Available for Sale, net of
  Deferred Income Taxes..........................................          81        (39)                      42
                                                                   ----------  ---------               ----------
Total Stockholders' Equity.......................................      11,351      6,556        (376)      17,531
                                                                   ----------  ---------  -----------  ----------
TOTAL LIABILTIES AND STOCKHOLDERS' EQUITY........................  $  134,212  $  89,040   $  --       $  223,252
                                                                   ----------  ---------  -----------  ----------
                                                                   ----------  ---------  -----------  ----------

    The following table reflects all nonrecurring Americorp and CIB estimated Merger-related costs as of December 31, 1997 and June 30, 1998. These costs are not included on the unaudited pro forma combined income statements but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):

                                                                   AMERICORP       CIB      COMBINED
                                                                 -------------  ---------  -----------
Professional Fees..............................................    $     185    $     111   $     296
Printing and Other.............................................           80                       80
                                                                       -----    ---------       -----
Total..........................................................    $     265    $     111   $     376
                                                                       -----    ---------       -----
                                                                       -----    ---------       -----

    The following unaudited pro forma combined statements of income are based on the historical consolidated financial statements of Americorp and the historical financial statements of CIB, using the pooling method of accounting for business combinations, for the six month period ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Americorp and the historical financial statements and notes thereto of CIB, which are included elsewhere in this Joint Proxy Statement/Prospectus. Weighted average shares outstanding of the pro forma combined institution are based on a .7000 to 1.000 Exchange Ratio which approximates the Exchange Ratio if it was computed based upon the Americorp and CIB Book Values Per Share at June 30, 1998 and without taking into account any adjustments as permitted by the Agreement. THE EXCHANGE RATIO COULD BE HIGHER OR LOWER THAN .7000 TO 1.000.

    These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consumated on the dates indicated in the preceding paragraph, nor are they indicative of the future operating results or financial position of the combined companies.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      AMERICORP      CIB      ADJUSTMENTS    COMBINED
                                                                     -----------  ---------  -------------  -----------
Interest Income:
Interest and Fees on Loans.........................................   $   4,363   $   2,972                  $   7,335
Interest on Federal Funds Sold.....................................         184         200                        384
Interest on Securities.............................................         691         395                      1,086
Interest on Time Deposits in Other Financial Institutions..........                      37                         37
                                                                     -----------  ---------                 -----------
TOTAL INTEREST INCOME..............................................       5,238       3,604                      8,842
                                                                     -----------  ---------                 -----------
INTEREST EXPENSE ON DEPOSITS.......................................       1,427       1,006                      2,433
                                                                     -----------  ---------                 -----------
NET INTEREST INCOME................................................       3,811       2,598                      6,409
Provision for Loan and Lease Losses................................         265          58                        323
                                                                     -----------  ---------                 -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......       3,546       2,540                      6,086
                                                                     -----------  ---------                 -----------
Other Income:
Service Charges on Deposit Accounts................................         341         264                        605
Gain (loss) on Sale of Securities..................................           1           2                          3
Gain on Sale of Assets.............................................                     100                        100
Equity in Net Income of Partnership................................
Other Income and Fees..............................................         330          86                        416
                                                                     -----------  ---------                 -----------
TOTAL OTHER INCOME.................................................         672         452                      1,124
                                                                     -----------  ---------                 -----------
Other Expenses:
Salaries and Employee Benefits.....................................       1,726       1,281                      3,007
Occupancy Expenses.................................................         364         237                        601
Furniture and Equipment Expense....................................         177         173                        350
Other Operating Expenses...........................................       1,183         727                      1,910
                                                                     -----------  ---------                 -----------
TOTAL OTHER EXPENSES...............................................       3,450       2,418                      5,868
                                                                     -----------  ---------                 -----------
Income Before Income Taxes.........................................         768         574                      1,342
Provision for Income Taxes.........................................         206         236                        442
                                                                     -----------  ---------                 -----------
NET INCOME.........................................................   $     562   $     338                  $     900
                                                                     -----------  ---------                 -----------
                                                                     -----------  ---------                 -----------
Earnings Per Share.................................................
  --Basic..........................................................   $    0.95   $    0.64                  $    0.94
  --Diluted........................................................   $    0.84   $    0.60                  $    0.85
Shares used in Earnings Per Share Calculation
  --Basic..........................................................         590         530         (159)          961
  --Diluted........................................................         667         564         (169)        1,062

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      AMERICORP      CIB       ADJUSTMENTS     COMBINED
                                                                     -----------  ---------  ---------------  -----------
Interest Income:
  Interest and Fees on Loans.......................................   $   7,804   $   5,571                    $  13,375
  Interest on Federal Funds Sold...................................         236         612                          848
  Interest on Securities...........................................       1,709         554                        2,263
  Interest on Time Deposits in Other
  Financial Institutions...........................................                      89                           89
                                                                     -----------  ---------                   -----------
TOTAL INTEREST INCOME..............................................       9,749       6,826                       16,575
                                                                     -----------  ---------                   -----------
INTEREST EXPENSE ON DEPOSITS.......................................       2,747       1,879                        4,626
                                                                     -----------  ---------                   -----------
NET INTEREST INCOME................................................       7,002       4,947                       11,949
Provision for Loan and Lease Losses................................         410         370                          780
                                                                     -----------  ---------                   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......       6,592       4,577                       11,169
                                                                     -----------  ---------                   -----------
Other Income:
  Service Charges on Deposit Accounts..............................         697         495                        1,192
  Gain (Loss) on Sale of Securities................................          54                                       54
  Gain on Sale of Assets...........................................                      28                           28
  Equity in Net Income of Partnership..............................          51                                       51
  Other Income and Fees............................................         768         626                        1,394
                                                                     -----------  ---------                   -----------
TOTAL OTHER INCOME.................................................       1,570       1,149                        2,719
                                                                     -----------  ---------                   -----------
Other Expenses:
  Salaries and Employee Benefits...................................       3,392       2,345                        5,737
  Occupancy Expenses...............................................         624         405                        1,029
  Furniture and Equipment Expense..................................         306         293                          599
  Other Operating Expenses.........................................       2,341       1,307                        3,648
                                                                     -----------  ---------                   -----------
TOTAL OTHER EXPENSES...............................................       6,663       4,350                       11,013
                                                                     -----------  ---------                   -----------
Income Before Income Taxes.........................................       1,499       1,376                        2,875
Provision for Income Taxes.........................................         396         576                          972
                                                                     -----------  ---------                   -----------
NET INCOME.........................................................   $   1,103   $     800                    $   1,903
                                                                     -----------  ---------                   -----------
                                                                     -----------  ---------                   -----------
Earnings Per Share
  --Basic..........................................................   $    1.91   $    1.74                    $    2.11
  --Diluted........................................................   $    1.66   $    1.60                    $    1.87
Shares used in Earnings Per Share Calculation
  --Basic..........................................................         578         461          (138)           901
  --Diluted........................................................         666         500          (150)         1,016

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      AMERICORP      CIB       ADJUSTMENTS     COMBINED
                                                                     -----------  ---------  ---------------  -----------
Interest Income:
  Interest and Fees on Loans.......................................   $   6,491   $   5,176                    $  11,667
  Interest on Federal Funds Sold...................................         404         561                          965
  Interest on Securities...........................................       1,894         475                        2,369
  Interest on Time Deposits in Other Financial Institutions........           3         116                          119
                                                                     -----------  ---------                   -----------
TOTAL INTEREST INCOME..............................................       8,792       6,328                       15,120
                                                                     -----------  ---------                   -----------
INTEREST EXPENSE ON DEPOSITS.......................................       2,740       1,853                        4,593
                                                                     -----------  ---------                   -----------
NET INTEREST INCOME................................................       6,052       4,475                       10,527
Provision for Loan and Lease Losses................................       1,046         697                        1,743
                                                                     -----------  ---------                   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......       5,006       3,778                        8,784
                                                                     -----------  ---------                   -----------
Other Income:
  Service Charges on Deposit Accounts..............................         620         467                        1,087
  Gain (loss) on Sale of Securities................................        (207)                                    (207)
  Gain on Sale of Assets...........................................                       1                            1
  Equity in Net Income of Partnership..............................         215                                      215
  Other Income and Fees............................................         620         239                          859
                                                                     -----------  ---------                   -----------
TOTAL OTHER INCOME.................................................       1,248         707                        1,955
                                                                     -----------  ---------                   -----------
Other Expenses:
  Salaries and Employee Benefits...................................       2,954       2,152                        5,106
  Occupancy Expenses...............................................         521         392                          913
  Furniture and Equipment Expense..................................         220         233                          453
  Other Operating Expenses.........................................       2,319       1,147                        3,466
                                                                     -----------  ---------                   -----------
TOTAL OTHER EXPENSES...............................................       6,014       3,924                        9,938
                                                                     -----------  ---------                   -----------
Income Before Income Taxes.........................................         240         561                          801
Provision for Income Taxes.........................................          37         235                          272
                                                                     -----------  ---------                   -----------
NET INCOME.........................................................   $     203   $     326                    $     529
                                                                     -----------  ---------                   -----------
                                                                     -----------  ---------                   -----------
Earnings Per Share
  --Basic..........................................................   $    0.35   $    0.71                    $    0.59
  --Diluted........................................................   $    0.31   $    0.66                    $    0.53
Shares used in Earnings Per Share Calculation
  --Basic..........................................................         572         457          (137)           892
  --Diluted........................................................         660         492          (148)         1,004

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                      AMERICORP      CIB     ADJUSTMENTS   COMBINED
                                                                     -----------  ---------  -----------  -----------
Interest Income:
Interest and Fees on Loans.........................................   $   6,398   $   4,149                $  10,547
Interest on Federal Funds Sold.....................................         126         463                      589
Interest on Securities.............................................       2,015         440                    2,455
Interest on Time Deposits in Other Financial Institutions..........                     166                      166
                                                                     -----------  ---------               -----------
TOTAL INTEREST INCOME..............................................       8,539       5,218                   13,757
                                                                     -----------  ---------               -----------
INTEREST EXPENSE ON DEPOSITS.......................................       2,520       1,332                    3,852
                                                                     -----------  ---------               -----------
NET INTEREST INCOME................................................       6,019       3,886                    9,905
Provision for Loan and Lease Losses................................         554         (58)                     496
                                                                     -----------  ---------               -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......       5,465       3,944                    9,409
                                                                     -----------  ---------               -----------
Other Income:
Service Charges on Deposit Accounts................................         564         474                    1,038
Gain (loss) on Sale of Securities..................................           3          20                       23
Gain on Sale of Assets.............................................                      28                       28
Equity in Net Income of Partnership................................         353                                  353
Other Income and Fees..............................................         550         115                      665
                                                                     -----------  ---------               -----------
TOTAL OTHER INCOME.................................................       1,470         637                    2,107
                                                                     -----------  ---------               -----------
Other Expenses:
Salaries and Employee Benefits.....................................       2,816       1,851                    4,667
Occupancy Expenses.................................................         483         408                      891
Furniture and Equipment Expense....................................         113         235                      348
Other Operating Expenses...........................................       2,353       1,054                    3,407
                                                                     -----------  ---------               -----------
TOTAL OTHER EXPENSES...............................................       5,765       3,548                    9,313
                                                                     -----------  ---------               -----------
Income Before Income Taxes.........................................       1,170       1,033                    2,203
Provision for Income Taxes.........................................         225         433                      658
                                                                     -----------  ---------               -----------
NET INCOME.........................................................   $     945   $     600                $   1,545
                                                                     -----------  ---------               -----------
                                                                     -----------  ---------               -----------
Earnings Per Share
  --Basic..........................................................   $    1.67   $    1.31                $    1.74
  --Diluted........................................................   $    1.41   $    1.21                $    1.52
Shares used in Earnings Per Share Calculation
  --Basic..........................................................         567         457        (137)         887
  --Diluted........................................................         669         497        (149)       1,017

                     DESCRIPTION OF CIB AND AMERICORP STOCK

    CIB is a California banking corporation organized under the laws of the State of California, and the rights of CIB Shareholders are governed by the California Financial Code, the California Corporations Code (the "Corporations Code"), the Articles of Incorporation of CIB (the "CIB Articles"), and the bylaws of CIB, as amended (the "CIB Bylaws"). Upon consummation of the Agreement, the CIB Shareholders will become shareholders of Americorp ("Americorp Shareholders"). As Americorp Shareholders, the rights of the then former CIB Shareholders will be governed by Division 1, Chapters 1-23 of the Corporations Code, other applicable California statutes, the Articles of Incorporation of Americorp (the "Americorp Articles"), and the bylaws of Americorp (the "Americorp Bylaws").

CIB STOCK

    CIB is authorized by the CIB Articles, as amended, to issue 5,000,000 shares of CIB Stock, without par value. At the CIB Record Date, 556,980 shares of CIB Stock were issued and outstanding. Holders of CIB Stock are entitled to one vote, in person or by proxy, for each share of CIB Stock held of record in the shareholder's name on the books of CIB as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of CIB Stock has the same rights, privileges and preferences as every other share and will share equally in CIB's net assets upon liquidation or dissolution. CIB Stock has no conversion, preemptive or redemption rights or sinking fund provisions.

    California law prohibits a California state-chartered bank from lending on the security of its own stock.

    Shareholders are entitled to dividends when, as and if declared by CIB's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Financial Code and other applicable regulatory limitations. See "Dividend Restrictions."

    CIB acts as its own transfer agent and registrar for CIB Stock.

AMERICORP STOCK

    Americorp is authorized by the Americorp Articles to issue 2,500,000 shares of Americorp Stock, $1.00 par value. As of the Americorp Record Date, 609,987 shares of Americorp Stock were issued and outstanding. Holders of Americorp Stock are entitled to one vote, in person or by proxy, for each share of Americorp Stock held of record in the shareholder's name on the books of Americorp as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively.

    Each share of Americorp Stock has the same rights, privileges and preferences as every other share and will share equally in Americorp's net assets upon liquidation of dissolution. Americorp Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Americorp Stock, when issued, will be fully paid and nonassessable.

    Americorp shareholders are entitled to dividends when, as and if declared by Americorp's Board of Directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California). See "Dividend Restrictions."

    The transfer agent and registrar for Americorp Stock is Chase Mellon Financial Services.

DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF AMERICORP STOCK AND CIB STOCK

    The following subsections discuss in detail the differences between rights of holders of Americorp Stock and CIB Stock.

CLASSIFICATION OF BOARD OF DIRECTORS

    CIB's Articles do not permit the CIB Board of Directors to be divided into classes with any class having a term of office of longer than one year. Each director of CIB must be elected annually. Americorp's Articles and Bylaws also do not provide for a classified Board of Directors.

VOTING RIGHTS

    See the description of voting rights contained in "CIB Stock" and "Americorp Stock".

NUMBER OF DIRECTORS

    Although the Corporations Code does not require Americorp or CIB to maintain any specific range of number of directors, the number of directors of Americorp and CIB may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The CIB Bylaws currently provide that the number of directors on the CIB Board of Directors may not be fewer than 5 nor more than 9, and the current number of members on CIB's Board of Directors has been fixed at 7. Americorp Bylaws currently provide that the number of directors on Americorp Board of Directors may not be fewer than four nor more than seven, and the current number of members on Americorp's Board of Directors has been fixed at six at the present time.

    At the Effective Time of the Merger, (i) the number of directors for Americorp will be increased to nine (9) and (ii) the Board will be reconstituted to include the directors indicated in "THE MERGER-- Management and Operation of Americorp and ACB After the Merger.

DIVIDEND RESTRICTIONS

    Since CIB is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) the net income of the bank for its current fiscal year. If the Commissioner finds that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

    The ability of Americorp to pay cash dividends is limited by the provisions of Section 500 of the California Corporations Code, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

    The ability of Americorp to pay cash dividends is largely dependent on cash dividends being paid to it by ACB. ACB has the same restrictions on its ability to pay cash dividends as does CIB.

DISSENTERS' RIGHTS

    Pursuant to the General Corporation Law of California, holders of Americorp Stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the California Corporations Code). See "THE MERGER--Dissenting Shareholders' Rights." However, pursuant to the California Financial Code, shareholders of CIB Stock are not entitled to dissenters' rights in connection with any transactions between two banking institutions which constitutes a reorganization (as defined in Section 181 of the California Corporations Code) where CIB is the corporation surviving such transaction, even if dissenters' rights were otherwise available pursuant to Chapter 13. Dissenters' rights are available to shareholders of CIB in the Merger since CIB is not the surviving corporation in such merger.

RESTRICTIONS ON ACQUISITION OF AMERICORP

    The following discussion is a summary of certain provisions of California and Federal law and regulations and California corporate law, as well as the Articles of Incorporation and Bylaws of Americorp, which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of Americorp.

CALIFORNIA AND FEDERAL BANKING LAW

    The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

    Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of Americorp under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Americorp or (ii) to direct or cause the direction of the management and policies of Americorp. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Americorp Stock would be presumed to control Americorp.

    In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Americorp Stock of, or such lesser number of shares as constitute control over, Americorp.

ANTI-TAKEOVER PROVISIONS IN AMERICORP'S ARTICLES AND BYLAWS

    Americorp's Articles and Bylaws contain identical provisions that deal with matters of corporate governance and certain rights of shareholders relating to offers to acquire Americorp.

    These provisions authorize the Board of Directors to oppose a tender or other offer for Americorp. When considering whether to oppose an offer, the Board may consider any pertinent issue, including any or all of the following:
(A) whether the offer price is acceptable based upon the historical and present operating results or financial condition of Americorp, (B) whether a more favorable price could be obtained for Americorp's securities in the future, (C) the impact which an acquisition of Americorp would have on the employees, depositors and customers of Americorp and its subsidiaries and the communities which they serve, (D) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors, and customers of Americorp and its subsidiaries and the communities which they serve and the future value of Americorp stock, (E) the value of the securities (if any) which the offeror is offering in exchange for Americorp's securities, based on an analysis of the worth of Americorp as compared to the corporation or other entity whose securities are being offered, and (F) any antitrust or other legal and regulatory issues that raised by the offer.

    If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring Americorp's securities; selling or otherwise issuing authorized but unissued securities or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.

    These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Americorp stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, Americorp Shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF AMERICORP'S ARTICLES AND BYLAWS

    The Board of Directors of Americorp believes that the provisions described above are prudent and will reduce Americorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of Americorp and its stockholders. In the judgment of the Board of Directors, Americorp's Board will be in the best position to determine the true value of Americorp and to negotiate more effectively for what may be in the best interest of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of Americorp and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of Americorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Americorp and which is in the best interest of all stockholders.

    Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Americorp and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Americorp's assets.

    An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

    Despite the belief of Americorp as to the benefits to stockholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Americorp's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. The Board of Directors of Americorp, however, has concluded that the potential benefits outweigh the possible disadvantages.

    Pursuant to applicable law, at any annual or special meeting of its stockholders, Americorp may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a California business corporation. Americorp does not presently intend to propose the adoption of further restrictions on the acquisition of Americorp's equity securities.

    The cumulative effect of the restriction on acquisition of Americorp contained in Americorp Articles and Bylaws, federal law and California law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Americorp may deem a potential acquisition to be in their best interest, or deem existing management not to be acting in their best interests.

                             BUSINESS OF AMERICORP

GENERAL

    Americorp is a California corporation organized to act as the bank holding company for ACB. In 1987, Americorp acquired all of the outstanding common stock of the ACB in a holding company formation transaction. Other than holding the shares of the ACB, Americorp conducts no significant activities, although it is authorized, with the prior approval of the Federal Reserve Board, Americorp's principal regulator, to engage in a variety of activities which are deemed closely related to the business of banking. At June 30, 1998, Americorp had approximately $140 million in consolidated assets, $83 million in consolidated net loans, $125 million in consolidated deposits, and $11.9 million in consolidated stockholders' equity.

    ACB was licensed by the DFI and commenced operation in September 1973 as a California state bank. As a California state bank, ACB is subject to primary supervision, examination and regulation by the DFI and the FDIC. ACB is also subject to certain other federal laws and regulations. The deposits of ACB are insured by the FDIC up to the applicable limits thereof. ACB is not a member of the Federal Reserve System.

BANKING SERVICES

    ACB is engaged in substantially all of the business operations customarily conducted by independent California state bank. ACB maintains three full service-banking offices in the city of Ventura and a full service office in the city of Camarillo. ACB's banking services include the acceptance of checking and savings deposits, and the making of commercial, SBA, real estate, personal, automobile and other installment loans. ACB also offers traveler's checks, notary public and other customary bank services to its customers. While ACB does offer credit cards to its customers, other financial institutions issue the cards. Trust services are not offered by ACB.

    ACB's deposits are attracted primarily from individuals and small and medium-sized business-related sources. ACB also attracts deposits from several local agencies. In connection with municipal deposits, ACB is generally required to pledge securities to secure such deposits, except for the first $100,000 of such deposits which are insured by the FDIC.

    As of June 30, 1998, ACB had approximately 11,800 deposit accounts, representing approximately 4,800 non-interest bearing (demand) accounts with balances totaling approximately $37,642,000 for an average balance per account of approximately $7,800; 5,400 savings, interest-bearing demand and money market accounts with balances totaling approximately $52,375,000 for an average balance per account of approximately $9,700 and 1,600 time certificate of deposit accounts with balances totaling approximately $35,516,000 for an average balance per account of approximately $21,700.

    Americorp is engaged in lending activities to businesses and consumers throughout the geographic area of Ventura County, CA. ACB has concentrations in commercial loans, real estate loans and installment loans. The risks associated with these types of loans vary with the borrower, associated type of industry and prevailing economic conditions.

    Business loans are extended to a variety of commercial borrowers. These loans include revolving lines of credit, both secured and unsecured; equipment financing and term loans on real estate. In general, business loans have a higher degree of risk associated with changing economic cycles, product obsolescence and management experience. ACB utilizes a loan policy manual which sets standards for the accepted level of risk in the particular area under consideration. Business loans are reviewed by experienced loan personnel utilizing a secondary review and approval process which ultimately is overseen by the Board of Directors. ACB typically obtains the guarantees of the borrowing company's principal owners. Business lending risk is also mitigated by the contracted services of an independent loan review company. Commercial loans outstanding, as of June 30, 1998, totaled $30,287,761, representing 39.16% of the portfolio.

    ACB also structures commercial loans secured by the real estate. These loans also vary in risk depending primarily on business cycles. Commercial real estate loans generally are amortized over a 20 year period with maturity dates of 5 years. ACB accepts properties whose appraised values provides a loan-to-value ratio of 75% or less. Commercial loans outstanding, at June 30, 1998, totaled $25,540,589, representing 24.92% of the portfolio. ACB is not involved with any residential tract housing construction and limits construction loans to either pre-sold or contract homes with permanent financing arranged. Construction loans total less than 3% of the total loan portfolio.

    ACB is also engaged in the brokering of single family first trust deeds to other lenders. There is no credit risk associated with this activity as ACB does not directly fund any loans.

    ACB also extends loans to consumers which include automobiles, installment, recreational vehicles, equity lines of credit, bankcard and overdraft protection. As of June 30, 1998, ACB had $6,706,952 in installment loans outstanding, representing 6.00% of the portfolio. Home equity loans, primarily secured by second deeds of trusts, totaled $9,145,132, representing 14.05% of the portfolio. Bankcard loans outstanding totaled $176,972 and overdraft protection totaled $891,360, representing .71% and 4.02% respectively of the total portfolio. ACB is currently negotiating the sale of the bankcard portfolio. Management does not anticipate any loss associated with this sale and under current conditions, expects a premium for the balance outstanding. Consumer loans are underwritten according to standards set in ACB's loan policy manual. ACB utilizes Experian and Trans Union credit reporting agencies to obtain current information on a consumer's payment history, monitors delinquency trends regularly and sets reserves to mitigate risk in this area.

    The principal sources of ACB's revenues are (i) interest and fees on loans,
(ii) interest on investments, (iii) service charges on deposit accounts and other charges and fees, and (iv) interest on federal funds sold (funds loaned on short-term basis to other banks). For the period ended June 30, 1998, these sources comprised 73.8%, 11.7%, 11.4% and 3.1%, respectively, of ACB's total operating income. Virtually all of the consolidated net income of Americorp is generated by ACB.

    ACB has not engaged in any material research activities relating to the development of new services or the improvement of existing ACB services.

    There has been no significant change in the types of services offered by ACB since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. ACB has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

    Most of ACB's business originates from Ventura County and there is no emphasis on foreign sources and application of funds. ACB's business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of ACB's loans is not concentrated within a single industry or group of related industries, nor is ACB dependent upon a single customer or group of related customers for a material portion of its deposits. Management of ACB is unaware of any material effect upon ACB's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

    ACB holds no patents, licenses (other than licenses obtained from ACB regulatory authorities), franchises or concessions.

EMPLOYEES

    As of June 30, 1998, ACB had a total of 66 full-time employees and 12 part-time employees. The management of ACB believes that its employee relations are satisfactory.

COMPETITION

    Banking and financial services business in California generally, and in ACB's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. ACB competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than ACB. In order to compete with the other financial services providers, ACB principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. ACB maintains four full service-banking offices in Ventura County.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by ACB on its deposits and its other borrowings and the interest rate received by ACB on loans extended to its customers and securities held in ACB's portfolio comprise the major portion of ACB's earnings. These rates are highly sensitive to many factors that are beyond the control of ACB. Accordingly, the earnings and growth of ACB are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of ACB loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. See "SUPERVISION AND REGULATION--Financial Modernization Legislation."

PROPERTIES

    All ACB's offices are leased. See Note 13 to the Americorp Financial Statements for certain additional information concerning the amount of ACB's lease commitments.

LEGAL PROCEEDINGS

    ACB is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. ACB is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to ACB's business) and no such proceedings are known to be contemplated.

    There are no material proceedings adverse to ACB to which any director, officer, affiliate of ACB or 5% shareholder of ACB, or any associate of any such director, officer, affiliate or 5% shareholder of ACB is a party, and none of the above persons has a material interest adverse to ACB.

    Table 1, "Distribution of Average Assets, Liabilities, and Shareholders' Equity and Related Interest Income, Expense and Rates," sets forth the daily average balances for the major asset and liability categories, the related income or expense where applicable, and the resultant yield or cost to the average earning assets and average interest-bearing liabilities.

            TABLE 1--DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND
      SHAREHOLDERS' EQUITY AND RELATED INTEREST INCOME, EXPENSE AND RATES
                               (DOLLARS IN 000'S)

                                                          JUNE 30, 1998(1)                 DECEMBER 31, 1997
                                                  --------------------------------  --------------------------------
                                                   BALANCE    INTEREST     RATE      BALANCE    INTEREST     RATE
                                                  ----------  ---------  ---------  ----------  ---------  ---------
Assets:
  Loans.........................................  $   81,169  $   4,146     10.22%  $   73,557  $   7,511     10.21%
  Loan Fees.....................................              $     217                         $     293
                                                  ----------  ---------             ----------  ---------
    Total Loans.................................      81,169  $   4,363     10.75%      73,557  $   7,804     10.61%
                                                  ----------  ---------                         ---------
  Investment Securities:
    Taxable Securities..........................      14,248  $     394      5.53%      18,379  $   1,076      5.85%
    Non-Taxable Securities......................      10,141  $     290      5.72%      11,298  $     620      5.49%
                                                  ----------  ---------                         ---------
      Total Securities..........................      24,389  $     684      5.61%      29,677  $   1,696      5.71%
                                                  ----------  ---------             ----------  ---------
  Time Deposits in Other Financial
    Institutions................................         199  $       7      7.04%         199  $      13      6.53%
  Federal Funds Sold............................       6,971  $     184      5.28%       4,507  $     236      5.24%
                                                  ----------  ---------             ----------  ---------
    Total Money Market Investments..............       7,170  $     191      5.33%       4,706  $     249      5.29%
                                                  ----------  ---------             ----------  ---------
  Total Earnings Assets.........................     112,728  $   5,238      9.29%     107,940  $   9,749      9.03%
                                                              ---------                         ---------
  Total Non-Earnings Assets.....................      20,726                            19,458
                                                  ----------                        ----------
TOTAL ASSETS....................................  $  133,454                        $  127,398
                                                  ----------                        ----------
                                                  ----------                        ----------
Liabilities and Shareholders' Equity:
  Borrowed Funds:
    Federal Funds Purchased.....................  $   --      $  --          0.00%  $   --      $  --          0.00%
    Other.......................................      --      $  --          0.00%      --      $  --          0.00%
                                                  ----------  ---------             ----------  ---------
      Total Borrowed Funds......................      --      $  --          0.00%      --      $  --          0.00%
                                                  ----------  ---------             ----------  ---------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing Transaction
      Accounts..................................      51,994  $     541      2.08%      51,778  $   1,095      2.11%
    Time Deposits...............................      33,666  $     886      5.26%      31,731  $   1,652      5.21%
                                                  ----------  ---------             ----------  ---------
      Total Interest-Bearing Accounts...........      85,660  $   1,427      3.33%      83,509  $   2,747      3.29%
                                                  ----------  ---------             ----------  ---------
        Total Interest-Bearing Liabilities......      85,660  $   1,427      3.33%      83,509  $   2,747      3.29%
                                                              ---------                         ---------
  Demand Deposits...............................      33,516                            30,840
  Other Liabilities.............................       2,789                             2,271
  Shareholders' Equity..........................      11,489                            10,778
                                                  ----------                        ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......  $  133,454                        $  127,398
                                                  ----------                        ----------
                                                  ----------                        ----------
Interest Income/Earning Assets..................                             9.29%                             9.03%
Interest Expense/Earning Assets.................                             2.53%                             2.54%
                                                                         ---------                         ---------
Net Interest Margin.............................              $   3,811      6.76%              $   7,002      6.49%
                                                              ---------  ---------              ---------  ---------
                                                              ---------  ---------              ---------  ---------

                                                         DECEMBER 31, 1996                 DECEMBER 31, 1995
                                                  --------------------------------  --------------------------------
                                                   BALANCE    INTEREST     RATE      BALANCE    INTEREST     RATE
                                                  ----------  ---------  ---------  ----------  ---------  ---------
Assets:
  Loans.........................................  $   60,482  $   6,281     10.38%  $   58,032  $   6,188     10.66%
  Loan Fees.....................................              $     210                         $     210
                                                  ----------  ---------             ----------  ---------
    Total Loans.................................      60,482  $   6,491     10.73%      58,032  $   6,398     11.02%
                                                  ----------  ---------             ----------  ---------
  Investment Securities:
    Taxable Securities..........................      19,928  $   1,171      5.88%      21,368  $   1,232      5.77%
    Non-Taxable Securities......................      12,577  $     723      5.75%      13,746  $     783      5.70%
                                                  ----------  ---------             ----------  ---------
      Total Securities..........................      32,505  $   1,894      5.83%      35,114  $   2,015      5.74%
                                                  ----------  ---------             ----------  ---------
  Time Deposits in Other Financial
    Institutions................................          53  $       3      5.66%      --      $  --
  Federal Funds Sold............................       7,952  $     404      5.08%       2,235  $     126      5.64%
                                                  ----------  ---------             ----------  ---------
    Total Money Market Investments..............       8,005  $     407      5.08%       2,235  $     126      5.64%
                                                  ----------  ---------             ----------  ---------
  Total Earnings Assets.........................     100,992  $   8,792      8.71%      95,381  $   8,539      8.95%
                                                              ---------                         ---------
  Total Non-Earnings Assets.....................      19,961                            16,665
                                                  ----------                        ----------
TOTAL ASSETS....................................  $  120,953                        $  112,046
                                                  ----------                        ----------
                                                  ----------                        ----------
Liabilities and Shareholders' Equity:
  Borrowed Funds:
    Federal Funds Purchased.....................  $   --      $  --          0.00%  $      156  $       9      5.77%
    Other                                             --      $  --          0.00%       1,407  $     101      7.18%
                                                  ----------  ---------             ----------  ---------
    Total Borrowed Funds........................                             0.00%       1,563  $     110      7.04%
                                                  ----------  ---------             ----------  ---------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing Transaction
      Accounts..................................      51,131  $   1,115      2.18%      51,899  $   1,173      2.26%
    Time Deposits...............................      30,448  $   1,625      5.34%      23,868  $   1,237      5.18%
                                                  ----------  ---------             ----------  ---------
      Total Interest-Bearing Accounts...........      81,579  $   2,740      3.36%      75,767  $   2,410      3.18%
                                                  ----------  ---------             ----------  ---------
        Total Interest-Bearing Liabilities......      81,579  $   2,740      3.36%      77,330  $   2,520      3.26%
                                                  ----------  ---------             ----------  ---------
  Demand Deposits...............................      26,557                            23,063
  Other Liabilities.............................       2,084                             1,621
  Shareholders' Equity..........................      10,733                            10,032
                                                  ----------                        ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......  $  120,953                        $  112,046
                                                  ----------                        ----------
                                                  ----------                        ----------
Interest Income/Earning Assets..................                             8.71%                             8.95%
Interest Expense/Earning Assets.................                             2.71%                             2.64%
                                                                         ---------                         ---------
Net Interest Margin.............................              $   6,052      5.99%              $   6,019      6.31%
                                                              ---------  ---------              ---------  ---------
                                                              ---------  ---------              ---------  ---------

------------------------

(1) Rates for the six month period ended June 30, 1998 are based upon annualized interest income/ expense.

    Changes in the dollar amount of interest earned or paid will vary from one year to the next because of changes in the average balance ("volume") of the various earning assets and interest-bearing liability accounts and changes in the interest rates ("rate") applicable to each category. Table 2, "Volume and Rate Variance Analysis of Net Interest Margin," analyzes the difference in interest earned and paid on the major categories of assets and liabilities in terms of the effects of volume and rate changes for the periods indicated.

            TABLE 2--VOLUME AND RATE ANALYSIS OF NET INTEREST MARGIN
                               (DOLLARS IN 000'S)

                                                                     1997 OVER 1996                    1996 OVER 1995
                                                             -------------------------------  ---------------------------------
                                                              VOLUME      RATE       TOTAL      VOLUME       RATE       TOTAL
                                                             ---------  ---------  ---------  -----------  ---------  ---------
Increase (Decrease) In:
Interest Income:
  Loans....................................................  $   1,387  $     (74) $   1,313   $     264   $    (171) $      93
                                                             ---------  ---------  ---------       -----   ---------  ---------
  Investment Securities....................................  $    (160) $     (38) $    (198)  $    (153)  $      32  $    (121)
                                                             ---------  ---------  ---------       -----   ---------  ---------
  Money Market Investments:
  Time deposits in Other Financial Institutions............  $      10  $  --      $      10   $       3   $  --      $       3
  Federal Funds Sold.......................................  $    (181) $      13  $    (168)  $     292   $     (14) $     278
                                                             ---------  ---------  ---------       -----   ---------  ---------
    Total Money Market Investments.........................  $    (171) $      13  $    (158)  $     295   $     (14) $     281
                                                             ---------  ---------  ---------       -----   ---------  ---------
      Total Earning Assets.................................  $   1,056  $     (99) $     957   $     406   $    (153) $     253
                                                             ---------  ---------  ---------       -----   ---------  ---------
Interest Expense
  Borrowed Funds:
    Federal Funds Purchased................................  $  --      $  --      $  --       $      (9)  $  --      $      (9)
    Other..................................................  $  --      $  --      $  --       $    (101)  $  --      $    (101)
                                                             ---------  ---------  ---------       -----   ---------  ---------
      Total Borrowed Funds.................................  $  --      $  --      $  --       $    (110)  $  --      $    (110)
                                                             ---------  ---------  ---------       -----   ---------  ---------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing Transaction Accounts......  $      15  $     (35) $     (20)  $     (18)  $     (40) $     (58)
    Time Deposits..........................................  $      67  $     (40) $      27   $     349   $      39  $     388
                                                             ---------  ---------  ---------       -----   ---------  ---------
      Total Interest-Bearing Deposits......................  $      82  $     (75) $       7   $     331   $      (1) $     330
                                                             ---------  ---------  ---------       -----   ---------  ---------
      Total Interest-Bearing Liabilities...................  $      82  $     (75) $       7   $     221   $      (1) $     220
                                                             ---------  ---------  ---------       -----   ---------  ---------
Increase (Decrease) in Net Interest Margin.................  $     974  $     (24) $     950   $     185   $    (152) $      33
                                                             ---------  ---------  ---------       -----   ---------  ---------
                                                             ---------  ---------  ---------       -----   ---------  ---------

    Changes in rate/volume (change in rate times the change in volume) was allocated to the rate and volume variances in proportion to those variances.

    Table 3, "Investment Portfolio Maturity Distribution and Yield Analysis", sets forth the amounts and maturity ranges of securities at December 31, 1997 and June 30, 1998. The weighted average yields of the securities are also shown.

     TABLE 3--INVESTMENT PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS
                               (DOLLARS IN 000'S)

    As of December 31, 1997:

                                                                         AFTER ONE   AFTER FIVE
                                                            ONE YEAR      YEAR TO     YEARS TO       AFTER
                                                             OR LESS    FIVE YEARS    TEN YEARS    TEN YEARS     TOTAL
                                                           -----------  -----------  -----------  -----------  ---------
Maturity Distribution:
Mutual Funds.............................................                                          $   2,803   $   2,803
Other U.S. Government Agencies and Corporations..........   $   1,500    $   3,245                                 4,745
Mortgage Backed Securities...............................         280        3,576    $     416        2,283       6,555
State and Municipal Securities(1)........................         738        3,257        4,809        2,087      10,891
                                                           -----------  -----------  -----------  -----------  ---------
  Total..................................................   $   2,518    $  10,078    $   5,225    $   7,173   $  24,994
                                                           -----------  -----------  -----------  -----------  ---------
                                                           -----------  -----------  -----------  -----------  ---------

                                                                         AFTER ONE   AFTER FIVE
                                                            ONE YEAR      YEAR TO     YEARS TO       AFTER
                                                             OR LESS    FIVE YEARS    TEN YEARS    TEN YEARS
                                                           -----------  -----------  -----------  -----------
Weighted Average Yield:
Mutual Funds.............................................                                             5.490%
Other U.S. Government Agencies and Corporations..........      5.341%       6.010%
Mortgage Backed Securities...............................      5.065%       6.095%       5.798%       6.308%
State and Municipal Securities(1)........................      7.310%       6.982%       7.013%       7.351%

------------------------

(1) The following yields have been computed on a tax equivalent basis. The incremental rate used for Federal basis is 20%.

    As of June 30, 1998:

                                                                         AFTER ONE   AFTER FIVE
                                                            ONE YEAR      YEAR TO     YEARS TO       AFTER
                                                             OR LESS    FIVE YEARS    TEN YEARS    TEN YEARS     TOTAL
                                                           -----------  -----------  -----------  -----------  ---------
Maturity Distribution:
Mutual Funds.............................................                                          $   2,770   $   2,770
Other U.S. Government Agencies and Corporations..........   $   2,250    $   1,495                                 3,745
Mortgage Backed Securities...............................         194        2,973    $     369        2,863       6,399
State and Municipal Securities(1)........................       1,233        3,171        4,334        1,522      10,260
                                                           -----------  -----------  -----------  -----------  ---------
  Total..................................................   $   3,677    $   7,639    $   4,703    $   7,155   $  23,174
                                                           -----------  -----------  -----------  -----------  ---------
                                                           -----------  -----------  -----------  -----------  ---------

                                                                         AFTER ONE   AFTER FIVE
                                                            ONE YEAR      YEAR TO     YEARS TO       AFTER
                                                             OR LESS    FIVE YEARS    TEN YEARS    TEN YEARS
                                                           -----------  -----------  -----------  -----------
Weighted Average Yield:
Mutual Funds.............................................                                             4.138%
Other U.S. Government Agencies and Corporations..........      5.660%       5.835%
Mortgage Backed Securities...............................      5.092%       6.237%       5.955%       5.698%
State and Municipal Securities(1)........................      7.122%       6.887%       7.083%       7.153%

------------------------

(1) The following yields have been computed on a tax equivalent basis. The incremental rate used for Federal basis is 20%.

    Table 4, "Loan Portfolio Analysis by Category," sets forth the distribution of ACB's loans at the end of the period ended June 30, 1998 and for each of the last two years.

                  TABLE 4--LOAN PORTFOLIO ANALYSIS BY CATEGORY
                               (DOLLARS IN 000'S)

                                                                                                  DECEMBER 31,
                                                                                   JUNE 30,   --------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Commercial Loans.................................................................  $  29,558  $  30,040  $  29,370
Construction & Development Loans.................................................      3,467      2,494        202
Real Estate Loans................................................................     33,607     29,631     11,026
Equity Lines of Credit...........................................................      9,204     10,217     12,134
Installment Loans................................................................      7,597     10,669     10,260
Leases Receivable................................................................        855      1,495      2,860
Credit Card Loans................................................................        177        145         76
Overdrafts.......................................................................         20         10         11
                                                                                   ---------  ---------  ---------
  Total Loans, Gross.............................................................  $  84,485  $  84,701  $  65,939
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Table 5, "Maturities and Sensitivities of Selected Loan Types to Changes in Interest Rates", shows the maturity distribution of the loan portfolio at December 31, 1997 and June 30, 1998, and shows the proportion of fixed and floating rate loans for each

  TABLE 5--MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES
                               (DOLLARS IN 000'S)

    As of December 31, 1998:

                                                            OVER                    DUE AFTER
                                                          3 MONTHS     DUE AFTER   THREE YEARS
                                             3 MONTHS      THROUGH    ONE YEAR TO    TO FIVE     DUE AFTER
                                              OR LESS     12 MONTHS   THREE YEARS     YEARS     FIVE YEARS     TOTAL
                                            -----------  -----------  -----------  -----------  -----------  ---------
Fixed Rate................................   $   2,277    $   2,885    $   9,226    $  13,107    $   8,971   $  36,466
Floating Rate.............................      46,344                                                          46,344
                                            -----------  -----------  -----------  -----------  -----------  ---------
  Total...................................   $  48,621    $   2,885    $   9,226    $  13,107    $   8,971      82,810
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
Non-Accruals..............................                                                                       1,891
                                                                                                             ---------
TOTAL LOANS, GROSS........................                                                                   $  84,701
                                                                                                             ---------
                                                                                                             ---------

    As of June 30, 1998:

                                                            OVER                    DUE AFTER
                                                          3 MONTHS     DUE AFTER   THREE YEARS
                                             3 MONTHS      THROUGH    ONE YEAR TO    TO FIVE     DUE AFTER
                                              OR LESS     12 MONTHS   THREE YEARS     YEARS     FIVE YEARS     TOTAL
                                            -----------  -----------  -----------  -----------  -----------  ---------
Fixed Rate................................   $   2,832    $   4,055    $   8,963    $  10,351    $   7,444   $  33,645
Floating Rate.............................      49,004                                                          49,004
                                            -----------  -----------  -----------  -----------  -----------  ---------
  Total...................................   $  51,836    $   4,055    $   8,963    $  10,351    $   7,444      82,649
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
Non-Accruals..............................                                                                       1,836
                                                                                                             ---------
TOTAL LOANS, GROSS........................                                                                   $  84,485
                                                                                                             ---------
                                                                                                             ---------

    Table 6, "Non-Accrual and Non-Performing Loans", summarizes ACB's non-performing loans for the period ended June 30, 1998 and for the last five years. Non-performing loans consist of loans that have been placed on non-accrual status and loans that are delinquent 90 days or more. Non-accrual loans are loans where there is reasonable doubt as to the collectibility of principal or interest on a loan. All non-accrual loans carry a classified loan grade of either "substandard", "doubtful", or "loss". ACB stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but not received. These loans may or may not be adequately collateralized, and collection efforts are being pursued.

                 TABLE 6--NON-ACCRUAL AND NON-PERFORMING LOANS
                               (DOLLARS IN 000'S)

                                                                                               DECEMBER 31,
                                                               JUNE 30,    -----------------------------------------------------
                                                                 1998        1997       1996       1995       1994       1993
                                                              -----------  ---------  ---------  ---------  ---------  ---------
Non-Accrual.................................................   $   1,836   $   1,891  $     150  $     190  $     178  $     199
90 Days or More Past Due....................................                       1        497        982          8        296
                                                              -----------  ---------  ---------  ---------  ---------  ---------
  Total.....................................................   $   1,836   $   1,892  $     647  $   1,172  $     186  $     495
                                                              -----------  ---------  ---------  ---------  ---------  ---------
                                                              -----------  ---------  ---------  ---------  ---------  ---------

    Proper loan grading and the early detection of potentially problematic credits help management and the Board of Directors accurately assess ACB's level of portfolio risk, focus resources, and provide for adequate provision for loan loss. All loans and leases are graded using the pre-classified and classified loan grades of "special mention", "substandard", "doubtful", or "loss" and include non-performing loans. Each classified credit is monitored on an on-going basis by Credit Administration. The Board's Loan Committee receives reports on the status of these loans on a monthly basis.

    All loans and leases are defaulted on the computer system to be placed on non-accrual status when interest and/or principal payments are past due 90 days or more. Loans and leases are reviewed periodically to determine if it should be placed on non-accrual status even though, in some cases, the loans are current at the time. If placed on non-accrual, removal from non-accrual is directed by the Board.

    As of December 31, 1996, classified loans totaled $1,642,000 or 2.53% of the outstanding loan portfolio. At December 31, 1997, the representation was $5,217,955 or 6.2% of the outstanding portfolio. As of June 30, 1998, classified loan totals equaled $4,055,364 or 4.8% of the outstanding portfolio.

    FOREIGN LOANS: ACB does not have and does not plan to have foreign loans in its portfolio.

    PARTICIPATIONS: From time to time ACB will sell or purchase a portion of a loan to another bank. ACB will usually sell a portion of a loan as a method of accommodating a large borrowing customer that would otherwise exceed ACB's maximum credit limit for loans of this nature to any single borrower or borrowing entity. On occasion ACB will purchase a portion of a loan, under specifically designated terms, from other banks after these loans have been presented and approved within the guidelines of ACB's general lending policies.

    LOAN CONCENTRATIONS: There is no knowledge of concentrations at or exceeding 10% of equity capital by industry, individual borrower, geographic location or repayment source in the portfolio. Portfolio Mix is as follows at June 30, 1998:

                                                                                  CURRENT
LOAN CLASSIFICATIONS                                                    %       OUTSTANDINGS
------------------------------------------------------------------  ---------  --------------
COMMERCIAL........................................................      39.18% $   30,287,762
Commercial Unfunded...............................................             $   13,812,313
FACTORING LINES...................................................       1.44% $    1,033,995
Factoring Lines Unfunded..........................................             $      591,005
INSTALLMENT.......................................................       6.00% $    6,706,952
Installment Unfunded..............................................             $       45,000
REAL ESTATE.......................................................       8.95% $    9,986,931
Real Estate Unfunded..............................................             $       86,226
COMMERCIAL REAL ESTATE............................................      24.93% $   25,540,590
Com'l Real Estate Unfunded........................................             $    2,521,050
HOMELINE..........................................................      14.06% $    9,145,132
Homeline Unfunded.................................................             $    6,682,977
AMERICAN RESERVE..................................................       4.03% $      891,361
American Reserve Unfunded.........................................             $    3,638,107
MASTERCARD........................................................       0.71% $      176,973
Mastercard Unfunded...............................................             $      623,128
CAPITAL LEASES....................................................       0.70% $      790,520
TOTAL GROSS LOANS.................................................     100.00% $  112,560,022
TOTAL OUTSTANDING.................................................             $   84,560,216

    Table 7, "Summary of Loan Loss Experience", shows the additions to, charge-offs against, and recoveries for ACB's reserve for possible loan losses for the six month period ended June 30, 1998 and the years ended December 31, 1997 and 1996. Also shown is the ratio of charge-offs to average loans for each year.

                    TABLE 7--SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                               DECEMBER 31,
                                                                            JUNE 30,    --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
BALANCE OF ALLOWANCE FOR LOAN AND LEASE LOSSES--BEGINNING OF PERIOD.....  $  1,047,545  $    811,552  $    632,271
CHARGE-OFFS:
Construction and Development............................................       --            --            --
Real Estate Loans.......................................................       --             (4,244)      --
Home Equity Lines of Credit.............................................        (4,932)      (27,388)      (77,217)
Installment Loans.......................................................       (11,259)      (16,496)      (15,641)
Commercial Loans........................................................      (145,328)      (82,681)     (702,031)
Credit Card and Related Loans...........................................       (28,103)      (60,367)      (54,258)
Leases..................................................................       --             (4,345)      (21,295)
                                                                          ------------  ------------  ------------
TOTAL CHARGE-OFFS.......................................................      (189,622)     (195,521)     (870,442)
                                                                          ------------  ------------  ------------
RECOVERIES:
Construction and Development............................................       --            --            --
Real Estate Loans.......................................................       --            --            --
Home Equity Lines of Credit.............................................       --            --            --
Installment Loans.......................................................           133         1,176           118
Commercial Loans........................................................         8,025        20,338         3,962
Credit Card and Related Loans...........................................       --            --                 43
Leases..................................................................       --            --            --
                                                                          ------------  ------------  ------------
TOTAL RECOVERIES........................................................         8,158        21,514         4,123
                                                                          ------------  ------------  ------------
NET RECOVERIES AND CHARGE-OFFS..........................................      (181,464)     (174,007)     (866,319)
Provision for Possible Loan Losses......................................       265,000       410,000     1,045,600
BALANCE OF ALLOWANCE FOR LOAN AND LEASE LOSSES--END OF PERIOD...........  $  1,131,081  $  1,047,545  $    811,552
                                                                          ------------  ------------  ------------
Ratio of Net Recoveries/Charge-offs During the Period to Average Loans
  Outstanding During the Period.........................................         0.22%         0.23%          1.38%

    Table 8, "Average Deposits and Interest Rates", shows the average amount of deposits for the period ended June 30, 1998 and for the last three years, the interest paid and the rates.

                  TABLE 8--AVERAGE DEPOSITS AND INTEREST RATES
                               (DOLLARS IN 000'S)

                                                          JUNE 30, 1998(1)                  DECEMBER 31, 1997
                                                  ---------------------------------  --------------------------------
                                                   BALANCE     INTEREST     RATE      BALANCE    INTEREST     RATE
                                                  ----------  ----------  ---------  ----------  ---------  ---------
Interest-Bearing Deposits:
  Interest-Bearing Demand.......................  $   21,567  $      168      1.56%  $   20,574  $     321      1.56%
  Money Market..................................      19,132         249      2.60%      20,041        524      2.61%
  Savings.......................................      11,295         124      2.20%      11,163        250      2.24%
  Time Deposits.................................      33,666         886      5.26%      31,731      1,652      5.21%
                                                  ----------  ----------             ----------  ---------
  Total Interest-Bearing Deposits...............      85,660  $    1,427      3.33%      83,509  $   2,747      3.29%
                                                              ----------                         ---------
Non-Interest Bearing Deposits...................      33,516                             30,840
                                                  ----------                         ----------
Total Deposits..................................  $  119,176                         $  114,349
                                                  ----------                         ----------
Interest-Bearing Deposits:
  Interest-Bearing Demand.......................  $   19,742  $      317      1.61%  $   19,195  $     336      1.75%
Money Market....................................      19,956         535      2.68%      18,631        484      2.60%
Savings.........................................      11,433         263      2.30%      14,073        353      2.51%
Time Deposits...................................      30,448       1,625      5.34%      23,868      1,237      5.18%
                                                  ----------  ----------             ----------  ---------
  Total Interest-Bearing Deposits...............      81,579  $    2,740      3.36%      75,767  $   2,410      3.18%
                                                              ----------                         ---------
Non-Interest Bearing Deposits...................      26,557                             23,063
                                                  ----------                         ----------
Total Deposits..................................  $  108,136                         $   98,830
                                                  ----------                         ----------

------------------------

(1) Rates for the six month period ended June 30, 1998 are based upon annualized interest expense.

    Table 9, "Maturity Distribution of Time Certificates of Deposit of $100,000", shows the maturity distribution of time deposits of $100,000 or more and those under $100,000 at June 30, 1998 and December 31, 1997.

         TABLE 9--MATURITY DISTRIBUTION OF TIME CERTIFICATES OF DEPOSIT
                               (DOLLARS IN 000'S)

    At December 31, 1997:

                                               THREE     AFTER THREE   AFTER SIX    AFTER ONE
                                             MONTHS OR    MONTHS TO    MONTHS TO     YEAR TO        AFTER
                                               LESS      SIX MONTHS    ONE YEAR    THREE YEARS   THREE YEARS     TOTAL
                                            -----------  -----------  -----------  -----------  -------------  ---------
$100,000 or more..........................   $   4,842    $   5,031    $   2,857    $     715                  $  13,445
Under $100,000............................       5,369        5,640        5,564        2,090                     18,663
                                            -----------  -----------  -----------  -----------        -----    ---------
  Total...................................   $  10,211    $  10,671    $   8,421    $   2,805     $  --        $  32,108
                                            -----------  -----------  -----------  -----------        -----    ---------
                                            -----------  -----------  -----------  -----------        -----    ---------

    At June 30, 1998:

                                          THREE     AFTER THREE   AFTER SIX      AFTER ONE
                                        MONTHS OR    MONTHS TO    MONTHS TO       YEAR TO          AFTER
                                          LESS      SIX MONTHS    ONE YEAR      THREE YEARS     THREE YEARS     TOTAL
                                       -----------  -----------  -----------  ---------------  -------------  ---------
$100,000 or more.....................   $   4,378    $   3,188    $   5,727      $     733                    $  14,026
Under $100,000.......................       6,770        4,705        7,419          1,907       $      30       20,831
                                       -----------  -----------  -----------        ------             ---    ---------
  Total..............................   $  11,148    $   7,893    $  13,146      $   2,640       $      30    $  34,857
                                       -----------  -----------  -----------        ------             ---    ---------
                                       -----------  -----------  -----------        ------             ---    ---------

    Table 10, "Financial Ratios", shows certain financial ratios for the period ended June 30, 1998 and for the last three years.

                           TABLE 10--FINANCIAL RATIOS

                                                                                           DECEMBER 31,
                                                                     JUNE 30,   ----------------------------------
                                                                       1998       1997         1996        1995
                                                                     ---------  ---------  ------------  ---------
Return on Average Assets(1)........................................      0.84%      0.87%        0.17%       0.84%
Return on Average Shareholders' Equity(1)..........................      9.78%     10.22%        1.89%       9.42%
Dividend Payout Ratio..............................................     44.21%     43.98%      240.00%      49.10%
Average Shareholders' Equity to Average Assets Ratio...............      8.61%      8.47%        8.87%       8.95%

------------------------

(1) Ratios for the six month period ended June 30, 1998 is computed based on annualized net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS

    INTRODUCTION AND BUSINESS OF AMERICORP. Americorp is a California bank holding company incorporated in 1988 that is headquartered in the city of Ventura. The holding company currently has one subsidiary, ACB. ACB was chartered as a California state chartered bank, and has been operating since September 1973. ACB offers a wide range of banking services to households, professionals, and small to medium size businesses. ACB operates four banking offices in Ventura County: three in Ventura and one in Camarillo.

    During 1997 and 1998 ACB continued its growth strategy, reflecting the improvement in the Ventura County economy. During 1997, management continued its effort to prepare ACB for continued growth by improving data processing systems, automating tasks, and opening a new full service branch in Camarillo in September.

    1998 has been a year of change and challenge. In March, ACB's President/CEO resigned. ACB's Senior Credit Officer was then promoted to President/CEO. The Bank then hired a new Chief Operating Officer. ACB has a 50% limited partner interest in two separate limited partnerships (Ventura Affordable Homes, Ltd. ("VAH") and Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. ("ACI"), an unrelated entity, is the general partner. Both partnerships were formed for the purpose of constructing low-to-moderate income housing. Due to various factors, the Santa Paula development will not commence. The Ventura development was to construct 151 homes, all of which have been completed. In January of 1997, a dispute arose between ACB as limited partner and ACI, the general partner, over the amount of management fees claimed to be owed to the general partner by VAH. In February 1997, ACB initiated a lawsuit against the general partner because of the dispute. On May 1, 1998, ACB and ACI negotiated a complete settlement of the dispute. In connection with the settlement agreement, both partnerships are being dissolved and ACB has received a cash distribution in full satisfaction of its 50% interest in the VAH partnership. As a result of the settlement, ACB will record no gains or losses for either partnership during 1998.

    ECONOMIC CONDITIONS. The most comprehensive review of local economic conditions known to Management comes from the UCSB Economic Forecast Project which provides both annual forecast information and periodic updates of economic conditions in ACB's trade area. During 1997, the Ventura County economy continued down an expansion path that was steady and orderly. With the exception of the booming housing market, economic growth was generally modest but firm.

    Existing businesses have strengthened and are expanding. Absorption of office and industrial space accelerated in 1997. Home sales soared 18% during the year, and selling prices generally firmed. The unemployment rate averaged 6.5% during 1997, the lowest rate since 1990. Taxable retail sales increased 4.6% during 1997. A strengthening California economy, the continuous expansion of the U.S. economy, the unprecedented returns from the financial and equity markets, and the steady and efficient growth of the farm sector are the principal reasons for the current prosperity of the Ventura County economy.

STATEMENT OF INCOME ANALYSIS

    INCOME SUMMARY. Net income was $1,103,000 in 1997 compared to $203,000 in 1996 and $945,000 in 1995. Basic income per share was $1.91 in 1997, $0.35 in
1996 and $1.67 in 1995, and diluted income per share was $1.66 in 1997, $0.31 in 1996 and $1.41 in 1995. Income for all three years was from normal operations. However, income from 1996 decreased significantly due to a large loan charge-off totaling $700,000, a write-down of bank owned mutual funds totaling $148,000 and a onetime write-down of property owned in connection with the Santa Paula Affordable Homes, Ltd. partnership totaling $200,000. Income for 1997 increased due to growth in real estate lending totaling $20,900,000.

    ACB reported net earnings of $561,000 or $0.95 basic income per share for the first six months of 1998. This represents a 9.8% increase over the same period during 1997 when net earnings were $511,000 or $0.89 basic income per share.

    Return on average assets for 1997 was 0.87% compared with 0.17% for 1996 and 0.84% for 1995. The return on average equity was 10.22% for 1997 compared with 1.89% for 1996 and 9.42% for 1995.

    Annualized return on average assets for the six months ended 1998 was 0.84% compared with 0.82% for the same period during 1997. Annualized return on average equity for the six months ended 1998 were 9.78% compared with 9.68% for the same period during 1997.

    Quarterly cash dividends of $0.20 per share were paid in January, April of 1995. This amount was increased to $0.21 per share and paid in July and October 1995. Quarterly cash dividends of $0.21 per share were paid in January, April, July and October in 1997 and 1996. Quarterly cash dividends of $0.21 per share were paid in January and April of 1998.

    NET INTEREST INCOME. Net interest income is the amount by which the interest and amortization of fees generated from loans and other earning assets exceeds the cost of funding those assets, usually deposit account interest expense. Net interest income depends on the difference (the "interest rate spread") between gross interest and fees earned on the loans and investment portfolios and the interest rates paid on deposits and borrowings. Net interest income was $7,002,000 in 1997 compared to $6,052,000 in 1996 and $6,019,000 in
1995. Net interest income was $3,811,000 for the six months ended June 30, 1998, compared to $3,363,000 for the six months ended June 30, 1997.

    Interest income grew $957,000 or 10.9% in 1997 compared with an increase of $253,000 or 3.0% in 1996 and an increase of $1,002,000 or 13.3% in 1995. The increased interest income between 1997 and 1996 is comprised of two key elements, interest on loans and investments. Average outstanding loans for 1997 and 1996 were $74,507,000 and $61,277,000, respectively. This represents a $13,230,000 average increase. The yield on loans for this period decreased from 10.25% to 10.06% or (0.17%). The increase in average outstanding balance and decrease in yield resulted in an overall increase in loan interest income totaling $1,230,000. Average outstanding investments for 1997 and 1996 were $34,345,000 and $40,620,000, respectively. This represents a $(6,275,000)
average decrease. The yield on investments for this period remained consistent at 5.66%. The decrease in average outstanding balance and consistent yield resulted in an overall decrease in investment interest income totaling $(355,000). Total fees on loans increased during 1997 by $82,000.

    Interest income grew $537,000 or 11.4% for six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increased interest income between these two periods is comprised of two key elements, interest on loans and investments. Average outstanding loans for interim 1998 and 1997 were $82,684,000 and $70,627,000, respectively. This represents a $12,057,000 average increase. The yield on loans for this period increased from 9.96% to 10.03% or 0.07%. The increase in average outstanding balances and increase in yield resulted in an overall increase in loan interest income totaling $627,000. Average outstanding investments for interim 1998 and 1997 were $31,238,000 and $35,303,000, respectively. This represents a $(4,065,000) average decrease. The yield on investments for this period decreased from 5.87% to 5.60% or (0.27%). The decrease in average outstanding balance and decrease in yield resulted in an overall decrease in investment interest income totaling $(162,000). Total fees on loans increased during interim 1998 by $72,000.

    Interest expense on deposits increased $7,000 or 0.3% in 1997 compared to $220,000 or 8.7% in 1996 and $504,000 or 25.0% in 1995.

    Interest expense increased $89,000 or 6.7% for six months ended June 30, 1998 compared to the six months ended June 30, 1997. Average outstanding interest bearing deposits for interim 1998 and 1997 were $85,659,000 and $82,549,000, respectively. This represents a $3,111,000 average increase. The cost on these deposits for this period increased from 3.24% to 3.33% or 0.09%. The increase in average outstanding balances and increase in cost resulted in an overall increase to interest expense for this period.

    On March 26, 1997 the prime rate changed from 8.25% to 8.50% and remained steady through June 30, 1998. In 1996 the prime rate decreased to 8.25% from 8.5% on February 1, and remained steady throughout the year. The prime rate ranged from 9.00% to 8.50% and averaged 8.8% in 1995.

    The average loan-to-deposit ratio increased to 65.2% in 1997 compared to 56.7% in 1996 and 59.48% in 1995. At year end the 1997 loan-to-deposit ratio was 70.6%.

    For the six months ended June 30, 1998 and 1997 the average loan-to-deposit ratio increased to 69.0% compared to 63.3%. As of June 30, 1998, the loan-to-deposit ratio was 67.6%.

    PROVISION FOR LOAN LOSSES. During 1997, net loans charged off were $174,000 compared with $866,000 in 1996 and $583,000 in 1995. Net loans charged off for the six months ended June 30, 1998 was $181,000 compared to $134,000 for the same period during 1997. Due to growth in the loan portfolio and an increase in classified assets, the provision for loan losses charged against income in 1997 was $410,000 compared to $346,000 (excluding the one time charge off of $700,000 which brought the total provision for the year to $1,046,000) in 1996. The provision for 1995 was $554,000. The provision for the six months ended June 30, 1998 was $265,000 compared to $260,000 for the six months ended June 30, 1997 Again, due to the growth in the loan portfolio, management increased the allowance for loan losses to $1,048,000 as of December 31, 1997 compared to $812,000 as of December 31, 1996 and $632,000 as of December 31, 1995. As of June 30, 1998 the allowance was $1,131,000 compared to $938,000 for the same period during 1997. The provision for loan losses charged against income is added to the allowance for loan losses. As of December 31, 1997, the allowance was 1.24% of total loans compared to 1.23% at year end 1996. As of June 30, 1998, the allowance was 1.34% of total loans compared to 1.23% as of June 30, 1997.

    NON INTEREST INCOME. Non Interest Income represents deposit account services charges and other types of non-loan related fee income. Non-interest income was $1,571,000 in 1997 compared to $1,248,000 in 1996 and $1,384,000 in
1995. This represents an increase of $323,000 or 25.9% between 1997 and 1996. During 1996 ACB had a write-down on mutual funds of $148,000. During 1997 the following significant changes were noted: equity in net income in partnerships decreased by $(164,000); the Bank opened a Real Estate department whose brokering fees represented $57,000 in income; customer service charges increased due to growth in overall deposit balances and improved efforts to collect related fees totaling $106,000; and net investment security sales gains totaled $54,000.

    Non-interest income for the six months ended June 30, 1998 totaled $672,000 compared to $607,000 for the same period during 1997. This represents an increase of $65,000. The major contributing factor to this difference is an overall increase of $58,000 in Real Estate brokering fees.

    NON INTEREST EXPENSE. Non Interest Expenses represent salaries, occupancy expenses, professional expenses, outside services and other miscellaneous expenses necessary to conduct business. Non-interest expense was $6,664,000 in 1997 compared to $6,014,000 in 1996 and $5,678,000 in 1995. This represents an increase of $650,000 or 10.8% between 1997 and 1996. During 1996 ACB had a onetime write-down on real estate totaling $200,000. During 1997 the following significant changes were noted: ACB opened a new branch in Camarillo, CA., occupancy expense for the year increased by $103,000 due to increases in rent, utilities and amortization for leasehold improvements; salary and related expense increased by $438,000 due to the paying of a bonus during 1997 and an increased number of employees; legal expense increased by $144,000 due to the lawsuit with ACI; furniture and equipment expense rose due to the full implementation of a new bankwide computer network totaling $87,000

    Non-interest expense for the six months ended June 30, 1998 totaled $3,450,000 compared to $2,988,000 for the same period during 1997. This represents an increase of $462,000. The major contributing factors to this difference are an overall increase in salaries of $218,000 due to the changes that have taken place in upper management and the opening of a new branch. Occupancy expenses are up $87,000 due to the opening of the new branch and a significant increase in the Common Area Maintenance charges for one branch and COL increases for another. Other smaller items make up the balance of the remaining differences.

    PROVISION FOR INCOME TAXES. The effective income tax rate was 26% in 1997, 15% in 1996 and 19% in 1995. For the interim period June 30, 1998 and 1997, the effective tax rate was 27% and 29%, respectively. The accrual method of accounting is used to compute income taxes for financial accounting purposes and for income tax return preparation. For further information about the provision for income taxes during the June 30, 1998 and 1997 interim periods, please refer to the footnotes to the financial statements included elsewhere in this report.

BALANCE SHEET ANALYSIS

    The improvement in the Southern California economy in 1997 and 1998 and specifically, the improving economy in Ventura County and the community banks sales opportunities created by large banks' continued industry consolidation are reflected in the growth of ACB's balance sheets in 1997 and interim 1998. In 1997 ACB attracted quality customers from the larger banks because of the higher level of personalized service offered. As of December 31, 1997, total assets increased by 5.6% to $134,212,000 compared to $127,080,000 at year end 1996.
Gross loans grew to $84,702,000 as of December 31, 1997 or 28.5% compared to $65,939,000 at December 31, 1996.

    As of June 30, 1998, total assets increased by 10.4% to $139,824,000 compared to $126,643,000 at June 30, 1997. Gross loans grew to $84,485,000 as of June 30, 1998, or 13.7% compared to $74,280,000 at June 30, 1997.

    Securities and fed funds sold decreased to $31,013,000 as of December 31, 1997 or 29% compared to $43,659,000 as of December 31, 1996. Deposits grew to $119,968,000 or 5.0% as of December 31, 1997 compared to $114,284,000 as of
December 31, 1996.

    Deposits grew to $124,975,000 or 9.9% as of June 30, 1998 compared to $113,682,000 as of June 30, 1997.

    INVESTMENTS. The securities portfolio of ACB serves several purposes: 1) it provides liquidity to even out cash flows from the loan and deposit activities of customers; 2) the deposits of public agencies must be secured by certain assets of ACB as required by law, and portions of any of the portfolio may be used for this function; 3) it is a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of ACB; 4) it is an alternative interest-earning use of funds when loan demand is light; and, 5) it may provide partially tax-exempt income.

    ACB's investment portfolio primarily consists of Federal Agency Securities, Mortgage-backed Securities, Municipal Securities, Mutual Funds and overnight investments in the Federal Funds market. During 1997 the investment portfolio decreased by $12,647,000. The yield curve during 1997 shifted downward. This resulted in several Agency and Municipal securities being called placing a significant amount of principal dollars back into ACB's hands. Due to high loan demand, these funds and fed funds dollars were reinvested into loans. See loans section for a further explanation of loan growth.

    During 1998 this trend has continued. However, ACB has increased its fed funds balance as of June 30, 1998 by $5,800,000 to $8,200,000 compared with $2,400,000 as of June 30, 1997. This increase is due to ACB's management of liquidity risk.

    LOANS. Loans outstanding, net of loan loss allowance increased to $83,397,000 as of December 31, 1997, representing growth of 28.4% over the December 31, 1996 balance of $64,943,000. A strong local economy contributed to an increase in loan demand, primarily in the real estate sector.

    Real Estate loans increased from $11,026,000 at December 31, 1996 to $31,920,000 at December 31, 1997. This represents an increase of $20,894,000 or 189.5%. Although a significant portion of this increase was attributed to a reclassification of existing loans due to a data conversion in May 1997, another contributing factor to the loan growth was the opening of a Loan Production office in the City of Camarillo in October 1996. Total loans outstanding at this location grew to $7,545,000 as of December 31, 1997.

    For the interim period ending June 30, 1998, outstanding loans totaled $83,074,000 compared to $73,114,000 as of June 30, 1997. This represents an increase of $9,960,000 or 13.6%. Real estate loans are up $13,568,000 during this period for reasons previously discussed. Commercial loans have increased $3,579,000 due to reclassifying existing loans and the strong local economy. Consumer loans are down $(2,918,000) or (27.8%) due to loan payoffs and reclassifications due to the data conversion. Equity lines are down $(2,680,000) or (22.6%) due primarily to the refinancing of first mortgages and home sales which have increased significantly in Ventura County during the past twelve months.

    ALLOWANCE FOR LOAN LOSSES. Lending is a risk based business that recognizes losses despite prudent efforts to minimize risk.

    The business of extending loans entails the possibility of risk despite prudent efforts to minimize exposure. Economic downturns, unexpected changes in a borrowers cash flow, and competitive pressures are among a myriad of conditions that affect the timely repayment of loans.

    The allowance for loan losses is a valuation reserve against the banks total loan portfolio representing an amount thought to be adequate to cover future loan losses. Included in this amount are all loans that have been identified by management, outside auditors and regulatory agencies as requiring additional monitoring and collective attention. Also included are loans that management considers to be potential collection problems.

    As of December 31, 1997, the allowance for loan losses was $1,048,000 compared to $812,000 at year end 1996 and $632,000 at year end 1995. As a percentage of outstanding loans, the allowance was 1.24% as of December 31, 1997, and 1.23% in 1996 and 1.05% in 1995. For the six months ended June 30, 1998, the allowance for loan losses was $1,131,000 compared to $938,000 as of June 30, 1997. As a percentage of outstanding loans, the allowance was 1.34% as of June 30, 1998 and 1.27% for the same period during 1997.

    Actual charges to the provision for losses charged to expense are as follows:

                                                                                  YEAR-TO-DATE
PERIOD                                                                              CHARGES
--------------------------------------------------------------------------------  ------------
June 30, 1998...................................................................  $    265,000
June 30, 1997...................................................................  $    260,000
December 31, 1997...............................................................  $    410,000
December 31, 1996...............................................................  $  1,045,600
December 31, 1995...............................................................  $    554,002

    In management's opinion, the allowance for loan losses as of June 30, 1998, is adequate based upon its ongoing analysis of the loan portfolio. Management also utilizes an independent loan review company to conduct a quarterly analysis of the allowance. The most recent external examination conducted as of March 31, 1998, supported the adequacy of the current level of the reserve.

    OTHER ASSETS. Bank premises and equipment, other real estate owned, investment in partnerships and other assets are the four components of other assets. Other assets as of December 31, 1997, totaled $8,340,000, compared to $7,936,000 as of December 31, 1996, and $8,985,000 as of December 31, 1995.
Other assets as of June 30, 1998, totaled $5,815,000 compared to $8,240,000 as of June 30, 1997. The decrease between these two interim periods is $2,425,000. As previously discussed, ACB is a limited partner in VAH. During May 1998, ACB was paid back its full investment in the partnership totaling $2,550,000.

    DEPOSITS. In order to meet the demand for loans and to accommodate the day-to-day activities of it's depositors, the bank maintains an adequate liquidity position through the use of overnight investments in federal funds and other short term investments.

    CAPITAL. Total shareholders equity at December 31, 1997 totaled $11,351,000, which represented an 8.4% increase from $10,472,000 at December 31, 1996. At June 30, 1998, shareholder equity was $11,901,000 compared to $10,718,000 for the same period during 1997.

    For all periods reviewed, the Company maintains capital ratios above the Federal regulatory guidelines for a "well capitalized" bank. The ratios are as follows:

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,                 DECEMBER 31,
                                                             REQUIRED    --------------------  -------------------------------
                                                               RATIO       1998       1997       1997       1996       1995
                                                            -----------  ---------  ---------  ---------  ---------  ---------
Tier 1 Capital (to Average Assets)........................        4.00%       8.77%      8.42%      8.27%      8.04%      9.21%
Tier 1 Capital (to Risk Weighted Assets)..................        4.00%      10.87%     10.75%     10.05%     11.53%     11.11%
Total Capital (to Risk Weighted Assets)...................        8.00%      11.90%     11.69%     10.98%     12.42%     11.78%

    YEAR 2000. ACB is working to resolve the potential impact of the year 2000 on the ability of ACB's computerized information systems to accurately process information that may be date-sensitive. Any of ACB's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. ACB utilizes a number of computer programs across its entire operation. ACB has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on ACB's financial position. However, if ACB and third parties upon which its relies are unable to address this issue in a timely manner, it could result in a material financial risk to ACB. In order to assure this does not occur, ACB plans to devote all resources required to resolve any significant year 2000 issues in a timely manner. See "RISK FACTORS--Year 2000 Risks and Preparedness."

    LIQUIDITY. Liquidity is ACB's ability to meet fluctuations in deposit levels and to provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. ACB holds overnight Federal funds as a cushion from temporary liquidity needs. During the first six months of 1998, Federal funds averaged $6,971,000 or 5.22% of total average assets. During the first six month of 1997, Federal funds averaged $3,428,000 or 2.77% of total average assets. In addition, ACB maintains Federal funds credit lines with major correspondents totaling $4,700,000, subject to the customary terms for such arrangements. ACB also maintains repurchase agreements totaling $10,000,000.

    NET INTEREST MARGIN. As previously discussed, net interest income is the difference between the interest income and fees earned on loans and investments and the interest expense paid on deposits and other liabilities. The amount by which interest income exceeds interest expense depends on two factors: the volume of earnings assets compared to the volume of interest-bearing deposits and liabilities, and the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and liabilities.

    Net interest margin is the net interest income expressed as a percentage of earning assets. To maintain its net interest margin, the ACB must manage the relationship between interest earned and paid, and that relationship is subject to the following types of risks that are related to changes in interest rates.

    MARKET RISK. The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If the Bank invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because the older security pays less interest than the newly issued security. If the older security had to be sold, ACB would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

    There is market risk relating to ACB's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because ACB must continue to pay the higher rate until the end of the term. However, because the amount of fixed rate liabilities is significantly less than the fixed rate assets, and because the average maturity is substantially less than for the assets, the market risk is not as great.

    Net interest margin was 6.49% in 1997 compared to 5.99% in 1996 and 6.31% in 1995. Net interest margin was 6.76% for the six months ended June 30, 1998, compared to 6.36% for the six months ended June 30, 1997.

    The following is a summary of the carrying amounts and estimated fair values of selected Bank financial assets and liabilities at December 31, 1997:

                                                                  CARRYING       ESTIMATED
                                                                   AMOUNT        FAIR VALUE
                                                               --------------  --------------
Financial assets:
  Securities.................................................  $   25,113,000  $   25,256,000
Loans, net of allowance for loan losses......................  $   83,398,000  $   83,279,000
Financial Liabilities:
  Deposits...................................................  $  119,968,000  $  120,014,000

    Other than a relatively small difference due to credit quality issues pertaining to loans, the difference between the carrying amount and the fair value is a measure of how much more or less valuable ACB's financial instruments are to it than when acquired. The net difference for interest-bearing financial assets is $24,000. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

    The net difference for interest-bearing financial liabilities is $46,000. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

    MISMATCH RISK. Another interest-related risk arises from the fact that when interest rates change, the changes do not occur equally in the rates of interest earned and paid because of difference in the contractual terms of the assets and liabilities held. ACB has a large portion of its loan portfolio tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other banks are lowering their lending rates; these loans will be repriced. If ACB were at the same time to have a large proportion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on the deposits.

    A decrease in net interest income could also occur with rising interest rates if ACB had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "mismatch risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, ACB will adjust the interest rates on the certificates and loans to try to match up demand. ACB can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

    One of the means of monitoring this matching process is the use of a "gap" report table. This table shows the extent to which the maturities or repricing opportunities of the major categories of assets and liabilities are matched based upon specific interest rate change scenarios and assumptions. ACB utilizes gap reports assuming simultaneous interest rate shifts of up to +/- 200 basis points.

    The following table shows the estimated impact to net interest income for an instantaneous shift in various interest rates as of June 30, 1998 (the dollar change in net interest income represents the estimated change for the next 12 months):

                                                                                CHANGE IN NET
                                                                                   INTEREST
CHANGE IN INTEREST RATES                                                            INCOME
------------------------------------------------------------------------------  --------------
+200 basis points.............................................................      $ 226,000
+100 basis points.............................................................      $ 113,000
+ 50 basis points.............................................................      $ 169,000
-50 basis points..............................................................      No change
-100 basis points.............................................................      $(244,000 )
-200 basis points.............................................................      $(412,000 )

    ACB has adequate capital to absorb any potential losses as a result of a decrease in interest rates. Periods of more than one year are not estimated because steps can be taken to mitigate the adverse effects of any interest rate changes.

    BASIS RISK. A third interest-related risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report the interest rate on the asset my rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, ACB would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. ACB has made an effort to minimize concentrations in certain types of assets and liabilities.

MANAGEMENT

    The following table sets forth information on those members of the Boards of Directors of Americorp and ACB who will continue in such positions after the Merger.

                                                                                                          YEAR FIRST
                                                                                                          ELECTED OR
                                                                                                         APPOINTED AS
NAME                             AGE              BUSINESS EXPERIENCE DURING PAST FIVE YEARS            DIRECTOR AT ACB
----------------------------     ---     ------------------------------------------------------------  -----------------
Allen W. Jue................  62         Owner, Jue's Market                                                    1973
Robert J. Lagomarsino.......  71         VP Lagomarsino's (family business) U.S. Congress, 1974-93              1993
Gerald J. Lukiewski.........  44         Banker, President--ACB 3/98 to Present; S.V.P. Chief Credit            1998
                                           Officer 7/97 to 3/98; V.P. Regional Manager 9/96 to 7/97;
                                           prior thereto various positions with Santa Barbara Bank &
                                           Trust Co. and Bank of A Levy
E. Thomas Martin............  55         MW Sign Corp, President                                                1996
Harry L. Mayhard............  70         Retired, former President of American Commercial Bank                  1976

    The following table sets forth information on those executive officers of Americorp and ACB who will continue in such positions after the Merger.

                                                                                                            YEAR FIRST
                                                                                                            ELECTED OR
                                                                                                           APPOINTED AS
                                                                                                            DIRECTOR OR
NAME AND POSITION               AGE               BUSINESS EXPERIENCE DURING PAST FIVE YEARS              OFFICER AT ACB
---------------------------     ---     ---------------------------------------------------------------  -----------------
Allen W. Jue...............  62         Owner, Jue's Market                                                       1973
Chairman of the Board
Gerald J. Lukiewski .......  44         Banker, President--ACB 3/98 to present; S.V.P. Chief Credit               1996
President                                 Officer 7/97 to 3/98; V.P. Regional Manager 9/96 to 7/97;
                                          Loan Center Manager--Santa Barbara Bank and Trust Company,
                                          3/95 to 9/96; various positions with Bank of A. Levy,
                                          6/90-2/95.
Mary Martha Stewart .        38         Banker, Senior Vice President and Chief Operating Officer--ACB,           1998
Senior Vice President,                    3/98 to Present; Senior Vice President Operations--Colonial
Chief Operating Officer                   Western Agency, Inc., 10/97 to 1/98; Group Vice President and
                                          Area Manger--City National Bank, 1/97 to 9/97; Senior Vice
                                          President Branch Administration--Ventura County National Bank
                                          (acquired by City National), 5/90 to 1/97

COMPENSATION

    None of the persons named in the preceding table relating to executive officers received compensation from Americorp and/or ACB of $100,000 or more in 1997.

    In 1997, each director received $1,000 per month in director's fees except as indicated in the following sentences. The Secretary to the Board (Mr. Cryne) received $2,000 per month in fees and the Vice-Chairman of the Board,(Mr. Lagomarsino) also received $2,000 per month in fees. Mr. Jue (the Chairman of the Board) received $3,500 per month in fees.

    During 1998, ACB's Directors' Retirement Plan was terminated and the benefits payable thereunder frozen. Benefits will only be payable upon retirement and then either on a lump sum basis or pursuant to a 10 year pay-out. Directors Cryne, Jue, Lagomarsino and Wood were the only participants in the plan. It is currently anticipated that the amount of such additional accrual will be approximately $175,600.

EMPLOYMENT AGREEMENT

    In connection with his appointment as President and Chief Executive Officer of Americorp and ACB, ACB entered into an employment agreement with Gerald J. Lukiewski as of March 2, 1998. The agreement, as amended and extended, currently provides for a three year term with an annual salary of $135,000. The agreement also provides for participation in ACB's bonus plan and certain other benefits, including vacation, automobile allowance, insurance, retirement benefits and expense reimbursements. In the event of termination without cause, the agreement provides for the lesser of (i) three months of additional salary and benefits or
(ii) the remaining salary and benefits due under the term of the agreement.

CERTAIN TRANSACTIONS

    Some of the current directors and officers of Americorp and ACB and the companies with which they are associated have been customers of, and have had banking transactions with ACB, in the ordinary course of ACB's business, and ACB expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of management of ACB, have not involved more than the normal risk of repayment or presented any other unfavorable features.

STOCK OWNERSHIP

    Except as set forth in the following table, management of Americorp does not know of any person who owns beneficially more than 5% of Americorp Stock. The following table sets forth certain information as of June 30, 1998, concerning the beneficial ownership of Americorp Stock by each of the current directors of Americorp and ACB and by all current directors and executive officers of Americorp and ACB as a group.

                                                                  AMOUNT OF
                                                                  BENEFICIAL          PERCENT
NAME OF BENEFICIAL OWNER                                         OWNERSHIP(1)       OF CLASS(2)
----------------------------------------------------------  ----------------------  -----------
Lincoln E. Cryne..........................................            18,209(3)           3.03%
Allen W. Jue..............................................            17,681(4)           2.95%
Robert J. Lagomarsino(5)..................................            41,312(6)           6.94%
Gerald J. Lukiewski.......................................             2,300(7)           0.38%
E. Thomas Martin..........................................            41,320(8)           6.94%
Harry L. Maynard..........................................            15,000(9)           2.52%
Catherine S. Wood(5)......................................            40,408(10)          6.77%
Directors and Executive Officers As a Group (10
  persons)................................................           185,460(11)         30.14%

------------------------

 (1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares; (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or; (b) investment power which includes the power to dispose, or to direct the disposition of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the date specified.

 (2) Shares subject to options held by directors and executive officers that were exercisable within 60 days after the Americorp Record Date ("vested"), are treated as issued and outstanding for the purpose of computing the percentage of class owned by such person (or group) but not for the purpose of computing the percentage of class owned by any other individual person.

 (3) Includes 5,000 shares exercisable pursuant to the Americorp stock option plan.

 (4) Includes 5,000 shares exercisable pursuant to the Americorp stock option Plan.

 (5) Directors Lagomarsino and Wood are brother and sister.

 (6) Includes 1,000 shares exercisable pursuant to the Americorp stock option plan.

 (7) Includes 1,800 shares exercisable pursuant to the Americorp stock option plan.

 (8) Includes 1,000 shares exercisable pursuant to the Americorp stock option plan.

 (9) Includes 5,000 shares exercisable pursuant to the Americorp stock option plan.

(10) Includes 2,000 shares exercisable pursuant to the Americorp stock option plan.

(11) Includes 20,800 shares exercisable pursuant to the Americorp stock option plan.

                                BUSINESS OF CIB

GENERAL

    CIB commenced operations as a national banking association on September 16, 1985. Effective February 20, 1998, CIB converted to a state-chartered member bank. CIB is regulated by the DFI and the Federal Reserve Bank ("FRB"). CIB's deposits are insured up to the maximum legal limits by the FDIC. CIB is also subject to certain other federal laws and regulations. As of June 30, 1998, CIB had total assets of approximately $86.9 million, total deposits of $79.3 million, and total stockholders' equity of $7.4 million.

    CIB is a community bank conducting a general commercial banking business that serves individuals, professionals and small to medium-sized businesses. CIB offers a full range of commercial banking services, including commercial loans, various types of consumer and real estate loans, the acceptance of check and savings deposits, money market and Super NOW accounts, and other non-deposit banking services. CIB's main office and administrative headquarters office are both located at 300 Esplanade Drive, Oxnard, California 93030 and its telephone number is (805) 487-6581. CIB maintains two additional branch offices, located at 155 South A Street, Oxnard, California, and 2510 East Las Posas Road, Suite M, Camarillo, California.

    CIB has not engaged in any material research activities relating to the development of new services or the improvement of existing CIB services. or the improvement of existing CIB services.

    There as been no significant change in the types of services offered by CIB since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. CIB has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

    Most of CIB's business originates from Ventura County and there is no emphasis on foreign sources and application of funds. CIB's business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of CIB's loans is not concentrated within a single industry or group of related industries, nor is CIB dependent upon a single customer or group of related customers for a material portion of its deposits. Management of CIB is unaware of any material effect upon CIB's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

    CIB holds no patents, licenses (other than licenses obtained from CIB regulatory authorities), franchises or concessions.

EMPLOYEES

    As of June 30, 1998, CIB had a total of 55 full-time employees and 12 part-time employees. The management of CIB believes that its employee's relations are satisfactory.

COMPETITION

    Banking and financial services business in California generally, and in CIB's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. CIB competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than CIB. In order to compete with the other financial services providers, CIB principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. CIB maintains three full service-banking offices in Ventura County.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by CIB on its deposits and its other borrowings and the interest rate received by CIB on loans extended to its customer and securities held in CIB's portfolio comprise the major portion of CIB's earnings. These rates are highly sensitive to many factors that are beyond the control of CIB. Accordingly, the earnings and growth of CIB are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of CIB loans, investment and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms.

PROPERTIES

    All CIB's offices are leased. See Note 5 to the CIB Financial Statements for certain additional information concerning the amount of CIB's lease commitments.

LEGAL PROCEEDING

    CIB is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. CIB is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to CIB's business) and no such proceedings are known to be contemplated.

MANAGEMENT'S DISCUSSION AND ANALYSIS

    BUSINESS ORGANIZATION

    Channel Islands Bank (CIB) is a California chartered bank headquartered in Oxnard, California. As of June 30, 1998 CIB operated three full-service branches in Ventura County, California. Other than investing excess funds, CIB currently conducts no other significant business activities.

    CIB offers a full range of traditional commercial banking products and services to individuals, merchants, small and medium-sized businesses and professionals in Ventura County, its primary service area. The commercial banking services that CIB offers includes the acceptance of checking and savings deposits, and the making of various types of installment, commercial and real estate loans. In addition, CIB provides safe deposit, collection, travelers' checks, and other customary non-deposit banking services. The Bank emphasizes personalized service and convenience of banking and attracts banking customers by offering morning through early evening banking hours. CIB has 24-hour Automated Teller Machines ("ATM's") at all three of its banking offices.

    The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position and liquidity that have occurred in the two-year period ended December 31, 1997, and the six month periods ending June 30, together with an assessment, when considered appropriate, of external factors that may affect CIB in the future. This discussion should be read in conjunction with CIB's consolidated financial statements and notes attached hereto as Appendix B.

    OVERVIEW

    CIB earned net income of $800,000 for the year ended December 31, 1997, representing an increase of $474,000, or 168% over 1996 income of $326,000. On a diluted per common share basis, net income for 1997 was $1.60 compared to $.66 per share for the preceding year. The improvement in net income in 1997 was primarily due to growth in net interest income and noninterest income that outpaced increases in operating expenses. Net income in 1997 benefited from the sale of mortgage servicing rights which resulted in a gain of $492,000 reflected in the Statements of Income as other income. These and other factors are discussed in more detail later in this analysis.

    Net income for the six month period ending June 30, 1998 was $338,000, a decrease of $4,000, or 1% over income of $342,000 for the six month period ending June 30, 1997. This decrease was primarily due to an increase in salaries and benefits related to increases in staff, and to costs related to the application for the state banking charter.

    Common shareholder's equity increased by $960,000 or 17.2% during 1997 from $5,596,000 at December 31, 1996 to $6,556,000 at December 31, 1997, through the retention of earnings and the exercise of stock options. It is the objective of management to maintain adequate capital for future growth through retention of earnings. In both 1997 and 1996 CIB paid two semiannual cash dividends of $0.10.

    Common Shareholders' Equity was $7,440,000 on June 30, 1998, a $884,000, or 13.5%, increase over the December 31, 1997 balance of $6,556,000 through the retention of earnings and the exercise of stock options. CIB paid a $0.10 cash dividend during the six month period ending June 30, 1998.

    The following table sets forth several key operating ratios for 1997 and 1996, and for the six month periods ending June 30 1998 and 1997 (dollars in thousands).

                                                                                       FOR THE PERIOD
                                                                                           ENDED               YEAR ENDED
                                                                                          JUNE 30,            DECEMBER 31,
                                                                                    --------------------  --------------------
                                                                                      1998       1997       1997       1996
                                                                                    ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Return on average assets..........................................................       0.77%      0.88%      0.99%      0.42%
Return on average equity..........................................................       9.45%     11.73%     13.28%      5.86%
Average shareholders' equity to average Assets....................................       8.24%      7.57%      7.50%      7.21%

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

    The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands):

                                                JUNE 30, 1998                DECEMBER 31, 1997
                                         ----------------------------   ----------------------------
                                         AVERAGE              AVERAGE   AVERAGE              AVERAGE
EARNING ASSETS                           BALANCE   INTEREST    YIELD    BALANCE   INTEREST    YIELD
---------------------------------------  -------   --------   -------   -------   --------   -------
Investment Securities
U.S. treasuries(2).....................     680        17      5.00%       993        62      6.24%
U.S. government agencies(2)............   5,292       151      5.71%     5,250       334      6.36%
Municipal agencies.....................      76         2      5.26%        77         4      5.19%
Mutual funds(2)........................   2,765        82      5.93%     2,001       119      5.95%
Corporate bonds(2).....................   4,693       140      5.97%       412        26      6.31%
Other securities.......................     119         3      5.04%       173         9      5.20%
  Total Investment Securities..........  13,625       395      5.80%     8,906       554      6.22%
Federal funds sold.....................   7,325       200      5.46%    11,057       612      5.53%
Due from banks- time deposits..........   1,246        37      5.94%     1,491        89      5.97%
Loans(1)...............................  55,585     2,795     10.06%    50,788     5,571     10.97%
  Total Interest Earning Assets........  77,781     3,427      8.81%    72,242     6,826      9.45%
Interest Bearing Liabilities
Domestic Deposits and Borrowed Funds
  Savings deposits(3)..................  30,971       341      2.20%    30,904       754      2.44%
Time Deposits..........................  25,056       665      5.31%    21,330     1,125      5.27%
Short-term borrowings
  Total Interest Bearing Liabilities...  56,027     1,006      3.59%    52,234     1,879      3.60%

                                              DECEMBER 31, 1996
                                         ----------------------------
                                         AVERAGE              AVERAGE
EARNING ASSETS                           BALANCE   INTEREST    YIELD
---------------------------------------  -------   --------   -------
Investment Securities
U.S. treasuries(2).....................     475        30      6.32%
U.S. government agencies(2)............   4,474       290      6.48%
Municipal agencies.....................      77         4      5.19%
Mutual funds(2)........................   1,958       115      5.87%
Corporate bonds(2).....................     405        26      6.42%
Other securities.......................     349        10      2.87%
  Total Investment Securities..........   7,738       475      6.14%
Federal funds sold.....................  14,259       561      3.93%
Due from banks- time deposits..........   2,012       116      5.77%
Loans(1)...............................  47,090     5,175     10.99%
  Total Interest Earning Assets........  71,099     6,327      8.90%
Interest Bearing Liabilities
Domestic Deposits and Borrowed Funds
  Savings deposits(3)..................  29,180       732      2.51%
Time Deposits..........................  21,131     1,121      5.31%
Short-term borrowings
  Total Interest Bearing Liabilities...  50,311     1,853      3.68%

                                                               JUNE 30, 1998    DECEMBER 31, 1997    DECEMBER 31, 1996
                                                              ---------------  -------------------  -------------------
                                                                               (DOLLARS IN THOUSANDS)
Total interest income(1)....................................         3,604              6,826                6,327
Total interest expense(4)...................................         1,006              1,879                1,853
Total interest earnings(1)..................................         2,598              4,947                4,474
Total average earning assets................................        77,781             72,242               71,099
Net yield on average earning assets(1)......................           6.7%               6.8%                 6.3%
Net yield on average earning assets (excluding loan
  fees)(1)..................................................           5.5%               6.1%                 5.5%

------------------------

(1) Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for probable loan losses of $919,000 in June, 1998, $769,000 in 1997 and $391,000 in 1996. Loan fees of $278,000 in June, 1998,
    $506,000 in 1997 and $581,000 in 1996 are included in loan interest income. There were no loans on non-accrual for the periods ending June 30, 1998 and December 31, 1997 and two non-accruing loans totaling approximately $202,000 at December 31, 1996.

(2) The yield for securities that are classified as available-for-sale is based on historical amortized cost balances.

(3) Savings deposits includes Savings, NOW, and Money Market deposit accounts.

(4) Includes Savings, NOW, and Money Market Deposit Accounts, and Time Deposits.

EARNINGS ANALYSIS

    NET INTEREST INCOME. Net interest income refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. It is the primary component of the earnings of a financial institution. The primary factors that impact net interest income are the composition and volume of interest-earning assets and interest-bearing liabilities, the amount of noninterest-bearing liabilities and nonaccrual loans, and changes in market interest rates.

    Net interest income for 1997 was $4.9 million or 6.8% of interest-earning assets compared to $4.5 million and 6.3% of interest-earning assets in 1996. The increase in 1997 compared to 1996 is primarily attributable to increases in the amounts of interest-earning assets.

    Net interest income for the six month period ending June 30, 1998 is $2.6 million, an increase of $200,000 from the $2.4 million for the six month period ending June 30, 1997. The increase is primarily attributable to increases in the amount of interest-earning assets.

    Interest income for 1997 was $6.8 million compared to $6.3 million for 1996. The increase in 1997 is primarily due to overall growth in interest-earning assets.

    Interest income for the period ending June 30, 1998 was $3.6 million compared to $3.3 million for the period ending June 30, 1997, a $300,000 increase. This increase is primarily attributable to overall growth in interest-bearing assets.

    Interest expense has remained fairly stable in both amount and rate over the past two years. Total interest expense was $1.9 million in both 1997 and 1996. The overall rate paid on interest-bearing liabilities was 3.59% in 1997 and 3.68% in 1996.

    Interest expense increased $100,000 from $0.9 million to $1.0 million for the six month periods ended June 30, 1997 and June 30, 1998, respectively. This increase was primarily due to overall growth in interest-bearing deposits.

    The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands):

                                                       SIX MONTHS ENDED                          YEAR ENDED
                                                         JUNE 30, 1998                        DECEMBER 31, 1997
                                                            VERSUS                                 VERSUS
                                                       SIX MONTHS ENDED                          YEAR ENDED
                                                         JUNE 30, 1997                        DECEMBER 31, 1996
                                             -------------------------------------  -------------------------------------
                                             INCREASE (DECREASE) DUE TO CHANGE IN   INCREASE (DECREASE) DUE TO CHANGE IN
                                             -------------------------------------  -------------------------------------
                                                RATE        VOLUME        TOTAL        RATE        VOLUME        TOTAL
                                                -----     -----------     -----        -----     -----------     -----
INTEREST-EARNING ASSETS:
Investment Securities:
  Taxable..................................         (19)         180          161           (7)          86           79
  Non-Taxable(1)...........................           0            0            0            0            0            0
Federal Funds Sold.........................           2          (71)         (69)         114          (63)          51
Time Deposits..............................           0           (7)          (7)           4          (31)         (27)
Loans(2)...................................        (147)         204           57          (10)         406          396
                                                    ---          ---          ---          ---          ---          ---
  Total Interest Income....................        (164)         306          142          101          398          499
INTEREST-BEARING LIABILITIES:
Savings Deposits...........................         (33)          18          (15)         (19)          41           22
Time Deposit CD............................          16          122          138           (6)          10            4
                                                    ---          ---          ---          ---          ---          ---
  Total Interest Expense...................         (17)         140          123          (25)          51           26
                                                    ---          ---          ---          ---          ---          ---
  Net-Interest Income......................        (147)         166           19          126          347          473
                                                    ---          ---          ---          ---          ---          ---
                                                    ---          ---          ---          ---          ---          ---


                                                         YEAR ENDED
                                                      DECEMBER 31, 1996
                                                           VERSUS
                                                         YEAR ENDED
                                                      DECEMBER 31, 1995
                                             -----------------------------------

                                              INCREASE (DECREASE) DUE TO CHANGE
                                                             IN
                                             -----------------------------------
                                                RATE        VOLUME       TOTAL
                                                -----     -----------  ---------
INTEREST-EARNING ASSETS:
Investment Securities:
  Taxable..................................          68          (33)         35
  Non-Taxable(1)...........................           0            0           0
Federal Funds Sold.........................         (50)         148          98
Time Deposits..............................         (53)           3         (50)
Loans(2)...................................        (450)       1,476       1,026
                                                    ---        -----   ---------
  Total Interest Income....................        (485)       1,594       1,109
INTEREST-BEARING LIABILITIES:
Savings Deposits...........................          41          (10)         31
Time Deposit CD............................          (7)         500         493
                                                    ---        -----   ---------
  Total Interest Expense...................          34          490         524
                                                    ---        -----   ---------
  Net-Interest Income......................        (519)       1,104         585
                                                    ---        -----   ---------
                                                    ---        -----   ---------

    NONINTEREST INCOME. Noninterest income increased $400,000 in 1997 from $.7 million in 1996 to $1.1 million in 1997. During 1997 CIB sold the servicing rights on mortgage loans totaling approximately $54 million. CIB received $492,000 from the sale which represents approximately 90% of the proceeds from the sale. CIB will receive the balance of the proceeds in 1998.

    Noninterest income increased $98,000 from $354,000 for the six month period ending June 30, 1997 to $453,000 for the same six month period in 1998. This increase resulted primarily from increases in deposit account service charges and a gain on the sale of a property classified as other real estate owned.

    NONINTEREST EXPENSE. Noninterest expense reflects the costs of products and services related to systems, facilities and personnel for CIB.

    Noninterest expense for 1997 was $4.3 million, a net increase of $400,000 or 10.9% from the $3.9 million reported in 1996. One significant component of this increase was salaries and employee benefits which increased $193,000, primarily from increased staffing levels. Costs related to the corporate office move and to the application for a state banking charter also increased costs in 1997.

    Noninterest expense for the six month period ending June 30, 1998 was $2.4 million, a $300,000 increase from $2.1 million for the first six months of 1997. Increase in salaries and benefits, related to staff increases, accounted for $148,000 of this increase. An increase in occupancy costs related to the move of the corporate office, and legal costs related to the application for the state banking charter account for most of the balance of the difference.

    INCOME TAXES. CIB's income tax provisions were $576,000 and $235,000 for 1997 and 1996, respectively. The effective tax rate was 41.9% in 1997 and 42.0% in 1996.

    Income taxes were $236,000 for the six month period ending June 30, 1998, and $248,000 for the six month period ending June 30, 1997.

BALANCE SHEET ANALYSIS

    Total assets of CIB at December 31, 1997 were $89.0 million compared to $74.6 million on December 31, 1996, representing an increase of 19.3%. Based on average balances, total assets of $80.3 million in 1997 represent a 4.3% increase over $77.0 for 1996.

    CIB's total assets at June 30, 1998 was $86.9 million, and increase of $6.2 million, representing and increase of 7.7% over the June 30, 1997 balance of $80.7 million.

                                                                                   YEAR ENDED DECEMBER 31,
                                                      JUNE 30, 1998      --------------------------------------------
                                                  ---------------------    1997                   1996
                                                   AVERAGE    PERCENT     AVERAGE    PERCENT     AVERAGE    PERCENT
                                                   BALANCE    OF TOTAL    BALANCE    OF TOTAL    BALANCE    OF TOTAL
                                                  ---------  ----------  ---------  ----------  ---------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Assets
Investment Securities
  Taxable.......................................     13,478       15.54%     8,782       10.94%     7,662        9.96%
Non-taxable.....................................         76        0.09%        77        0.10%        77        0.10%
Federal funds sold..............................      7,325        8.45%    11,057       13.78%    14,259       18.53%
Due from banks--time deposits...................      1,246        1.44%     1,491        1.86%     2,012        2.61%
Loans...........................................     55,585       64.09%    50,788       63.28%    47,090       61.19%
Reserve for loan and lease losses...............       (919)      -1.06%      (769)      -0.96%      (851)       1.10%
  Net Loans and Leases..........................     54,666       63.03%    50,019       62.32%    46,239       60.09%
  Total Interest Earning Assets.................     76,791       88.55%    71,426       89.00%    70,249       91.29%
Cash and non-interest earning deposits..........      7,967        9.18%     7,077        8.82%     5,348        6.95%
Net premises, furniture and equipment...........        993        1.14%       887        1.10%       584        0.76%
Other assets....................................        985        1.13%       874        1.08%       773        1.00%
  Total Assets..................................     86,736      100.00%    80,264      100.00%    76,954      100.00%
Liabilities and Stockholders' Equity
Savings deposits (1)............................     30,971       35.71%    30,904       38.51%    29,180       37.92%
Time deposits...................................     25,056       28.89%    21,330       26.57%    21,131       27.46%
Short-term borrowings
  Total Interest-bearing Liabilities............     56,027       64.60%    52,234       65.07%    50,311       65.38%
Demand deposits.................................     23,386       26.96%    21,768       27.12%    20,864       27.11%
Other liabilities...............................        174        0.20%       242        0.30%       224        0.29%
  Total Liabilities.............................     79,587       91.76%    74,244       92.50%    71,399       92.78%
Stockholders' Equity............................      7,149        8.24%     6,020        7.50%     5,554        7.22%
  Total Liabilities and Stockholders'
    Equity......................................     86,736      100.00%    80,264      100.00%    76,954      100.00%

------------------------

(1) Includes Savings, NOW, and Money Market Accounts.

INVESTMENT PORTFOLIO

    The following table summarizes the amounts and distribution of CIB's investment securities held as of the dates indicated, and the weighted average yields as of December 31, 1997:

                                                                        JUNE 30, 1998
                                              -----------------------------------------------------------------
                                                      WITHIN ONE YEAR           AFTER ONE BUT WITHIN FIVE YEARS
                                              -------------------------------   -------------------------------
                                              HELD-TO-MATURITY AVAILABLE-FOR-SALE HELD-TO-MATURITY AVAILABLE-FOR-SALE
                                              --------------   --------------   --------------   --------------
                                              AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                                              ------   -----   ------   -----   ------   -----   ------   -----
                                                                   (DOLLARS IN THOUSANDS)
U.S. Government agencies....................   --      0.00%     999    5.65%    --      0.00%   3,044    6.11%
Corporate debt securities...................   --      0.00%   2,013    6.34%    --      0.00%   3,421    6.08%
Other securities............................   --      0.00%   2,631    5.74%     76     4.80%    --      0.00%
                                                                                  --
                                              ------   -----   ------   -----            -----   ------   -----
Total.......................................   --      0.00%   5,643    6.01%     76     4.80%   6,465    6.10%

                                                                      DECEMBER 31, 1997
                                              -----------------------------------------------------------------
                                                      WITHIN ONE YEAR           AFTER ONE BUT WITHIN FIVE YEARS
                                              -------------------------------   -------------------------------
                                              HELD-TO-MATURITY AVAILABLE-FOR-SALE HELD-TO-MATURITY AVAILABLE-FOR-SALE
                                              --------------   --------------   --------------   --------------
                                              AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                                              ------   -----   ------   -----   ------   -----   ------   -----
U.S. Government agencies....................   --      0.00%   4,491    5.63%    --      0.00%   4,509    6.47%
Corporate debt securities...................   --      0.00%   1,500    5.92%    --      0.00%   1,417    6.61%
Other securities............................   --      0.00%   2,154    6.05%     77     4.80%    --      0.00%
                                                                                  --
                                              ------   -----   ------   -----            -----   ------   -----
Total.......................................   --      0.00%   8,145    5.79%     77     4.80%   5,926    6.50%

    Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1997 and 1996, and June 30, 1998 the carrying values of securities pledged to secure public deposits and other purposes were $500,052, $501,633 and $500,000, respectively.

LOAN PORTFOLIO

    The following table set forth the components of total net loans outstanding in each category at the date indicated:

TYPES OF LOANS                                                 JUNE 30,1998,  DECEMBER 31, 1997  DECEMBER 31, 1996
-------------------------------------------------------------  -------------  -----------------  -----------------
                                                                             (DOLLARS IN THOUSANDS)
Domestic
Commercial and industrial....................................       15,079           12,745             14,110
Real estate construction.....................................        2,764            1,584              2,658
Real estate mortgage.........................................       28,946           26,104             22,697
Installment loans to individuals.............................       12,742           12,216             12,561

All other loans (including overdrafts).......................           91              163                 18
Less:
Unearned income..............................................        1,331            1,265              1,466
Reserve for loan and lease losses............................          930              918                723

Total........................................................       57,361           50,629             49,855

    Average loans in 1997 were $50.8 million representing an increase of 7.9% over 1996. Average loans represented 63.28% of average assets in 1997 compared to 61.19% 1996. Average loans were $55.6 million representing 64.09% of average assets for the six month period ending June 30, 1998.

    Commercial and industrial loans consist of credit lines for operating needs, loans for equipment purchases and working capital, and various other business purposes. At December 31, 1997, CIB had commercial loans outstanding representing 24.1% of total loans compared to 27.1% at December 31, 1996. Commercial loans represented 25.3% of total loans at June 30, 1998.

    Real estate construction loans expressed as a percentage of total loans were 3.0% and 5.1% at December 31, 1997 and 1996, respectively. Construction loans were 4.6% of total loans on June 30, 1998. The construction loans outstanding are generally composed of commitments to customers within CIB's service area for construction of custom, semi-custom single family residences, and industrial buildings.

    Real estate mortgage loans, which consist primarily of loans to CIB's depositors secured by trust deeds on commercial and residential real estate, expressed as a percentage of total loans were 49.5% and 43.6% at December 31, 1997 and 1996, respectively. At $28.9 million, other real estate loans represent 48.6% of total loans on June 30, 1998.

    Installment loans to individuals and all other loans include a range of traditional consumer loan products offered by CIB such as home equity and personal lines of credit and loans to finance purchases of autos, boats, recreational vehicles, and various other consumer items. Dealer loans, which are automobile loans purchased from local automobile dealers, are included in this category. Unearned discounts on dealer loans are recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's.) At December 31, 1997, consumer loans outstanding were $12.4 million representing 23.5% of total loans. This compares to consumer loans of $12.6 million representing 24.2% of total loans at December 31, 1996. Consumer loans outstanding were $12.8 million representing 21.5% of total loans on June 30, 1998.

RISK ELEMENTS

    CIB assesses and manages credit risk on an ongoing basis through lending policies. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

    In extending credit and commitments to borrowers, CIB generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. CIB's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, plant and equipment, income-producing properties, residences and other real property. CIB secures its collateral by perfecting its interest in business assets, obtaining deeds of trust, or outright possession among other means.

    CIB provides the community with three general categories of loans: (i) commercial, (ii) consumer and (iii) real estate. Within each of these categories, CIB makes available various types of loans. For example, CIB makes commercial loans for working capital lines of credit, term loans, equipment loans, consumer loans for automobile purchases, secured and unsecured personal loans, overdraft protection, and real estate loans for single family residence purchases, commercial/industrial building purchases, home equity lines of credit and construction loans. In each instance, CIB has established specific underwriting guidelines and policies. While it is recognized that there is inherent risk in the granting of credit, it is through the establishment and adherence to specific underwriting guidelines and policies for each type of loan that CIB endeavors to mitigate this risk. Additionally, CIB has established specific loan limits for lending personnel. Loans in excess of these limits require further approval of a Directors' Loan Committee and may involve the approval of the entire Board of Directors.

    CIB has established a loan review/classification system to detect and follow credits that have a greater than a normal degree of risk. Further, CIB has developed a methodology to provide for an adequate Allowance for Loan and Lease Losses ("ALLL"). This methodology involves the analysis of various pools of loans utilizing the loan loss history for those pools, a system of loan migration analysis and a provision for Year 2000 risk. Additionally, CIB adjusts the ALLL based on an analysis of the trend in past due and non-accrual loans; the trend in the volume and severity of problem credits; the volume and nature of the existing loan portfolio; concentration of credits in the loan portfolio; changes in lending policies and systems; and changes in the experience, ability, and depth of lending personnel; off balance sheet credit risk; international credit risk and trends in the national, state and local economy.

    Further, CIB has segmented its real estate loan portfolio and established specific concentration limits as a percentage of capital permitted in each category. An aggregate limit of real estate loans as a percentage of total assets has also been established. The vast majority of single family residence loans originated by CIB are underwritten to specific investor guidelines and resold into the secondary market, further mitigating the concentration and credit risk within this category.

    Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

NONPERFORMING ASSETS

    Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged-off when, in management's opinion, collection appears unlikely. The following table provides information with respect to the components of CIB's nonperforming assets at the dates indicated:

                                                                                           DECEMBER 31,              JUNE 30,
                                                                                      ----------------------  ----------------------
                                                                                         1997        1996        1998        1997
                                                                                         -----     ---------     -----     ---------
                                                                                                  (AMOUNTS IN THOUSANDS)
Accruing Loans More Than 90 Days Past Due
  Aggregate loan amounts
    Commercial, financial and agricultural..........................................   $      40   $      15   $      40   $      50
    Real estate.....................................................................
    Installment loans to individuals................................................          40          13          25          22
  Aggregate leases..................................................................
Renegotiated loans..................................................................
Non-accrual loans...................................................................
  Aggregate loan amounts
    Commercial......................................................................                      41                       1
    Real estate.....................................................................                     383                     197
    Installment loans to individuals................................................                      23                      19
                                                                                             ---   ---------         ---   ---------
                                                                                       $      80   $     475   $      65   $     289
                                                                                             ---   ---------         ---   ---------
                                                                                             ---   ---------         ---   ---------

    Interest due but excluded from interest income in nonaccrual loans was approximately $0 in 1998 and 1997, and $39,000 in 1996. No payments received on nonaccrual loans were included in interest income in 1998, 1997 and 1996.

    The average recorded investment in loans that are considered impaired under SFAS No. 114 was $293,000 in 1997, and $812,000 for 1996, and $0 for the six
months ended June 30, 1998, which are included as nonaccrual loans above. Such impaired loans had a valuation allowance of $0 on December 31, 1997 and June 30, 1998, and $42,721 for December 31, 1996. CIB recognized no interest on impaired loans in 1997 or 1996.

    Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual basis at the estimated fair values less selling expenses. At December 31, 1997, other real estate owned was comprised of one commercial building with a carrying value of $152,000. This property was subsequently sold resulting in a $0 balance in other real estate owned on June 30, 1998.

PROVISION AND ALLOWANCE FOR LOAN LOSS

    The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in CIB's loans. The provision for loan losses was $370,000 in 1997, $696,000 in 1996, and $58,000 for the six
month period ending June 30, 1998.

    The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                               JUNE 30, 1998    1997       1996
                                                                               -------------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS) (UNAUDITED)
Loans and Leases Outstanding, Period End (1).................................   $    58,291   $  49,821  $  49,021
Average Amount of Loans and Leases Outstanding (1)...........................   $    55,585   $  50,788  $  47,090
Loans and Lease Loss Reserve Balance, Beginning of Period....................   $       918   $     723  $     732
    Charge-offs
      Domestic
        Commercial, financial & agricultural.................................            10         207        581
        Real estate--construction............................................       --           --         --
        Real estate--mortgage................................................       --           --             81
        Consumer loans.......................................................           138         231        112
        Lease financing......................................................       --           --         --
                                                                               -------------  ---------  ---------
                                                                                        148         438        774
    Recoveries
      Domestic
        Commercial, financial & agricultural.................................            73         217         25
        Real estate--construction............................................       --           --         --
        Real estate--mortgage................................................            14          30         11
        Consumer loans.......................................................            15          16         33
        Lease financing......................................................       --           --         --
                                                                               -------------  ---------  ---------
                                                                                        102         263         69
                                                                               -------------  ---------  ---------
Net charge-offs/(recoveries).................................................            46         175        705

Additions/(Reductions) charged to operations.................................            58         370        696
Loan and Lease Loss Reserve balance..........................................
                                                                               -------------  ---------  ---------
  End of period..............................................................   $       930   $     918  $     723
                                                                               -------------  ---------  ---------
                                                                               -------------  ---------  ---------
Ratio of Net Charge-offs/(Recoveries) During the Year to Average Loans and
  Leases Outstanding During the Year.........................................         0.08%       0.34%      1.50%
Ratio of Reserve for Loan Losses to Loans at Period End......................         1.60%       1.84%      1.47%

------------------------

(1) Loans, net of unearned income

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both Federal and state regulators, as an integral part of their examination process, periodically review CIB's allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.

    The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

                                  JUNE 30, 1998                 DECEMBER 31, 1997                 DECEMBER 31, 1996
                           ----------------------------  --------------------------------  --------------------------------
                                           PERCENT OF                      PERCENT OF                        PERCENT OF
                                          LOANS IN EACH                   LOANS IN EACH                     LOANS IN EACH
                             ALLOWANCE     CATEGORY TO     ALLOWANCE       CATEGORY TO       ALLOWANCE       CATEGORY TO
                              AMOUNT       TOTAL LOANS      AMOUNT         TOTAL LOANS        AMOUNT         TOTAL LOANS
                           -------------  -------------  -------------  -----------------  -------------  -----------------
Commercial...............          253          25.29%           228            24.11%             234            27.06%
Real Estate-
  Construction...........           13           4.64%            15             3.00%              20             5.11%
Real Estate..............          186          48.55%           289            49.45%             326            43.64%
Consumer.................          194          21.52%           120            23.45%             123            24.19%
Unallocated..............          284            n/a            266              n/a               20              n/a
                                   ---         ------            ---           ------              ---           ------
    Total................          930         100.00%           918           100.00%             723           100.00%
                                   ---         ------            ---           ------              ---           ------
                                   ---         ------            ---           ------              ---           ------

FUNDING

    Deposits are CIB's primary source of funds. At December 31, 1997, CIB had a deposit mix of 37.8% in time and savings deposits, 32.2% in money market and NOW deposits, and 30.0% in noninterest-bearing demand deposits. CIB net interest income is enhanced by its percentage of noninterest-bearing deposits.

    At June 30, 1998, CIB had a deposit mix of 40.8% in time and savings deposits, 28.2% in money market and NOW deposits, and 31.0% in noninterest-bearing demand deposits

    The following table summarizes the distribution of average deposits and the average rates paid for the years indicated:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------------
                                                         FOR PERIOD ENDED
                                                          JUNE 30, 1998                1997                    1996
                                                      ----------------------  ----------------------  ----------------------
                                                       AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                       BALANCE      RATE       BALANCE      RATE       BALANCE      RATE
                                                      ---------  -----------  ---------  -----------  ---------  -----------
                                                                              (DOLLARS IN THOUSANDS)
In Domestic Offices
  Noninterest bearing demand deposits...............  $  23,386      --       $  21,768      --       $  20,864      --
  Savings deposits (1)..............................     30,971         2.2%     30,904         2.4%     29,180         2.5%
  Time deposits.....................................     25,056         5.3%     21,330         5.3%     21,131         5.3%
                                                                         --                      --                      --
                                                      ---------               ---------               ---------
    Total Deposits..................................  $  79,413         3.6%  $  74,002         3.6%  $  71,175         3.7%
                                                      ---------               ---------               ---------
                                                      ---------               ---------               ---------

------------------------

(1) Savings deposits include Savings, NOW, and Money Market deposit accounts.

    The scheduled maturity distribution of CIB's time deposits of $100,000 or greater, as of December 31, 1997, were as follows:

                                                                             JUNE 30, 1998
                                                                         ---------------------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
Three months or less...................................................        $   3,506
Over three through 12 months...........................................            6,247
Over one through five years............................................            1,033
                                                                                 -------
                                                                               $  10,786
                                                                                 -------
                                                                                 -------

LIQUIDITY AND INTEREST RATE SENSITIVITY

    LIQUIDITY. Liquidity management refers to CIB's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to CIB's liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. CIB assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. Commitments to fund loans and outstanding letters of credit at June 30, 1998, December 31, 1997, and December 31, 1996 totaled approximately $17.2, $12.6 million, and $8.3 million, respectively. Such loans relate primarily to revolving lines of credit, construction loans and other commercial loans.

    CIB's sources of liquidity consist of its deposits with other banks, overnight funds sold to correspondent banks and unpledged short-term, marketable investments. On December 31, 1997, liquid assets totaled $32.4 million or 36.4% of total assets as compared to $27.2 million or 36.5% of total assets on December 31, 1996. On June 30, 1998 liquid assets totaled $27.2 million or 31.3% of total assets. In addition to liquid assets, CIB maintains lines of credit with correspondent banks available on a short-term basis. Informal agreements are also in place with various other banks to purchase participations in loans, if necessary.

    INTEREST RATE SENSITIVITY. Interest rate sensitivity is a measure of the exposure to fluctuations in CIB's future earnings caused by fluctuation in interest rates. Such fluctuations result from the mismatch in repricing characteristics of assets and liabilities at a specific point in time. This mismatch, or interest rate sensitivity gap, represents the potential mismatch in the change in the rate of accrual of interest revenue and interest expense from a change in market interest rates. Mismatches in interest rate repricing among assets and liabilities arise primarily from the interaction of various customer businesses (i.e. types of loans versus the types of deposits maintained) and from management's discretionary investment and funds gathering activities. CIB attempts to manage its exposure to interest rate sensitivity, but due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if less than optimum with respect to its interest rate exposure.

    The table below sets forth the interest rate sensitivity of CIB's interest-earning assets and interest-bearing liabilities as of June 30, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate sensitive with a specified period when it can be repriced or matures within it contractual terms:

                                                                           JUNE 30, 1998
                                             -------------------------------------------------------------------------
                                               THREE    OVER THREE    OVER ONE
                                              MONTHS      THROUGH      THROUGH     OVER FIVE   NON-INTEREST
                                              OR LESS    12 MONTHS   FIVE YEARS      YEARS       BEARING       TOTAL
                                             ---------  -----------  -----------  -----------  ------------  ---------
                                                                       (DOLLAR IN THOUSANDS)
                                                                            (UNAUDITED)
                                                        ASSETS
Interest-bearing deposits in banks.........        595          497      --           --            --           1,092
Federal funds sold.........................      5,950      --           --           --            --           5,950
Investment securities......................      2,449        3,012       6,539          183        --          12,183
Net loans and leases.......................     35,295          604      12,359       10,072          (969)     57,361
Noninterest-bearing assets.................     --          --           --           --            10,340      10,340
                                             ---------  -----------  -----------  -----------  ------------  ---------
Total assets...............................     44,289        4,113      18,898       10,255         9,371      86,926

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest-bearing deposits...............     --          --           --           --            24,629      24,629
Interest-bearing deposits..................     30,846       15,137       2,320        6,353        --          54,656
Other liabilities..........................     --          --           --           --               201         201
Stockholders' Equity.......................     --          --           --           --             7,440       7,440
                                             ---------  -----------  -----------  -----------  ------------  ---------
Total Liabilities and Stockholders'
  Equity...................................     30,846       15,137       2,320        6,353        32,270      86,926
Interest Rate Sensitivity Gap..............  $  13,443  $   (11,024)  $  16,578    $   3,902    $  (22,899)  $       0
                                             ---------  -----------  -----------  -----------  ------------  ---------
Cumulative Interest Rate Sensitivity Gap...  $  13,443  $     2,419   $  18,997    $  22,899    $        0
                                             ---------  -----------  -----------  -----------  ------------  ---------
                                             ---------  -----------  -----------  -----------  ------------  ---------

CAPITAL RESOURCES

    CIB's total shareholders' equity was $7.4 million on June 30, 1998, $6.6 million at December 31, 1997 and $5.6 million as of December 31, 1996.

    CIB is subject to regulations issued by the Department of Financial Institutions and the FDIC which require maintenance of a certain level of capital. These regulations impose two capital standards: a risk-based capital standard and a leverage capital standard.

    Under the risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The guidelines establish two categories of qualifying capital: Tier 1 Capital (defined to include common shareholders' equity and noncumulative perpetual preferred stock) and Tier 2 Capital defined to include limited life (and in the case of bank, cumulative) preferred stock, mandatory convertible securities, subordinated debt, and a limited amount of reserves for loan and lease losses. Each institution is required to maintain a risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

    Under the leverage capital standard an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. A minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions and which are not experiencing or anticipating significant growth. All other organizations are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. The table below represents the capital and leverage ratios of CIB as of December 31, 1997:

                                                                                                CAPITAL NEEDED
                                                                                ----------------------------------------------
                                                                                                              TO BE WELL
                                                                                     FOR CAPITAL          CAPITALIZED UNDER
                                                                                  ADEQUACY PURPOSES       PROMPT CORRECTIVE
                                                                ACTUAL                                        PROVISIONS
                                                        ----------------------  ----------------------  ----------------------
                                                          AMOUNT       RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                                        -----------  ---------  -----------  ---------  -----------  ---------
As of June 30, 1998
  Total capital to risk-weighted assets...............   $   8,350       11.6%       5,746        8.0%       7,183       10.0%
  Tier 1 capital to risk-weighted assets..............       7,452       10.4%       2,873        4.0%       4,310        6.0%
  Tier 1 capital to average assets....................       7,452        8.5%       3,493        4.0%       4,366        5.0%

As of December 31, 1997
  Total capital to risk-weighted assets...............       7,346       11.6%       5,079        8.0%       6,349       10.0%
  Tier 1 capital to risk-weighted assets..............       6,551       10.3%       2,539        4.0%       3,809        6.0%
  Tier 1 capital to average assets....................       6,551        8.2%       3,211        4.0%       4,013        5.0%

As of December 31, 1996
  Total capital to risk-weighted assets...............       6,319       11.8%       4,518        8.0%       5,648       10.0%
  Tier 1 capital to risk-weighted assets..............       5,600        9.9%       2,259        4.0%       3,389        6.0%
  Tier 1 capital to average assets....................       5,600        7.4%       2,988        4.0%       3,735        5.0%

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revises banking regulation and establishes a framework for determination of capital adequacy of financial institutions. Under the FDICIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) "well capitalized" consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "adequately capitalized" consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well-capitalized" institution;
(3) "under capitalized" consisting of institutions with a total risk-based ration of less than 4%; (4) "significantly undercapitalized" consisting of institutions with a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and (5) "critically undercapitalized" consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

    Financial institutions classified as under capitalized or below are subject to various limitations including, among other matters, certain supervisory actions by bank regulatory authorities and restrictions relating to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) payment of dividends or other capital distributions, and (vi) payment of management fees to a parent holding company. The FDICIA requires regulatory authorities to initiate corrective action regarding financial institutions, which fail to meet minimum capital requirements. Such actions may, among other matters, require that the financial institution augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

EFFECTS OF INFLATION

    The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

YEAR 2000 ISSUES

    CIB has established a working committee of senior management, a director and other employees to plan and monitor CIB's compliance with Year 2000 ("Y2K") issues. This committee has developed a policy setting forth priorities and a timetable for CIB to follow in this process. The Federal Reserve Bank in their most recent exam has indicated that CIB was in compliance with the progress standards established by the Federal Reserve Bank with Y2K issues.

    CIB has budgeted expenditures related to its Y2K readiness program. The budget is made up of two major components. The first component consists of items that will be expensed directly to net income including the salaries and benefits of dedicated Y2K personnel, public relations, customer and employee awareness programs, training, professional assistance through consultants and third party reviews. This is budgeted at $115,000. As of June 30, 1998, $15,000 or 13% of this component has been spent.

    The second component consists of items that will be accounted for as fixed assets and include the replacement of non compliant equipment and the cost of hardware and software upgrades. This component is budgeted at $49,000. As of June 30, 1998 $24,000 or 49% of this component has been spent. Management reviews the budget from time to time as the Y2K program is implemented. There is no assurance that additional amounts will not be added to the amounts already allocated for Y2K program.

    CIB has obtained the services of three professional organizations that provide legal review of contracts and insurance, audit review of the effectiveness of the Y2K program and technological assistance in reviewing or conducting ClB's testing programming.

    CIB has developed a contingency plan that identifies the mission critical processes and service providers. An alternative process has been identified for each mission critical item. In addition, on the assumption that the original or alternative process fails at the point of processing in the Year 2000, a contingency plan has been designed that will provide minimum levels of service or outputs until the failed system can be repaired or replaced. Most of these contingency plans are manual effort systems or manual systems enhanced by micro-computers. Test results indicates that the original or alternative system for each mission critical system should meet the demands of processing in the Year 2000. As a reasonable worst case the manual systems designed should provide the minimum levels of service for the time required to repair or replace failed systems. However, in case of failure the ultimate impact on financial operations is not known nor is it known what impact a regional or nationwide failure of power or communications would have on the financial performance of CIB.

    An important contingent alternative to CIB's technology oriented mission critical systems is the use of ACB's systems. ACB and CIB intend to have the CIB systems converted to the ACB systems shortly after consummation of the Merger. However, there is no assurance that conversion to ACB's systems will proceed according to plan. If the conversion to ACB's system is not successful, substantial additional expense may be incurred in converting CIB's systems, and customer service could be disrupted, causing a possible loss of business.

    In April 1998 the Bank began mailing Y2K questionnaires to its existing borrowers with total liability to CIB of a predetermined threshold amount. These questionnaires were designed to provide CIB with information by which it could evaluate the borrower's awareness of and sensitivity to Y2K risk. Additionally, the Bank requires this same questionnaire and evaluation of new borrowers meeting the threshold amount. Depending upon the rating on the evaluation, CIB will contact the borrower on a quarterly basis until it can be determined that the Y2K risk is low. CIB is presently requiring applicable loan agreements to contain language addressing the borrower's Y2K readiness. On all loan participations purchased, CIB is requiring assurances from the lead lender that it has obtained a Y2K questionnaire from the borrower and also that the lead lender is satisfactorily progressing toward Y2K compliance. CIB has established a Y2K risk component to its analysis of the its Allowance for Loan and Lease Losses.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997 the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

BOARD OF DIRECTORS

    At the Effective Time and pursuant to the Agreement, the Boards of Directors of the Americorp and ACB will consist of four (4) members of the current CIB Board and five (5) members from Americorp and ACB, including Americorp's and ACB's President. It is currently contemplated that the four members of the CIB Board who will continue to serve as directors of the Americorp and ACB following the Effective Time are Joseph Priske, Michael T. Hribar, Edward F. Paul and Jacqueline Pruner. For information on the members of the Americorp and Bank Boards who will serve on the Americorp's and ACB's Boards of Directors, see "BUSINESS OF AMERICORP"

    The table below sets forth certain information, as of the CIB Record Date, with respect to members of the Board of Directors.

                                                DIRECTOR OF
NAME AND POSITION                               BANK SINCE         AGE        PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
--------------------------------------------  ---------------      ---      ---------------------------------------------
Fred G. Buenger, Director...................  04/03/87                 65   President and Owner of Buenger Enterprises,
                                                                              Operator of Coast Chandlery

William P. Burke, Director..................  04/03/87                 62   President, Bill Burke Enterprises, Inc.

Glen C. Farr, Director......................  03/19/98                 39   Chartered Life Underwriter

Michael T. Hribar, Director.................  04/03/87                 51   Certified Public Accountant

Edward F. Paul, Director....................  Organization             61   President, Walker, Inc.

Joseph L. Priske, Director; Chairman........  03/16/95                 49   Chief Executive Officer, Priske-Jones Company

Jacqueline S. Pruner, Director, Vice
  Chairman..................................  Organization             59   Co-Owner, Pruner Investments

    COMPENSATION OF NON-EXECUTIVE DIRECTORS

    Directors who were not executive officers of CIB were paid the following in 1998:

(a) For each Board meeting attended, the Chairman of the Board was paid $1,000 and the other Directors were each paid $500;

(b) For each Loan Committee attended, the Committee Chairman was paid $100 and the other Committee members were each paid $50; and

(c) For each other Committee meeting attended, the Committee Chairman was paid $100 and the other Committee members were each paid $50.

    No additional compensation was paid to executive officers of CIB for attendance at Board or Committee meetings. For the fiscal year ended December 31, 1997, the total paid to all other Directors for Board and Committee meetings attended was $61,500.

EXECUTIVE OFFICERS

    The following table sets forth as to each of the persons who are currently executive officers of CIB, such person's age as of September 1, 1998, and the principal occupation during the past five (5) years.

                                                              BUSINESS EXPERIENCE                     YEAR FIRST APPOINTED
NAME                              AGE                       DURING PAST FIVE YEARS                    AS EXECUTIVE OFFICER
----------------------------      ---      ---------------------------------------------------------  ---------------------
Thomas E. Anthony...........          50   Senior Vice President and Chief Lending Officer of CIB(1)             1992

Allen P. Partridge..........          58   Senior Vice President and Chief Financial Officer of
                                           CIB(2)                                                                1997

    None of the directors or executive officers of CIB were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of CIB, acting within their capacities as such. There are no family relationships between the directors and executive officers of CIB, and none of the directors or executive officers of CIB serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940, as amended.

------------------------

(1) Mr. Anthony has been the Chief Lending Officer of Channel Islands Bank since February 20, 1992. Prior to that time, Mr. Anthony served as Vice President and Commercial Loan Officer for Independence Bank, Encino, California from February 1987 through February 1992.

(2) Mr. Partridge was appointed Chief Financial Officer of Channel Islands Bank on March 25, 1997. Prior to that date, Mr. Partridge served as an in-house consultant for Israel Discount Bank from May 1996 to March 1997 acting as the chief accountant and information systems manager. From November 1993 through June 1995, Mr. Partridge served as the Chief Operating Officer and Chief Financial Officer of the Bank of Los Angeles, West Hollywood, California. Mr. Partridge previously served as the Chief Financial Officer for the Bank from July 1985 until July 1992.

    None of the directors or executive officers of CIB have, during the last five years, been involved in any legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer of CIB.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth information as of the Record Date pertaining to beneficial ownership (as defined below) of CIB's no par value Common Stock (the "Common Stock"), by (i) persons known to CIB to own more than 5% of its Common Stock (a "Principal Shareholder"), and (ii) individually, each of the "Executive Officers" (as defined below) of CIB, its current directors and nominees for the office of director, and (iii) all directors and Executive Officers(1) of CIB as a group. The information contained herein has been obtained from CIB's records and from information furnished to CIB by each individual or entity required by law to report such information to CIB and/or to a regulatory agency having supervisory jurisdiction over CIB. Management knows of no persons who own, beneficially or of record, either individually or with associates, more than five percent of CIB's common stock, except as set forth below.

    The number of shares "beneficially owned" by a given shareholder are determined under Securities and Exchange Commission Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a director, director nominee, Principal Shareholder or Executive Officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under the stock options or otherwise, within 60 days of the date hereof.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                              AMOUNT OF
                                                                             BENEFICIAL            PERCENT OF
NAME & ADDRESS OF BENEFICIAL OWNER                                           OWNER(2)(3)           CLASS(2)(3)
-----------------------------------------------------------------------  -------------------  ---------------------
Thomas Anthony ........................................................             6,000(5)             1.06%
  300 Esplanade Drive, #110
  Oxnard, CA 93030
Fred G. Buenger .......................................................            12,825(6)             2.27%
  3600 S. Harbor Blvd.
  Oxnard, CA 93035
William P. Burke ......................................................            17,821(6)             3.16%
  1960 S. Victoria
  Oxnard, CA 93030
Glen Farr .............................................................             1,050                0.19%
  300 Esplanade Dr., #1140
  Oxnard, California 93030
Michael T. Hribar .....................................................             8,095                1.44%
  5700 Ralston St., #202
  Ventura, CA 93003
Allen Partridge .......................................................             1,000(6)             0.18%
  155 S. "A" Street
  Oxnard, CA 93030
Edward P. Paul(4) .....................................................            55,365(6)             9.82%
  335 N. "A" Street
  Oxnard, CA 93030
Joseph L. Priske ......................................................            11,959(6)             2.12%
  711 Daily Drive
  Camarillo, CA 93010
Jacqueline S. Pruner ..................................................            21,029(6)             3.73%
  29194 Old Mill Creek Ln.
  Agoura, CA 91301
All Directors and Executive
  Officers as a group (9 persons)......................................           135,144(2)            23.96%

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                                 AMT. AND NATURE OF
                                                                                     BENEFICIAL        PERCENT OF
TITLE OF CLASS                                       NAME OF BENEFICIAL OWNER        OWNER(2)(3)       CLASS(2)(3)
---------------------------------------------------  -------------------------  ---------------------  -----------
Common Stock.......................................  James O. Birchfield as              27,251              4.83%
                                                     Trustee of the James O.
                                                     Birchfield 1995 Trust
Common Stock.......................................  CEDE & Co.                          48,134              8.53%
Common Stock.......................................  Cohen Family Trust                  45,019              7.98%
Common Stock.......................................  Richard D. McNish                   47,369              8.40%
Common Stock.......................................  Martin V. Smith                     36,258              6.43%

------------------------

(1) Based on a total of 546,414 shares issued and outstanding as of July 31, 1998 and a total of 17,566 vested option shares unexercised as of July 31, 1998.

(2) As used throughout this Proxy Statement, the term "Executive Officer" means Senior Vice President and Senior Lending Officer, and the Senior Vice President and Chief Financial Officer.

(3) Includes shares beneficially owned by the named shareholder, together with "associates" (as defined under applicable law), subject to community property laws and shared voting and investment power with a spouse, if applicable. The persons listed have sole voting power unless otherwise noted.

(4) In the third calendar quarter of 1997, the OCC required Mr. Paul to file an application for approval of a change in control of CIB due to the fact that Mr. Paul and his related family members owned or controlled more than 10% of CIB's outstanding shares, which holding was and is the largest single holding by any Bank shareholder, to the best knowledge of CIB. Mr. Paul was approved as a control person by the OCC on December 31, 1997.

(5) Includes 6,000 vested option shares.

(6) Includes 1,000 vested option shares.

(7) Includes 6,566 vested option shares.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

    EXECUTIVE COMPENSATION

    Any Executive Officer serving as a Director of CIB does not receive additional compensation for attending Board and committee meetings, and such attendance is remunerated by the compensation of such person in his or her capacity as an Executive Officer of CIB. For the fiscal year ended December 31, 1997, the aggregate cash compensation paid to or accrued for all Executive Officers of CIB, as a group (3 persons), for services rendered to CIB in all capacities was $283,561.76.

    The following table sets forth the cash compensation of the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

NAME & PRINCIPAL POSITION                            YEAR     SALARY ($)     BONUS     OPTIONS (#)    ALL OTHER COMP. ($)
-------------------------------------------------  ---------  -----------  ---------  -------------  ---------------------
Richard D. Spencer...............................       1997     100,000   $  13,184            0                  0
President and                                           1996         N/A
Chief Executive Officer                                 1995         N/A

    On June 1, 1998, Mr. Richard Spencer resigned as President and Chief Executive Officer of CIB.

    On June 23, 1998, Mr. Spencer executed an agreement to release CIB from any and all liability, and in return CIB agreed to pay Mr. Spencer all accrued salary and unused vacation, certain health benefits, $60,000 representing approximately six months salary, and $51,375 representing the value of Mr. Spencer's CIB stock options. The parties agreed to make three installment payments to Mr. Spencer, with the last installment payment due on October 1, 1998.

    OPTION GRANTS FOR 1997 AND 1998

    There were no stock options granted pursuant to the 1985 Incentive Stock Option Plan to the Directors or Executive Officers in 1997. As of July 31, 1998, 45,000 shares had been granted to Directors and Executive Officers in 1998 pursuant to the 1998 Stock Option Plan.

    OPTION EXERCISES IN 1997 AND 1998

    There were no exercises in 1997 of stock options by Executive Officers, and 18,089 shares were exercised by Directors in 1997. As of July 31, 1998, 67,401 shares were exercised by Directors in 1998.

STOCK OPTION PLANS

    1985 INCENTIVE STOCK OPTION PLAN

    The 1985 Incentive Stock Option Plan of CIB adopted by the Board of Directors on July 18, 1985, and approved by the shareholders on July 30, 1985 (the "1985 Plan"), intended to advance the interests of CIB by encouraging stock ownership on the part of its officers and directors. According to its terms, the 1985 Plan terminated on July 31, 1994. At the 1994 Annual Meeting of shareholders, the shareholders approved certain amendments to the 1985 Plan, including an extension of time within which the grantees of options under the 1985 Plan would be able to exercise their options for an additional five years or until July 31, 1999. Other basic terms of the 1985 Plan remained essentially unchanged.

    Since the nine (9) year term of the 1985 Plan expired on July 31, 1994, stock options may no longer be granted under the 1985 Plan. However, options previously granted and not exercised as of July 31, 1994 may not have expired on that date. Under the terms of the 1985 Plan, options available for grant under the 1985 Plan which were not granted, have been added to CIB's authorized but unissued shares.

    1998 STOCK OPTION PLAN

    On March 19, 1998, the Board of Directors of CIB adopted, subject to approval by a majority of the outstanding shares, the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the grant of "Incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified options," which are options not intended to qualify as incentive stock options. Under the 1998 Plan, options for the acquisition of an aggregate of 100,000 shares of CIB's common stock may be granted to directors, officers and employees of CIB. Incentive stock options may not be granted to non-employee directors. The 1998 Plan is administered by the full Board of Directors acting as the Stock Option Committee which has sole discretion and authority, consistent with the provisions of the 1998 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the applicable 1998 Plan.

    With the adoption on March 19, 1998, of the 1998 Plan by the Board, the Board granted, subject to stockholder approval of the Plan, 5,000 non-qualified options to acquire shares of Bank common stock at an exercise price of $18.00 per share to each of the seven non-officer directors of CIB. Twenty (20) percent of these options are to vest on the date of such grant with the remainder to vest 20 percent per year for the succeeding four years. In addition, on June 18, 1998, the Board granted 5,000 incentive stock options to each executive officer of CIB at an exercise price per share of $20.00.

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
    CHANNEL ISLANDS BANK 401(K) PLAN

    On September 1, 1994, CIB's Board adopted a 401(K) Plan ("Plan"), which is a defined contribution plan. The Plan is a "qualified" pension plan (as defined in the Employee Retirement Income Security Act of 1974) for the exclusive benefit of eligible employees and their beneficiaries. The Plan is intended to provide death, disability or retirement income to participating employees and their beneficiaries. Under the Plan, an employee must complete a minimum of ninety
(90) days of consecutive service and attain the age of eighteen (18) years before he or she is eligible to participate in the Plan. Eligible employees may elect to defer not less than 1 % or more than 15% of their annual salary up to a dollar limit set by law each year based on cost of living changes. CIB makes matching contributions equal to 50% of the employee share on employee deferrals of up to 6%. These matching contributions are monthly, discretionary amounts which may vary from month to month. The annual expense to CIB of its contributions to the Plan for the years ended December 31, 1997 and 1996 were $24,940.99 and $14,779.53, respectively. Contributions to the Plan are held and invested by the Trustee of the Plan.

INDEBTEDNESS OF MANAGEMENT

    Some of CIB's directors, Executive Officers and principal shareholders (including beneficial owners of 5% or more of CIB's Common Stock), as well as their associates, are customers of, and have had banking transactions with, CIB in the ordinary course of CIB's business and CIB expects to have such ordinary banking transactions with such persons in the future. In the opinion of the management of CIB, all loans and commitments to lend included in such transactions were made in compliance with applicable laws, and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar credit worthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. Loans to individual directors and officers must comply with CIB's lending policies and statutory lending limits, and prior Board approval, not including the vote of any director with a financial or other interest in such transaction, is required for most of these loans. At December 31, 1997, the aggregate indebtedness of CIB's Executive Officers, directors and principal shareholders along with their associates was $1,263,290.96.

EXECUTIVE OFFICER AGREEMENTS

    On July 7, 1998, CIB entered into an employment agreement with Mr. Thomas Anthony as CIB's Senior Vice President and Senior Lending Officer. The term of the agreement commenced on June 18, 1998 and shall terminate on December 31, 1999. Mr. Anthony shall receive a salary of $95,258.89 per year, four weeks of vacation, use of a Bank owned automobile, a stock option of 5,000 shares vesting 20% per year at an exercise price of $20.00 per share, certain health and medical benefits, and reimbursement of certain business expenses. Mr. Anthony may be terminated with cause for any of the various reasons enumerated in the agreement, and upon such termination, Mr. Anthony would receive only accrued salary and payment for any unused vacation. The agreement also provides for the payment of six months salary if Mr. Anthony is terminated without cause. If Mr. Anthony is terminated, Mr. Anthony may not, for a one year period following termination, solicit any customers or employees of CIB to move their banking or employment relationships from CIB.

    Also on July 7, 1998, CIB entered into an employment agreement with Mr. Allen Partridge as CIB's Senior Vice President and Chief Financial Officer. The term of the agreement commenced on June 18, 1998 and shall terminate on December 31, 1999. Mr. Partridge shall receive a salary of $88,400 per year, four weeks of vacation, a stock option of 5,000 shares vesting 20% per year at an exercise price of $20.00 per share, certain health and medical benefits, and reimbursement of certain business expenses. Mr. Partridge may be terminated with cause for any of the various reasons enumerated in the agreement, and upon such termination, Mr. Partridge would receive only accrued salary and payment for any unused vacation. The agreement also provides for the payment of six months salary if Mr. Partridge is terminated without cause. If Mr. Partridge is terminated, Mr. Partridge may not, for a one year period following termination, solicit any customers or employees of CIB to move their banking or employment relationships from CIB.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Some of the Company's Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, CIB in the ordinary course of CIB's business, and CIB expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of repayment or presented other unfavorable features.

                           SUPERVISION AND REGULATION

    Americorp, ACB and CIB are extensively regulated under both federal and state law, as discussed below.

AMERICORP

    Americorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and is registered as such with, and subject to the supervision of, the Federal Reserve Board. Americorp is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.

    Americorp is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, Americorp would own or control more than 5% of the voting shares of such bank. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of Americorp and another bank holding company.

    Americorp is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Americorp may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Americorp, and any subsidiaries which it may acquire or organize, are deemed to be "affiliates" of ACB within the meaning of that term as defined in the Federal Reserve Act. This means, for example, that there are limitations (a) on loans by ACB to affiliates, and (b) on investments by ACB in affiliates' stock as collateral for loans to any borrower. Americorp and its subsidiary are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

    Americorp and ACB are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, sale or lease of property or furnishing of services. Section 106(b) of the Bank Holding Company Act Amendments of 1970 generally prohibits a bank from tying a product or service to another product or service offered by ACB, or by any of its affiliates. Further, Americorp and ACB are required to maintain certain levels of capital. See, "Effect of Governmental Policies and Recent Legislation--Capital Standards."

    The Federal Reserve Board may require that Americorp terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control or the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, Americorp must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

    Under the Federal Reserve Board's regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

ACB

    ACB is extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of ACB. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

    ACB is chartered under the laws of the State of California and its deposits are insured by the FDIC to the extent provided by law. ACB is subject to the supervision of, and is regularly examined by, the DFI and the FDIC. Such supervision and regulation include comprehensive reviews of all major aspects of ACB's business and condition.

    Various requirements and restrictions under the laws of the United States and the State of California affect the operations of ACB. Federal and California statutes relate to many aspects of ACB's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, ACB is required to maintain certain levels of capital.

    California law and regulations of the DFI authorize California licensed banks, subject to applicable limitations and approvals of the DFI to (1) provide real estate appraisal services, management consulting and advice services, and electronic data processing services; (2) engage directly in real property investment or acquire and hold voting stock of one or more corporations, the primary activities of which are engaging in real property investment; (3) organize, sponsor, operate or render investment advice to an investment company or to underwrite, distribute or sell securities in California; and (4) invest in the capital stock, obligations or other securities of corporations not acting as insurance companies, insurance agents or insurance brokers. In November 1988, Proposition 103 was adopted by California voters. The DFI has established certain procedures to be followed by banks desiring to engage in certain insurance activities.

CIB

    As a California state chartered bank whose deposits are insured by the FDIC, CIB is regulated under the same federal and state laws as ACB.

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
CAPITAL STANDARDS

    The Federal Reserve Board and FDIC have adopted risk-based minimum capital guidelines (for bank holding companies and insured non-member state banks, respectively) intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

    A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long-term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

    In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

    In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of ACB's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances.

    The federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

    Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules governing banks and bank holding companies, which became effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institutions regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of
(i) the amount that can be realized within one year of the quarter-end report date, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

    Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of ACB to grow and could restrict the amount of profits, if any, available for the payment of dividends.

    Under applicable regulatory guidelines, Americorp and ACB were each considered "Well Capitalized" at June 30, 1998.

    On January 1, 1998, new legislation became effective which, among other things, gave the power to the DFI to take possession of the business and properties of a bank in the event that the tangible shareholders' equity of the bank is less than the greater of (i) 3% of the bank's total assets or (ii) $1,000,000.

PROMPT CORRECTIVE ACTION

    Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

    An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

              "WELL CAPITALIZED"                           "ADEQUATELY CAPITALIZED"
----------------------------------------------  ----------------------------------------------
Total risk-based capital of 10%;                Total risk-based capital of 8%;
Tier 1 risk-based capital of 6%; and            Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.                           Leverage ratio of 4%.


              "UNDERCAPITALIZED"                       "SIGNIFICANTLY UNDERCAPITALIZED"
----------------------------------------------  ----------------------------------------------
Total risk-based capital less than 8%;          Total risk-based capital less than 6%;
Tier 1 risk-based capital less than 4%; or      Tier 1 risk-based capital less than 3%; or
Leverage ratio less than 4%.                    Leverage ratio less than 3%.

        "CRITICALLY UNDERCAPITALIZED"
----------------------------------------------
Tangible equity to total assets less than 2%.

    An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

    The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized,
(ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

    An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced acquisition; (ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

    Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.

SAFETY AND SOUNDNESS STANDARDS

    Effective in 1995 the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 (AFDICIA). These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance fund. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problems assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

PREMIUMS FOR DEPOSIT INSURANCE

    Federal law has established several mechanisms to increase funds to protect deposits insured by Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

    The FDIC has adopted final regulations implementing a risk-based premium system required by federal law. Under the regulations, which cover the assessment periods commencing on and after January 1, 1994, insured depository institutions are required to pay insurance premiums within a range of 23 cents per $100 of deposits to 31 cents per $100 of deposits depending on their risk classification. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the health of the bank, as a result of the recapitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits. ACB and CIB pay the minimum required premiums as a result of its "well capitalized" status.

    Congress passed in 1996 and the President signed into law, provisions to strengthen the Savings and Loan Insurance Fund ("SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF as a result of payments made due to the insolvency of savings and loan associations and other federally insured savings institutions in the late 1980s and early 1990s. The new law requires saving and loan associations to be bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. Effective January 1, 1997, SAIF-insured institutions pay 3.2 cents per $100 in domestic deposits, and BIF-insured institutions, like ACB, pay 0.64 cents per $100 in domestics deposits. In 2000, banking industry will share on a more equal basis in the bulk of the payments.

FINANCIAL MODERNIZATION LEGISLATION

    Various proposals to adopt comprehensive financial modernization legislation have been introduced in Congress which include, among other things, elimination of the federal thrift charter, creation of a uniform financial institutions charter, expansion of bank powers, and integration of banking, commerce, securities activities and insurance. Under the proposed legislation, bank holding companies would be allowed to control both a commercial bank and a securities affiliate, which could engage in the full range of investment banking activities, including corporate underwriting. In May, the House passed legislation that would overhaul the financial service industry and allow mergers among banking, securities and insurance firms. Congress adjourned without the passage of similar legislation by the Senate. It is anticipated that substantially similar legislation will be considered in the next session of Congress.

INTERSTATE BANKING AND BRANCHING

    On September 29, 1994, the President signed into law the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under Bank Holding Company Act to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which ACB is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five-year existence requirement.

    The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

    In 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which Americorp operates, although it is difficult to assess the impact that such increased competition may have on Americorp's operations. Interstate Act may increase competition in Americorp's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition may have on Americorp's operations.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    ACB is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate-income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    In 1995 the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

    In 1994 the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

    In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." At its last examination by the FDIC, ACB received a CRA rating of "Satisfactory."

POTENTIAL ENFORCEMENT ACTIONS

    Commercial banking organizations and bank holding companies, such as ACB and Americorp, may be subject to potential enforcement actions by federal and state bank regulatory officials for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Neither Americorp nor ACB is a party to any such enforcement action.

                 INFORMATION CONCERNING AMERICORP MEETING ONLY

    In connection with its obligations under the Agreement to grant substitute options to certain officers and directors of CIB (see "THE MERGER--Treatment of Stock Options"), Americorp, after consultation with CIB, concluded that the adoption of a new stock option plan was more practical and better fitted the future needs of Americorp than amending the current Americorp stock option plan. This new stock option plan is referred to as the "1998 Plan." If for any reason the Merger is not carried out, the 1998 Plan will not become effective.

SUMMARY OF THE 1998 PLAN

    On October 22, 1998 the Board of Directors of Americorp adopted and approved, subject to shareholder approval, the 1998 Plan to provide that employees, employee directors, non-employee directors and consultants will be eligible to receive options to purchase shares of Americorp Stock. Substitute options will also be granted pursuant to the Merger from the 1998 Plan. See "THE

MERGER--Treatment of Stock Options." The 1998 Plan will supersede the current stock option plans of Americorp (which will be terminated as part of the Merger) but will not effect any of the stock options granted under such plans which will remain outstanding.

    The 1998 Plan provides for the participation of directors and consultants as well as employees and officers. The Board of Directors believes that a stock option program is an important factor in retaining, motivating and attracting key employees and directors. It also believes that such plans provide incentives for high levels of performance and encourage stock ownership in Americorp.

    THE FOLLOWING DESCRIPTION OF THE 1998 PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE 1998 PLAN WHICH IS ATTACHED HERETO AS APPENDIX E AND WHICH YOU ARE URGED TO READ AND CONSIDER CAREFULLY.

PURPOSE

    The purpose of the 1998 Plan is to strengthen Americorp by providing to participating employees and officers ("Employees"), employee directors ("Employee Directors"), non-employee directors ("Non-Employee Directors")and consultants, business associates or other persons or entities with an important business relationship with Americorp ("Consultants") added incentive for high performance and to encourage stock ownership in Americorp. The 1998 Plan seeks to accomplish these goals by a means whereby such Employees, Employee Directors, Non-Employee Directors and Consultants of Americorp may be given an opportunity to purchase, by way of option, Americorp Stock. The 1998 Plan is also intended to enable Americorp to compete effectively for and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of Americorp.

    Americorp intends that the options issued under the 1998 Plan shall, in the discretion of the committee which administers the 1998 Plan, be either incentive stock options ("Incentive Stock Options") as that term is used in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, or options which do not qualify as incentive stock options ("Non-Qualified Stock Options").

ADMINISTRATION

    A committee of directors, appointed by the Board of Directors and composed of not less than three "disinterested members," will administer the 1998 Plan (the "Committee"). The Committee shall have full power and authority in its discretion to take any and all action required or permitted to be taken under the 1998 Plan, including the selection of participants to whom stock options may be granted, the determination of the number of shares which may be covered by stock options, the purchase price, and other terms and conditions thereof.

SHARES RESERVED

    There are 110,000 shares of Americorp Stock reserved for issuance upon exercise of options granted under the 1998 Plan. If any option granted under the 1998 Plan shall for any reason expire, be canceled or otherwise terminate without having been exercised in full, the shares not purchased under such option shall again become available for the 1998 Plan.

ELIGIBILITY

    All Employees, Employee Directors, Non-Employee Directors and Consultants are eligible to participate in the 1998 Plan and Employees and Employee Directors are eligible to receive Incentive and Non-Qualified Stock Options. Non-Employee Directors and Consultants are only eligible to receive Non-Qualified Stock Options. Americorp may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000. Should it be determined that any Incentive Stock Option granted pursuant to the 1998 Plan exceed such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not qualify for treatment as an Incentive Stock Option under
Section 422A of the Code to the extent, but only to the extent, of such excess.

OPTION PRICE

    The exercise price of each option shall be determined by the Committee and shall not be less than the fair market value of the stock subject to the option on the date the option is granted; provided, however, that the purchase price of the stock subject to an Incentive Stock Option may not be less than 110% of such fair market value where the optionee owns (or is deemed to own pursuant to the Code) shares of stock representing more than 10% of total combined voting power of all classes of stock of Americorp. The purchase price of Americorp Stock acquired pursuant to an option shall be paid in cash at the time the option is exercised or other shares of Americorp Stock in partial or full payment. In such event, the stock being tendered as payment shall be valued at its then-current fair market value.

SUBSTITUTE OPTIONS

    The 1998 Plan provides for the grant of substitute options in the event of certain acquisitions by Americorp or its affiliates. The terms under which the substitute stock options are to be granted pursuant to the Merger is discussed in "THE MERGER--Treatment of Stock Options."

ADJUSTMENTS UPON CHANGES IN STOCK

    If the outstanding shares of Americorp Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of Americorp without receipt of consideration by Americorp, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share subject to the option adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 1998 Plan on account of any such adjustment.

EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

    No option under the 1998 Plan may extend more than ten (10) years from the date of grant. Notwithstanding the foregoing, any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to the Code) shares of stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of Americorp or any of its affiliates shall expire not later than five (5) years from the date of grant. For purposes of the 1998 Plan the date of grant of an option shall be the date on which the Committee takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the option agreement, or any other date with respect to such option.

    Except in the event of termination of employment due to death, disability or termination for cause, options will terminate three months after an Employee or Employee Director optionee ceases to be employed by Americorp or its subsidiaries or a Non-Employee Director optionee ceases to serve as a director of Americorp or its subsidiaries unless the options by their terms were scheduled to terminate earlier. During that three month period after the Employee or Employee Director optionee ceases to be employed by Americorp or its subsidiaries, or a Non-Employee Director optionee ceases to serve as a director of Americorp or its subsidiaries, such options shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the optionee ceased to be employed by Americorp or its subsidiaries or ceased to serve as director of the Corporation or its subsidiaries. If such termination was due to such optionee's permanent and total disability, or such optionee's death, the option, by its terms, may be exercisable for one year after such termination of employment or cessation of directorship. If the Employee or Employee Director optionee's employment is terminated for "just cause," the option terminates immediately. An option by its terms may only be transferred by will or by laws of descent and distribution upon the death of the optionee, shall be transferable during the optionee's lifetime only pursuant to a qualified domestic relations order or pursuant to a guardianship or conservatorship for the benefit of an optionee, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

TERMINATION AND AMENDMENT OF THE 1998 PLAN

    The 1998 Plan will terminate upon the occurrence of a terminating event, including, but not limited to, liquidation, reorganization, merger or consolidation of Americorp with another corporation in which Americorp is not the surviving corporation, or a sale of substantially all the assets of Americorp to another person, or a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of Americorp Stock (a "Terminating Event"). The Committee shall notify each optionee not less than thirty (30) days prior thereto of the pendency of a Terminating Event. Upon the delivery of such notice, any option outstanding shall, notwithstanding any vesting schedule contained in an option agreement, become fully exercisable. The Board of Directors may also suspend or terminate the 1998 Plan at any time. Unless sooner terminated, the 1998 Plan shall terminate ten (10) years from the effective date of the 1998 Plan. No options may be granted under the 1998 Plan while it is suspended or after it is terminated. Rights and obligations under any option granted pursuant to the 1998 Plan while it is in effect shall not be altered or impaired by suspension or termination of the 1998 Plan, other than pursuant to the terms thereof, except with the consent of the person to whom the stock option was granted.

    The 1998 Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 1998 Plan relating to adjustments upon changes in stock (e.g., stock splits or stock dividends), no amendment shall be effective unless approved by the affirmative vote of a majority of the shares of Americorp represented and voting, within twelve (12) months before or after the adoption of the amendment, if the amendment will: (a) increase the number of shares reserved for options under the 1998 Plan; (b) materially modify the requirements as to eligibility for participation in the 1998 Plan; or (c) materially increase the benefits accruing to participants under the 1998 Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the 1998 Plan and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

    Generally under present law, when an option qualifies as an Incentive Stock Option under Section 422A of the Code: (a) an Employee will not realize taxable income either upon the grant or the exercise of the option, (b) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (c) no deduction will be allowed to Americorp for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an Employee of stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the Employee. If such stock is disposed of by the Employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the Employee, in general, will recognize ordinary income equal to the lesser of (a) the aggregate fair market value of the shares as of the date of exercise less the option price, or (b) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation to the Employee.

    Upon the exercise of an Incentive Stock Option, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as a "tax preference" item in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such tax preference items (with adjustments) form the basis for the alternative minimum tax, which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

    In the case of stock options which do not qualify as an Incentive Stock Option (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Notwithstanding the foregoing, if the shares received upon exercising a Non-Qualified Stock Option are subject to certain restrictions, the taxable event is postponed until the restrictions lapse.

    Shares acquired upon exercise of Non-Qualified Stock Option will have a tax basis equal to their market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss provided the shares are held by the optionee for more than one year prior to disposition.

    Americorp generally will be entitled to a deduction equal to the ordinary income recognized by the optionee in the case of a disqualifying disposition of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option.

VOTE REQUIRED

    Approval of the 1998 Plan requires the affirmative vote of a majority of the outstanding shares of Americorp Stock.

    The Board of Directors has approved the 1998 Plan and recommends that the shareholders vote FOR the approval of the 1998 Plan.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Merger will be passed upon for Americorp and ACB by Reitner & Stuart, San Luis Obispo, California and for CIB by Knecht & Hansen, Newport Beach, California.

                                    EXPERTS

    The consolidated financial statements of CIB as of December 31, 1997 and 1996 and for the years then ended appearing elsewhere in this Joint Proxy Statement/Prospectus have been audited by Vavrinek, Trine, Day & Co. as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority of said firm as independent auditors.

    The consolidated financial statements of Americorp as of December 31, 1997, and 1996 and for each of the three years in the period ended December 31, 1997 appearing elsewhere in of this Joint Proxy

Statement/Prospectus have been audited by Fanning & Karrh as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority of said firm as independent auditors.

                                 OTHER MATTERS

    CIB and Americorp do not know of any business other than that described in this Joint Proxy Statement/Prospectus which will be presented for consideration at the respective Meetings. If any other business properly comes before the respective Meetings or any and all adjournments or postponements thereof, the proxy holders named in the accompanying proxies will vote their respective shares represented by such proxies in accordance with their best judgment and, as applicable, in accordance with said proxies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CHANNEL ISLANDS BANK

Report of Vavrinek, Trine, Day & Co., LLP, Independent Auditors............................................        F-3

Balance Sheets.............................................................................................        F-4

Statements of Income.......................................................................................        F-5

Statements of Cash Flows...................................................................................        F-6

Statements of Changes in Shareholders' Equity..............................................................        F-7

Notes to Financial Statements..............................................................................        F-8

Unaudited Balance Sheets (June 30, 1998 and 1997)..........................................................       F-22

Unaudited Statements of Income (June 30, 1998 and 1997)....................................................       F-23

Unaudited Statements of Changes in Stockholder's Equity
  (June 30, 1998 and 1997).................................................................................       F-24

AMERICORP

Report of Fanning & Karrh, Independent Auditors............................................................       F-25

Consolidated Balance Sheets................................................................................       F-26

Consolidated Statements of Income..........................................................................       F-27

Consolidated Statement of Stockholders' Equity.............................................................       F-28

Consolidated Statements of Cash Flows......................................................................       F-29

Notes to Consolidated Financial Statements.................................................................       F-31

Unaudited Consolidated Balance Sheets (June 30, 1998 and 1997).............................................       F-48

Unaudited Consolidated Statements of Income (June 30, 1998 and 1997).......................................       F-49

Unaudited Consolidated Statements of Stockholders' Equity
  (June 30, 1998 and 1997).................................................................................       F-50

Unaudited Consolidated Statements of Cash Flows (June 30, 1998 and 1997)...................................       F-51

Notes to Unaudited Consolidated Financial Statements.......................................................       F-53

                                CHANNEL ISLANDS
                                 NATIONAL BANK

                            ------------------------

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                                      WITH
                          INDEPENDENT AUDITORS' REPORT

                            ------------------------

                         CHANNEL ISLANDS NATIONAL BANK
                           DECEMBER 31, 1997 AND 1996
                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

Channel Islands National Bank

Oxnard, California

    We have audited the accompanying balance sheets of Channel Islands National Bank as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the Bank. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial positions of Channel Islands National Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

January 23, 1998

                         CHANNEL ISLANDS NATIONAL BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                                 NOTES         1997           1996
                                                                              -----------  -------------  -------------
                                                 ASSETS
Cash and due from banks.....................................................           2   $   7,858,739  $   6,145,015
Federal funds sold..........................................................                  12,750,000      8,250,000
                                                                                           -------------  -------------
      Cash and Cash Equivalents.............................................                  20,608,739     14,395,015
Time deposits in other financial institutions...............................                   1,491,000      1,491,000
Investment securities.......................................................           3
  Available-for-sale........................................................                  13,925,047      6,362,035
  Held-to-Maturity, fair value of $77,400 (1997) and $578,344 (1996)........                      76,326        577,634
Loans, net..................................................................           4      48,903,016     48,297,722
Loans held for sale.........................................................                   1,725,659      1,557,231
Bank premises and equipment.................................................           5         942,841        877,069
Federal reserve bank stock, at cost.........................................                     147,250        167,150
Other assets................................................................                     912,185        783,122
Other real estate owned.....................................................                     151,690         44,600
Deferred taxes..............................................................                     155,885         47,276
                                                                                           -------------  -------------
      Total Assets..........................................................               $  89,039,638  $  74,599,854
                                                                                           -------------  -------------
                                                                                           -------------  -------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Demand deposits.........................................................                  24,557,499     19,261,426
    NOW and money market deposits...........................................                  26,346,147     22,068,130
    Savings deposits........................................................                   7,055,770      7,594,905
    Time deposits over $100,000.............................................                  10,829,125      9,565,367
    Other time deposits.....................................................                  13,038,473     10,272,955
                                                                                           -------------  -------------
      Total Deposits........................................................                  81,827,014     68,762,783
  Accrued interest and other liabilities....................................                     656,715        240,919
                                                                                           -------------  -------------
      Total Liabilities.....................................................                  82,483,729     69,003,702
                                                                                           -------------  -------------
STOCKHOLDERS' EQUITY
  Contributed capital
    Common stock--$5 par value;
      2,000,000 shares authorized; issued and outstanding
      479,013 shares in 1997 and 456,924 shares in 1996.....................                   2,395,065      2,284,620
    Surplus.................................................................                   2,714,645      2,582,338
  Retained earnings.........................................................                   1,485,003        778,617
  Valuation allowance for investments.......................................                     (38,804)       (49,423)
                                                                                           -------------  -------------
      Total Stockholders' Equity............................................                   6,555,909      5,596,152
                                                                                           -------------  -------------
      Total Liabilities and Stockholders' Equity............................               $  89,039,638  $  74,599,854
                                                                                           -------------  -------------
                                                                                           -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CHANNEL ISLANDS NATIONAL BANK

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                   NOTES         1997          1996
                                                                                -----------  ------------  ------------
INTEREST INCOME
  Interest and fees on loans..................................................               $  5,570,544  $  5,175,415
  Interest on federal funds sold..............................................                    611,851       560,706
  Interest on time deposits in other financial institutions...................                     89,174       116,391
  Interest on investments.....................................................                    554,063       475,406
                                                                                             ------------  ------------
    Total Interest Income.....................................................                  6,825,632     6,327,918
INTEREST EXPENSE ON DEPOSITS AND INVESTMENTS..................................                  1,879,079     1,853,411
                                                                                             ------------  ------------
NET INTEREST INCOME...........................................................                  4,946,553     4,474,507
PROVISION FOR LOAN LOSSES.....................................................           4        370,000       696,947
                                                                                             ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...........................                  4,576,553     3,777,560
                                                                                             ------------  ------------
OTHER INCOME
  Service charges, fees and other.............................................                  1,120,704       705,977
  Gain on sale of assets......................................................                     28,555           631
                                                                                             ------------  ------------
    Total Other Income........................................................                  1,149,259       706,608
                                                                                             ------------  ------------
OTHER EXPENSES
  Salaries and employee benefits..............................................                  2,344,668     2,151,747
  Occupancy...................................................................                    404,663       392,195
  Other operating expenses....................................................                  1,600,146     1,379,781
                                                                                             ------------  ------------
    Total Other Expenses......................................................                  4,349,477     3,923,723
                                                                                             ------------  ------------
Net Income Before Income Taxes................................................                  1,376,335       560,445
Income Taxes..................................................................           7        575,959       234,938
                                                                                             ------------  ------------
    Net Income................................................................               $    800,376  $    325,507
                                                                                             ------------  ------------
                                                                                             ------------  ------------
Earnings Per Share--Basic.....................................................           8   $       1.74  $       0.71
                                                                                             ------------  ------------
                                                                                             ------------  ------------
Earnings Per Share--Diluted...................................................           8   $       1.60  $       0.66
                                                                                             ------------  ------------
                                                                                             ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         CHANNEL ISLANDS NATIONAL BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                          1997           1996
                                                                                     --------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................  $      800,376  $     325,507
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses......................................................         370,000        696,947
    Depreciation...................................................................         200,318        162,798
    Gain on sale of fixed assets...................................................          (7,545)      --
    Amortization of discount premium on investments, net...........................              --         21,002
    Changes in operating assets and liabilities:
      Other real estate owned......................................................        (107,090)       (44,600)
      Interest receivable and other assets.........................................        (237,672)       (42,218)
      Interest payable and other liabilities.......................................         415,796          7,594
                                                                                     --------------  -------------
        Net Cash Provided By Operating Activities..................................       1,434,183      1,127,030
                                                                                     --------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in time certificates purchased..........................................        --              592,000
    Maturities and sales of investment securities..................................      10,000,000      8,000,000
    Purchases of investment securities.............................................     (17,051,085)    (8,985,110)
    Sales (Purchases) of federal reserve bank stock................................          19,900         (9,550)
    Increase in loans made to customers, net.......................................      (1,143,722)    (8,840,815)
    Purchase of fixed assets.......................................................        (270,847)      (601,668)
    Proceeds on sale of fixed assets...............................................          12,302       --
                                                                                     --------------  -------------
        Net Cash Used In Investing Activities......................................      (8,433,452)    (9,845,143)
                                                                                     --------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in noninterest-bearing demand deposits..................................       5,296,073      1,770,781
  Increase in interest-bearing demand and saving deposits..........................       3,738,882      2,713,394
  Increase in certificates of deposit under $100,000...............................       2,765,518      2,933,628
  Increase in certificates of deposit of $100,000 or more..........................       1,263,758        923,049
  Proceeds from issuance of common stock...........................................         169,996       --
  Stock options exercised--tax benefit.............................................          72,756       --
  Dividends........................................................................         (93,990)       (91,385)
                                                                                     --------------  -------------
        Net Cash Provided By Financing Activities..................................      13,212,993      8,249,467
                                                                                     --------------  -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................................       6,213,724       (468,646)
CASH AND CASH EQUIVALENTS, Beginning of year.......................................      14,395,015     14,863,661
                                                                                     --------------  -------------
CASH AND CASH EQUIVALENTS, End of year.............................................  $   20,608,739  $  14,395,015
                                                                                     --------------  -------------
                                                                                     --------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest.......................................................................  $    1,859,259  $   1,780,382
                                                                                     --------------  -------------
                                                                                     --------------  -------------
    Income taxes...................................................................  $      146,000  $     151,000
                                                                                     --------------  -------------
                                                                                     --------------  -------------
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
  Real estate acquired through foreclosure.........................................  $      151,690  $      44,600
                                                                                     --------------  -------------
                                                                                     --------------  -------------
CHANGE IN VALUATION ALLOWANCE FOR INVESTMENT SECURITIES............................  $       10,619  $      (5,630)
                                                                                     --------------  -------------
                                                                                     --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CHANNEL ISLANDS NATIONAL BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                               VALUATION
                                                                                               ALLOWANCE
                                                                                                  FOR
                                                       COMMON                     RETAINED     INVESTMENT
                                          SHARES       STOCK        SURPLUS       EARNINGS     SECURITIES      TOTAL
                                         ---------  ------------  ------------  ------------  ------------  ------------
Balance, January 1, 1996...............    456,924  $  2,284,620  $  2,582,338  $    544,495   $  (43,793)  $  5,367,660

Net Income.............................                                              325,507                     325,507

Dividends..............................                                              (91,385)                    (91,385)

Change in unrealized loss on
  investments..........................                                                            (5,630)        (5,630)
                                         ---------  ------------  ------------  ------------  ------------  ------------

Balance, December 31, 1996.............    456,924     2,284,620     2,582,338       778,617      (49,423)     5,596,152

Net Income.............................                                              800,376                     800,376

Dividends..............................                                              (93,990)                    (93,990)

Stock options exercised (including the
  realization of tax benefits of
  $72,756).............................     22,089       110,445       132,307                                   242,752

Change in unrealized loss on
  investments..........................                                                            10,619         10,619
                                         ---------  ------------  ------------  ------------  ------------  ------------

Balance, December 31, 1997.............    479,013  $  2,395,065  $  2,714,645  $  1,485,003   $  (38,804)  $  6,555,909
                                         ---------  ------------  ------------  ------------  ------------  ------------
                                         ---------  ------------  ------------  ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         CHANNEL ISLANDS NATIONAL BANK

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (1)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of Channel Islands National Bank (the
Bank) are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change.

    INVESTMENT SECURITIES--The Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Pursuant to SFAS No. 115, securities are classified in three categories and accounted for as follows:
Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders equity.

    LOANS--Loans are stated at amounts advanced less payments collected. Interest is calculated using the simple-interest method on all loans not discounted. Unearned discounts on applicable installment loans are recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's). Accrual of interest on a loan is generally discontinued when the loan becomes 90 days past due as to principal or interest (unless the loan is well secured and in the process of collection) or when, in management's opinion, the full and timely collection of principal or interest becomes uncertain.

    The Bank adopted SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." The statement generally requires those loans identified as "impaired" to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (1)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

    Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of related loans as yield adjustments.

    LOANS HELD FOR SALE--Loans held for sale are recorded at the lower of cost or market.

    ALLOWANCE FOR LOAN AND LEASE LOSSES--The allowance for loan losses is established through provisions for loan losses which are included in the accompanying statements of income. Loans are charged against the allowance for loan losses when management determines that collectibility of the principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses. These estimates are inherently uncertain and depend on the outcome of future events. Management's estimates are based upon previous loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, the value of collateral, and other relevant factors.

    OTHER REAL ESTATE OWNED--Other real estate owned represents real estate acquired through foreclosure, and is carried at the lower of fair market value less estimated selling cost or the loan balance at time of foreclosure. Any valuation adjustments required at the time of foreclosure are charged to the allowance for loan losses. Any subsequent valuation adjustments, operating expenses or income and gains and losses on disposition of such properties are recognized in current operations.

    PREMISES AND EQUIPMENT--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the terms of the leases.

    INCOME TAXES--Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

    LOAN SALES AND SERVICING--Gains and losses from the sale of participating interests in loans guaranteed by the Small Business Administration (SBA) are recognized based on the premium received or discount paid and the cost basis of the portion of the loan sold. The cost basis of the portion of the loan sold is obtained by allocating the total cost of each loan between the guaranteed portion of the loan sold and the unguaranteed portion of the loan retained, based on their relative fair values. The book value allocated to the unguaranteed portion of the loan, if less than the principal amount, is recorded as a discount on the principal amount retained. The discount is accreted to interest income over the remaining estimated life of the loan. The Bank retains the servicing on the portion of the loans sold and recognizes income on the

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (1)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) servicing fees that are received. During 1997 the Bank sold all loan servicing rights; the gain is reflected in the Statements of Income as other income.

EARNINGS PER SHARE (EPS)

    Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

    STATEMENTS OF CASH FLOWS--For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Certain cash flows associated with loans and customer deposits have been reported net.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 classifications.

NOTE (2)--RESERVE REQUIREMENTS

    All depository institutions are required by law to maintain reserves on transaction accounts. These reserves can be in the form of balances at the Federal Reserve Bank or in cash held by the Bank. The average reserve requirement for the Bank was $748,000 in 1997, and $633,000 in 1996.

NOTE (3)--INVESTMENT SECURITIES

    At December 31, 1997, the investment securities portfolio was comprised of securities classified as available-for-sale and held-to-maturity in conjunction with the adoption of SFAS 115, resulting in investment securities available for sale being carried at market value and investment securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.

    The amortized cost and fair values of investment securities available-for-sale at December 31, 1997, were:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
Obligations of U.S. Government agencies and corporations...  $   8,990,885   $  15,217    $  (5,851)  $   9,000,251
Corporate debt securities..................................      2,917,641       2,819       (2,560)      2,917,900
Other securities...........................................      2,051,073                  (44,177)      2,006,896
                                                             -------------  -----------  -----------  -------------
  Total....................................................  $  13,959,599   $  18,036    $ (52,588)  $  13,925,047
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (3)--INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and fair values of investment securities held-to-maturity at December 31, 1997, were:

                                                                                     GROSS         GROSS
                                                                      AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                                        COST         GAINS        LOSSES        VALUE
                                                                     -----------  -----------  -------------  ---------
Other securities...................................................   $  76,326    $   1,074     $  --        $  77,400
                                                                     -----------  -----------        -----    ---------
                                                                     -----------  -----------        -----    ---------

    The amortized cost and fair values of investment securities available-for-sale at December 31, 1996, were:

                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                   COST         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
Obligations of U.S. Government agencies and corporations.....  $  3,001,633   $   1,625    $  (8,508)  $  2,994,750
U.S. Treasury note...........................................       990,776       2,694       --            993,470
Corporate debt securities....................................       406,110      --           (1,110)       405,000
Other securities.............................................     2,015,000      --          (46,185)     1,968,815
                                                               ------------  -----------  -----------  ------------
  Total......................................................  $  6,413,519   $   4,319    $ (55,803)  $  6,362,035
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    The amortized cost and fair values of investment securities held-to-maturity at December 31, 1996, were:

                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                                      COST         GAINS        LOSSES       VALUE
                                                                   ----------  -------------  -----------  ----------
Obligations of U.S. Government agencies and corporations.........  $  500,439    $  --         $    (283)  $  500,156
Other securities                                                       77,195          993        --           78,188
                                                                   ----------        -----         -----   ----------
  Total..........................................................  $  577,634    $     993     $    (283)  $  578,344
                                                                   ----------        -----         -----   ----------
                                                                   ----------        -----         -----   ----------

    The amortized cost and fair values of investment securities available-for-sale and held-to-maturity at December 31, 1997, by expected maturity, are shown below. Expected maturities may differ from

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (3)--INVESTMENT SECURITIES (CONTINUED) contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       SECURITIES                 SECURITIES
                                                                   AVAILABLE-FOR-SALE          HELD-TO-MATURITY
                                                              ----------------------------  ----------------------
                                                                AMORTIZED        FAIR        AMORTIZED     FAIR
                                                                  COST           VALUE         COST        VALUE
                                                              -------------  -------------  -----------  ---------
Due in one year or less.....................................  $   5,276,958  $   5,277,273   $  --       $  --
Due after one year but less than five years.................      6,667,641      6,676,951      76,326      77,400
                                                              -------------  -------------  -----------  ---------
  Total.....................................................     11,944,599     11,954,224      76,326      77,400
Other securities............................................      2,015,000      1,970,823   $  --       $  --
                                                              -------------  -------------  -----------  ---------
  Total.....................................................  $  13,959,599  $  13,925,047   $  76,326   $  77,400
                                                              -------------  -------------  -----------  ---------
                                                              -------------  -------------  -----------  ---------

    Proceeds from sales and maturities of investment securities available-for-sale during 1997 were $8,500,000. Proceeds from sales and maturities of investment securities held-to-maturity during 1997 were $1,500,000. There were no gains on those sales and maturities. Included in shareholders' equity at December 31, 1997, is $209 ($361 minus estimated income tax of $152) of net unrealized gains on the reclassification of securities from available-for-sale to held-to-maturity. The reclassification gains are being amortized on a straight-line basis over the remaining life of each security reclassified.

    Proceeds from sales and maturities of available-for-sale investment securities during 1996 were $7,003,520. Proceeds from sales and maturities of investment securities held-to-maturity during 1996 were $1,012,153. There were no gains on those sales and maturities. Included in shareholders' equity at December 31, 1996, is $164 ($283 minus estimated income tax of $119) of net unrealized gains on the reclassification of securities from available-for-sale to held-to-maturity. The reclassification gains are being amortized on a straight-line basis over the remaining life of each security reclassified.

    Securities with a carrying value of $500,052 and $501,633 and a market value of $500,000 and $501,250 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes, as required or permitted by law.

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (4)--LOANS

    The loan portfolio consists of the following at December 31:

                                                                     1997           1996
                                                                 -------------  -------------
Commercial.....................................................  $  13,696,311  $  14,934,111
Installment....................................................     12,625,063     13,347,205
Equity.........................................................      2,313,225      1,755,290
Real Estate
  Commercial...................................................      5,782,011      4,960,141
  Mortgage.....................................................     16,817,800     15,059,227
  Construction.................................................      1,472,429      2,085,805
All other loans (including overdrafts).........................        162,880         18,065
                                                                 -------------  -------------
    Total Loans................................................     52,869,719     52,159,844
  Unearned income on installment loans.........................     (1,265,498)    (1,466,030)
  Unearned loan fees (deferred costs)..........................        (44,637)      (101,896)
  Discounts and premiums, net..................................        (12,570)       (13,717)
  Allowance for loan losses....................................       (918,339)      (723,248)
                                                                 -------------  -------------
    Total Loans, Net...........................................     50,628,675     49,854,953
Less:
  Loans held for sale..........................................     (1,725,659)    (1,557,231)
                                                                 -------------  -------------
  Loans, Net...................................................  $  48,903,016  $  48,297,722
                                                                 -------------  -------------
                                                                 -------------  -------------

    The Bank grants loans to customers throughout its primary market area of Ventura County, California. The Bank's portfolio is well diversified and no significant industry concentrations exist.

    Transactions in the allowance for loan and lease losses account are summarized as follows:

                                                                         1997         1996
                                                                      -----------  -----------
Balance, beginning of year..........................................  $   723,248  $   732,367
Loans charged off...................................................     (437,946)    (767,493)
Provision for loan losses...........................................      370,000      696,947
Recoveries on loans previously charged off..........................      263,037       61,427
                                                                      -----------  -----------
Balance, end of year................................................  $   918,339  $   723,248
                                                                      -----------  -----------
                                                                      -----------  -----------

    At December 31, 1997 and 1996, the Bank had approximately $0 and $447,072, respectively, of loans on nonaccrual status. The interest income, which was forgone on nonaccrual loans, was $0 and $39,064, respectively.

    The Bank has identified all nonaccrual loans as being impaired loans in accordance with SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." The allowance for loan losses related to impaired loans amounted to approximately $0 for the year ended December 31, 1997, and $42,721 for the year ended December 31, 1996.

    The average recorded investment in impaired loans was $293,000 for 1997, and $812,000 for 1996.

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (4)--LOANS (CONTINUED)
    In the ordinary course of business, the Bank has granted loans to officers and directors and to entities with which they are associated. All such loans were made under terms consistent with the Bank's normal lending policies. Loans outstanding to these related parties amounted to $1,452,676 and $1,520,017 at December 31, 1997 and 1996, respectively.

NOTE (5)--PREMISES AND EQUIPMENT

    The following is a summary of the premises and equipment accounts at December 31:

                                                                       1997          1996
                                                                   ------------  ------------
Furniture, fixtures and equipment................................  $  2,377,093  $  2,181,228
Leasehold improvements...........................................       387,128       371,757
                                                                   ------------  ------------
  Total Cost.....................................................     2,764,221     2,552,985
Accumulated depreciation and amortization........................    (1,821,380)   (1,675,916)
                                                                   ------------  ------------
Premises and equipment, net......................................  $    942,841  $    877,069
                                                                   ------------  ------------
                                                                   ------------  ------------

    The amounts of depreciation included in other operating expenses and amortization included in occupancy expense were $200,318 in 1997, and $162,798 in 1996.

NOTE (6)--STOCK OPTION PLAN

    At December 31, 1997, the Bank had an incentive stock option plan which is described below. The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation costs for these plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the impact would not have materially affected net income.

    In 1985, the Bank adopted a stock option plan under which the Bank's Common shares may be issued to officers and key employees at not less than 100 percent of fair market value at the date the options were granted.

    The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996; risk-free rate of 6.23 percent, dividend yield of 0 percent, volatility of
18.10 percent, and expected life of 5.9 years.

    The Bank has an incentive stock-option plan which provides for the issuance of up to 110,000 shares of the Bank's authorized but unissued common stock to officers and directors. Options are granted at a price not less than the fair market value of the stock at the date of grant (not less than 110 percent of fair market value if the option is granted to a person owning more than 10 percent of the voting power of the

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (6)--STOCK OPTION PLAN (CONTINUED)
Bank's stock) and expire no later than fourteen years from the date of grant. Information concerning stock options is summarized as follows:

                                                             1997                    1996
                                                    ----------------------  ----------------------
                                                                WEIGHTED                WEIGHTED
                                                                 AVERAGE                 AVERAGE
                                                                EXERCISE                EXERCISE
                                                     SHARES       PRICE      SHARES       PRICE
                                                    ---------  -----------  ---------  -----------
Outstanding at beginning of year..................    106,556   $    8.08      99,056   $    7.71
Options granted...................................     --          --           7,500       13.00
Options exercised.................................    (22,089)       7.70      --          --
Options canceled..................................     (1,000)      10.00      --          --
                                                    ---------               ---------
Outstanding at end of year........................     83,467        8.16     106,556        8.08
                                                    ---------               ---------
                                                    ---------               ---------
Options exercisable at year-end...................     74,684        7.70      91,490        7.52
Weighted-average fair value of options granted
  during the year.................................  $  --                   $    4.02

    A summary of the status of the Bank's incentive stock option plan as of December 31, 1997, is presented below:

                OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
---------------------------------------------------  ----------------------------
               WEIGHTED-AVERAGE        WEIGHTED                      WEIGHTED
  NUMBER           REMAINING            AVERAGE        NUMBER         AVERAGE
OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE   OUTSTANDING  EXERCISE PRICE
-----------  ---------------------  ---------------  -----------  ---------------
    83,467               1.8           $    8.16         74,684      $    7.70

NOTE (7)--INCOME TAXES

    The components of income tax expense are as follows:

                                                                          1997         1996
                                                                       -----------  ----------
Current Expense
  Federal............................................................  $   516,796  $  127,072
  State..............................................................      189,815      52,980
                                                                       -----------  ----------
    Total Current Expense............................................      706,611     180,052
                                                                       -----------  ----------
Deferred Expense
  Federal............................................................     (105,997)     40,613
  State..............................................................      (24,655)     14,273
                                                                       -----------  ----------
    Total Deferred Expense...........................................     (130,652)     54,886
                                                                       -----------  ----------
    Total Income Tax Expense.........................................  $   575,959  $  234,938
                                                                       -----------  ----------
                                                                       -----------  ----------

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (7)--INCOME TAXES (CONTINUED)
    The reasons for the difference between income tax expense and the amount computed by applying the Federal statutory income-tax rate to income before income taxes are as follows:

                                                                               1997       1996
                                                                             ---------  ---------
Tax expense at federal statutory rate......................................      34.0%      34.0%
State franchise tax, net of federal income tax benefit.....................       7.2%       7.5%
Other......................................................................       0.3%       0.4%
                                                                             ---------  ---------
Effective Tax Rate.........................................................      41.5%      41.9%
                                                                             ---------  ---------
                                                                             ---------  ---------

    Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and income tax reporting purposes. Principal items resulting in deferred income taxes include the provision for loan and lease losses, OREO valuation allowance, state taxes, and recognition of prepaid expenses for tax.

                                                                           1997        1996
                                                                        ----------  ----------
Deferred Tax Assets:
  Allowance for loan and lease loss due to tax limitations............  $  165,609  $   44,576
  Loan income recognized for tax purposes.............................       5,636     105,291
  OREO valuation allowance............................................      47,424      --
  State taxes.........................................................      51,888      14,165
                                                                        ----------  ----------
                                                                           270,557     164,032
Valuation allowance...................................................     (29,966)    (34,556)
Deferred Tax Liabilities:
  Recognition of prepaid expenses for tax.............................     (71,688)    (77,279)
  Depreciation........................................................     (13,018)     (4,921)
                                                                        ----------  ----------
Net Deferred Taxes....................................................  $  155,885  $   47,276
                                                                        ----------  ----------
                                                                        ----------  ----------

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (8)--EARNINGS PER SHARE

    The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

                                                         1997                   1996
                                                 ---------------------  ---------------------
                                                   INCOME     SHARES      INCOME     SHARES
                                                 ----------  ---------  ----------  ---------
Net income as reported.........................  $  800,376     --      $  325,507     --
Shares outstanding at year end.................      --        479,013      --        456,924
Impact of Weighting Shares.....................      --         --          --         --
  Purchased during the year....................      --        (18,185)     --         --
                                                 ----------  ---------  ----------  ---------
    Used in Basic EPS..........................     800,376    460,828     325,507    456,924
Dilutive effect of outstanding stock options...      --         38,836      --         34,625
                                                 ----------  ---------  ----------  ---------
    Used in Dilutive EPS.......................  $  800,376    499,664  $  325,507    491,549
                                                 ----------  ---------  ----------  ---------
                                                 ----------  ---------  ----------  ---------

NOTE (9)--COMMITMENTS

    The Bank leases its current facilities in Oxnard and Camarillo under operating leases with lease terms expiring through 2012. The Camarillo branch facility lease agreement includes an option to extend the lease for an additional five-year period with future rentals to be determined based on the change in a specified inflation index. Future minimum commitments under these leases are as follows:

1998............................................................  $ 390,433
1999............................................................    391,621
2000............................................................    391,621
2001............................................................    344,447
2002............................................................    336,237
Thereafter......................................................  2,704,752
                                                                  ---------
                                                                  $4,559,111
                                                                  ---------
                                                                  ---------

    Rent expense was $274,560 in 1997, and $268,506 in 1996.

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1997, the Bank had commitments to extend credit of approximately $9,989,056 and obligations under standby letters of credit of approximately $795,163.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (9)--COMMITMENTS (CONTINUED)
expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Generally, the Bank issues standby letters of credit for one year, which are reviewed annually for renewal.

    The Bank uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, marketable securities, accounts receivable, inventory, property, plant and equipment, and real estate.

    At December 31, 1997, the Bank had a line of credit with a correspondent bank totaling $2,000,000. There were no borrowings under this line of credit at December 31, 1997 or 1996.

NOTE (10)--MORTGAGE LOAN SERVICING OPERATIONS

    The Bank originated long-term first and second trust deed mortgages for resale on the Secondary Market to Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA). The gains or losses on the sales of these loans were generally recognized at the time of sale. The Bank retained servicing rights to these loans. Servicing arrangements provided for the Bank to maintain all records related to the servicing agreement, to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activity necessary to the mortgage servicing function. The Bank receives as compensation a servicing fee on the principal balance of the outstanding loans. Servicing fee income amounted to approximately $124,122 and $136,629 in 1997 and 1996, respectively. During 1997, the Bank sold the servicing rights on loans totaling approximately $54 million. The mortgage servicing rights were sold without recourse. The Bank received approximately $492,000 from the sale which represents approximately 90 percent of the proceeds from the sale. The Bank will receive the balance of the proceeds in 1998.

NOTE (11)--REGULATORY MATTERS

    The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (11)--REGULATORY MATTERS (CONTINUED)
(as defined). Management believes, as of December 31,1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31,1997, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

                                                                                 TO BE ADEQUATELY        TO BE WELL-
                                                          ACTUAL CAPITAL           CAPITALIZED           CAPITALIZED
                                                     ------------------------  --------------------  --------------------
                                                      AMOUNT        RATIO       AMOUNT      RATIO     AMOUNT      RATIO
                                                     ---------  -------------  ---------  ---------  ---------  ---------
AS OF DECEMBER 31, 1997:
  Total Capital (to Risk-Weighted Assets)..........  $   7,346         11.6%   $   5,079        8.0% $   6,349       10.0%
  Tier 1 Capital (to Risk-Weighted Assets).........      6,551         10.3        2,539        4.0      3,809        6.0
  Tier 1 Capital (to Average Assets)...............      6,551          8.2        3,211        4.0      4,013        5.0
AS OF DECEMBER 31, 1996:
  Total Capital (to Risk-Weighted Assets)..........  $   6,319         11.8%   $   4,518        8.0% $   5,648       10.0%
  Tier 1 Capital (to Risk-Weighted Assets).........      5,600          9.9        2,259        4.0      3,389        6.0
  Tier 1 Capital (to Average Assets)...............      5,600          7.4        2,988        4.0      3,735        5.0

NOTE (12)--DEFINED CONTRIBUTION PLAN

    Effective September 1, 1994, the Bank established a qualified defined contribution plan [401(K) Retirement Savings Plan] for all eligible employees. Employees may contribute from 1 percent to 15 percent of their compensation with a maximum of $9,500 annually. The Bank's contributions to the plan are a monthly, discretionary amount, which may vary from month-to-month. The Bank's matching contribution will become vested at 60 percent after three years, 80 percent after four years, with full vesting after five years. The expense was $24,941 and $14,780 for the years ended December 31, 1997 and 1996, respectively.

NOTE (13)--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and fair values of financial instruments at December 31, 1997. FASB Statement 107, "Disclosures about Fair Value of Financial Instruments,"

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (13)--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                                                 1997
                                                                                     ----------------------------
                                                                                       CARRYING         FAIR
                                                                                        AMOUNT          VALUE
                                                                                     -------------  -------------
Assets:
      Cash and cash equivalents....................................................  $  20,608,739  $  20,608,739
      Securities and money market investments......................................     15,492,373     15,456,000
      Loans receivable.............................................................     51,547,017     51,897,000
      Accrued interest receivable..................................................        456,372        456,372
Liabilities:
      Noninterest-bearing deposits.................................................     24,557,499     24,557,499
      Interest-bearing deposits....................................................     57,269,515     57,288,000
      Accrued interest payable.....................................................         85,760         85,760

                                                                                         NOTIONAL     COST TO CEDE
                                                                                          AMOUNT       OR ASSUME
                                                                                       -------------  ------------
Off-balance sheet instruments:
      Commitments to extend credit and standby letters of credit.....................  $  10,784,219   $  107,842

    The Bank in estimating fair value disclosures used the following methods and assumptions:

    CASH AND CASH EQUIVALENTS--The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

    SECURITIES AND MONEY MARKET INVESTMENTS--Fair values are based upon quoted market prices, where available.

    LOANS--For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair values for other loans are estimated using discounted cash flow analyses using discount rates approximating the interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

    DEPOSITS--The fair values for interest and noninterest-bearing demand deposits, savings deposits, and money market savings are equal to their carrying value. Fair values for fixed-rate certificates of deposit are estimated using discount cash-flow calculations that apply interest rates currently being offered on certificates, to a schedule of aggregated expected monthly maturities on time deposits. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed. The carrying amount of accrued interest payable approximates fair value.

    OFF-BALANCE SHEET INSTRUMENTS--Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

                         CHANNEL ISLANDS NATIONAL BANK

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE (14)--NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". The statement which is effective for the year ending December 31,1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as management approach) and requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

                              CHANNEL ISLANDS BANK

                                 BALANCE SHEETS

                                                                                     JUNE 30, 1998  JUNE 30, 1997
                                                                                     -------------  -------------
                                                                                             (UNAUDITED)
                                                     ASSETS
Cash and due from banks............................................................  $   8,223,101  $  10,945,747
Federal funds sold.................................................................      5,950,000      9,525,000
                                                                                     -------------  -------------
  Cash and Cash Equivalents........................................................     14,173,101     20,470,747
Time deposits in other financial institutions......................................      1,092,000      1,491,000
Investment securities..............................................................
  Available-for-sale...............................................................     11,939,201      5,865,928
  Held to Maturity, fair value of $76,252 (June 30, 1998) and $1,077,738 (June 30,
    1997)..........................................................................         76,143      1,076,290
Loans, net.........................................................................     55,781,176     48,408,404
Loans held for sale................................................................      1,580,202      1,535,227
Bank premises and equipment........................................................      1,042,785        883,091
Federal Reserve Bank stock, at cost................................................        168,300        167,150
Other assets.......................................................................      1,027,936        755,067
Other real estate owned............................................................       --               44,600
Deferred taxes.....................................................................         45,051         45,051
                                                                                     -------------  -------------
                                                                                     -------------  -------------
TOTAL ASSETS.......................................................................  $  86,925,895  $  80,742,555
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Demand deposits................................................................     24,629,083     24,033,553
    NOW and money market deposits..................................................     22,333,567     23,294,047
    Savings deposits...............................................................      6,326,764      6,398,348
    Time deposits over $100,000....................................................     10,786,265     10,003,579
    Other time deposits............................................................     15,209,567     10,881,483
                                                                                     -------------  -------------
    Total Deposits.................................................................     79,285,246     74,611,010
  Accrued Interest and other liabilities...........................................        200,193        197,963
                                                                                     -------------  -------------
  Total Liabilities................................................................     79,485,439     74,808,973
                                                                                     -------------  -------------

STOCKHOLDERS' EQUITY
  Contributed capital
    Common stock no par value at June 30,1998, $5.00 at June 30, 1997. 2,000,000 shares authorized: issued and outstanding 533,282 shares in June 30, 1998,
      460,924 shares in June 30, 1997..............................................      2,666,410      2,304,620
  Surplus..........................................................................      3,062,827      2,602,338
  Retained earnings................................................................      1,769,427      1,074,975
  Valuation allowance for investments..............................................        (58,208)       (48,351)
                                                                                     -------------  -------------
  Total Stockholders' Equity.......................................................      7,440,456      5,933,582
                                                                                     -------------  -------------
                                                                                     -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................................  $  86,925,895  $  80,742,555
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                              CHANNEL ISLANDS BANK

                              STATEMENTS OF INCOME

                                                                                        SIX MONTH PERIODS ENDED,
                                                                                      ----------------------------
                                                                                      JUNE 30, 1998  JUNE 30, 1998
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans........................................................   $ 2,972,013    $ 2,737,846
  Interest on federal funds sold....................................................       200,347        268,595
  Interest on time deposits in other financial institutions.........................        36,637         44,040
  Interest on investments...........................................................       394,558        234,021
                                                                                      -------------  -------------
    Total Interest Income...........................................................     3,603,555      3,284,502
Interest Expense on Deposits and Investments........................................     1,006,084        882,643
                                                                                      -------------  -------------
NET INTEREST INCOME.................................................................     2,597,471      2,401,859
PROVISION FOR LOAN LOSSES...........................................................        57,800        105,000
                                                                                      -------------  -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.................................     2,539,671      2,296,859

OTHER INCOME
  Service Charges, fees and other...................................................       450,657        355,686
  Gain (loss) on sale of assets.....................................................         1,645         (1,833)
                                                                                      -------------  -------------
    Total Other Income..............................................................       452,302        353,853
OTHER EXPENSES
  Salaries and employee benefits....................................................     1,280,756      1,133,088
  Occupancy.........................................................................       237,396        200,802
  Other operating expenses..........................................................       899,900        727,211
                                                                                      -------------  -------------
    Total Other Expenses............................................................     2,418,052      2,061,101
                                                                                      -------------  -------------
  Net Income Before Income Taxes....................................................       573,921        589,611
  Income Taxes......................................................................       236,168        247,165
                                                                                      -------------  -------------
                                                                                      -------------  -------------
    NET INCOME......................................................................   $   337,753    $   342,446
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earnings Per Share Basic............................................................   $      0.64    $      0.74
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earnings Per Share Diluted..........................................................   $      0.60    $      0.68
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                      VALUATION
                                                                                      ALLOWANCE
                                     NUMBER OF                                           FOR
                                      SHARES       COMMON                 RETAINED    INVESTMENT
                                    OUTSTANDING    STOCK      SURPLUS     EARNINGS    SECURITIES     TOTAL
                                    -----------  ----------  ----------  ----------  ------------  ----------
Balance, December 31, 1996........     456,924    2,284,620   2,582,338     778,617      (49,423)   5,596,152
  Net Income......................     342,446                              342,446                   342,446
  Dividends.......................                                          (46,088)                  (46,088)
  Stock options exercised
    (including the realization of
    tax benefits of
    $5,740).......................       4,000       20,000      25,740                                45,740
Change in unrealised loss on
  investments.....................                                                         1,072        1,072
                                    -----------  ----------  ----------  ----------  ------------  ----------
Balance, June 30, 1997............     460,924    2,304,620   2,608,078   1,074,975      (48,351)   5,939,322
                                    -----------  ----------  ----------  ----------  ------------  ----------
                                    -----------  ----------  ----------  ----------  ------------  ----------

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                      VALUATION
                                                                                      ALLOWANCE
                                     NUMBER OF                                           FOR
                                      SHARES       COMMON                 RETAINED    INVESTMENT
                                    OUTSTANDING    STOCK      SURPLUS     EARNINGS    SECURITIES     TOTAL
                                    -----------  ----------  ----------  ----------  ------------  ----------
Balance, December 31, 1997........     479,013    2,395,065   2,714,645   1,485,003      (38,804)   6,555,909
  Net Income......................                                          337,752                   337,752
  Dividends.......................                                          (53,328)                  (53,328)
  Stock options exercised
    (including the realization of
    tax benefits of $229,472).....      54,269      271,345     348,182                               619,527
Change in unrealised loss on
  investments.....................                                                       (19,404)     (19,404)
                                    -----------  ----------  ----------  ----------  ------------  ----------
Balance, June 30, 1998............     533,282    2,666,410   3,062,827   1,769,427      (58,208)   7,440,456
                                    -----------  ----------  ----------  ----------  ------------  ----------
                                    -----------  ----------  ----------  ----------  ------------  ----------

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Americorp:

    We have audited the accompanying consolidated balance sheets of Americorp and subsidiary (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Americorp and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period December 31, 1997 in conformity with generally accepted accounting principles.

FANNING & KARRH
VENTURA, CALIFORNIA

January 23, 1998, except for Note 6 as to which the date is May 7, 1998 and for
Note 17 as to which the date is
August 27, 1998

                            AMERICORP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                            NOTES         1997            1996
                                                                          ---------  --------------  --------------
                                                      ASSETS

Cash and due from banks.................................................             $   11,461,522  $   10,542,158
Federal funds sold......................................................                  5,900,000      11,400,000
Securities..............................................................     1,2         25,112,659      32,259,246
Loans, net..............................................................     1,3         83,397,506      64,942,883
Accrued interest receivable.............................................                    855,551         703,295
Premises and equipment, net.............................................     1,4          1,465,201       1,136,975
Other real estate owned.................................................     1,5            123,048          91,000
Investment in partnerships..............................................      6           2,549,515       2,898,943
Other assets............................................................     7,8          3,346,911       3,105,443
                                                                                     --------------  --------------
TOTAL ASSETS............................................................             $  134,211,913  $  127,079,943
                                                                                     --------------  --------------
                                                                                     --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Noninterest-bearing demand..............................................             $   36,510,231  $   30,625,649
Interest-bearing demand.................................................                 40,351,999      41,487,472
Savings.................................................................                 10,997,418      11,135,396
Time, under $100,000....................................................                 18,662,881      18,361,158
Time, $100,000 and over.................................................                 13,444,974      12,674,418
                                                                                     --------------  --------------
Total deposits..........................................................                119,967,503     114,284,093
Accrued interest payable................................................                    394,234         509,184
Other liabilities.......................................................     1,8          2,498,958       1,814,583
                                                                                     --------------  --------------
Total liabilities.......................................................                122,860,695     116,607,860
                                                                                     --------------  --------------
STOCKHOLDERS' EQUITY:                                                      1,9,12
Common stock--$1 par value; 2,500,000 shares authorized.................                    585,518         575,665
Surplus.................................................................                  2,184,164       1,913,280
Retained earnings.......................................................                  8,500,241       7,932,965
Net unrealized gain on securities available-for-sale, net of deferred
  income taxes..........................................................                     81,295          50,173
                                                                                     --------------  --------------
Total stockholders' equity..............................................                 11,351,218      10,472,083
                                                                                     --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................             $  134,211,913  $  127,079,943
                                                                                     --------------  --------------
                                                                                     --------------  --------------

                See Notes to Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                    NOTES        1997          1996          1995
                                                                  ---------  ------------  ------------  ------------
INTEREST INCOME:
Interest and fees on loans......................................             $  7,803,480  $  6,491,245  $  6,398,085
Interest on Federal funds sold..................................                  236,051       403,974       125,644
Interest on securities:
  U.S. agency securities........................................                  368,240       461,865       525,146
  State, county, and municipal securities.......................                  664,370       774,635       848,825
  Mortgage-backed securities....................................                  495,606       394,809       343,079
  Mutual funds..................................................                  167,854       261,452       285,976
  Other.........................................................                   13,108         3,584        11,777
                                                                             ------------  ------------  ------------
Total interest income...........................................                9,748,709     8,791,564     8,538,532
                                                                             ------------  ------------  ------------
INTEREST EXPENSE ON DEPOSITS....................................                2,746,538     2,739,824     2,519,965
                                                                             ------------  ------------  ------------
NET INTEREST INCOME.............................................                7,002,171     6,051,740     6,018,567
PROVISION FOR LOAN AND LEASE LOSSES.............................      3           410,000     1,045,600       554,002
                                                                             ------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...                6,592,171     5,006,140     5,464,565
                                                                             ------------  ------------  ------------
OTHER OPERATING INCOME:
Service charges on deposit accounts.............................                  697,560       619,454       563,490
Other service charges and fees..................................                  525,950       440,190       423,888
Gain (loss) on securities.......................................      2            53,954      (206,940)      (82,850)
Equity in net income of partnership.............................      6            50,572       214,844       353,384
Other income....................................................                  242,101       180,211       126,451
                                                                             ------------  ------------  ------------
Total other operating income....................................                1,570,137     1,247,759     1,384,363
                                                                             ------------  ------------  ------------
OTHER EXPENSE:
Salaries and employee benefits..................................      8         3,392,097     2,954,086     2,816,241
Net occupancy expense...........................................                  624,083       521,085       482,741
Furniture and equipment expense.................................                  306,622       219,560       112,553
Advertising expense.............................................      1           220,333       172,063       205,378
Legal expense...................................................                  205,166        61,043       113,418
Data processing expense.........................................                  359,902       318,451       272,327
Net cost of other real estate owned (including valuation
  allowance for other real estate losses and gains and losses on
  sales of other real estate)...................................                   38,376        80,629       227,276
Write-down of real estate.......................................      6                         200,000
Other operating expense.........................................                1,517,039     1,487,077     1,448,280
                                                                             ------------  ------------  ------------
Total other expense.............................................                6,663,618     6,013,994     5,678,214
                                                                             ------------  ------------  ------------
INCOME BEFORE INCOME TAXES......................................                1,498,690       239,905     1,170,714
PROVISION FOR INCOME TAXES......................................      7           396,177        37,027       225,317
                                                                             ------------  ------------  ------------
NET INCOME......................................................             $  1,102,513  $    202,878  $    945,397
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
EARNINGS PER COMMON SHARE.......................................      1      $       1.91  $        .35  $       1.67
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
EARNINGS PER COMMON SHARE--ASSUMING DILUTION....................      1      $       1.66  $        .31  $       1.41
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------

                See Notes to Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                    NET UNREALIZED
                                                    COMMON STOCK                                    GAIN (LOSS) ON
                                               -----------------------                                SECURITIES
                                                NUMBER OF                               RETAINED    AVAILABLE-FOR-
                                                 SHARES       AMOUNT      SURPLUS       EARNINGS         SALE
                                               -----------  ----------  ------------  ------------  --------------
BALANCE,
  JANUARY 1, 1995............................     567,211   $  567,211  $  1,535,421  $  7,944,292   $   (600,612)
ISSUANCE OF STOCK............................       2,871        2,871        66,569
RETIREMENT OF STOCK..........................      (2,592)      (2,592)       (7,025)      (59,069)
NET INCOME...................................                                              945,397
DIVIDENDS
  ($.82 per share)...........................                                             (465,237)
NET CHANGE IN UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE-FOR-SALE, NET OF
  TAXES......................................                                                             671,929
                                               -----------  ----------  ------------  ------------  --------------
BALANCE,
  DECEMBER 31, 1995..........................     567,490      567,490     1,594,965     8,365,383         71,317
ISSUANCE OF STOCK............................      14,496       14,496       337,936
RETIREMENT OF STOCK..........................      (6,321)      (6,321)      (19,621)     (154,208)
NET INCOME...................................                                              202,878
DIVIDENDS
  ($.84 per share)...........................                                             (481,088)
NET CHANGE IN UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE-FOR-SALE, NET OF
  TAXES......................................                                                             (21,144)
                                               -----------  ----------  ------------  ------------  --------------
BALANCE,
  DECEMBER 31, 1996..........................     575,665      575,665     1,913,280     7,932,965         50,173
ISSUANCE OF STOCK............................      11,765       11,765       277,678
RETIREMENT OF STOCK..........................      (1,912)      (1,912)       (6,794)      (48,685)
NET INCOME...................................                                            1,102,513
DIVIDENDS
  ($.84 per share)...........................                                             (486,552)
NET CHANGE IN UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE-FOR-SALE, NET OF
  TAXES......................................                                                              31,122
                                               -----------  ----------  ------------  ------------  --------------
BALANCE,
  DECEMBER 31, 1997..........................     585,518   $  585,518  $  2,184,164  $  8,500,241   $     81,295
                                               -----------  ----------  ------------  ------------  --------------
                                               -----------  ----------  ------------  ------------  --------------

                See Notes to Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                        1997             1996            1995
                                                                   ---------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................  $     1,102,513  $      202,878  $      945,397
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan and lease losses............................          410,000       1,045,600         554,002
  Depreciation and amortization..................................          283,276         173,300          59,699
  Amortization of premium, net of accretion of discount..........           74,729          82,454         132,751
  Benefit for deferred income taxes..............................          (95,071)       (161,575)        (98,543)
  Valuation allowance for other real estate owned................                           12,705
  Loss on sale of other real estate owned........................           11,450          42,853          80,053
  Write-down of real estate......................................                          200,000
  Loss on disposition of premises and equipment..................                              696
  Net (gain) loss on securities available-for-sale...............          (51,963)        208,129          47,617
  Net (gain) loss on securities held-to-maturity.................           (1,991)         (1,301)         35,233
  Equity in net income of partnership............................          (50,572)       (214,844)       (353,384)
  (Increase) decrease in interest receivable.....................         (152,256)         86,771        (103,503)
  (Increase) decrease in other assets............................         (160,709)        327,649         337,753
  (Decrease) increase in interest payable........................         (114,950)         82,926         322,796
  Increase (decrease) in other liabilities.......................          684,375          85,331         (19,749)
                                                                   ---------------  --------------  --------------
Net cash provided by operating activities........................        1,938,831       2,173,572       1,944,088
                                                                   ---------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held-to-maturity.........................       (2,038,561)     (2,387,265)        (40,421)
Purchases of securities available-for-sale.......................                       (3,760,643)       (444,741)
Proceeds from maturities, calls and sales of securities
  held-to-maturity...............................................        4,018,308       2,283,086       3,224,083
Proceeds from maturities, calls and sales of securities
  available-for-sale.............................................        5,191,499       5,050,097       1,664,605
Net increase in loans............................................      (19,276,853)     (6,130,235)     (4,571,326)
Proceeds from the sale of premises and equipment.................                              940          11,000

                            AMERICORP AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS--CONCLUDED

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                         1997            1996           1995
                                                                    ---------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES (CONCLUDED):
Purchases of premises and equipment...............................         (611,502)      (682,699)      (500,176)
Proceeds from the sale of other real estate owned.................          368,732        296,347        387,167
Distribution from partnership.....................................          400,000        341,060
Contribution to partnership.......................................                                       (257,775)
                                                                    ---------------  -------------  -------------
Net cash used for investing activities............................      (11,948,377)    (4,989,312)      (527,584)
                                                                    ---------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits..........................................        5,683,410      8,742,456      7,861,498
Retirement of common stock........................................          (57,391)      (180,150)       (68,686)
Proceeds from issuance of common stock............................          289,443        352,432         69,440
Dividends paid....................................................         (486,552)      (481,088)      (465,237)
                                                                    ---------------  -------------  -------------
Net cash provided by financing activities.........................        5,428,910      8,433,650      7,397,015
                                                                    ---------------  -------------  -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................       (4,580,636)     5,617,910      8,813,519
                                                                    ---------------  -------------  -------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................       21,942,158     16,324,248      7,510,729
                                                                    ---------------  -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........................  $    17,361,522  $  21,942,158  $  16,324,248
                                                                    ---------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--Cash paid during the year for:
Interest..........................................................  $     2,861,488  $   2,656,898  $   2,197,169
Income taxes......................................................  $       150,000  $     257,965  $     355,000
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Other real estate owned acquired in settlement of loans...........  $       492,230  $           0  $     375,000
Other real estate owned financed by loan..........................  $        80,000  $     635,800  $           0
Total change in unrealized gain/loss on securities available-
  for-sale........................................................  $        45,434  $      30,868  $     952,148

                See Notes to Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of Americorp and subsidiary (the "Company") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

    BASIS OF PRESENTATION--The consolidated financial statements include Americorp and its wholly owned subsidiary, American Commercial Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation allowance for deferred tax assets.

    In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near future.

    In connection with the determination of the valuation allowance for deferred tax assets, management considers whether it is more likely than not that all or part of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near future for changes in certain assumptions or estimates used to calculate future taxable income.

    SECURITIES--The Company classifies its investment securities into three categories as follows:

    TRADING SECURITIES--Securities held principally for resale in the near future are classified as trading securities and recorded at their fair values. The Company holds no securities that are classified as trading securities.

    SECURITIES HELD-TO-MATURITY--Securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, increased by the accretion of discounts and decreased by the amortization of premiums. Discount is accreted and premium is amortized over the period to maturity of the related security.

    SECURITIES AVAILABLE-FOR-SALE--Securities available-for-sale consist of investment securities not classified as trading securities nor as securities held-to-maturity. Securities available-for-sale are recorded at their fair market values. Unrealized holding gains and losses, net of tax, are reported as a net amount in a

                            AMERICORP AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) separate component of equity until realized. Gains and losses are determined using the specific identification method. The accretion of discounts and the amortization of premiums are recognized in interest income using the interest method over the period to maturity.

    LOANS--Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

    Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

    The allowance for loan and lease losses is increased by provisions for loan and lease losses which are included in the accompanying statements of income. Losses are charged against the allowance for loan and lease losses when management determines the collectibility of the principal is unlikely. Recoveries on loans and leases previously charged off are credited to the allowance. Management's determination of the allowance is based on periodic evaluations of the loan and lease portfolio which take into consideration such factors as changes in the growth, size and composition of the loan and lease portfolio, overall portfolio quality, prior loan and lease loss experience, review of specific loans and leases, collateral, guarantees and current economic conditions.

    DIRECT FINANCING LEASES--Income from direct financing leases is recorded over the life of the lease under the financing method of accounting. The investment includes the sum of aggregate rentals receivable and the estimated residual value of leased equipment less deferred income.

    PREMISES AND EQUIPMENT--Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally charged to income over the estimated useful lives of the assets by use of the straight-line method. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of improvements, whichever is shorter.

    Estimated useful lives are as follows:

Furniture, fixtures and equipment............................................    3 to 10 years
Leasehold improvements.......................................................    5 to 15 years

    OTHER REAL ESTATE OWNED--Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the outstanding loan balance at the time of foreclosure or appraised value. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expenses.

    ADVERTISING COSTS--The Company expenses the costs of advertising when incurred.

    INCOME TAXES--Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

                            AMERICORP AND SUBSIDIARY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE--Earnings per common share are based on the weighted average number of common shares outstanding. Earnings per common share--assuming dilution are based on the weighted average number of common and equivalent shares outstanding. The average number of common shares outstanding and common equivalent shares outstanding for 1997 were 577,719 and 665,649, respectively. The average number of common shares outstanding and common equivalent shares outstanding for 1996 were 571,685 and 660,293, respectively. The average number of common shares outstanding and common equivalent shares outstanding for 1995 were 567,331 and 669,135, respectively. Common equivalent shares consist of the dilutive effect of stock options using the treasury stock method.

    STATEMENT OF CASH FLOWS--For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

2.  SECURITIES

    Debt securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at December 31, 1997 and 1996 follows.

    Securities held-to-maturity:

                                     1997                                              1996
               ------------------------------------------------  ------------------------------------------------
                              GROSS        GROSS     ESTIMATED                  GROSS        GROSS     ESTIMATED
               AMORTIZED   UNREALIZED   UNREALIZED     MARKET    AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                  COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
U.S. agency
 securities..  $4,744,530   $   6,795    $ (18,670)  $4,732,655  $7,272,690                $ (80,758)  $7,191,932
State, county
  and
  municipal
 securities..   4,903,883     184,340       (9,694)   5,078,529   4,378,779   $ 105,404      (38,713)   4,445,470
Mortgage-
  backed
 securities..   2,841,375         820      (19,775)   2,822,420   3,869,990       6,784      (60,477)   3,816,297
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
Totals.......  $12,489,788  $ 191,955    $ (48,139)  $12,633,604 $15,521,459  $ 112,188    $(179,948)  $15,453,699
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------

    Securities available-for-sale:

                                     1997                                              1996
               ------------------------------------------------  ------------------------------------------------
                              GROSS        GROSS     ESTIMATED                  GROSS        GROSS     ESTIMATED
               AMORTIZED   UNREALIZED   UNREALIZED     MARKET    AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                  COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
U.S. agency
 securities..                                                    $  250,823   $     115                $  250,938
State, county
  and
  municipal
 securities..  $5,987,398   $ 234,832                $6,222,230   8,148,847     278,356    $ (18,446)   8,408,757
Mortgage-
  backed
 securities..   3,713,330      16,849    $ (19,348)   3,710,831   5,413,001      29,439      (34,848)   5,407,592
Mutual
  funds......   2,803,463                 (113,653)   2,689,810   2,851,871                 (181,371)   2,670,500
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
Totals.......  $12,504,191  $ 251,681    $(133,001)  $12,622,871 $16,664,542  $ 307,910    $(234,665)  $16,737,787
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
               ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------

                            AMERICORP AND SUBSIDIARY

2.  SECURITIES (CONTINUED)
    The scheduled maturities of securities held-to-maturity and available-for-sale at December 31, 1997 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               SECURITIES                    SECURITIES
                                                            HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                                      ----------------------------  ----------------------------
                                                                       ESTIMATED                     ESTIMATED
                                                        AMORTIZED       MARKET        AMORTIZED       MARKET
                                                          COST           VALUE          COST           VALUE
                                                      -------------  -------------  -------------  -------------
Due in one year or less.............................  $   1,499,945  $   1,494,688  $     738,377  $     745,127
Due after one year through five years...............      3,860,359      3,846,548      2,640,833      2,733,883
Due after five years through ten years..............      2,720,153      2,843,917      2,088,826      2,204,069
Due after ten years.................................      1,567,956      1,626,031        519,362        539,151
Mortgage-backed securities..........................      2,841,375      2,822,420      3,713,330      3,710,831
Mutual funds........................................                                    2,803,463      2,689,810
                                                      -------------  -------------  -------------  -------------
Totals..............................................  $  12,489,788  $  12,633,604  $  12,504,191  $  12,622,871
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

    Proceeds from calls of securities held-to-maturity during 1997, 1996 and 1995 were $1,000,000, $700,000 and $1,175,000, respectively. No gains or losses occurred on those calls during 1997. Gross losses of $2,637 and $38,103 were realized on those calls during 1996 and 1995, respectively. Gross gains of $2,870 were realized on those calls in 1995. Proceeds from the sale of a security held-to-maturity during 1997 were $146,404. Gross gain of $1,991 was realized on that sale.

    Proceeds from sales and calls of securities available-for-sale during 1997, 1996 and 1995 were $2,751,558, $1,368,938 and $1,664,605, respectively. Gross gains of $51,963 were realized on those sales and calls during 1997. Gross gains of $3,938 were realized on those calls during 1996. Gross losses of $60,000 and $47,617 were realized on those sales during 1996 and 1995, respectively.

    At December 31, 1996, the Company wrote down certain mutual fund investments. The write-down amounted to $148,129 and was due to a decline in fair value considered to be other than temporary. The write-down is included in loss on securities in the accompanying consolidated financial statements.

    Securities carried at approximately $1,533,000 and $1,533,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds on deposit, as required by law.

                            AMERICORP AND SUBSIDIARY

3.  LOANS

    Loans consisted of the following at December 31:

                                                                     1997           1996
                                                                 -------------  -------------
Commercial.....................................................  $  30,244,952  $  29,572,316
Real estate....................................................     31,919,611     11,026,049
Equity lines...................................................     10,216,741     12,134,256
Installment....................................................     10,669,495     10,259,703
Leases receivable..............................................      1,495,295      2,859,330
Credit card loans..............................................        145,145         75,955
Overdrafts.....................................................         10,020         11,180
                                                                 -------------  -------------
Total loans....................................................     84,701,259     65,938,789
Less allowance for loan and lease losses.......................     (1,047,545)      (811,552)
Less deferred loan fees........................................       (256,208)      (184,354)
                                                                 -------------  -------------
Loans, net.....................................................  $  83,397,506  $  64,942,883
                                                                 -------------  -------------
                                                                 -------------  -------------

    Transactions in the allowance for loan and lease losses account are summarized as follows:

                                                         1997          1996           1995
                                                     ------------  -------------  ------------
Balance, beginning of year.........................  $    811,552  $     632,271  $    660,851
Provision for losses charged to expense............       410,000      1,045,600       554,002
Loans and leases charged off.......................      (195,521)      (870,442)     (588,764)
Recoveries on loans previously charged off.........        21,514          4,123         6,182
                                                     ------------  -------------  ------------
Balance, end of year...............................  $  1,047,545  $     811,552  $    632,271
                                                     ------------  -------------  ------------
                                                     ------------  -------------  ------------

    At December 31, 1997 and 1996, there were no significant loans that were specifically classified as impaired or on non-accrual status.

    In the ordinary course of business, the Company has granted loans to certain directors and companies with which they are associated. Loans made to such related parties amounted to $100,450 in 1997. Balances outstanding at December 31, 1997 and 1996 were $1,623,478 and $2,793,267, respectively.

4.  PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following at December 31:

                                                                       1997           1996
                                                                  --------------  ------------
Furniture, fixtures and equipment...............................  $    1,583,060  $  1,198,277
Leasehold improvements..........................................         897,323       671,279
                                                                  --------------  ------------
Total cost......................................................       2,480,383     1,869,556
Less accumulated depreciation and amortization..................      (1,015,182)     (732,581)
                                                                  --------------  ------------
Premises and equipment, net.....................................  $    1,465,201  $  1,136,975
                                                                  --------------  ------------
                                                                  --------------  ------------

                            AMERICORP AND SUBSIDIARY

5.  OTHER REAL ESTATE OWNED

    Other real estate owned consisted of the following at December 31:

                                                                           1997        1996
                                                                        ----------  ----------
Foreclosed assets held for sale.......................................  $  123,048  $  127,665
Valuation allowance...................................................                 (36,665)
                                                                        ----------  ----------
Other real estate owned, net..........................................  $  123,048  $   91,000
                                                                        ----------  ----------
                                                                        ----------  ----------

6.  INVESTMENT IN PARTNERSHIPS

    The Company has a 50% limited partner interest in a limited partnership (Ventura Affordable Homes, Ltd.). Affordable Communities, Inc., an unrelated entity, is the general partner. The partnership was formed for the purpose of constructing a low-to-moderate income housing development located in Ventura. The investment is accounted for on the equity method. In 1992, the Company sold a parcel of land to the partnership at its cost of $1,200,000. In exchange, the Company received a second trust deed for $1,200,000. During 1994, the Company contributed the trust deed and an additional $500,000 to the partnership. $257,775 was contributed to the partnership in 1995. The partnership is constructing 151 houses consisting of 5 phases. As of December 31, 1997, 150 houses have been sold and one is in escrow.

    Condensed financial information excerpted from audited financial statements of Ventura Affordable Homes, Ltd. as of December 31, 1997 and for the year then ended is as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
Inventory of unsold homes......................................................    $     168
Other assets...................................................................    $   2,743
Accounts payable and accrued expenses..........................................    $       4
Amounts due partners...........................................................    $      71
Partners' capital..............................................................    $   2,835
Revenue from homebuilding......................................................    $   4,904
Cost of revenue from homebuilding..............................................    $   4,819
Net income.....................................................................    $      51
Company's equity in net income.................................................    $      51

    In January of 1997, a dispute arose between the Bank as limited partner and Affordable Communities, Inc., the general partner, over the amount of management fees claimed to be owed to the general partner by the partnership. In February 1997, the Bank initiated a lawsuit against the general partner because of this dispute. As of the date of this report, the Bank and the general partner have negotiated a complete settlement of the dispute and a request for dismissal has been filed with the court. In connection with the settlement agreement, the partnership is currently being dissolved and the Bank has received a $2,549,515 distribution in full satisfaction of its 50% interest in the partnership.

    The Company has a 50% limited partner interest in a another limited partnership (Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. is the general partner. The partnership was originally formed to construct a low-to-moderate income housing development in Santa Paula, California. Due to various factors, the development of the housing project will not commence. As a result, the partners are in the process of dissolving the Santa Paula Affordable Homes, Ltd. partnership. The partnership's operations to date have not been significant. In connection with the partnership agreement,

                            AMERICORP AND SUBSIDIARY

6.  INVESTMENT IN PARTNERSHIPS (CONTINUED)
the Company had purchased a parcel of land to sell to Santa Paula Affordable Homes, Ltd. The land was purchased in 1988 for $800,000. In December 1996, the Company wrote down the land to estimated fair market value. The write-down amounted to $200,000 and was based upon an estimate of future discounted cash flows. The land was then sold to a 50% owner of Affordable Communities, Inc. for $600,000. The Company financed 100% of the sale of the land.

7.  INCOME TAXES

    The current and deferred amounts of the provision for income taxes are as follows:

                                                            1997          1996         1995
                                                        ------------  ------------  ----------
Current:
Federal...............................................  $    346,224  $    128,227  $  141,576
State.................................................       190,090        70,375     182,284
Utilization of alternative minimum tax credit.........       (45,066)
                                                        ------------  ------------  ----------
                                                             491,248       198,602     323,860
                                                        ------------  ------------  ----------
Deferred:
Federal...............................................      (111,440)     (205,124)    (53,543)
State.................................................       (31,654)      (38,898)    (48,871)
Change in valuation allowance.........................        48,023        82,447       3,871
                                                        ------------  ------------  ----------
                                                             (95,071)     (161,575)    (98,543)
                                                        ------------  ------------  ----------
Provision for income taxes............................  $    396,177  $     37,027  $  225,317
                                                        ------------  ------------  ----------
                                                        ------------  ------------  ----------

    Current state income tax receivable of $5,565 is included in other assets and current federal income tax payable of $226,295 is included in other liabilities in the accompanying consolidated financial statements.

    The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Tax provision at federal statutory rate................................        34%        34%        34%
State franchise tax, net of federal income tax benefit.................          7          9          8
Municipal interest.....................................................        (13)       (95)       (21)
Benefit of deferred deductions, alternative minimum tax credits and
  changes in valuation allowance, net..................................                    70
Other..................................................................         (2)        (3)        (2)
                                                                               ---        ---        ---
Tax provision..........................................................        26%        15%        19%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

                            AMERICORP AND SUBSIDIARY

7. INCOME TAXES (CONTINUED)

    The components of the net deferred tax asset included in other assets in the accompanying consolidated financial statements are as follows at December 31:

                                                                     1997            1996
                                                                --------------  --------------
Deferred tax liability:
  Federal.....................................................  $     (186,257) $     (156,505)
  State.......................................................         (36,663)        (29,493)
Deferred tax asset:
  Federal.....................................................       1,789,800       1,711,803
  State.......................................................         285,127         251,527
Valuation allowance...........................................      (1,181,418)     (1,187,502)
                                                                --------------  --------------
Net deferred tax asset........................................  $      670,589  $      589,830
                                                                --------------  --------------
                                                                --------------  --------------

    The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                     1997            1996
                                                                --------------  --------------
Net unrealized gain/loss on securities available-for-sale.....  $      (52,199) $      (31,837)
Depreciation..................................................         (35,571)         (9,690)
Allowance for loan losses.....................................         273,038         194,844
Deferred compensation.........................................         759,613         717,938
Leases........................................................         (46,032)        (66,115)
AMT credit....................................................         884,131         929,197
Other real estate owned.......................................                           5,697
Postretirement benefits.......................................          48,566          27,782
State timing difference.......................................         (89,118)        (78,356)
Mutual fund...................................................          88,128          66,421
Investment in partnership.....................................          21,451          21,451
Valuation allowance...........................................      (1,181,418)     (1,187,502)
                                                                --------------  --------------
Net deferred tax asset........................................  $      670,589  $      589,830
                                                                --------------  --------------
                                                                --------------  --------------

8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

    Profit Sharing--The Company has a profit sharing and salary deferral 401(k) plan for the benefit of its employees. Under the plan, eligible employees may defer a portion of their salaries. The Company may, at its option, make matching contributions or profit sharing contributions. For 1997, 1996 and 1995, the Company matched 50% of the employees' deferral which amounted to $17,031, $34,212 and $35,876, respectively. No profit sharing contributions were made in 1997, 1996 or 1995. In lieu of a contribution to the profit sharing plan, the Company accrued bonuses to its employees of $305,563 in 1997 and $193,410 in 1995. No bonuses were accrued in 1996.

    Deferred Compensation, Directors and Chief Executive Officers--In May 1997, the Company approved the Directors' Retirement Plan and the Chief Executive Officer's Retirement Plan which restated and amended preexisting retirement plans. The original plans provided for payments upon retirement, death or disability for the benefit of directors and the chief executive officer (now a director) of

                            AMERICORP AND SUBSIDIARY

8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS (CONTINUED) the Company. The preexisting and the restated plans are nonqualified and nonfunded plans. The preexisting plans had been amended several times and as of January 1, 1997 provided for six years of retirement benefits upon retirement. Under the restated plans, each participant upon normal retirement, death, or disability will receive a monthly retirement benefit for 120 months in an amount stipulated in the agreement. Any new participants shall vest 8% per year for services rendered after a three year waiting period has expired. The plans also provide for reduced benefits upon early retirement.

    Deferred Compensation, Senior Officers--The Company has a nonqualified, nonfunded income continuation plan providing for payments upon retirement, death or disability of certain employees. Under the plan, certain employees will receive retirement payments equal to a portion of the last three years' average compensation. The payments are to be made monthly for a period of ten years. The plan also provides for reduced benefits upon early retirement, disability or termination of employment.

    As of December 31, 1997 and 1996, the projected benefit obligation and the net benefit liability of the plans are $1,698,863 and $1,599,281, respectively, and are included in other liabilities in the accompanying consolidated financial statements. Compensation expense relating to the plans was $266,883, $403,397 and $219,250 in 1997, 1996 and 1995, respectively.

    In anticipation of the future obligation of the deferred compensation plans, the Company has invested in life insurance policies which are carried at cash surrender values of $2,254,886 and are included in other assets in the accompanying consolidated financial statements. The Company's intention is to partially fund these plans from the proceeds and investment earnings of the insurance policies and from the profits derived from the limited partnerships' operations (see Note 6).

9. STOCK OPTION PLANS

    The Company has stock option plans which provide for the granting of options to directors and officers to purchase stock at its market value on the date the options are granted. 150,000 shares of common stock have been reserved for the granting of these options. Options granted become exercisable commencing from the date of a grant. For the participants who have been employed by or directors with the Company less than ten years, not more than 20% of the shares granted, plus shares left over from previous years, can be exercised in any one year. For participants who have been employed by or directors with the Company more than ten years, up to 100% can be exercised during the first year, with the percentage decreasing by 20% increments over the next four years. At the end of the fifth year, the options expire.

    In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which was effective as of January 1, 1996, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for proforma footnote purposes with the following assumptions used for grants in all years; dividend yield of 3.16%, risk-

                            AMERICORP AND SUBSIDIARY

9. STOCK OPTION PLANS (CONTINUED)
free interest rates of 5.723% to 6.296% and expected option life of 3.91 years and 4.03 years for 1997 and 1996, respectively. Expected volatility was assumed to be .0429 and .0525 for 1997 and 1996, respectively.

                                                                            WEIGHTED     WEIGHTED
                                                                 NUMBER      AVERAGE      AVERAGE
                                                                   OF       EXERCISE       FAIR
                                                                 SHARES       PRICE        VALUE
                                                               ----------  -----------  -----------
Options outstanding, December 31, 1995.......................     110,579   $   24.43
Granted......................................................       9,800   $   28.50    $    2.62
                                                                                             -----
Exercised....................................................     (14,496)  $   24.31
Canceled.....................................................     (10,949)  $   23.35
                                                               ----------
Options outstanding, December 31, 1996.......................      94,934   $   25.00
Granted......................................................      19,400   $   28.63    $    2.56
                                                                                             -----
                                                                                             -----
Exercised....................................................     (11,765)  $   24.60
Canceled.....................................................      (5,800)  $   25.47
                                                               ----------
Options outstanding, December 31, 1997.......................      96,769   $   25.72
                                                               ----------  -----------
                                                               ----------  -----------

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                         WEIGHTED
                                                           NUMBER         AVERAGE        NUMBER
                                                         OUTSTANDING     REMAINING     EXERCISABLE
RANGE OF EXERCISE PRICES                                 AT 12/31/97       LIFE        AT 12/31/97
-------------------------------------------------------  -----------  ---------------  -----------
$24.50.................................................      67,009            1.5         52,139
$26.50.................................................         560            2.9            280
$28.50.................................................      24,200            4.1          6,800
$29.00.................................................       5,000            4.8          1,000
                                                         -----------                   -----------
                                                             96,769                        60,219
                                                         -----------                   -----------
                                                         -----------                   -----------

    As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact would be as follows:

                                                                          1997         1996
                                                                      ------------  ----------
Net income as reported..............................................  $  1,102,513  $  202,878
Estimated fair value of the year's options grants, net of tax.......       (36,751)    (21,825)
                                                                      ------------  ----------
Net income adjusted.................................................  $  1,065,762  $  181,053
                                                                      ------------  ----------
                                                                      ------------  ----------
Adjusted net income per common share................................  $       1.84  $      .32
                                                                      ------------  ----------
                                                                      ------------  ----------

    This proforma impact only takes into account options granted since January 1, 1996 and is likely to increase future years as additional options are granted and amortized ratably over the vesting period.

                            AMERICORP AND SUBSIDIARY

10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

    Most of the Company's business activity is with customers throughout its primary market area of Ventura County, California. The Company's loan portfolio is well diversified and no significant industry concentrations exist.

    Investments in state and municipal securities involve governmental entities within the State of California. As of December 31, 1997, the Company had $14,849,043 due from a correspondent bank in excess of federal deposit insurance limits.

11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS

    The Company provides health and life insurance benefits to retired employees and directors. Employees may become eligible for benefits if they retire after attaining specified age and service requirements while they worked for the Company. Directors may become eligible after five years regardless of their age at retirement.

    The Company implemented the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") effective January 1, 1996. These benefits are now accrued over the period the employee provides services to the Company. Prior to the change, costs were charged to expense as incurred. The Company elected the delayed recognition treatment of the adoption of SFAS 106. Under this method, the transition obligation will be amortized on a straight line basis over the remaining service period of active plan participants. The Company's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

    The net periodic cost for postretirement health care and life insurance benefits includes the following:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Service cost.................................................  $  22,846  $  19,754  $  18,339
Interest cost................................................     13,711     15,165     15,477
Amortization of unrecognized transition obligation...........      9,792      9,697      9,104
                                                               ---------  ---------  ---------
Total........................................................  $  46,349  $  44,616  $  42,920
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                            AMERICORP AND SUBSIDIARY

11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS (CONTINUED)
    Summary information on the Company's plans is as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Accumulated postretirement benefit obligation:
  Retirees.......................................................   $    3,647    $    8,205
  Fully eligible, active employees...............................       63,179        69,637
  Other active plan participants.................................      122,296        94,250
                                                                   ------------  ------------
  Total..........................................................      189,122       172,092
Fair value of plan assets........................................            0             0
                                                                   ------------  ------------
Unfunded accrued postretirement benefits obligation..............      189,122       172,092
Unrecognized net gain............................................       18,417        18,954
Unrecognized net transition obligation...........................     (154,765)     (163,869)
                                                                   ------------  ------------
Accrued postretirement benefit cost..............................   $   52,774    $   27,177
                                                                   ------------  ------------
                                                                   ------------  ------------

    The assumed discount rate and the assumed rate of increase in compensation levels are 7.25% and 7.25%, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% declining to 4.75% in 10 years. If the health care cost trend rate assumptions were increased by 1%, the accrued postretirement benefit cost, as of December 31, 1997, would be increased by approximately $22,732.

12. REGULATORY MATTERS

    Capital requirements--The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgements by the regulators about components, risk weighting, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined by the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, total risk-based ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.

                            AMERICORP AND SUBSIDIARY

12. REGULATORY MATTERS (CONTINUED)
    As of December 31, 1997 (in thousands):

                                                           REQUIRED             ACTUAL
                                                        AMOUNT (RATIO)      AMOUNT (RATIO)
                                                       -----------------  -------------------
Tier 1 Capital (to Average Assets)...................  $5,340 (4.00%)     $11,044 (8.27%)
Tier 1 Capital (to Risk Weighted Assets).............  $4,396 (4.00%)     $11,044 (10.05%)
Total Capital (to Risk Weighted Assets)..............  $8,793 (8.00%)     $12,072 (10.98%)

    As of December 31, 1996 (in thousands):

                                                           REQUIRED             ACTUAL
                                                        AMOUNT (RATIO)      AMOUNT (RATIO)
                                                       -----------------  -------------------
Tier 1 Capital (to Average Assets)...................  $5,044 (4.00%)     $10,142 (8.04%)
Tier 1 Capital (to Risk Weighted Assets).............  $3,519 (4.00%)     $10,142 (11.53%)
Total Capital (to Risk Weighted Assets)..............  $7,038 (8.00%)     $10,930 (12.42%)

13. COMMITMENTS AND CONTINGENCIES

    At December 31, 1997, the Company was obligated under operating leases requiring annual rentals as follows:

1998............................................................  $ 419,532
1999............................................................    419,532
2000............................................................    419,532
2001............................................................    419,532
2002............................................................    191,430
                                                                  ---------
Total...........................................................  $1,869,558
                                                                  ---------
                                                                  ---------

    Rental expense was $430,467, $367,376 and $376,426 in 1997, 1996 and 1995,
respectively.

    At December 31, 1997, the Company had unused lines of credit with two banks. The lines total $4,700,000, have variable interest rates based on the lending bank's daily Federal funds rates, and are due on demand. The lines of credit are unsecured.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 1997, the Company had commitments to extend credit of $25,014,995 and obligations under standby letters of credit of $125,715.

                            AMERICORP AND SUBSIDIARY

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

    The Company uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and real estate.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures About Fair Value of Financial Instruments" requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

    Fair value estimates made as of December 31, 1997 are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

    These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS--The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values.

    SECURITIES--Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

    LOANS--The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

    ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE--The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

                            AMERICORP AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    DEPOSIT LIABILITIES--The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings, and money market deposits, was, by definition, equal to the amount payable on demand as of December 31, 1997. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.

    The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1997:

                                                                  CARRYING       ESTIMATED
                                                                   AMOUNT        FAIR VALUE
                                                               --------------  --------------
Financial assets:
  Cash and due from banks....................................  $   11,461,522  $   11,461,522
  Federal funds sold.........................................  $    5,900,000  $    5,900,000
  Securities.................................................  $   25,112,659  $   25,256,475
  Loans, net of allowance for loan losses....................  $   83,397,506  $   83,278,952
  Accrued interest receivable................................  $      855,551  $      855,551
Financial liabilities:
  Deposits...................................................  $  119,967,503  $  120,013,526
  Accrued interest payable...................................  $      394,234  $      394,234

    At December 31, 1997, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value (see Note 14).

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the discounted value of fee revenues generated by the mortgage banking operation nor is the value of deferred tax assets or premises and equipment considered.

                            AMERICORP AND SUBSIDIARY

16. PARENT COMPANY INFORMATION

    The following are condensed financial statements of Americorp (parent company only) as of and for the year ended December 31, 1997:

BALANCE SHEET
                                          ASSETS:

Cash.................................................................             $    2,689
Other assets.........................................................                130,871
Investment in and advances to the Bank...............................             11,340,617
                                                                                  ----------
TOTAL ASSETS.........................................................             $11,474,177
                                                                                  ----------
                                                                                  ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY:

Liabilities..........................................................             $  122,959
Stockholders' equity.................................................             11,351,218
                                                                                  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................             $11,474,177
                                                                                  ----------
                                                                                  ----------
STATEMENT OF INCOME
Equity in earnings of the Bank.......................................             $1,122,622
Other................................................................                (20,109)
                                                                                  ----------
NET INCOME...........................................................             $1,102,513
                                                                                  ----------
                                                                                  ----------

STATEMENT OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................             $1,102,513
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Undistributed earnings of the Bank.................   (846,831)
  Increase in dividend receivable to the Bank........     (3,637)
  Decrease in accrued liabilities....................      2,069    (848,399)
                                                       ---------  ----------
Net cash provided by operating activities............                254,114
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock...............    289,443
Retirement of common stock...........................    (57,391)
Dividends paid.......................................   (486,552)   (254,500)
                                                                  ----------
                                                                  ----------
Net cash used for financing activities...............               (254,500)
                                                                  ----------
                                                                  ----------
DECREASE IN CASH.....................................                   (386)
CASH AT BEGINNING OF YEAR............................                  3,075
                                                                  ----------
CASH AT END OF YEAR..................................             $    2,689
                                                                  ----------
                                                                  ----------

17. SUBSEQUENT EVENT

    On July 7, 1998, the Company and Channel Islands Bank ("CIB") signed a definitive merger agreement. The agreement calls for each share of CIB common stock to be converted into Americorp

                            AMERICORP AND SUBSIDIARY

17. SUBSEQUENT EVENT (CONTINUED)
common stock in accordance with the exchange ratio set forth in the agreement. Consummation of the merger is expected to occur during the last quarter of 1998, and is subject to various conditions, including, but not limited to, approval by the stockholders of the Company and CIB.

    It is expected that the merger will be accounted for under the pooling of interests method and, accordingly, historical financial data in future reports will be restated to include CIB data.

    The following unaudited pro forma data summarized the combined results of operations of the Company and CIB as though the merger had occurred at the beginning of 1995 (dollars in thousands, except per share amounts):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Interest income..............................................  $  16,575  $  15,120  $  13,757
Interest expense.............................................  $   4,626  $   4,593  $   3,852
Provision for loan losses....................................  $     780  $   1,743  $     496
Non-interest income..........................................  $   2,719  $   1,955  $   2,107
Non-interest expense.........................................  $  11,013  $   9,938  $   9,313
Net income...................................................  $   1,903  $     529  $   1,545
Net income per share--basic..................................  $    2.11  $     .59  $    1.74
Net income per share--diluted................................  $    1.87  $     .53  $    1.52
                                                               ---------  ---------  ---------

                            AMERICORP AND SUBSIDIARY

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 1998 AND 1997

                                                                          NOTES         1998            1997
                                                                        ---------  --------------  --------------
                                                     ASSETS
Cash and due from banks...............................................             $   19,417,380  $   13,522,615
Federal funds sold....................................................                  8,200,000       2,400,000
Securities............................................................        1,2      23,316,635      29,366,610
Loans, net............................................................        1,3      83,074,430      73,113,554
Accrued interest receivable...........................................                    746,302         905,689
Premises and equipment, net...........................................        1,4       1,342,554       1,218,519
Other real estate owned...............................................        1,5                          91,000
Investment in partnerships............................................          6                       2,498,943
Other assets..........................................................        7,8       3,726,588       3,526,062
                                                                                   --------------  --------------
TOTAL ASSETS..........................................................             $  139,823,889  $  126,642,992
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Noninterest-bearing demand............................................             $   37,741,076  $   31,528,283
Interest-bearing demand...............................................                 40,521,408      39,454,140
Savings...............................................................                 11,855,170      11,553,557
Time, under $100,000..................................................                 20,831,324      18,107,667
Time, $100,000 and over...............................................                 14,025,743      13,038,528
                                                                                   --------------  --------------
Total deposits........................................................                124,974,721     113,682,175
Accrued interest payable..............................................                    448,915         196,488
Other liabilities.....................................................        1,8       2,499,592       2,046,428
                                                                                   --------------  --------------
Total liabilities.....................................................                127,923,228     115,925,091
                                                                                   --------------  --------------
STOCKHOLDERS' EQUITY:.................................................     1,9,12
Common stock--$1 par value; 2,500,000 shares authorized...............                    594,518         575,665
Surplus...............................................................                  2,395,664       1,913,280
Retained earnings.....................................................                  8,812,789       8,201,876
Net unrealized gain on securities available-for-sale, net of deferred
  income taxes........................................................                     97,690          27,080
                                                                                   --------------  --------------
Total stockholders' equity............................................                 11,900,661      10,717,901
                                                                                   --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................             $  139,823,889  $  126,642,992
                                                                                   --------------  --------------
                                                                                   --------------  --------------

           See Notes to Unaudited Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                                                                NOTES        1998          1997
                                                                              ---------  ------------  ------------
INTEREST INCOME:
Interest and fees on loans..................................................             $  4,363,187  $  3,663,809
Interest on Federal funds sold..............................................                  183,519        85,659
Interest on securities:
  U.S. agency securities....................................................                  116,632       202,759
  State, county, and municipal securities...................................                  311,561       352,722
  Mortgage-backed securities................................................                  199,011       275,059
  Mutual funds..............................................................                   57,700       114,142
  Other.....................................................................                    6,540         6,706
                                                                                         ------------  ------------
Total interest income.......................................................                5,238,150     4,700,856
                                                                                         ------------  ------------
INTEREST EXPENSE ON DEPOSITS................................................                1,427,133     1,337,786
                                                                                         ------------  ------------
NET INTEREST INCOME.........................................................                3,811,017     3,363,070
PROVISION FOR LOAN AND LEASE LOSSES.........................................          3       265,000       260,000
                                                                                         ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...............                3,546,017     3,103,070
                                                                                         ------------  ------------
OTHER OPERATING INCOME:
Service charges on deposit accounts.........................................                  340,675       345,323
Other service charges and fees..............................................                  330,269       239,541
Gain (loss) on securities...................................................          2           977        22,214
                                                                                         ------------  ------------
Total other operating income................................................                  671,921       607,078
                                                                                         ------------  ------------
OTHER EXPENSE:
Salaries and employee benefits..............................................          8     1,726,036     1,508,034
Net occupancy expense.......................................................                  363,688       276,670
Furniture and equipment expense.............................................                  177,427       147,169
Data processing expense.....................................................                  192,876       175,603
Other operating expense.....................................................                  989,732       880,746
                                                                                         ------------  ------------
Total other expense.........................................................                3,449,759     2,988,222
                                                                                         ------------  ------------
INCOME BEFORE INCOME TAXES..................................................                  768,179       721,926
PROVISION FOR INCOME TAXES..................................................          7       206,775       211,232
                                                                                         ------------  ------------
NET INCOME..................................................................             $    561,404  $    510,694
                                                                                         ------------  ------------
                                                                                         ------------  ------------
EARNINGS PER COMMON SHARE...................................................          1  $        .95  $        .89
                                                                                         ------------  ------------
                                                                                         ------------  ------------
EARNINGS PER COMMON SHARE--ASSUMING DILUTION................................          1  $        .84  $        .77
                                                                                         ------------  ------------
                                                                                         ------------  ------------

           See Notes to Unaudited Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

           UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                                                                                    NET UNREALIZED
                                                    COMMON STOCK                                    GAIN (LOSS) ON
                                               -----------------------                                SECURITIES
                                                NUMBER OF                               RETAINED      AVAILABLE-
                                                 SHARES       AMOUNT      SURPLUS       EARNINGS       FOR-SALE
                                               -----------  ----------  ------------  ------------  --------------
BALANCE, JANUARY 1, 1997.....................     575,665   $  575,665  $  1,913,280  $  7,932,965    $   50,173
NET INCOME...................................                                              510,694
DIVIDENDS ($.42 per share)...................                                             (241,783)
NET CHANGE IN UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE-FOR-SALE, NET OF
  TAXES......................................                                                            (23,093)
                                               -----------  ----------  ------------  ------------  --------------
BALANCE, JUNE 30, 1997.......................     575,665   $  575,665  $  1,913,280  $  8,201,876    $   27,080
                                               -----------  ----------  ------------  ------------  --------------
                                               -----------  ----------  ------------  ------------  --------------
BALANCE, JANUARY 1, 1998.....................     585,518   $  585,518  $  2,184,164  $  8,500,241    $   81,295
ISSUANCE OF STOCK............................       9,000        9,000       211,500
NET INCOME...................................                                              561,404
DIVIDENDS ($.42 per share)...................                                             (248,856)
NET CHANGE IN UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE-FOR-SALE, NET OF
  TAXES......................................                                                             16,395
                                               -----------  ----------  ------------  ------------  --------------
BALANCE, JUNE 30, 1998.......................     594,518   $  594,518  $  2,395,664  $  8,812,789    $   97,690
                                               -----------  ----------  ------------  ------------  --------------
                                               -----------  ----------  ------------  ------------  --------------

           See Notes to Unaudited Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                                                                           1998          1997
                                                                                       ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................................................  $    561,404  $    510,694
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan and lease losses................................................       265,000       260,000
  Depreciation and amortization......................................................       174,116       125,583
  Amortization of premium, net of accretion of discount..............................         8,460        55,504
  Benefit for deferred income taxes..................................................       (52,477)      (45,468)
  Loss on sale of other real estate owned............................................        13,112
  Loss on disposition of premises and equipment......................................         1,888
  Net gain on securities available-for-sale..........................................          (921)      (22,214)
  Net gain on securities held-to-maturity............................................           (56)
  Decrease (increase) in interest receivable.........................................       109,249      (202,394)
  Increase in other assets...........................................................      (334,740)     (364,531)
  Increase (decrease) in interest payable............................................        54,681      (312,696)
  Increase in other liabilities......................................................           634       231,845
                                                                                       ------------  ------------
Net cash provided by operating activities............................................       800,350       236,323
                                                                                       ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held-to-maturity.............................................                  (1,038,559)
Purchases of securities available-for-sale...........................................    (1,501,658)   (1,000,000)
Proceeds from maturities, calls and sales of securities held-to-maturity.............     1,533,961     1,361,160
Proceeds from maturities, calls and sales of securities available-for-sale...........     1,780,173     3,503,032
Net (increase) decrease in loans.....................................................        58,076    (8,430,671)
Proceeds from the sale of premises and equipment.....................................         2,100
Purchases of premises and equipment..................................................       (55,457)     (207,127)
Proceeds from the sale of other real estate owned....................................       109,936
Distribution from partnership........................................................     2,549,515       400,000
                                                                                       ------------  ------------
Net cash provided by (used for) investing activities.................................     4,476,646    (5,412,165)
                                                                                       ------------  ------------

                            AMERICORP AND SUBSIDIARY

          UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONCLUDED)

             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits................................................      5,007,218       (601,918)
Proceeds from issuance of common stock.............................................        220,500
Dividends paid.....................................................................       (248,856)      (241,783)
                                                                                     -------------  -------------
Net cash provided by (used for) financing activities...............................      4,978,862       (843,701)
                                                                                     -------------  -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................................     10,255,858     (6,019,543)
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................................     17,361,522     21,942,158
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................................  $  27,617,380  $  15,922,615
                                                                                     -------------  -------------
                                                                                     -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--Cash paid during the period for:
Interest...........................................................................  $   1,372,452  $   1,650,482
Income taxes.......................................................................  $     462,585  $      23,000
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES--Total change in unrealized
  gain/loss on securities available-for-sale.......................................  $     (23,933) $      33,713

           See Notes to Unaudited Consolidated Financial Statements.

                            AMERICORP AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of Americorp and subsidiary (the "Company") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

    BASIS OF PRESENTATION--The consolidated financial statements include Americorp and its wholly owned subsidiary, American Commercial Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation allowance for deferred tax assets.

    In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near future.

    In connection with the determination of the valuation allowance for deferred tax assets, management considers whether it is more likely than not that all or part of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near future for changes in certain assumptions or estimates used to calculate future taxable income.

    SECURITIES--The Company classifies its investment securities into three categories as follows:

    Trading Securities--Securities held principally for resale in the near future are classified as trading securities and recorded at their fair values. The Company holds no securities that are classified as trading securities.

    SECURITIES HELD-TO-MATURITY--Securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, increased by the accretion of discounts and decreased by the amortization of premiums. Discount is accreted and premium is amortized over the period to maturity of the related security.

    SECURITIES AVAILABLE-FOR-SALE--Securities available-for-sale consist of investment securities not classified as trading securities nor as securities held-to-maturity. Securities available-for-sale are recorded at their fair market values. Unrealized holding gains and losses, net of tax, are reported as a net amount in a

                            AMERICORP AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) separate component of equity until realized. Gains and losses are determined using the specific identification method. The accretion of discounts and the amortization of premiums are recognized in interest income using the interest method over the period to maturity.

    LOANS--Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

    Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

    Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

    The allowance for loan and lease losses is increased by provisions for loan and lease losses which are included in the accompanying statements of income. Losses are charged against the allowance for loan and lease losses when management determines the collectibility of the principal is unlikely. Recoveries on loans and leases previously charged off are credited to the allowance. Management's determination of the allowance is based on periodic evaluations of the loan and lease portfolio which take into consideration such factors as changes in the growth, size and composition of the loan and lease portfolio, overall portfolio quality, prior loan and lease loss experience, review of specific loans and leases, collateral, guarantees and current economic conditions.

    DIRECT FINANCING LEASES--Income from direct financing leases is recorded over the life of the lease under the financing method of accounting. The investment includes the sum of aggregate rentals receivable and the estimated residual value of leased equipment less deferred income.

    PREMISES AND EQUIPMENT--Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally charged to income over the estimated useful lives of the assets by use of the straight-line method. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of improvements, whichever is shorter.

    Estimated useful lives are as follows:

                                                                     3 to 10
Furniture, fixtures and equipment.............................         years
                                                                     5 to 15
Leasehold improvements........................................         years

    OTHER REAL ESTATE OWNED--Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the outstanding loan balance at the time of foreclosure or appraised value. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expenses.

    ADVERTISING COSTS--The Company expenses the costs of advertising when incurred.

                            AMERICORP AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

    EARNINGS PER SHARE--Earnings per common share are based on the weighted average number of common shares outstanding. Earnings per common share-assuming dilution are based on the weighted average number of common and equivalent shares outstanding. The average number of common shares outstanding and common equivalent shares outstanding for the period ended June 30, 1998 were 590,015 and 666,615, respectively. The average number of common shares outstanding and common equivalent shares outstanding for the period ended June 30, 1997 were 575,665 and 663,966, respectively. Common equivalent shares consist of the dilutive effect of stock options using the treasury stock method.

    STATEMENT OF CASH FLOWS--For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

2. SECURITIES

    Debt securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at June 30, 1998 and 1997 follows.

    Securities held-to-maturity:

                                             1998                                              1997
                       ------------------------------------------------  ------------------------------------------------
                                      GROSS        GROSS     ESTIMATED                  GROSS        GROSS     ESTIMATED
                       AMORTIZED   UNREALIZED   UNREALIZED     MARKET    AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                          COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
U.S. agency
  securities.........  $3,745,143   $   9,528    $  (8,343)  $3,746,328  $6,747,085   $  64,473    $ (57,964)  $6,753,594
State, county and
  municipal
  securities.........   4,895,013     191,728       (4,766)   5,081,975   4,907,498     163,091      (25,526)   5,045,063
Mortgage-backed
  securities.........   2,307,298       1,863      (10,239)   2,298,922   3,503,020       7,181      (56,618)   3,453,583
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
Totals...............  $10,947,454  $ 203,119    $ (23,348)  $11,127,225 $15,157,603  $ 234,745    $(140,108)  $15,252,240
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------

    Securities available-for-sale:

                                             1998                                              1997
                       ------------------------------------------------  ------------------------------------------------
                                      GROSS        GROSS     ESTIMATED                  GROSS        GROSS     ESTIMATED
                       AMORTIZED   UNREALIZED   UNREALIZED     MARKET    AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                          COST        GAINS       LOSSES       VALUE        COST        GAINS       LOSSES       VALUE
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
State, county and
  municipal
  securities.........  $5,364,536   $ 201,431                $5,565,967  $7,124,393   $ 282,000    $  (1,022)  $7,405,371
Mortgage-backed
  securities.........   4,091,845      16,214    $ (13,835)   4,094,224   4,193,210      13,348      (51,492)   4,155,066
Mutual funds.........   2,770,187                  (61,197)   2,708,990   2,852,740                 (204,170)   2,648,570
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
Totals...............  $12,226,568  $ 217,645    $ (75,032)  $12,369,181 $14,170,343  $ 295,348    $(256,684)  $14,209,007
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------
                       ----------  -----------  -----------  ----------  ----------  -----------  -----------  ----------

                            AMERICORP AND SUBSIDIARY

2. SECURITIES (CONTINUED)
    The scheduled maturities of securities held-to-maturity and available-for-sale at June 30, 1998 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               SECURITIES                    SECURITIES
                                                            HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                                      ----------------------------  ----------------------------
                                                                       ESTIMATED                     ESTIMATED
                                                        AMORTIZED       MARKET        AMORTIZED       MARKET
                                                          COST           VALUE          COST           VALUE
                                                      -------------  -------------  -------------  -------------
Due in one year or less.............................  $   2,757,144  $   2,762,344  $     725,959  $     729,091
Due after one year through five years...............      2,082,277      2,080,500      2,583,807      2,675,170
Due after five years through ten years..............      2,717,255      2,860,100      1,616,789      1,704,470
Due after ten years.................................      1,083,480      1,125,359        437,981        457,236
Mortgage-backed securities..........................      2,307,298      2,298,922      4,091,845      4,094,224
Mutual funds........................................                                    2,770,187      2,708,990
                                                      -------------  -------------  -------------  -------------
Totals..............................................  $  10,947,454  $  11,127,225  $  12,226,568  $  12,369,181
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

    Proceeds from calls of securities held-to-maturity during the period ended June 30, 1998 were $755,150 for a gross gain of $56.

    Proceeds from sales and calls of securities available-for-sale during the periods ended June 30, 1998 and 1997 were $1,169,412 and $2,788,845, respectively. Gross gains of $921 and $22,214 were realized on those sales and calls for the periods ended June 30, 1998 and 1997, respectively.

    Securities carried at approximately $1,532,328 and $1,532,740 at June 30, 1998 and 1997, respectively, were pledged to secure public funds on deposit, as required by law.

3. LOANS

    Loans consisted of the following at June 30:

                                                                     1998           1997
                                                                 -------------  -------------
Commercial.....................................................  $  31,016,996  $  27,438,195
Real estate....................................................     35,613,745     22,045,963
Equity lines...................................................      9,204,355     11,883,647
Installment....................................................      7,597,013     10,515,317
Leases receivable..............................................        855,425      2,263,546
Credit card loans..............................................        176,973        121,009
Overdrafts.....................................................         20,331         11,931
                                                                 -------------  -------------
Total loans....................................................     84,484,838     74,279,608
Less allowance for loan and lease losses.......................     (1,131,081)      (937,896)
Less deferred loan fees........................................       (279,327)      (228,158)
                                                                 -------------  -------------
Loans, net.....................................................  $  83,074,430  $  73,113,554
                                                                 -------------  -------------
                                                                 -------------  -------------

                            AMERICORP AND SUBSIDIARY

3. LOANS (CONTINUED)
    Transactions in the allowance for loan and lease losses account are summarized as follows:

                                                                         1998         1997
                                                                     ------------  -----------
Balance, beginning of period.......................................  $  1,047,545  $   811,552
Provision for losses charged to expense............................       265,000      260,000
Loans and leases charged off.......................................      (189,622)    (139,616)
Recoveries on loans previously charged off.........................         8,158        5,960
                                                                     ------------  -----------
Balance, end of period.............................................  $  1,131,081  $   937,896
                                                                     ------------  -----------
                                                                     ------------  -----------

    At June 30, 1998 and 1997, there were no significant loans that were specifically classified as impaired or on non-accrual status.

    In the ordinary course of business, the Company has granted loans to certain directors and companies with which they are associated. Loans made to such related parties amounted to $103,673 during the period ended June 30, 1998. Balances outstanding at June 30, 1998 and 1997 were $1,283,231 and $2,752,484, respectively.

4. PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following at June 30:

                                                                       1998          1997
                                                                   ------------  ------------
Furniture, fixtures and equipment................................  $  1,608,061  $  1,400,252
Leasehold improvements...........................................       901,815       676,431
                                                                   ------------  ------------
Total cost.......................................................     2,509,876     2,076,683
Less accumulated depreciation and amortization...................    (1,167,322)     (858,164)
                                                                   ------------  ------------
Premises and equipment, net......................................  $  1,342,554  $  1,218,519
                                                                   ------------  ------------
                                                                   ------------  ------------

5. OTHER REAL ESTATE OWNED

    Other real estate owned consisted of the following at June 30, 1997:

Foreclosed assets held for sale....................................  $  91,000
Valuation allowance................................................
                                                                     ---------
Other real estate owned, net.......................................  $  91,000
                                                                     ---------
                                                                     ---------

6. INVESTMENT IN PARTNERSHIPS

    The Company has a 50% limited partner interest in a limited partnership (Ventura Affordable Homes, Ltd.). Affordable Communities, Inc., an unrelated entity, is the general partner. The partnership was formed for the purpose of constructing a low-to-moderate income housing development located in Ventura. The investment is accounted for on the equity method. In 1992, the Company sold a parcel of land to the partnership at its cost of $1,200,000. In exchange, the Company received a second trust deed for

                            AMERICORP AND SUBSIDIARY

6. INVESTMENT IN PARTNERSHIPS (CONTINUED)
$1,200,000. During 1994, the Company contributed the trust deed and an additional $500,000 to the partnership. $257,775 was contributed to the partnership in 1995. The partnership is constructing 151 houses consisting of 5 phases. As of December 31, 1997, 150 houses have been sold and one is in escrow.

    Condensed financial information excerpted from audited financial statements of Ventura Affordable Homes, Ltd. as of December 31, 1997 and for the year then ended is as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
                                                                                 -------------
Inventory of unsold homes......................................................    $     168
Other assets...................................................................    $   2,743
Accounts payable and accrued expenses..........................................    $       4
Amounts due partners...........................................................    $      71
Partners' capital..............................................................    $   2,835
Revenue from homebuilding......................................................    $   4,904
Cost of revenue from homebuilding..............................................    $   4,819
Net income.....................................................................    $      51
Company's equity in net income.................................................    $      51

    In January of 1997, a dispute arose between the Bank as limited partner and Affordable Communities, Inc., the general partner, over the amount of management fees claimed to be owed to the general partner by the partnership. In February 1997, the Bank initiated a lawsuit against the general partner because of this dispute. As of the date of this report, the Bank and the general partner have negotiated a complete settlement of the dispute and a request for dismissal has been filed with the court. In connection with the settlement agreement, the partnership is currently being dissolved and the Bank has received a $2,549,515 distribution in full satisfaction of its 50% interest in the partnership.

    The Company has a 50% limited partner interest in a another limited partnership (Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. is the general partner. The partnership was originally formed to construct a low-to-moderate income housing development in Santa Paula, California. Due to various factors, the development of the housing project will not commence. As a result, the partners are in the process of dissolving the Santa Paula Affordable Homes, Ltd. partnership. The partnership's operations to date have not been significant. In connection with the partnership agreement, the Company had purchased a parcel of land to sell to Santa Paula Affordable Homes, Ltd The land was purchased in 1988 for $800,000. In December 1996, the Company wrote down the land to estimated fair market value. The write-down amounted to $200,000 and was based upon an estimate of future discounted cash flows. The land was then sold to a 50% owner of Affordable Communities, Inc. for $600,000. The Company financed 100% of the sale of the land. In connection with the aforementioned settlement agreement with Affordable Communities, Inc., this partnership is also currently being dissolved.

                            AMERICORP AND SUBSIDIARY

7. INCOME TAXES

    The current and deferred amounts of the provision for income taxes are as follows at June 30:

                                                                           1998        1997
                                                                        ----------  ----------
Current:
Federal...............................................................  $  179,429  $  181,301
State.................................................................     109,838     100,161
Utilization of alternative minimum tax credit.........................     (30,015)    (24,762)
                                                                        ----------  ----------
                                                                           259,252     256,700
                                                                        ----------  ----------
Deferred:
Federal...............................................................     (62,617)    (68,058)
State.................................................................     (22,404)    (15,567)
Change in valuation allowance.........................................      32,544      38,157
                                                                        ----------  ----------
                                                                           (52,477)    (45,468)
                                                                        ----------  ----------
Provision for income taxes............................................  $  206,775  $  211,232
                                                                        ----------  ----------
                                                                        ----------  ----------

    Current Federal and state income tax payables of $106,676 and $6,506, respectively, are included in other liabilities in the accompanying consolidated financial statements as of June 30, 1998.

    The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

                                                                                   1998       1997
                                                                                 ---------  ---------
Tax provision at federal statutory rate........................................         34%        34%
State franchise tax, net of federal income tax benefit.........................          8          8
Municipal interest.............................................................        (12)       (14)
Benefit of deferred deductions, alternative minimum tax credits and changes in
  valuation allowance, net.....................................................          0          2
Other..........................................................................         (3)        (1)
                                                                                       ---        ---
Tax provision..................................................................         27%        29%
                                                                                       ---        ---
                                                                                       ---        ---

    The components of the net deferred tax asset included in other assets in the accompanying consolidated financial statements are as follows at June 30:

                                                                       1998          1997
                                                                   ------------  ------------
Deferred tax liability:
Federal..........................................................  $   (186,670) $   (147,877)
State............................................................       (35,478)      (27,062)
Deferred tax asset:
Federal..........................................................     1,815,039     1,754,051
State............................................................       303,595       268,542
Valuation allowance..............................................    (1,180,960)   (1,201,735)
                                                                   ------------  ------------
Net deferred tax asset...........................................  $    715,526  $    645,919
                                                                   ------------  ------------
                                                                   ------------  ------------

                            AMERICORP AND SUBSIDIARY

7. INCOME TAXES (CONTINUED)
    The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                       1998          1997
                                                                   ------------  ------------
Net unrealized gain/loss on securities available-for-sale........  $    (62,725) $    (12,453)
Depreciation.....................................................       (25,328)      (27,716)
Allowance for loan losses........................................       328,423       245,695
Deferred compensation............................................       764,366       746,103
Leases...........................................................       (37,360)      (51,121)
AMT credit.......................................................       865,609       912,586
Other real estate owned..........................................                       5,697
Postretirement benefits..........................................        57,188        37,348
State timing difference..........................................       (96,736)      (83,649)
Mutual fund......................................................       103,049        66,421
Investment in partnership........................................                       8,743
Valuation allowance..............................................    (1,180,960)   (1,201,735)
                                                                   ------------  ------------
Net deferred tax asset...........................................  $    715,526  $    645,919
                                                                   ------------  ------------
                                                                   ------------  ------------

8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

    PROFIT SHARING--The Company has a profit sharing and salary deferral 401(k) plan for the benefit of its employees. Under the plan, eligible temployees may defer a portion of their salaries. The Company may, at its option, make matching contributions or profit sharing contributions. For the periods ended June 30, 1998 and 1997, the Company matched 50% of the employees' deferral which amounted to $44,246 and $7,960, respectively. No profit sharing contributions were made for the periods ended June 30, 1998 and 1997.

    DEFERRED COMPENSATION, DIRECTORS AND CHIEF EXECUTIVE OFFICERS--In May 1997, the Company approved the Directors' Retirement Plan and the Chief Executive Officer's Retirement Plan which restated and amended preexisting retirement plans. The original plans provided for payments upon retirement, death or disability for the benefit of directors and the chief executive officer (now a director) of the Company. The preexisting and the restated plans are nonqualified and nonfunded plans. The preexisting plans had been amended several times and as of January 1, 1997 provided for six years of retirement benefits upon retirement. Under the restated plans, each participant upon normal retirement, death, or disability will receive a monthly retirement benefit for 120 months in an amount stipulated in the agreement. Any new participants shall vest 8% per year for services rendered after a three year waiting period has expired. The plans also provide for reduced benefits upon early retirement.

    DEFERRED COMPENSATION, SENIOR OFFICERS--The Company has a nonqualified, nonfunded income continuation plan providing for payments upon retirement, death or disability of certain employees. Under the plan, certain employees will receive retirement payments equal to a portion of the last three years' average compensation. The payments are to be made monthly for a period of ten years. The plan also provides for reduced benefits upon early retirement, disability or termination of employment.

    As of December 31, 1997 and 1996, the projected benefit obligation and the net benefit liability of the plans are $1,698,863 and $1,599,281, respectively, and are included in other liabilities in the accompanying

                            AMERICORP AND SUBSIDIARY

8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS (CONTINUED) consolidated financial statements. Compensation expense relating to the plans was $115,437 and $141,500 for the periods ended June 30, 1998 and 1997, respectively.

    In anticipation of the future obligation of the deferred compensation plans, the Company has invested in life insurance policies which are carried at cash surrender values of $2,254,886 and are included in other assets in the accompanying consolidated financial statements. The Company's intention is to partially fund these plans from the proceeds and investment earnings of the insurance policies and from the profits derived from the limited partnerships' operations (see Note 6).

9. STOCK OPTION PLANS

    The Company has stock option plans which provide for the granting of options to directors and officers to purchase stock at its market value on the date the options are granted. 150,000 shares of common stock have been reserved for the granting of these options. Options granted become exercisable commencing from the date of a grant. For the participants who have been employed by or directors with the Company less than ten years, not more than 20% of the shares granted, plus shares left over from previous years, can be exercised in any one year. For participants who have been employed by or directors with the Company more than ten years, up to 100% can be exercised during the first year, with the percentage decreasing by 20% increments over the next four years. At the end of the fifth year, the options expire.

    In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which was effective as of January 1, 1996, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for pro forma footnote purposes. This information is not available as of June 30, 1998 and 1997. However, the weighted average fair value of annual option grants as of December 31, 1997 and 1996 was $2.56 and $2.62, respectively.

                                                                                      WEIGHTED
                                                                           NUMBER      AVERAGE
                                                                             OF       EXERCISE
                                                                           SHARES       PRICE
                                                                          ---------  -----------
Options outstanding, January 1, 1997....................................     94,934   $   25.00
Granted.................................................................     10,200   $   28.50
Exercised...............................................................          0
Canceled................................................................     (4,200)  $   25.64
                                                                          ---------
Options outstanding, June 30, 1997......................................    100,934   $   25.32
                                                                          ---------
                                                                          ---------
Options outstanding, January 1, 1998....................................     96,769   $   25.74
Granted.................................................................      2,000   $   31.50
Exercised...............................................................     (9,000)  $   24.50
Canceled................................................................     (1,200)  $   28.50
                                                                          ---------
Options outstanding, June 30, 1998......................................     88,569   $   25.96
                                                                          ---------
                                                                          ---------

                            AMERICORP AND SUBSIDIARY

9. STOCK OPTION PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at June 30, 1998:

                                                                         WEIGHTED
RANGE OF                                                   NUMBER         AVERAGE        NUMBER
EXERCISE                                                 OUTSTANDING     REMAINING     EXERCISABLE
PRICES                                                   AT 6/30/98        LIFE        AT 6/30/98
-------------------------------------------------------  -----------  ---------------  -----------
$24.50.................................................      58,009            1.0         46,139
$26.50.................................................         560            2.4            280
$28.50.................................................      23,000            3.6          8,820
$29.00.................................................       5,000            4.3          1,000
$31.50.................................................       2,000            4.7            400
                                                         -----------                   -----------
                                                             88,569                        56,639
                                                         -----------                   -----------
                                                         -----------                   -----------

    As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans for the periods ended June 30, 1998 and 1997.

                            AMERICORP AND SUBSIDIARY

10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

    Most of the Company's business activity is with customers throughout its primary market area of Ventura County, California. The Company's loan portfolio is well diversified and no significant industry concentrations exist.

    Investments in state and municipal securities involve governmental entities within the State of California. As of June 30, 1998, the Company had $20,228,503 due from a correspondent bank in excess of federal deposit insurance limits.

11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS

    The Company provides health and life insurance benefits to retired employees and directors. Employees may become eligible for benefits if they retire after attaining specified age and service requirements while they worked for the Company. Directors may become eligible after five years regardless of their age at retirement.

    The Company implemented the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") effective January 1, 1996. These benefits are now accrued over the period the employee provides services to the Company. Prior to the change, costs were charged to expense as incurred. The Company elected the delayed recognition treatment of the adoption of SFAS 106. Under this method, the transition obligation will be amortized on a straight line basis over the remaining service period of active plan participants. The Company's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

    The net periodic cost for postretirement health care and life insurance benefits includes the following for the periods ended June 30:

                                                                            1998       1997
                                                                          ---------  ---------
Service cost............................................................  $   9,743  $   9,799
Interest cost...........................................................      5,621      7,404
Amortization of unrecognized transition obligation......................      3,864      4,129
                                                                          ---------  ---------
Total...................................................................  $  19,228  $  21,332
                                                                          ---------  ---------
                                                                          ---------  ---------

                            AMERICORP AND SUBSIDIARY

11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS (CONTINUED)
    The following summary information on the Company's plans is presented as of December 31, 1997 and 1996, which is the most recent available.

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Accumulated postretirement benefit obligation:
  Retirees.......................................................   $    3,647    $    8,205
  Fully eligible, active employees...............................       63,179        69,637
  Other active plan participants.................................      122,296        94,250
                                                                   ------------  ------------
  Total..........................................................      189,122       172,092

Fair value of plan assets........................................            0             0
                                                                   ------------  ------------
Unfunded accrued postretirement benefits obligation..............      189,122       172,092
Unrecognized net gain............................................       18,417        18,954
Unrecognized net transition obligation...........................     (154,765)     (163,869)
                                                                   ------------  ------------
Accrued postretirement benefit cost..............................   $   52,774    $   27,177
                                                                   ------------  ------------
                                                                   ------------  ------------

    The assumed discount rate and the assumed rate of increase in compensation levels are 7.25% and 7.25%, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% declining to 4.75% in 10 years. If the health care cost trend rate assumptions were increased by 1%, the accrued postretirement benefit cost, as of December 31, 1997, would be increased by approximately $22,732.

12. REGULATORY MATTERS

    Capital requirements--The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgements by the regulators about components, risk weighting, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined by the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, total risk-based ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.

                            AMERICORP AND SUBSIDIARY

12. REGULATORY MATTERS (CONTINUED)
    As of June 30, 1998 (in thousands):

                                                           REQUIRED             ACTUAL
                                                        AMOUNT (RATIO)      AMOUNT (RATIO)
                                                       -----------------  -------------------
Tier 1 Capital (to Average Assets)...................  $5,338 (4.00%)     $11,707 (8.77%)
Tier 1 Capital (to Risk Weighted Assets).............  $4,308 (4.00%)     $11,707 (10.87%)
Total Capital (to Risk Weighted Assets)..............  $8,616 (8.00%)     $12,819 (11.90%)

    As of June 30, 1997 (in thousands):

                                                           REQUIRED             ACTUAL
                                                        AMOUNT (RATIO)      AMOUNT (RATIO)
                                                       -----------------  -------------------
Tier 1 Capital (to Average Assets)...................  $4,966 (4.00%)     $10,459 (8.42%)
Tier 1 Capital (to Risk Weighted Assets).............  $3,890 (4.00%)     $10,459 (10.75%)
Total Capital (to Risk Weighted Assets)..............  $7,780 (8.00%)     $11,373 (11.69%)

13. COMMITMENTS AND CONTINGENCIES

    At June 30, 1998, the Company was obligated under operating leases requiring annual rentals as follows:

July 1 through December 31, 1998................................  $ 216,235
1999............................................................    432,469
2000............................................................    432,469
2001............................................................    432,469
2002............................................................    295,518
                                                                  ---------
Total...........................................................  $1,809,160
                                                                  ---------
                                                                  ---------

    Rental expense was $257,575 and $197,783 for the periods ended June 30, 1998 and 1997, respectively.

    At June 30, 1998, the Company had unused lines of credit with two banks. The lines total $4,700,000, have variable interest rates based on the lending bank's daily Federal funds rates, and are due on demand. The lines of credit are unsecured.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At June 30, 1998, the Company had commitments to extend credit of $24,146,015 and obligations under standby letters of credit of $125,715.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other

                            AMERICORP AND SUBSIDIARY

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

    The Company uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and real estate.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures About Fair Value of Financial Instruments" requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

    Fair value estimates made as of June 30, 1998 are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

    These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS--The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values.

    SECURITIES--Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

    LOANS--The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

    ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE--The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

                            AMERICORP AND SUBSIDIARY

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    DEPOSIT LIABILITIES--The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings, and money market deposits, was, by definition, equal to the amount payable on demand as of June 30, 1998. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.

    The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at June 30, 1998:

                                                                  CARRYING       ESTIMATED
                                                                   AMOUNT        FAIR VALUE
                                                               --------------  --------------
Financial assets:
  Cash and due from banks....................................  $   19,417,380  $   19,417,380
  Federal funds sold.........................................  $    8,200,000  $    8,200,000
  Securities.................................................  $   23,316,635  $   23,496,406
  Loans, net of allowance for loan losses....................  $   83,074,430  $   83,192,693
  Accrued interest receivable................................  $      746,302  $      746,302
Financial liabilities:
  Deposits...................................................  $  124,974,721  $  124,926,795
  Accrued interest payable...................................  $      448,915  $      448,915

    At June 30, 1998, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value (see Note 14).

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the discounted value of fee revenues generated by the mortgage banking operation nor is the value of deferred tax assets or premises and equipment considered.

                            AMERICORP AND SUBSIDIARY

16. PARENT COMPANY INFORMATION

    The following are condensed financial statements of Americorp (parent company only) as of and for the period ended June 30, 1998:

BALANCE SHEET

                                    ASSETS:

Cash................................................................             $       129
Other assets........................................................                 150,320
Investment in and advances to the Bank..............................              11,875,060
                                                                                 -----------
TOTAL ASSETS........................................................             $12,025,509
                                                                                 -----------
                                                                                 -----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY:

Liabilities.........................................................             $   124,848
Stockholders' equity................................................              11,900,661
                                                                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................             $12,025,509
                                                                                 -----------
                                                                                 -----------
STATEMENT OF INCOME
Equity in earnings of the Bank......................................             $   574,223
Other...............................................................                 (12,819)
                                                                                 -----------
NET INCOME..........................................................             $   561,404
                                                                                 -----------
                                                                                 -----------

STATEMENT OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................................             $   561,404
Adjustments to reconcile net income to net cash provided by
  operating activities:
Undistributed earnings of the Bank..................................   (518,047)
  Increase in dividend receivable to the Bank.......................    (19,449)
  Decrease in accrued liabilities...................................      1,890     (535,606)
                                                                      ---------  -----------
Net cash provided by operating activities...........................                  25,798
                                                                                 -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock..............................    220,500
Dividends paid......................................................   (248,858)     (28,358)
                                                                      ---------  -----------
Net cash used for financing activities..............................                 (28,358)
                                                                                 -----------

DECREASE IN CASH....................................................                  (2,560)
CASH AT BEGINNING OF PERIOD.........................................                   2,689
                                                                                 -----------
CASH AT END OF PERIOD...............................................             $       129
                                                                                 -----------
                                                                                 -----------

                                                                      APPENDIX A

                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

                            DATED AS OF JULY 7, 1998

                                  BY AND AMONG

                            AMERICAN COMMERCIAL BANK

                                   AMERICORP

                                      AND

                              CHANNEL ISLANDS BANK

                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

    THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of July 7, 1998, among American Commercial Bank, a banking company organized under the laws of California ("BANK"), being located in Ventura, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("AMERICORP") located in Ventura, California, and Channel Islands Bank, a banking company organized under the laws of California ("CIB"), located in Oxnard, California.

                                   RECITALS:

    A. Bank is a wholly owned subsidiary of Americorp.

    B. Americorp, Bank and CIB believe that it would be in their respective best interests and in the best interests of their respective shareholders for CIB to merge with and into Bank (the "Bank Merger"), and for the shareholders of CIB to become shareholders of Americorp, all in accordance with the terms set forth in this Agreement and applicable law.

    C. The respective Boards of Directors of Bank and CIB have adopted by majority vote resolutions approving and authorizing the Bank Merger upon the terms and conditions set forth in this Agreement and the Board of Directors of Americorp has adopted by majority vote resolutions approving the Bank Merger, this Agreement and the transactions contemplated herein.

    D. Americorp, Bank and CIB desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                                   AGREEMENT

    IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Bank, Americorp and CIB agree as follows:

                         DEFINITIONS AND DETERMINATIONS

    1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below:

        "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as Exhibit A.

        "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        "Aggregate Book Value of Americorp" shall mean the consolidated stockholders' equity of Americorp determined in accordance with GAAP consistently applied on the Determination Date except (i) as otherwise provided herein, (ii) such amount shall not be reduced by the amount of Americorp's or Bank's Expenses (even though some or all of such Expenses shall have already been expensed) and (iii) Bank's allowance for loan and lease losses shall be increased by any Impairment in the Reserve.

        "Aggregate Book Value of CIB" shall mean the stockholders' equity of CIB determined in accordance with GAAP consistently applied on the Determination Date except (i) as otherwise provided herein, (ii) such amount shall not be reduced by the amount of CIB's Expenses (even though some or all of such Expenses shall have already been expensed) and (iii) CIB's allowance for loan and lease losses shall be increased by any Impairment in the Reserve.

        "Aggregate Book Value Certificate of Americorp" shall mean a certificate, executed by the chief executive officer and the chief financial officer of Americorp dated as of the Determination Date, setting forth the calculation of the Aggregate Book Value of Americorp and the number of outstanding shares of Americorp Stock as of the Determination Date.

        "Aggregate Book Value Certificate of CIB" shall mean a certificate, executed by the chief executive officer and the chief financial officer of CIB dated as of the Determination Date, setting forth the calculation of the Aggregate Book Value of CIB and the number of outstanding shares of CIB Stock as of the Determination Date.

        "Americorp" shall have the meaning given such term in the introductory clause.

        "Americorp Book Value Per Share" shall mean the Aggregate Book Value of Americorp on the Determination Date divided by the number of outstanding shares of Americorp Stock on the Determination Date.

        "Americorp Corporate Governance Changes" shall have the meaning given such term in Section 2.1(d).

        "Americorp Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(a).

        "Americorp Dissenting Shares" means shares of Americorp Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

        "Americorp Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Americorp Dissenting Shares.

        "Americorp Property" shall have the meaning given such term in Section 3.26.

        "Americorp Scheduled Contracts" shall have the meaning given such term in Section 3.15.

        "Americorp Shareholders' Meeting" shall have the meaning given such term in Section 5.6.

        "Americorp Stock" means the common stock, $1.00 par value, of Americorp.

        "Americorp Stock Option" means any option issued pursuant to the Americorp Stock Option Plan.

        "Americorp Stock Option Plan" means the Americorp 1994 Stock Option
    Plan.

        "Bank" shall have the meaning given such term in the introductory clause.

        "Bank Benefit Arrangement" shall have the meaning given such term in
    Section 3.19(b).

        "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1(b).

        "Bank Merger" shall have the meaning given such term in the Recitals.

        "Bank Stock" means the common stock, $1.25 par value, of Bank.

        "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

        "Certificates" shall have the meaning given such term in Section 2.5.

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation or articles of association, and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

        "CIB" shall have the meaning given such term in the introductory clause.

        "CIB Benefit Arrangement" shall have the meaning given such term in
    Section 4.18(b).

        "CIB Book Value Per Share" shall mean the Aggregate Book Value of CIB on the Determination Date divided by the number of outstanding shares of CIB Stock on the Determination Date.

        "CIB's Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(b).

        "CIB Dissenting Shares" means shares of CIB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

        "CIB Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as CIB Dissenting Shares.

        "CIB Property" shall have the meaning given such term in Section 4.25.

        "CIB Scheduled Contracts" shall have the meaning given such term in
    Section 4.30.

        "CIB Shareholders' Meeting" shall have the meaning given such term in
    Section 6.6.

        "CIB Stock" means the common stock, no par value, of CIB.

        "CIB Stock Options" shall have the meaning given such term in Section
    7.4.

        "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Bank or at such other place as may be agreed upon by the Parties.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

        "Commissioner" means the Commissioner of Financial Institutions, State of California.

        "Competing Transaction" shall have the meaning given such term in
    Section 6.13.

        "Confidential Information" means all information exchanged heretofore or hereafter between CIB, its affiliates and agents, on the one hand, and Americorp and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, PROVIDED that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

        "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

        "Determination Date" shall mean the last day of the month preceding the Effective Time, unless the Parties mutually agree to another day.

        "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

        "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

        "Effective Day" means the day on which the Effective Time occurs.

        "Effective Time" shall have the meaning given such term in Section 2.2.

        "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

        "Environmental Laws" shall have the meaning given such term in Section 3.26.

        "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means either ChaseMellon Shareholder Services or U.S. Stock Transfer Corporation (to be mutually determined by the Parties), to effect the exchange contemplated by Section 2.5 hereof. The determination of which entity shall be named Exchange Agent shall be based on a comparison of the costs to be charged by each entity. Any transmittal documents to be sent to be sent to holders of CIB Stock pursuant to Section 2.5 hereof shall be subject to CIB's prior review and approval.

        "Exchange Fund" shall have the meaning given such term in Section 2.5.

        "Exchange Ratio" means the number of shares of Americorp Stock into which a share of CIB Stock shall be converted which shall be equal to the amount calculated (to the nearest ten thousandth) by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share.

        "Expenses" shall have the meaning given such term in Section 11.1.

        "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation.

        "F&K" shall have the meaning given such term in Section 5.1.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Statements of Americorp" means the audited consolidated financial statements and notes thereto of Americorp and the related opinions thereon for the years ended December 31, 1995, 1996 and 1997 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Americorp for the three months ended March 31, 1998.

        "Financial Statements of CIB" means the audited financial statements and notes thereto of CIB and the related opinions thereon for the years ended December 31, 1995, 1996 and 1997 and the unaudited statements of financial condition and statements of operations and cash flow of CIB for the three months ended March 31, 1998.

        "FRB" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles.

        "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

        "Hazardous Materials" shall have the meaning given such term in Section 3.26.

        "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

        "Impairment in the Reserve" shall mean the amount of any inadequacy in a Party's allowance for loan and lease losses at the Determination Date with any such inadequacy being determined in accordance with GAAP and in accordance with all applicable regulatory requirements of any Governmental Entity.

        "IRS" shall mean the Internal Revenue Service.

        "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

        "Operating Loss" shall have the meaning given such term in Section 3.25.

        "Party" means any of Americorp, Bank or CIB.

        "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

        "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

        "Proxy Statement" means the joint proxy statement that is included as part of the S-4 and used to solicit proxies for the CIB Shareholders' Meeting and the Americorp Shareholders' Meeting and to offer and sell the shares of Americorp Stock to be issued in connection with the Bank Merger.

        "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

        "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

        "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Americorp Stock to be issued in the Bank Merger under the Securities Act.

        "SEC" means the Securities and Exchange Commission.

        "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Surviving Bank" means the Bank as the California state-chartered bank surviving the Bank Merger of CIB with and into Bank.

        "Tank" shall have the meaning given such term in Section 3.26.

        "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.7.

        "To the knowledge" shall have the meaning given such term in Section 11.13.

        "VTD" shall have the meaning given such term in Section 6.1.

                                   ARTICLE 2
                        CONSUMMATION OF THE BANK MERGER

    2.1  THE MERGER; PLAN OF REORGANIZATION.

    (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, CIB shall merge with and into Bank under the charter of Bank.

    (b) The Charter Documents of Bank as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; except that Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Bank shall be expanded to ten, (ii) the persons set forth on Exhibit 2.1(b) shall be the Board of Directors of the Bank and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified,
(iii) the current Chairman of the Board of CIB shall be elected and appointed Vice Chairman of the Board of Directors of the Bank and Chairman of the Bank's Loan Committee, (iv) the head office of the Bank shall be relocated to 300 Esplanade, Suite 110, Oxnard, California 93030, (v) an executive committee shall be established composed of those directors set forth on Exhibit 2.1(b) and (vi) the Executive Officers of the Bank shall be Gerald J. Lukiewski (President and Chief Executive Officers) and the persons selected by the committee provided for in Section 9.1(a) (clauses (i)-(vi) being hereinafter collectively referred to as the "Bank Corporate Governance Changes").

    (c) At the Effective Time, the corporate existence of CIB shall be merged and continued in the Surviving Bank. All assets, rights, franchises, titles and interests of Bank and CIB, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee or receiver and in every other fiduciary capacity in the same manner and to the same extent that such rights, franchises and interests were held by Bank and CIB at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Bank and CIB and all deposits, debts, liabilities, obligations and contracts of Bank and CIB, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Bank and CIB, shall be those of the Surviving Bank; and all rights of creditors or other obligees and all liens on property of Bank and CIB shall be preserved unimpaired.

    (d) The Charter Document of Americorp as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Americorp immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of Americorp and the operations of Americorp shall continue in effect after the Bank Merger; except that Americorp shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Americorp shall be expanded to ten, (ii) the persons set forth on Exhibit 2.1(d) shall be the Board of Directors of the Americorp and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, (iii) the current Chairman of the Board of CIB shall be elected and appointed Vice Chairman of the Board of Directors of Americorp, (iv) an executive committee shall be established composed of those directors set forth on Exhibit 2.1(d) and (v) the Executive Officers of Americorp shall be Gerald J. Lukiewski (President and Chief Executive Officers) and the persons selected by the committee provided for in Section 9.1(a) (clauses (i)-(v) being hereinafter collectively referred to as the "Americorp Corporate Governance Changes").

    2.2 EFFECTIVE TIME. The Closing shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, and the Parties shall use best efforts to cause the Closing to occur as soon as possible after receipt of approval of the Bank Merger from the Commissioner and the FDIC and the expiration of all required waiting periods, or such later time and date as to which the Parties may agree. The Bank Merger shall be effective upon the filing by the Commissioner of the Agreement of Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

    2.3 CONVERSION OF SHARES. At the Effective Time and pursuant to the Agreement of Merger:

        (a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of CIB Stock shall, without any further action on the part of CIB or the holders of any of such shares, be converted into shares of Americorp Stock in accordance with the Exchange Ratio.

        (b) Each outstanding share of Bank Stock shall, without any further action on the part of Bank or of the holder of any of such shares, be converted into shares of the Surviving Bank and each certificate that, prior to the Effective Time, represented shares of Bank Stock shall evidence ownership of shares of the Surviving Bank.

        (c) Each outstanding share of Americorp Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger, except that any Americorp Perfected Dissenting Shares shall remain outstanding subject to the right of the holder of such shares to receive payment for such shares in an amount determined pursuant to Chapter 13 of the CGCL.

        (d) The Aggregate Book Value of Americorp shall be set forth in the Aggregate Book Value Certificate of Americorp, and the calculations and procedures shall be reviewed by CIB. The Aggregate Book Value of CIB shall be set forth in the Aggregate Book Value Certificate of CIB, and the calculations and procedures shall be reviewed by Americorp. If the Parties cannot initially agree on the Aggregate Book Value of Americorp, the Aggregate Book Value of CIB, the Americorp Book Value Per Share, the CIB Book Value Per Share, the Exchange Ratio, any Impairment in the Reserve of any Party or the calculation of any of the foregoing, the Parties shall attempt to agree upon the amount or amounts in dispute within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular matter or matters in dispute. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the parties for purposes of this Agreement.

    2.4 CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of CIB Stock held by Americorp or any subsidiary of Americorp (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time;
(B) CIB Perfected Dissenting Shares shall not be converted into shares of Americorp Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of CIB Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Americorp Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Americorp Book Value Per Share times (b) the fraction of the share of Americorp Stock to which such holder would otherwise be entitled.

    2.5  EXCHANGE PROCEDURES.

    (a) As of the Effective Time, Americorp shall have deposited with the Exchange Agent for the benefit of the holders of shares of CIB Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Americorp Stock issuable pursuant to
Section 2.3 in exchange for shares of CIB Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Americorp Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section
2.4 of this Agreement (collectively, the "Exchange Fund").

    (b) Americorp shall direct the Exchange Agent to mail promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CIB Stock (the "Certificates") whose shares were converted into the right to receive shares of Americorp Stock pursuant to Section 2.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CIB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Americorp Stock. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CIB, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of Americorp Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing CIB Stock, the transfer of ownership which is not registered in the transfer records of CIB, a certificate representing the proper number of shares of Americorp Stock may be issued to a transferee if the Certificate representing such CIB Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Americorp Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of CIB should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Americorp, such bond in form and substance and with surety reasonably satisfactory to Americorp and shall be entitled to receive the certificate representing the proper number of shares of Americorp Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.4 hereof.

    (c) No dividends or other distributions declared or made after the Effective Time with respect to Americorp Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Americorp Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Americorp Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Americorp Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Americorp Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Americorp Stock.

    (d) All shares of Americorp Stock issued upon the surrender for exchange of CIB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CIB Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of CIB Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Americorp for any reason, they shall be canceled and exchanged as provided in this Agreement.

    (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of CIB following the passage of six months after the Effective Time shall be delivered to Americorp, upon demand, and any shareholders of CIB who have not theretofore complied with this Section 2.5 shall thereafter look only to Americorp for payment of their claim for Americorp Stock, any cash in lieu of fractional shares of Americorp Stock and any dividends or distributions with respect CIB Stock.

    (f) Neither Americorp nor CIB shall be liable to any holder of shares of CIB Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Americorp Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Americorp Stock for the account of the Persons entitled thereto. Former shareholders of record of CIB shall be entitled to vote after the Effective Time at any meeting of Americorp shareholders the number of whole shares of Americorp Stock into which their respective shares of CIB Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Americorp Stock in accordance with the provisions of this Agreement.

    2.6  DIRECTORS' AGREEMENTS.

    (a) Concurrently with the execution of this Agreement, Americorp and Bank shall cause each of its respective directors to enter into a Americorp Directors' Agreement.

    (b) Concurrently with the execution of this Agreement, CIB shall cause each of its respective directors to enter into an CIB's Directors' Agreement.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF AMERICORP AND BANK

    Americorp and Bank represent and warrant to CIB as follows:

    3.1 INCORPORATION, STANDING AND POWER. Americorp has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Americorp and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Americorp or Bank nor the location of any of their respective properties requires that Americorp or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Americorp on a consolidated basis.

    3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Americorp consists of 2,500,000 shares of Americorp Stock, of which 594,518 shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 720,000 shares of Bank Stock, of which 523,200 shares are outstanding and are owned by Americorp without Encumbrance. All the outstanding shares of Americorp Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Americorp Stock Options covering 86,569 shares of Americorp stock granted pursuant to the Americorp Stock Option Plan and except as set forth in Americorp's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Americorp Stock or Bank Stock or any other securities convertible into such stock, and neither Americorp nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

    3.3 SUBSIDIARIES. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

    3.4 FINANCIAL STATEMENTS. Americorp has previously furnished to CIB a copy of the Financial Statements of Americorp. The Financial Statements of Americorp:
(a) present fairly the consolidated financial condition of Americorp as of the respective dates indicated and its consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Americorp have been conducted in accordance with generally accepted auditing standards. The books and records of Americorp and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Americorp and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, neither Americorp nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

    3.5 AUTHORITY OF AMERICORP AND BANK. The execution and delivery by Americorp and Bank of this Agreement and, subject to the requisite approval of the shareholders of Americorp and of Americorp as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Americorp and Bank, and this Agreement is a valid and binding obligation of Americorp and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Americorp's Disclosure Letter, neither the execution and delivery by Americorp and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Americorp and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Americorp or Bank is a party, or by which Americorp or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Americorp on a consolidated basis; or
(c) violate any Rule applicable to Americorp or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Americorp or Bank, and no Consent of any Person, is required in connection with the execution and delivery by Americorp and Bank of this Agreement or the consummation by Americorp and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Americorp and by Americorp as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the California Department of the State of California as to certain matters related to stock options; and (v) as otherwise set forth in Americorp's Disclosure Letter.

    3.6 INSURANCE. Americorp and Bank have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Americorp's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Americorp or Bank, showing the name of the owner and the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Americorp and Bank is sufficient for compliance by Americorp and Bank with all material requirements of law and regulations and agreements to which they are subject or are a party.

    3.7 TITLE TO ASSETS. Americorp's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by Americorp or Bank. Americorp and Bank have good and marketable title to all their respective properties and assets, other than real property, owned or stated to be owned by Americorp and Bank, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Americorp; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Americorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Americorp and Bank; or (d) as set forth in Americorp's Disclosure Letter.

    3.8 REAL ESTATE. Americorp's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Americorp and Bank, together with
(i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which either Americorp or Bank is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Americorp or Bank is a party. Americorp and Bank have good and marketable title to the respective real property, and valid leasehold interests in the respective leaseholds, set forth in Americorp's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Americorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value,
(iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Americorp or Bank; or (d) as set forth in Americorp's Disclosure Letter. Americorp or Bank, as the case may be, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Americorp's Disclosure Letter, and, to the knowledge of Americorp and Bank, there has not occurred under any such lease any breach, violation or default. Except as set forth in Americorp's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has experienced any uninsured damage or destruction with respect to the properties identified in Americorp's Disclosure Letter. To the knowledge of Americorp and Bank, all properties and assets used by Americorp and Bank are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Americorp and Bank enjoy peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Americorp and Bank, all leases to which Americorp or Bank is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Neither Americorp nor Bank is in default with respect to any such lease, and to the knowledge of the officers of Americorp and Bank no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Americorp's Disclosure Letter.

    3.9 LITIGATION. Except as set forth in Americorp's Disclosure Letter, to the knowledge of Americorp and Bank, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Americorp's or Bank's knowledge threatened, against Americorp or Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Americorp or Bank. Also, except as disclosed in Americorp's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Americorp or Bank enjoining either of them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Americorp or Bank. To the knowledge of Americorp and Bank, neither Americorp nor Bank is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

    3.10 TAXES. Except as set forth in Americorp's Disclosure Letter, Americorp and Bank had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Americorp's Disclosure Letter, Americorp and Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Americorp and Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Americorp or Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Americorp, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Americorp's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Americorp and Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Americorp and Bank; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Americorp or Bank and lists each tax case of Americorp or Bank currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Americorp within the last twelve (12) months. Except as set forth in Americorp's Disclosure Letter, to the knowledge of Americorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Americorp or Bank. To the knowledge of Americorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Americorp's Disclosure Letter.

    3.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Americorp or Bank.

    3.12 PERFORMANCE OF OBLIGATIONS. Americorp and Bank have performed all of the respective obligations required to be performed by it to date and neither of them is in material default under or in breach of any term or provision of any of the Americorp Scheduled Contracts, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Americorp's and Bank's knowledge, no party with whom either has an agreement that is material to the business of Americorp or Bank is in default thereunder.

    3.13 EMPLOYEES. Except as set forth in Americorp's Disclosure Letter, there are no controversies pending or threatened between Americorp or Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Americorp or Bank. Neither Americorp nor Bank is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

    3.14 BROKERS AND FINDERS. Except as provided in Americorp's Disclosure Letter with copies of any such agreements attached, neither Americorp nor Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

    3.15 MATERIAL CONTRACTS. Except as set forth in Americorp's Disclosure Letter (all items listed or required to be listed in Americorp's Disclosure Letter as a result of this Section being referred to herein as "Americorp Scheduled Contracts"), neither Americorp nor Bank is a party or otherwise subject to:

        (a) any employment, deferred compensation, bonus or consulting contract;

        (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

        (c) any contract or agreement that would restrict Americorp or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

        (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

        (e) any lease of real or personal property providing for annual lease payments by or to Americorp or Bank in excess of $10,000 per annum other than financing leases entered into in the ordinary course of business in which Americorp or Bank is lessor and leases of real property presently used by Bank as banking offices.

        (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Americorp or Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

        (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Americorp or Bank;

        (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

        (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which Americorp or Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

        (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Americorp or Bank);

        (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Americorp or Bank (as lessee) that materially restricts the use, transferability or value of such property;

        (l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

        (m) any supply, maintenance or landscape contracts not terminable by Americorp or Bank without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

        (n) other than as disclosed with reference to subparagraph (k) of this
    Section 3.15, any agreement which would be terminable other than by Americorp or Bank or as a result of the consummation of the transactions contemplated by this Agreement;

        (o) any contract of participation with any other bank in any loan entered into by Americorp or Bank subsequent to December 31, 1997 in excess of $25,000 or any sales of assets of Americorp or Bank with recourse of any kind to Americorp or Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

        (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Americorp or Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

        (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

        (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Americorp or Bank;

        (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Americorp or Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

        (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

    True copies of all Americorp Scheduled Contracts, including all amendments and supplements thereto, are attached to Americorp's Disclosure Letter.

    3.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1997, the businesses of Americorp and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Americorp's Disclosure Letter, there has not occurred since December 31, 1997 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Americorp or Bank.

    3.17 LICENSES AND PERMITS. Americorp and Bank have all licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Americorp or Bank. The properties and operations of Americorp and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

    3.18 UNDISCLOSED LIABILITIES. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank have any liabilities or obligations, either accrued or contingent, that are material to Americorp or Bank and that have not been: (a) reflected or disclosed in the Financial Statements of Americorp or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. Neither Americorp nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Americorp or Bank that is not fairly reflected in the Financial Statements of Americorp or otherwise disclosed in this Agreement.

    3.19  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has an "employee benefit plan," as defined in Section 3(3) of ERISA.

    (b) Americorp's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Americorp or Bank (such plans and arrangements being collectively referred to herein as "Bank Benefit Arrangements"). All Bank Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 1997. Except as set forth in Americorp's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Americorp or Bank since December 31, 1997, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1997. Except as set forth in Americorp's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Americorp or Bank which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

    (c) With respect to all Bank Benefit Arrangements, Americorp and Bank are in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

    (d) Except for the contracts set forth in Americorp's Disclosure Letter, each Bank Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Bank within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

    3.20 CORPORATE RECORDS. The Charter Documents of Americorp and Bank and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Americorp's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Americorp and Bank, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the boards of directors of Americorp and Bank (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Americorp or Bank.

    3.21 ACCOUNTING RECORDS. Americorp and Bank maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Americorp or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

    3.22 OFFICES AND ATMS. Set forth in Americorp's Disclosure Letter is a list of the headquarters of Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank maintains any other office or ATM and conducts business at any other location, and neither Americorp nor Bank has applied for or received permission to open any additional branch nor operate at any other location.

    3.23 LOAN PORTFOLIO. Americorp's Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Bank of $100,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Americorp's consolidated allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

    3.24 POWER OF ATTORNEY. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

    3.25 OPERATING LOSSES. Americorp's Disclosure Letter sets forth any Operating Loss (as herein defined) which has occurred at Americorp or Bank during the period after December 31, 1997. To the knowledge of Americorp and Bank, no action has been taken or omitted to be taken by an employee of Americorp or Bank that has resulted in the incurrance by Americorp or Bank of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

    3.26 ENVIRONMENTAL MATTERS. Except as set forth in Americorp's Disclosure Letter, to the knowledge of Americorp and Bank, (i) each of Americorp and Bank is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Americorp Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Americorp Property; (iv) neither Americorp nor Bank has loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against Americorp or Bank or concerning property securing Americorp and Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Americorp Property or property securing Americorp or Bank loans, relating to the foregoing representations (i)-(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Americorp or Bank. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Americorp Property" shall mean real estate currently owned, leased, or otherwise used by Americorp or Bank, or in which Americorp or Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Americorp or Bank in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C.9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. 9601, ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. 801, ET SEQ.); the Safe Drinking

Water Act (42 U.S.C. 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California HEALTH AND
SAFETY CODE and/or Article I of Title 22 of the California CODE OF REGULATIONS, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

    3.27 COMMUNITY REINVESTMENT ACT. Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Americorp nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

    3.28 DERIVATIVES. Neither Americorp nor Bank is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

    3.29  [INTENTIONALLY LEFT BLANK]

    3.30 SEC REPORTS. Americorp is not currently required to file any reports pursuant to the Exchange Act.

    3.31 TRUST ADMINISTRATION. Americorp and Bank do not presently exercise trust powers, including, but not limited to, trust administration, and have not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 3.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Americorp or Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Americorp or Bank are serving or have served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Americorp or Bank are serving or have served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Americorp or Bank are serving or have served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    3.32 REGULATORY APPROVALS. To the knowledge of Americorp and Bank, except as described in Americorp's Disclosure Letter, Americorp and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    3.33 YEAR 2000. Except as described in Americorp's Disclosure Letter, Americorp and Bank are taking all reasonable steps to correct their respective computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and neither Americorp nor Bank has been advised of any concerns regarding compliance with Year 2000 issues by any Governmental Entity or by any other Person.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                                      CIB

    CIB represents and warrants to Americorp and Bank as follows:

    4.1 INCORPORATION, STANDING AND POWER. CIB has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. CIB is a member bank of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. CIB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of CIB nor the location of any of its properties requires that CIB be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of CIB.

    4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of CIB consists of 5,000,000 shares of CIB Stock, of which 533,282 shares are outstanding. All the outstanding shares of CIB Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in CIB's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CIB Stock or any other securities convertible into such stock, and CIB is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

    4.3 SUBSIDIARIES. Except as set forth in CIB's Disclosure Letter, CIB does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

    4.4 FINANCIAL STATEMENTS. CIB has previously furnished to Bank and Americorp a copy of the Financial Statements of CIB. The Financial Statements of
CIB: (a) present fairly the financial condition of CIB as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of CIB have been conducted in accordance with generally accepted auditing standards.

    The books and records of CIB are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of CIB and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, CIB has no liabilities, whether absolute, accrued, contingent or otherwise.

    4.5 AUTHORITY OF CIB. The execution and delivery by CIB of this Agreement and, subject to the requisite approval of the shareholders of CIB, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CIB, and this Agreement is a valid and binding obligation of CIB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in CIB's Disclosure Letter, neither the execution and delivery by CIB of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by CIB with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which CIB is a party, or by which CIB or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to CIB; or (c) violate any Rule applicable to CIB or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of CIB, and no Consent of any Person, is required in connection with the execution and delivery by CIB of this Agreement or the consummation by CIB of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of CIB; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the California Department of the State of California as to certain matters related to stock options; and (v) and (v) as otherwise set forth in CIB's Disclosure Letter.

    4.6 INSURANCE. CIB has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in CIB's Disclosure Letter, CIB has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in CIB's Disclosure Letter, CIB is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. CIB's Disclosure Letter sets forth a list of all policies of insurance carried and owned by CIB, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by CIB is sufficient for compliance by CIB with all material requirements of law and regulations and agreements to which CIB is subject or is a party.

    4.7 TITLE TO ASSETS. CIB's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by CIB. CIB has good and marketable title to all its properties and assets, other than real property, owned or stated to be owned by CIB, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of CIB; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of CIB, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of CIB; or (d) as set forth in CIB's Disclosure Letter.

    4.8 REAL ESTATE. CIB's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by CIB, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which CIB is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which CIB is a party. CIB has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in CIB's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of CIB, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of CIB; or (d) as set forth in CIB's Disclosure Letter. CIB, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in CIB's Disclosure Letter, and, to the knowledge of CIB, there has not occurred under any such lease any breach, violation or default. Except as set forth in CIB's Disclosure Letter and except with respect to deductibles under insurance policies set forth in CIB's Disclosure Letter, CIB has not experienced any uninsured damage or destruction with respect to the properties identified in CIB's Disclosure Letter. To the knowledge of CIB, all properties and assets used by CIB are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. CIB enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of CIB, all leases to which CIB is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. CIB is not in default with respect to any such lease, and to the knowledge of the officers of CIB no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to CIB's Disclosure Letter.

    4.9 LITIGATION. Except as set forth in CIB's Disclosure Letter, to the knowledge of CIB, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to CIB's knowledge threatened, against CIB or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CIB. Also, except as disclosed in CIB's Disclosure Letter, there are no judgments, decrees, stipulations or orders against CIB enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of CIB. To the knowledge of CIB, CIB is not a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

    4.10 TAXES. Except as set forth in CIB's Disclosure Letter, CIB had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in CIB's Disclosure Letter, CIB has filed all required payroll tax returns, has fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by CIB in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of CIB and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of CIB, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. CIB's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of CIB and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of CIB; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from CIB and lists each tax case of CIB currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to CIB within the last twelve (12) months. Except as set forth in CIB's Disclosure Letter, to the knowledge of CIB, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of CIB. To the knowledge of CIB, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in CIB's Disclosure Letter.

    4.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in CIB's Disclosure Letter, CIB is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of CIB.

    4.12 PERFORMANCE OF OBLIGATIONS. CIB has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To CIB's knowledge, no party with whom CIB has an agreement that is material to the business of CIB is in default thereunder.

    4.13 EMPLOYEES. Except as set forth in CIB's Disclosure Letter, there are no controversies pending or threatened between CIB and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of CIB. CIB is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

    4.14 BROKERS AND FINDERS. Except as provided in CIB's Disclosure Letter with copies of any such agreements attached, CIB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

    4.15 ABSENCE OF MATERIAL CHANGE. Since December 31, 1997, the business of CIB has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in CIB's Disclosure Letter, there has not occurred since December 31, 1997 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of CIB.

    4.16 LICENSES AND PERMITS. CIB has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of CIB. The properties and operations of CIB are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

    4.17 UNDISCLOSED LIABILITIES. Except as set forth in CIB's Disclosure Letter CIB has no liabilities or obligations, either accrued or contingent, that are material to CIB and that have not been:(a) reflected or disclosed in the Financial Statements of CIB or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. CIB does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of CIB that is not fairly reflected in the Financial Statements of CIB or otherwise disclosed in this Agreement.

    4.18  EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth in CIB's Disclosure Letter, CIB has no "employee benefit plan," as defined in Section 3(3) of ERISA.

    (b) CIB's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by CIB (such plans and arrangements being collectively referred to herein as "CIB Benefit Arrangements"). Except as set forth in CIB's Disclosure Letter, all CIB Benefit Arrangements which are in effect have been in effect for substantially all of 1997. Except as set forth in CIB's Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 1997. Except as set forth in CIB's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of CIB since December 31, 1997, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1997. Except as set forth in CIB's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of CIB which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

    (c) With respect to all CIB Benefit Arrangements, CIB is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

    (d) Except for the contracts set forth in CIB's Disclosure Letter, each CIB Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by CIB within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

    4.19 CORPORATE RECORDS. The Charter Documents of CIB and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in CIB's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of CIB, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of CIB (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of CIB.

    4.20 ACCOUNTING RECORDS. CIB maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are
(i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to CIB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

    4.21 OFFICES AND ATMS. Set forth in CIB's Disclosure Letter is a list of the headquarters of CIB (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by CIB (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in CIB's Disclosure Letter, CIB maintains no other office or ATM and conducts business at no other location, and CIB has not applied for nor received permission to open any additional branch nor operate at any other location.

    4.22  LOAN PORTFOLIO.  CIB's Disclosure Letter sets forth a description of:
(a) by type and classification, all loans, leases, other extensions and commitments to extend credit of CIB of $100,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to CIB as to which any payment of principal, interest or any other amount is 30 days or more past due. CIB's allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

    4.23 POWER OF ATTORNEY. Except as set forth in CIB's Disclosure Letter, CIB has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

    4.24 OPERATING LOSSES. CIB's Disclosure Letter sets forth any Operating Loss which has occurred at CIB during the period after December 31, 1997. To the knowledge of CIB, no action has been taken or omitted to be taken by an employee of CIB that has resulted in the incurrence by CIB of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000.

    4.25 ENVIRONMENTAL MATTERS. Except as set forth in CIB's Disclosure Letter, to the knowledge of CIB, (i) CIB is in compliance with all Environmental Laws; (ii) there are no Tanks on or about CIB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from

CIB Property; (iv) CIB has no loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against CIB or concerning property securing CIB loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CIB Property or property securing CIB loans, relating to the foregoing representations (i)-(iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of CIB. "CIB Property" shall mean real estate currently owned, leased, or otherwise used by CIB, or in which CIB has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by CIB in its capacity as a trustee or otherwise.

    4.26 COMMUNITY REINVESTMENT ACT. CIB received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. CIB has not been advised of any concerns regarding CIB's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

    4.27 DERIVATIVES. CIB is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

    4.28  [INTENTIONALLY LEFT BLANK]

    4.29 SEC REPORTS. CIB is not currently required to file any reports pursuant to the Exchange Act.

    4.30 MATERIAL CONTRACTS. Except as set forth in CIB's Disclosure Letter (all items listed or required to be listed in CIB's Disclosure Letter as a result of this Section being referred to herein as "CIB Scheduled Contracts"), CIB is not a party or otherwise subject to:

        (a) any employment, deferred compensation, bonus or consulting contract;

        (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

        (c) any contract or agreement that would restrict Americorp or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

        (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

        (e) any lease of real or personal property providing for annual lease payments by or to CIB in excess of $10,000 per annum other than financing leases entered into in the ordinary course of business in which CIB is lessor and leases of real property presently used by CIB as banking offices.

        (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CIB (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

        (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of CIB;

        (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

        (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which CIB has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

        (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of CIB);

        (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by CIB (as lessee) that materially restricts the use, transferability or value of such property;

        (l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

        (m) any supply, maintenance or landscape contracts not terminable by CIB without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

        (n) other than as disclosed with reference to subparagraph (k) of this
    Section 4.30, any agreement which would be terminable other than by CIB or as a result of the consummation of the transactions contemplated by this Agreement;

        (o) any contract of participation with any other bank in any loan entered into by CIB subsequent to December 31, 1997 in excess of $25,000 or any sales of assets of CIB with recourse of any kind to CIB except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

        (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by CIB other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

        (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

        (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of CIB;

        (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of CIB upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

        (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

    True copies of all CIB Scheduled Contracts, including all amendments and supplements thereto, are attached to CIB's Disclosure Letter.

    4.31 TRUST ADMINISTRATION. CIB does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and CIB, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos and charitable trust indentures; (ii) any and all decedents' estates where CIB is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where CIB is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which CIB is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    4.32 REGULATORY APPROVALS. To the knowledge of CIB, except as described in CIB's Disclosure Letter, CIB has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transaction contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

    4.33 YEAR 2000. Except as described in CIB's Disclosure Letter, CIB is taking all reasonable steps to correct its computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and CIB has not been advised of any concerns regarding compliance with Year 2000 issues by any Governmental Entity or by any other Person.

                                   ARTICLE 5
                     AGREEMENTS WITH RESPECT TO CONDUCT OF
                    AMERICORP AND BANK AFTER THE DATE HEREOF

    Americorp and Bank covenant and agree with CIB as follows:

    5.1  ACCESS.

    (a) Americorp and Bank will authorize and permit CIB, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Americorp or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as CIB may from time to time reasonably request. Americorp and Bank shall permit CIB, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Americorp and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as CIB considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Americorp and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Americorp and Bank. Americorp and Bank will cause Fanning & Karrh ("F&K") to make available to CIB, its accountants, counsel and other agents, such personnel, work papers and other documentation of F&K relating to its work papers and its audits of the books and records of Americorp and Bank as may be requested by CIB in connection with its review of the foregoing matters.

    (b) The Chairman of the Board of CIB or in his absence another representative of CIB selected by him shall be invited by Americorp and Bank to attend all regular and special Board of Directors' and Executive Committee meetings of Americorp or Bank from the date hereof until the Effective Time. The Chairman of the Board of CIB and CIB's Senior Vice President/Senior Lending Officer shall be invited by Bank to attend all loan committee meetings of Bank from the date hereof until the Effective Time. Americorp and Bank shall inform CIB of all such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of CIB shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of either Americorp or the Bank under this Agreement.

    5.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

    (a) Americorp and Bank will promptly notify CIB (i) of any event of which Americorp or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Americorp or Bank; (ii) in the event Americorp or Bank determine that it is possible that the conditions to the performance of CIB set forth in Sections 8.1 and 8.3 may not be satisfied; (iii) of the opening or closing of any branch or other office of Americorp or Bank at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Americorp or Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Americorp or Bank of the services of any Executive Officer of Americorp or Bank.

    (b) Americorp and Bank will furnish to CIB as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Americorp or Bank, (i) a copy of any report submitted to the board of directors of either Americorp or Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Americorp and Bank need not furnish CIB any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Americorp and Bank under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Americorp and Bank; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Americorp and Bank; (iv) as soon as available, all letters and communications sent by Americorp to its shareholders and all reports filed by Americorp or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as CIB may reasonably request relating to Americorp or Bank.

    (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Americorp, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and
(ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Americorp and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

    5.3  CONDUCT OF BUSINESS.

    (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement, (ii) for a new employment agreement and related Benefit Arrangements to be entered into between Americorp/Bank with the Bank's current president, (iii) for certain amendments to the Americorp Stock Option Plan contemplated by Section 9.1 and as required to clarify its tax status, (iv) for certain amendments to the Americorp Stock Option Plan and the Americorp/Bank's Directors Retirement Plan contemplated by Section 9.1, (v) certain amendments to the existing stock option agreement of one directors of Americorp concerning the termination date of such option, and (vi) subject to requirements of law and regulation generally applicable to bank holding companies and banks, Americorp or Bank shall not, without prior written consent of CIB (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this Section 5.3(a)] shall be deemed granted if within five (5) Business Days of CIB's receipt of written notice of a request for prior written consent, written notice of objection is not received by Americorp and Bank):

        (1) amend, modify, terminate or fail to renew or preserve their material Permits;

        (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Americorp Scheduled Contract or any other material contract or agreement to which Americorp or Bank is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

        (3) enter into any agreement or contract that would be required to be included as a Americorp Scheduled Contract.

        (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

        (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Americorp Stock;

        (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

        (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

        (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

        (9) issue, sell, or grant any Equity Securities of Americorp or Bank (except pursuant to the exercise of an Americorp Stock Option outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Americorp Stock Option or any Equity Securities of Americorp or any other securities (including long term debt) of Americorp;

        (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Americorp, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for quarterly cash dividends payable by Americorp to its shareholders in accordance with past practice and not to exceed $0.21 per share per quarter;

        (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Americorp or Bank or any rights, options, or securities to acquire any Equity Securities of Americorp or Bank;

        (12) amend or modify its Charter Documents except as contemplated hereby;

        (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

        (14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000 except in the ordinary course of business and consistent with past practice;

        (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

        (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

        (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by CIB in writing; file or amend any United States federal, foreign, state or local tax return without CIB's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

        (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Bank Benefit Arrangement in effect on the date of this Agreement to which either Americorp or Bank is a party or bound;

        (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to CIB;

        (20) agree or make any commitment to take any actions prohibited by this
    Section 5.3;

        (21) change any of Bank's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Bank's business or operations, except such changes as may be required in the opinion of Americorp and Banks management to respond to economic or market conditions or as may be required by any Governmental Entity;

        (22) take any action which would or is reasonably likely to (i) adversely affect the ability of Americorp, Bank or CIB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Americorp or Bank's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Americorp, Bank or CIB's obligations hereunder, as set forth in Article 8 herein not being satisfied;

        (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

        (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

        (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
    Section 368 of the Code or prevent CIB from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

        (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

        (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

        (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
    (ii) short-term borrowings made at prevailing market rates and terms; and

        (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis and $1,000,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to CIB's Chief Credit Officer, written notice of objection is not received by Americorp or Bank.

    (b) Between the date hereof and the Effective Time, Americorp and Bank shall:

        (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

        (2) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

        (3) promptly upon learning of such information, advise CIB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Americorp Stock prior to the record date fixed for the Americorp Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

        (4) promptly notify CIB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Americorp or Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Americorp or Bank; and

        (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

    5.4 CERTAIN LOANS AND OTHER EXTENSIONS OF AMERICORP AND BANK. Americorp and Bank will promptly inform CIB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Americorp or Bank as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Americorp and Bank will furnish to CIB, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

        (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

        (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

        (f) loans or leases (including any commitments) by Americorp or Bank to any director, officer, or employee of Americorp or Bank, or any shareholder holding 5% or more of the capital stock of Americorp, including with respect to each such loan or lease, the identity and, to the best knowledge of Americorp and Bank, the relation of the borrower to Americorp and Bank, the loan or lease type and the outstanding and undrawn amounts;

        (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

        (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

        (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

        (j) other real estate or assets owned, stating with respect to each its credit type;

        (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

        (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, originated on or after the date of the schedule previously provided to CIB (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

        (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, showing with respect to each, the credit type and the office.

    5.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Americorp and Bank shall amend or supplement the Americorp Disclosure Letter provided for herein pertaining to Americorp and Bank as necessary so that the information contained therein accurately reflects the then current status of Americorp and Bank and shall transmit copies of such amendments or supplements to CIB in accordance with Section 11.12 of this Agreement.

    5.6  SHAREHOLDER APPROVAL.

    (a) Americorp will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Americorp Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Americorp Shareholders' Meeting, (i) the Board of Directors of Americorp shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) Americorp shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

    (b) Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Americorp shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

    5.7  CONSENTS AND APPROVALS.

    (a) Americorp and Bank will cooperate with CIB in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Americorp's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Americorp or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

    (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Americorp or Bank or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Americorp and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

    5.8  PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE
TIME. Americorp and Bank will use their best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Americorp and Bank through the Effective Time.

    5.9 COMPLIANCE WITH RULES. Americorp and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Americorp or Bank.

    5.10 AGREEMENT OF MERGER. As soon as practicable, Americorp and Bank shall execute the Agreement of Merger.

    5.11  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.  Within thirty
(30) days of the execution of this Agreement, (a) Americorp and Bank shall deliver to CIB a letter identifying all persons who are then "affiliates" of Americorp or Bank for purposes of Rule 145 under the Securities Act and (b) Americorp shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 5.11. Americorp shall use reasonable efforts to obtain from any person who becomes an affiliate of Americorp after Americorp's delivery of the letter referred to above, and on or prior to the date of the Americorp Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit
5.11 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Americorp shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Americorp Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to F&K, VTD (as hereinafter defined) and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of Americorp Stock and committing that such shareholder(s) will not dispose of Americorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

    5.12  INSURANCE.

    (a) Americorp and Bank shall permit CIB to extend the discovery period of its directors' and officers' liability insurance for a period of 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers. The cost of such extension shall not be included in the calculation of the Aggregate Book Value of CIB.

    (b) If Americorp or Bank or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Americorp or Bank shall take no action to impair the rights provided in this Section 5.12.

    (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of CIB and his or her heirs and representatives.

    5.13 NO SHOP. Neither Americorp nor any of its Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined in Section 6.13), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Americorp shall promptly notify Americorp (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. Notwithstanding any other provision in this Section 5.13 or elsewhere in this Agreement, the obligations of Americorp in this Agreement are subject to the continuing fiduciary duties of its Board of Directors. In the event the Board of Directors of Americorp receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle CIB to terminate this Agreement pursuant to Section 10.1(g) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Americorp under
Section 11.1(d) hereof.

    5.14 BANK BENEFIT ARRANGEMENTS. Subject to Article 9 hereof, Bank and any effected officers, directors or employees shall mutually terminate all Bank Benefit Arrangements without the imposition of any liability therefor to Americorp or any other Party.

                                   ARTICLE 6
                     AGREEMENTS WITH RESPECT TO CONDUCT OF
                           CIB AFTER THE DATE HEREOF

    CIB covenant and agree with Americorp and Bank as follows:

    6.1  ACCESS.

    (a) CIB will authorize and permit Americorp, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of CIB, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Americorp may from time to time reasonably request. CIB shall permit Americorp, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of CIB with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Americorp considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of CIB, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of CIB. CIB will cause Vavrinek, Trine, Day and Co. ("VTD") to make available to Americorp, its accountants, counsel and other agents, such personnel, work papers and other documentation of VTD relating to its work papers and its audits of the books and records of CIB as may be requested by Americorp in connection with its review of the foregoing matters.

    (b) The Chairman of the Board of Americorp or in his absence another representative of Americorp selected by him shall be invited by CIB to attend all regular and special Board of Directors' and Executive Committee meetings of CIB from the date hereof until the Effective Time. The Chairman of the Board of Bank and Bank's President shall be invited by CIB to attend all loan committee meetings of CIB from the date hereof until the Effective Time. CIB shall inform Americorp of all such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Americorp shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of CIB under this Agreement.

    6.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

    (a) CIB will promptly notify Americorp (i) of any event of which CIB obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either CIB; (ii) in the event CIB determine that it is possible that the conditions to the performance of Americorp set forth in Sections 8.1 and 8.2 may not be satisfied; (iii) of the opening or closing of any branch or other office of CIB at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of CIB, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to CIB of the services of any Executive Officer of CIB.

    (b) CIB will furnish to Americorp as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either CIB, (i) a copy of any report submitted to the board of directors of either CIB and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that CIB need not furnish Americorp any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of CIB under, this Agreement; (ii) quarterly unaudited balance sheets and statements of operations, changes in stockholders' equity and cash flow for CIB;
(iii) monthly unaudited balance sheets and, statements of operations for CIB;
(iv) as soon as available, all letters and communications sent by CIB to its shareholders and all reports filed by CIB with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Americorp may reasonably request relating to CIB.

    (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of CIB except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of CIB for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

    6.3  CONDUCT OF BUSINESS.

    (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement, (ii) for new employment agreements and related Benefit Arrangements to be entered into between CIB with its Senior Vice President and Chief Financial Officer and its Senior Vice President/Senior Lending

Officer, and (iii) subject to requirements of law and regulation generally applicable to bank holding companies and banks, CIB shall not, without prior written consent of Americorp (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Americorp's receipt of written notice of a request for prior written consent, written notice of objection is not received by CIB):

        (1) amend, modify, terminate or fail to renew or preserve their material Permits;

        (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any CIB Scheduled Contract or any other material contract or agreement to which CIB is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

        (3) enter into any agreement or contract that would be required to be included as a CIB Scheduled Contract;

        (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

        (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of CIB Stock;

        (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

        (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

        (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

        (9) issue, sell, or grant any Equity Securities of CIB (except pursuant to the exercise of CIB options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any CIB Stock Option or any Equity Securities of CIB or any other securities (including long term debt) of CIB;

        (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of CIB, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for semi-annual cash dividends payable in accordance with past practice and schedule not to exceed $0.10 per share per semi-annual period;

        (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of CIB or any rights, options, or securities to acquire any Equity Securities of CIB;

        (12) amend or modify its Charter Documents;

        (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

        (14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000 except in the ordinary course of business and consistent with past practice;

        (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

        (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

        (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Americorp in writing; file or amend any United States federal, foreign, state or local tax return without Americorp's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

        (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other CIB Benefit Arrangement in effect on the date of this Agreement to which either CIB is a party or bound;

        (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Americorp;

        (20) agree or make any commitment to take any actions prohibited by this
    Section 6.3;

        (21) change any of CIB's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of CIB's business or operations, except such changes as may be required in the opinion of CIB's management to respond to economic or market conditions or as may be required by any Governmental Entity;

        (22) take any action which would or is reasonably likely to (i) adversely affect the ability of CIB, Bank or Americorp to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CIB's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CIB, Bank or Americorp's obligations hereunder, as set forth in Article 8 herein not being satisfied;

        (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

        (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

        (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
    Section 368 of the Code or prevent Americorp from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

        (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

        (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

        (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
    (ii) short-term borrowings made at prevailing market rates and terms; and

        (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis and $1,000,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to Bank's Chief Credit Officer, written notice of objection is not received by CIB.

    (b) Between the date hereof and the Effective Time, CIB shall:

        (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

        (2) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

        (3) promptly upon learning of such information, advise Americorp in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding CIB Stock prior to the record date fixed for the CIB Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

        (4) promptly notify Americorp regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of CIB, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of CIB; and

        (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

    6.4 CERTAIN LOANS AND OTHER EXTENSIONS OF CIB. CIB will promptly inform Americorp of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of CIB as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. CIB will furnish to Americorp, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

        (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

        (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

        (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

        (f) loans or leases (including any commitments) by CIB to any director, officer, or employee of CIB, or any shareholder holding 5% or more of the capital stock of CIB, including with respect to each such loan or lease, the identity and, to the best knowledge of CIB, the relation of the borrower to CIB, the loan or lease type and the outstanding and undrawn amounts;

        (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

        (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

        (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

        (j) other real estate or assets owned, stating with respect to each its credit type;

        (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

        (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, originated on or after the date of the schedule previously provided to Americorp (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

        (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, showing with respect to each, the credit type and the office.

    6.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, CIB shall amend or supplement the CIB Disclosure Letter provided for herein pertaining to CIB as necessary so that the information contained therein accurately reflects the then current status of CIB and shall transmit copies of such amendments or supplements to Americorp in accordance with Section 11.12 of this Agreement.

    6.6 SHAREHOLDER APPROVAL. CIB will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "CIB Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the CIB Shareholders' Meeting, (i) the Board of Directors of CIB shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) CIB shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

    6.7  CONSENTS AND APPROVALS.

    (a) CIB will cooperate with Americorp in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. CIB's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning CIB and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

    (b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of CIB or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, CIB shall use its best efforts to obtain such consent prior to the Effective Time.

    6.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. CIB will use its best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of CIB through the Effective Time.

    6.9 COMPLIANCE WITH RULES. CIB shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of CIB.

    6.10 CIB BENEFIT ARRANGEMENTS. Subject to Article 9 hereof, CIB and any effected officers, directors or employees shall mutually terminate all CIB Benefit Arrangements without the imposition of any liability therefor to Americorp or any other Party.

    6.11 AGREEMENT OF MERGER. As soon as practicable, CIB shall execute the Agreement of Merger.

    6.12  LOAN POLICIES AND CERTAIN ACCRUALS.

    (a) The Parties shall establish a committee composed of Messrs. Gerald L. Lukiewski, Joseph L. Priske and the Senior Lending Officer of the Surviving Bank. Mr. Priske will serve as chairman of such committee. The sole purpose of the committee shall be to establish the Surviving Bank's Loan Policy and Procedures which will be recommended to the board of directors for approval within 60 days of the Effective Time. After the approval of such policy and procedures by the board of directors of the Surviving Bank, the committee will be dissolved.

    (b) In addition to other costs and expenses provided for herein which are to be paid or accrued by CIB prior to the Determination Date, the costs and expenses relating to the termination of CIB's prior president and any severance or similar payments related thereto (whether or not due after the Determination
Date) shall be paid and/or accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of CIB.

    6.13 NO SHOP. Neither CIB nor any of its Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and CIB shall promptly notify Americorp (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving
CIB: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CIB representing ten percent (10%) or more of the asset of CIB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing ten percent (10%) or more of the voting power of CIB, a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares of CIB Stock; a solicitation of proxies in opposition to approval of the Bank Merger by CIB shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section
6.13 or elsewhere in this Agreement, the obligations of CIB in this Agreement are subject to the continuing fiduciary duties of its Board of Directors. In the event the Board of Directors of CIB receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle Americorp to terminate this Agreement pursuant to Section 10.1(f) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of CIB under Section 11.1(c) hereof.

    6.14  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.  Within thirty
(30) days of the execution of this Agreement, (a) CIB shall deliver to Americorp a letter identifying all persons who are then "affiliates" of CIB for purposes of Rule 145 under the Securities Act and (b) CIB shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.14. CIB shall use reasonable efforts to obtain from any person who becomes an affiliate of CIB after CIB's delivery of the letter referred to above, and on or prior to the date of the CIB Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.14 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), CIB shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the CIB Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to F&K, VTD and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of CIB Stock and committing that such shareholder(s) will not dispose of CIB Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                   ARTICLE 7
                  FURTHER COVENANTS OF AMERICORP, BANK AND CIB

    7.1  S-4 AND PROXY STATEMENT.

    (a) As promptly as practicable, Americorp and CIB shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Americorp and CIB shall divide equally all third party costs (except legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement.

    (b) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Americorp and CIB to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

    (c) Americorp shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Americorp Stock pursuant to this Agreement.

    7.2 FILINGS. The Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

    7.3 APPLICATIONS. Americorp will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Bank Merger with the FDIC; (ii) an application for approval of the Bank Merger with the Commissioner;
(iii) if required, a request for waiver from the FRB; and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby. Americorp shall afford CIB a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. The Parties covenant and agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the Bank Merger, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Americorp will use its best efforts to obtain all regulatory approvals or consents necessary to effect the Bank Merger and CIB shall cooperate with Americorp and Bank in such efforts.

    7.4  STOCK OPTIONS.

    (a) At and as of the Effective Time and without further action by any Party, the stock option plan of CIB shall terminate. The Americorp Stock Option Plan shall not be terminated at the Effective Time and outstanding Americorp Stock Options at the Effective Time shall continue in effect.

    (b) Subject to the shareholder approval and receipt of any required Consent, as of the Effective Time Americorp shall grant substitute stock options to (i) each and every officer and employee of CIB who shall continue as an officer or employee of the Surviving Bank and (ii) each director of CIB, who has at the Effective Time an outstanding option to purchase shares of CIB Stock ("CIB Stock Options"). Any other stock option granted by CIB other than a CIB Stock Option shall be exercised or terminated without liability by the Effective Time. Each and every substitute stock option so granted by Americorp to replace an CIB Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements evidencing a CIB Stock Option and shall be exercisable for that number of whole shares of Americorp Stock equal to the product of (A) the number of shares of CIB Stock that were purchasable under such CIB Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Americorp Stock. Further, each and every substitute stock option so granted by Americorp to replace an CIB Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of CIB Stock at which such CIB Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. At the Effective Time, Americorp shall issue to each holder of an outstanding CIB Stock Option a substitute stock option providing for the terms discussed above.

    (c) Americorp shall use its best effort to assure that each holder of an CIB Stock Option which qualified as an incentive stock option prior to the Effective Time shall receive a substitute stock option which will qualify as an incentive stock option.

    (d) Subject to the shareholder approval and receipt of any required Consent, Americorp shall to amend, if necessary, the Americorp Stock Option Plan to provide for the grant of substitute stock options to holders of CIB Stock Options. Americorp shall seek all required Consents to effect the amendments to the Americorp Stock Option Plan contemplated by this Section. The Parties may also discuss the feasibility of Americorp adopting a new stock option plan from which such substitute options could be granted.

    7.5 FURTHER ASSURANCES. Americorp/Bank and CIB agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Americorp, Bank and CIB agree to take such further action as may reasonably be requested to facilitate consummation of the Bank Merger and the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

    7.6 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any consent of, the Commissioner, the FDIC or other Government Entity which any Party deems to materially adversely affect it or to be materially burdensome as provided in Section 8.1(c), the Parties shall use their respective best efforts to obtain the removal of such condition.

    7.7  CORPORATE GOVERNANCE.

    (a) Prior to the Effective Time, Bank shall take all necessary steps to effect the Bank Corporate Governance Changes at the Effective Time.

    (b) Prior to the Effective Time, Americorp shall take all necessary steps to effect the Americorp Corporate Governance Changes at the Effective Time.

    7.8 LISTING OF AMERICORP STOCK. After the Effective Time, the Board of Directors of Americorp shall explore the feasbility and costs of listing the shares of Amerciorp Stock on Nasdaq with the intention of listing such shares within one year after the Effective Time.

                                   ARTICLE 8
                CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of Americorp and Bank, on the one hand, and CIB, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of CIB, Americorp or Bank.

        (b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party again whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

        (c) On or before March 31, 1999, the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement, in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Americorp or the Surviving Bank after the Bank Merger that Americorp reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by CIB and Bank, at or prior to the Effective Time, and all required waiting periods shall have expired.

        (d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by CIB, Americorp or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

        (e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Americorp on a consolidated basis.

        (f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Americorp shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Americorp Stock to consummate the Bank Merger.

        (g) CIB and Americorp shall have received from VTD, an opinion reasonably satisfactory to CIB and Americorp to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to CIB, Americorp or Bank, nor shall the issuance of Americorp Stock result in the recognition of gain or loss by the holders of CIB Stock who receive such stock in connection with the Bank Merger, nor shall a holder of an outstanding stock option granted under CIB's stock option plan recognize income, gain or loss as a result of the granting of a substitute option nor shall the granting of such substitute options be deemed to be a modification of any incentive stock option granted under CIB's stock option plan, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Americorp and CIB and such opinions shall not have been withdrawn or modified in any material respect.

        (h) Prior to the Effective Time, F&K and VTD shall have jointly delivered a written opinion to CIB and Americorp that the Bank Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making their determination that the Bank Merger will qualify for such treatment, F&K and VTD shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

    8.2  ADDITIONAL CONDITIONS TO OBLIGATIONS OF AMERICORP AND BANK TO
CLOSE. The obligations of Americorp and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by CIB, the consummation of the Bank Merger by CIB and the consummation of the Agreement of

    Merger by CIB shall have been duly and validly taken by the board of directors and shareholders of CIB, as the case may be.

        (b) The representations and warranties of CIB contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Americorp and Bank shall have received a certificate to that effect dated the Effective Time and executed on behalf of CIB by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letter pertaining to CIB as updated in accordance with Section 6.5.

        (c) Each of the covenants and agreements of CIB contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Americorp and Bank shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of CIB.

        (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of CIB that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CIB after consummation of the Bank Merger, whether or not such event, change or effect is reflected in CIB's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Americorp and Bank shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of CIB.

        (e) CIB shall have delivered to Americorp and Bank a written opinion of Knecht & Hansen dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

        (f) Americorp shall have received a letter from California Research Corp. dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Americorp to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Americorp.

        (g) Concurrently with the execution of this Agreement, each director of CIB shall have executed and delivered to Americorp an CIB Directors' Agreement substantially in the form of Exhibit 2.6(b).

        (h) Americorp shall have received satisfactory evidence that all of CIB's Benefit Arrangements have been treated as provided in Articles 6 and 9 of this Agreement.

    8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CIB TO CLOSE. The obligations of CIB to consummate the Bank Merger and the other transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

        (a) All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger by Americorp and Bank and the consummation of the Agreement of Merger by Americorp and Bank shall have been duly and validly taken by the respective boards of directors and shareholders of Americorp and Bank, as the case may be.

        (b) The representations and warranties of Americorp and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and CIB shall have received a certificate to that effect dated the Effective Time and executed on behalf of Americorp and Bank by their respective chief executive officers and chief financial officers. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letters pertaining to Americorp and Bank as updated in accordance with Section 5.5.

        (c) The covenants and agreements of Americorp and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and CIB shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officers and chief financial officers of Americorp and Bank.

        (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Americorp or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Surviving Bank or Americorp after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Americorp's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and CIB shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Americorp and Bank.

        (e) Americorp and Bank shall have delivered to CIB a written opinion of Reitner & Stuart dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

        (f) CIB shall have received a letter from the Findley Companies dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholder of CIB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of CIB.

        (g) Concurrently with the execution of this Agreement, each director of Americorp and Bank shall have executed and delivered to CIB a Americorp Directors' Agreement substantially in the form of Exhibit 2.6(a).

        (h) All necessary action shall have been taken by Americorp and Bank, respectively, to effect the Americorp and Bank Corporate Governance Changes.

                                   ARTICLE 9
                               EMPLOYEE BENEFITS

    9.1  EMPLOYEE BENEFITS

    (a) The Surviving Bank shall honor, in accordance with their terms, the employment agreement between CIB and its Senior Vice President/Chief Fiancial Officer and its Senior Vice President/Senior Lending Officer.

    (b) From the date hereof, Americorp, Bank and CIB shall cooperate to determine mutually the appropriate treatment of the Benefit Arrangements, such as termination, merger into a plan, etc., and shall take such actions as shall be reasonably required with respect to the Benefit Arrangements, provided that CIB, Americorp and Bank shall not be required to take any action that would be in breach of the fiduciary duties of the plan trustees or administrators.

    (c) The Parties shall establish a committee composed of the President of the Surviving Bank, Joseph L. Priske and Jacqueline S. Pruner. The committee shall develop a personnel, salary and benefits structure for the Survivng Bank and the amount of severance to be paid to officers and employees displaced by the Bank Merger. The committee shall also complete interviews of the officers of the Parties within 60 days of the date of this Agreement in order to determine the officers which shall be retained by the Surviving Bank after the Effective Time. After completing these matters, the committee will be dissolved. Non-officer positions shall be determined by the President of the Surviving Bank.

    (d) All proposed payments under the consulting agreements with the directors of CIB who do not continue as directors of Americorp and the Surviving Bank following the Effective Time shall be accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of CIB. Such consulting agreements are attached as Exhibit 9.1(d).

    (e) The aggregate of (i) all additional amounts to be accrued pursuant to the director retirement plan which has been previously terminated and (ii) all proposed payments under the consulting agreement with the director of Americorp and the Surviving Bank who will not continue as a director of Americorp and the Surviving Bank following the Effective Time, shall be accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of Americorp. Such consulting agrement is attached as Exhibit 9.1(e).

                                   ARTICLE 10
                 TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

    10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the respective shareholders of CIB and Americorp as follows, and in no other manner:

        (a) By mutual consent of Americorp and Bank, on the one hand, and CIB, on the other;

        (b) By Americorp, Bank or CIB (i) if any conditions set forth in Section
    8.1 shall not have been met by March 31, 1999, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

        (c) By Americorp and Bank if any conditions set forth in Section 8.2 shall not have been met, or by CIB if any conditions set forth in section
    8.3 shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such condition cannot be met;

        (d) By Americorp or Bank, if CIB should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

        (e) By CIB, if Americorp or Bank should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

        (f) By Americorp, if CIB shall have failed to act or refrain from doing any act pursuant to Section 6.13; or

        (g) By CIB, if Americorp shall have failed to act or refrain from doing any act pursuant to Section 5.13

    10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1,
11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

    10.3  WAIVER OF CONDITIONS.  If any of the conditions specified in Section
8.2 has not been satisfied, Americorp and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 has not been satisfied, CIB may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

                                   ARTICLE 11
                                    GENERAL

    11.1  EXPENSES.

    (a) CIB hereby agrees that if this Agreement is terminated by Americorp or Bank pursuant to Section 10.1(c) with respect to the failure of CIB shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 10.1(d), CIB shall promptly, and in any event within seven Business Days after such termination, pay Americorp and Bank all Expenses (as defined below) of Americorp and Bank but not to exceed $150,000.

    (b) Americorp and Bank hereby agree that if this Agreement is terminated by CIB pursuant to Section 10.1(c) with respect to the failure of Americorp shareholders to approve the Agreement and transactions contemplated hereby, or pursuant to Section 10.1(e), Americorp shall promptly, and in any event within seven Business Days after such termination, pay (or cause Bank to pay) CIB all Expenses (as defined below) of CIB but not to exceed $150,000.

    (c) As an inducement to Americorp to enter into this Agreement, in the event this Agreement is terminated by Americorp pursuant to Section 10.1(f) and CIB enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, CIB shall promptly, and in any event within seven Business Days after it enters into an agreement for such Competing Transaction, pay Americorp $750,000 which amount represents (i) Americorp's and Bank's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Americorp's and Bank's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Americorp's and Bank's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) Americorp's and Bank's loss as a result of the transactions contemplated by this Agreement not being consummated.

    (d) As an inducement to CIB to enter into this Agreement, in the event this Agreement is terminated by CIB pursuant to Section 10.1(g) and Americorp enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Americorp shall promptly, and in any event within seven Business Days after it enters into an agreement for such Competing Transaction, pay CIB $750,000 which amount represents (i) CIB's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including CIB's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) CIB's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) CIB's loss as a result of the transactions contemplated by this Agreement not being consummated.

    (e) Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Americorp/Bank or CIB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

    (f) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby.

    11.2 AMENDMENTS. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of CIB or the shareholders of Americorp.

    11.3 DISCLOSURE LETTER; EXHIBITS; INTEGRATION. Each Disclosure Letter, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters and other letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, exhibits and letters, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

    11.4 BEST EFFORTS. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

    11.5 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

    11.6 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Americorp/Bank or CIB, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

    11.7 HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    11.8 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

    11.9 PUBLICITY AND REPORTS. Americorp and CIB shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

    11.10 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of

Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

    11.11 SPECIFIC PERFORMANCE. CIB, Bank and Americorp each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

    11.12 NOTICES. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses
(b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

        If to Americorp or Bank, addressed to:

           American Commercial Bank
           300 South Mills Road
           Ventura, CA 93003
           Attn: Gerald J. Lukiewski, President and CEO
           Fax No. (805) 658-6635

        With a copy addressed to:

           John F. Stuart, Esq.
           Reitner & Stuart
           1319 Marsh Street
           San Luis Obispo, CA 93401
           Fax No. (805) 545-8599

        If to CIB, addressed to:

           Mr. Joseph L. Priske
           Chairman of the Board
           Channel Islands Bank.
           c/o Priskie-Jones Company
           711 Daily Drive, Suite 200
           Camarillo, CA 93010
           Fax No. (805) 987-0820

        With a copy addressed to:

           Loren P. Hansen, Esq.
           Knecht & Hansen
           1301 Dove Street, Suite 900
           Newport Beach, CA 92660
           Fax No. (714) 851-1732
or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12. Notwithstanding anything to the contrary contained herein, notice and/ or delivery to Americorp shall be deemed notice and/or delivery to Bank.

    11.13 KNOWLEDGE. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

    11.14 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

    11.15 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

    11.16 TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

    WITNESS, the signature of Americorp, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     AMERICORP

                                     By:             /s/ GERALD LUKIEWSKI
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:      /s/ LINCOLN E. CRYNE
     ------------------------------
               SECRETARY

    WITNESS, the signature of Bank, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     AMERICAN COMMERCIAL BANK

                                     By:           /s/ GERALD L. LUKIEWSKI
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:      /s/ LINCOLN E. CRYNE
     ------------------------------
               SECRETARY

    WITNESS, the signature of CIB, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     CHANNEL ISLANDS BANK

                                     By:            /s/ THOMAS E. ANTHONY
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:     /s/ ALLEN R. PARTRIDGE
     ------------------------------
               SECRETARY

                               FIRST AMENDMENT TO
                               AGREEMENT TO MERGE
                           AND PLAN OF REORGANIZATION

    THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of September 17, 1998, among American Commercial Bank, a banking company organized under the laws of California ("Bank"), being located in Ventura, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("Americorp"), and Channel Islands Bank, a banking company organized under the laws of California ("CIB"), located in Oxnard, California.

    WHEREAS, Bank, Americorp and CIB entered into an Agreement to Merge and Plan of Reorganization dated as of July 7, 1998 (the "Agreement");

    WHEREAS, the Parties wish to make certain changes and amendments to the Agreement before it is submitted to their respective shareholders for approval;

    NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

        1. Clause (i) of Section 2.1(b) of the Agreement is hereby amended to read:

           "(i) the number of authorized directors of Bank shall be expanded to nine,"

        2. Clause (i) of Section 2.1(d) of the Agreement is hereby amended to read:

           "(i) the number of authorized directors of Americorp shall be expanded to nine,"

        3. Exhibits 2.1(b) and 2.1(d) of the Agreement are amended to read in the form attached to this First Amendment.

        4. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

        5. This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        6. Except as herein amended, the Agreement shall remain in full force and effect.

        7. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

    WITNESS, the signature of Americorp, as of the 17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     AMERICORP

                                     By:           /s/ GERALD J. LUKIEWSKI
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:      /s/ LINCOLN E. CRYNE
     ------------------------------
               SECRETARY

    WITNESS, the signature of Bank, as of the 17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     AMERICAN COMMERCIAL BANK

                                     By:           /s/ GERALD J. LUKIEWSKI
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:      /s/ LINCOLN E. CRYNE
     ------------------------------
               SECRETARY

    WITNESS, the signature of CIB, as of the 17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

                                     CHANNEL ISLANDS BANK

                                     By:            /s/ THOMAS E. ANTHONY
                                           ----------------------------------------
                                                          PRESIDENT
  Attest:

  By:     /s/ ALLEN R. PARTRIDGE
     ------------------------------
               SECRETARY

                                                                      APPENDIX B

                                          July 7, 1998

Members of the Board of Directors
Channel Islands Bank
1555 South "A" Street
Oxnard, California 93030

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the shareholders of Channel Islands Bank, Oxnard, California ("CIB") of the terms of the proposed merger of CIB with and into American Commercial Bank, Ventura, California ("ACB") and CIB shareholders receiving shares of common stock of ACB's parent corporation, Americorp, Ventura, California ("Americorp") as defined in the Agreement to Merge and Plan of Reorganization (the "Agreement") entered into as of July 7, 1998. Pursuant to the Agreement and subject to the terms and conditions therein, each share of CIB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of CIB or the holders of CIB Stock, be exchanged for and converted into the right to receive shares of Americorp Stock which is equal to the Exchange Ratio. The Exchange Ratio is obtained by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. The components of CIB Book Value Per Share and Americorp Book Value Per Share are set forth in the Agreement.

    As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to CIB.

    In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement; (ii) Annual Reports to Shareholders of CIB and Americorp for the years ended December 31, 1997 and December 31, 1996; (iii) Quarterly Call Reports for the Quarters ended March 31, 1998 , December 31, 1997, September 30, 1997, June 30, 1997, March 31, 1997 and
December 31, 1996 for CIB and ACB; (iv) certain other publicly available financial and other information concerning CIB, Americorp and ACB; and (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of CIB concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

    We have reviewed earnings projections for 1998 through 2002 for CIB and ACB as stand-alone entities, assuming the Merger does not occur, prepared by the respective entities. We reviewed earnings projections for 1998 through 2002, assuming the Merger does occur, as well as projected operating cost savings and earnings enhancement opportunities expected to be achieved in each such years resulting from the Merger. Certain pro forma financial projections for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings and earnings enhancement opportunities derived by us partially based upon the projections discussed above to be realizable in the Merger.

    In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of CIB and Americorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of the applicable management's. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for CIB and ACB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of CIB or Americorp, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial perspective, to the holders of the shares of CIB Common Stock of the terms of the proposed merger of CIB with and into ACB, with CIB shareholders receiving shares of Americorp Stock and does not address CIB's underlying business decision to proceed with the Merger.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:(i) the historical and current financial position and results of operations of CIB and Americorp; (ii) the assets and liabilities of CIB and Americorp, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of CIB with and into ACB, with CIB shareholders receiving Americorp Stock, are fair, from a financial perspective, to the holders of the shares of CIB Stock.

    This opinion may not be used or referred to by CIB or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of CIB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of CIB as to how such shareholder should vote with respect to the Merger.

                                          Respectfully submitted,
                                          THE FINDLEY GROUP

                                          Gary Steven Findley

                                          DIRECTOR

                                                                      APPENDIX C

                                          As of August 12, 1998

Board of Directors
Americorp
300 So. Mills Road
Ventura, California 93001

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Americorp of the terms of the proposed merger of American Commercial Bank ("ACB") with Channel Islands Bank of Oxnard ("CIB") pursuant to the Agreement to Merge and Plan of Reorganization dated as of July 7, 1998. According to the terms of the Agreement each outstanding share of CIB stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into shares of Americorp and each certificate that represented shares of CIB stock shall evidence ownership of shares of Americorp in accordance with the Exchange Ratio. The Exchange Ratio is obtained by dividing the CIB Book Value per share by the Americorp Book Value per share. Components of Book Value per share are set forth in the Agreement.

    In connection with this opinion, we have:

        (i) Reviewed a draft and final copy of the Agreement to Merge and Plan of Re-Organization;

        (ii) Reviewed certain publicly available business and financial information on all the banks of Ventura County;

       (iii) Reviewed Call Reports to the banking regulators for ACB and CIB for the periods ending December 31, 1995, December 31, 1996, December 31, 1997, and March 31, 1998. We have also reviewed the Annual Reports to Stockholders for each bank for the years 1995, 1996 and 1997;

        (iv) Reviewed information for each bank pertaining to classified or criticized loans, premises, lease terms for office facilities, internal financial reports, summaries of stock options, stock prices for the last four quarters, and other data provided us by the senior management personnel of each bank. We reviewed a pro-forma analysis of both banks as provided by ACB's President/CEO;

        (v) Reviewed certain other banking companies that California Research considered relevant and compared them to ACB and CIB. We have analyzed the financial terms of banks involved in comparable merger and consolidation transactions.

    We have had discussions with senior management personnel at both CIB and ACB regarding current operations and projections of future lending volume and earnings. We have also reviewed with senior managements of both banks earnings projections for ACB and CIB as stand-alone entities and ACB's senior management forecasts regarding projected operating cost savings expected to be achieved each year over the next three years resulting from the merger.

    We reviewed earnings projections for 1998, 1999 and 2000, assuming the merger does occur and the projected operating cost savings to be expected from the merger are achieved. We made a series of pro-forma projections based on our forecasts of earning assuming various levels of operating cost savings are achieved.

    In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources and that was provided to us by ACB and CIB, including information provided during discussions with their respective managements. We have assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. We have also assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

    We have not independently verified such information nor undertaken an independent evaluation or appraisal of any of the assets or liabilities of ACB or CIB or been furnished with any such evaluation or appraisal. We have assumed that the aggregate allowances for loan losses for CIB and ACB are adequate to cover possible loss without independently verifying them. We have not examined any individual loan credit files.

    Our opinion as expressed herein is limited to the fairness from a financial point of view to the shareholders of Americorp in going ahead with the merger.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including the present operations of both banks, their current and historical financial trends, positions and the nature and terms of other bank merger transactions. Our opinion is based upon market, economic and other conditions as they exist and can be evaluated.

    This opinion is for the use and benefit of the Board of Directors of Americorp and ACB. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. It is expected that this opinion will be included as part of the applications submitted to the regulatory agencies and provided to the shareholders as part of the proxy materials in relation to approval of the Merger.

    Based upon and subject to the foregoing and based upon such other matters as we deem relevant, it is our opinion as of this date that the terms of the Agreement and the Exchange Ratio are fair from a financial point of view to the shareholders of Americorp.

    We consent to the filing of this opinion as Appendix C to the Registration Statement and to the description of this opinion in the Joint Proxy Statement/Prospectus.

                                          Very truly yours,

                                                   /s/ BARRY M. RUBENS

                                          --------------------------------------
                                             California Research Corporation
                                                     Barry M. Rubens
                                                        PRESIDENT

                                                                      APPENDIX D

                          CALIFORNIA CORPORATIONS CODE
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

    Section 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or,
       (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    Section 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    Section 1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    Section 1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    Section 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    Section 1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    Section 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    Section 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation thereafter.

    Section 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING
SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    Section 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    Section 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT OF PENDING
LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

    Section 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    Section 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such a shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX E

                                 1998 AMERICORP
                               STOCK OPTION PLAN

    1.  PURPOSE OF THE PLAN.

    The purpose of this 1998 Americorp Stock Option Plan (the "Plan") is to advance the interests of the Company through providing Participants with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors, Consultants and key Employees of the Company or any Affiliate to promote the success of the business.

    2.  DEFINITIONS.

    As used herein, the following definitions shall apply:

        (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and
    (f), respectively, of the Code, and any other subsidiary corporations of a parent corporation of the Company.

        (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

        (c) "Award" shall mean an Option evidenced by a written agreement entered into in accordance with Paragraph 5(c).

        (d) "Bank" shall mean American Commercial Bank.

        (e) "Board" shall mean the Board of Directors of the Company.

        (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (g) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

        (h) "Common Stock" shall mean the common stock, $1.00 par value, of the Company.

        (i) "Company" shall mean Americorp.

        (j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or between the Company, an Affiliate or a successor.

        (k) "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

        (l) "Non-Employee Director" shall mean any member of the Board who is a "non-employee director" within the meaning of Rule 16b-3.

        (m) "Effective Date" shall mean the date specified in Paragraph 13 hereof.

        (n) "Employee" shall mean any person employed by the Company, the Bank or an Affiliate who is an employee for federal tax purposes.

        (o) "Exercise Price" shall mean the price per Optioned Share at which an Option may be exercised.

        (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

        (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

        (r) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

        (s) "Option" means an ISO and/or a Non-ISO.

        (t) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

        (u) "Participant" shall mean any key Employee, Director, Consultant or other person who receives an Award pursuant to the Plan. For purposes of this Plan, the term "Consultant" shall mean a consultant, business associate or other person or entity with an important business relationship with the Company, Bank or Affiliate.

        (v) "Plan" shall mean this 1998 Americorp Stock Option Plan.

        (w) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

        (x) "Share" shall mean one share of Common Stock.

    3.  TERM OF THE PLAN AND AWARDS.

    (a) TERM OF THE PLAN. The Plan shall continue in effect for a term of 10 years from the Effective Date or the date the Plan is adopted by the Board (whichever period ends earlier), unless sooner terminated pursuant to Paragraph 15 hereof. No Award shall be granted under the Plan after such 10 year term.

    (b) TERM OF AWARDS. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years, subject to the provisions of Section 8(e) hereof.

    4.  SHARES SUBJECT TO THE PLAN.

    Except as otherwise required by the provisions of Paragraph 10 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 110,000 Shares. Such Shares will be authorized but unissued Shares. If any Awards should expire, become unexercisable, or be forfeited, for any reason without having been exercised or become vested in full, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

    5.  ADMINISTRATION OF THE PLAN.

    (a) COMPOSITION OF THE COMMITTEE. The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors.

    (b) POWERS OF THE COMMITTEE. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

    (c) AGREEMENT. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option,
(ii) the number of Shares subject to, and the expiration date of, the Award,
(iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award, and (v) whether the Option is intended to be an ISO or a Non-ISO.

    The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

    (d) EFFECT OF THE COMMITTEE'S DECISIONS. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

    (e) INDEMNIFICATION. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

    6.  GRANT OF OPTIONS.

    (a) GENERAL RULE. Only key Employees and Directors and Consultants shall be eligible to receive grants of Options pursuant to the Plan.

    (b) SPECIAL RULES FOR ISOS. The aggregate Market Value, as of the date the option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company or any present or future Parent or Subsidiary of the Company) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitations shall be Options which are Non-ISOs.

    (c) DELIVERY OF INFORMATION. The Company shall deliver to each Optionee at the times required, the information and financial statements provided for in Rule 428(b) of the Securities and Exchange Commission's Regulation C and by
Section 260.140.46 of the Rules of the California Corporations Commissioner.

    7.  EXERCISE PRICE FOR OPTIONS

    (a) LIMITS ON COMMITTEE DISCRETION. The Exercise Price as to any particular Option shall not be less than 100% of the Market Value of the Options Shares on the date of grant without taking into account any restrictions on the Optioned Shares. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

    (b) STANDARDS FOR DETERMINING EXERCISE PRICE. If the Common Stock is listed on a national securities exchange (including NASDAQ National Market or Small Cap System) on the date in question, then the Market Value per Share will be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

    8.  EXERCISE OF OPTIONS.

    (a) GENERALLY. Subject to (e) below, any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant. An Option may not be exercised for a fractional Share.

    (b) PROCEDURE FOR EXERCISE. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by
(1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash , in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Chief Financial Officer of the Company at the Company's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value per Share at the date of exercise.

    (c) PERIOD OF EXERCISABILITY. Except to the extent otherwise provided in more restrictive terms of an Agreement, an Option may be exercised by a Participant only with respect to the vested portion of such Option and only while he is an Employee or Director and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's or Director's Continuous Service terminates by reason of:

        (1) "Just Cause" which for purposes hereof shall mean termination because of the Employee's or Director's personal dishonesty (meaning material dishonesty with respect to any aspect of the Company's, the Bank's or an Affiliate's affairs or business), incompetence (which actually results in substantial harm to the Company, the Bank or an Affiliate or which could reasonably be expected to result in such harm), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, then the Participant's rights to exercise such Option shall expire on the date of such termination;

        (2) Death, then all Options of the deceased Participant shall become immediately exercisable and may be exercised within one year from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

        (3) Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then all Options of the disabled Participant shall become immediately exercisable and may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the Option would otherwise expire.

    (d) EFFECT OF THE COMMITTEE'S DECISIONS. The Committee's determination whether a Participant's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

    (e) The vesting period of an Option shall be provided for in the Agreement and shall be determined in the sole discretion of the Committee; provided , however, that a minimum or 20% of the Option shall be exercisable in each year over a five year period from the date the Option is granted. The vesting periods for Options need not be identical. Vesting shall cease immediately upon the termination of employment or directorship of an optionee. If an optionee shall not in any given period exercise any of an Option which has become exercisable during that period, the optionee's right to exercise such part of the Option shall continue until expiration of the Option.

    9.  SUBSTITUTE OPTIONS.

    Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for shares of Common Stock of the Company in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation (whether to directors, officers or employees and irrespective of whether they will continue with the Company), and the exercise price of the Optioned Shares subject to such Option so granted may be fixed at a price less than one hundred percent of the Market Value of the Common Stock at the time such Option is granted if said Exercise Price has been computed to be not less than the Exercise Price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company. The number of shares of the options of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Option shall reflect such adjustment.

    10.  EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

    (a) RECAPITALIZATIONS; STOCK SPLITS, ETC. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

    (b) TRANSACTIONS IN WHICH THE COMPANY IS NOT THE SURVIVING ENTITY. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or disposition of all or substantially all of the Company's assets or (iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Company's outstanding Shares (any of the foregoing to be referred to herein as a "Transaction"), the Committee shall notify each optionee of the pendency of the Transaction. Upon delivery of said notice, any Award granted prior to the Transaction shall be, notwithstanding the provisions of Paragraph 8(e), exercisable in full and not only as to those Shares with respect to which installments, if any, have been accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan. Upon the date thirty (30) days after delivery of such notice, any option or portion thereof not exercised shall terminate, and upon the effective date of the Transaction, this Plan shall terminate, unless provision is made in connection with the Transaction for assumption of Options theretofore granted, or payment therefor, or substitution for such Options of new options covering stock of a successor corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices. Notwithstanding the foregoing, if the Company is the surviving entity in any such Transaction, the options shall not terminate.

    (c)  SPECIAL RULE FOR ISOS.  Any adjustment made pursuant to subparagraphs
(a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

    (d) CONDITIONS AND RESTRICTIONS ON NEW, ADDITIONAL OR DIFFERENCE SHARES OR SECURITIES. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

    (e) OTHER ISSUANCES. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible in to Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect and no adjustment shall be made with respect to, the number, class, Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

    11.  NON-TRANSFERABILITY OF AWARDS.

    Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). An Award may be exercised only by a Participant, the Participant's personal representative or a permitted transferee.

    12.  TIME OF GRANTING AWARDS.

    The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

    13.  EFFECTIVE DATE.

    The Plan shall become effective immediately upon its approval by a favorable vote of stockholders owning at least a majority of the Shares eligible to be cast at a meeting duly held in accordance with applicable laws.

    14.  MODIFICATION OF AWARDS.

    At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

    15.  AMENDMENT AND TERMINATION OF THE PLAN.

    The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan.

    Except for any changes that may be required to be made at the direction of the Department of Corporations in connection with a permit procedure under the California Corporate Securities Law, shareholder approval must be obtained for any amendment of the Plan that would change the number of Shares subject to the Plan (except in accordance with Paragraph 10 above), change the category of persons eligible to be Participants, or materially increase the benefits under the Plan.

    No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

    16.  CONDITIONS UPON ISSUANCE OF SHARES.

    (a) COMPLIANCE WITH SECURITIES LAWS. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

    (b) SPECIAL CIRCUMSTANCE. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares.

    (c) COMMITTEE DISCRETION. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable.

    17.  RESERVATION OF SHARES.

    The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

    18.  WITHHOLDING TAX.

    The Company's obligation to deliver Shares upon exercise of Options shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be with withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

    19.  NO EMPLOYMENT OR OTHER RIGHTS.

    In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations.

    20.  GOVERNING LAW.

    The Plan shall be governed by and construed in accordance with the laws of the State of California, except to the extent that federal law shall be deemed to apply.

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